As filed with the Securities and Exchange Commission on September 15, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
REGISTRATION STATEMENT
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Bluerock Residential Growth REIT, Inc.

(Exact name of registrant as specified in governing instruments)

712 Fifth Avenue
9th Floor
New York, New York 10019
(212) 843-1601

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Ramin Kamfar
Bluerock Residential Growth REIT, Inc.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-2583

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Richard P. Cunningham, Jr., Esq. Kathryn A. Lawrence, Esq. Kaplan Voekler Cunningham & Frank, PLC 1401 East Cary Street Richmond, Virginia 23229 Telephone: (804) 823-4000 Facsimile: (804) 823-4099	Lori B. Morgan, Esq. Sehrish Siddiqui, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 Telephone: (615) 742-6280 Facsimile: (615) 742-2780

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(3)
Class A Common Stock, par value $0.01 per share	$40,250,000.00	$5,184.20
(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act, as amended.
(2)	Includes shares the underwriters have the option to purchase to cover overallotments, if any.
(3)	Pursuant to Rule 457(p) under the Securities Act, filing fees aggregating $34,776.96 have already been paid with respect to unsold securities registered pursuant to the registration statement on Form S-11 (File No. 333-153135) and registration statement on Form S-11 (File No. 333-192610), and are being carried forward. As a result, all of the filing fee of $5,184.20 due for this offering is offset against the registration fee previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2014

PRELIMINARY PROSPECTUS

           Shares

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Class A Common Stock

We are a Maryland corporation formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. We seek to create substantial value by applying our broad range of Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, as described further in this prospectus, in order to deliver attractive risk-adjusted returns for our stockholders. We are externally managed and advised by BRG Manager, LLC, an affiliate of Bluerock Real Estate, L.L.C.

We are offering             shares of our Class A common stock in this offering. Our Class A common stock is listed on the NYSE MKT under the symbol “BRG.” On         , 2014, the last sale price of our Class A common stock as reported on the NYSE MKT was $        per share.

We have elected to qualify as a real estate investment trust, or REIT, for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. Shares of our Class A common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our Class A common stock, including, subject to certain exceptions, a 9.8% ownership limit of common stock by value or number of shares, whichever is more restrictive. See “Description of Capital Stock — Restrictions on Ownership and Transfer” beginning on page 161 of this prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 26 of this prospectus for a discussion of the risks that should be considered in connection with your investment in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and other expenses payable to the underwriters by us.

We have granted the underwriters a 30-day option to purchase up to         additional shares of Class A common stock at the public offering price, less the underwriting discounts and commissions, to cover overallotments, if any. If the underwriters exercise this option in full, the total public offering amount will be $       , the total underwriting discounts and commissions payable by us will be $            and our total proceeds, before expenses, will be $           .

Delivery of the shares of our Class A common stock in book-entry form will be made on or about           , 2014.

Wunderlich Securities

Prospectus Dated             , 2014

You should rely only upon the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

i

Certain Definitions

We use certain defined terms throughout this prospectus that have the following meanings:

Bluerock SPs: Bluerock strategic partners, which are leading regional apartment owner/operators with which we invest through controlling positions in joint ventures. Bluerock SPs bring deep intellectual and relationship capital in their local markets, extensive operational infrastructure and ability to execute as a ‘local sharpshooter’, a track record of success, and capital to invest alongside us, which we believe aligns their interests with ours.

Bluerock BLIs: Bluerock Lifestyle Initiatives, comprising a customized, property specific capital expenditure and asset management plan implemented by the Company at each of the properties in which it invests, providing amenities and services based on a human-centric analysis of our assets, in order to foster a sense of community within our properties. Our BLIs are tailored to each of our properties utilizing a focused analysis of our tenants and prospective tenants at each property, and the extensive intellectual capital provided by Bluerock SPs within each submarket. We believe the implementation of our BLIs at our properties significantly helps drive tenant satisfaction, lowers tenant turnover and delivers higher rents.

Class A:  Class A properties are generally properties that are recently built or substantially rehabilitated. Class A properties typically contain high-end interior finishes and modern ceiling heights, and offer a variety of amenities, which may include fitness/spa facilities, resort-style pool, business center and WiFi connectivity, and outdoor/indoor social gathering spaces.

Core-Plus:  Core-Plus investments generally consist of properties that demonstrate predictable and stable cash flow with a high proportion of the total return attributable to current income. These communities, however, also provide an opportunity for the owner to achieve appreciation by increasing occupancy and/or executing enhancement projects. These enhancement projects can generally be undertaken without disrupting the property’s rent roll and while maintaining occupancy and the in-place cash flow stream.

Development property, or property in development: Any undeveloped land, vacant property, property under construction, or other property we acquire for construction or development for future use as a multifamily property as part of our investment strategy.

Continuous Follow-On Offering:  The continuous registered follow-on offering by the Company to the Continuous Registered Offering (as hereinafter defined) which was conducted prior to the IPO in April 2014, pursuant to a registration statement on Form S-11 filed with the SEC on September 20, 2012, of $500.0 million in shares of our common stock (exclusive of shares to be sold pursuant to our distribution reinvestment program) at a price of $10.00 per share, and $50.0 million in shares of our common stock to be sold pursuant to our distribution reinvestment plan at $9.50 per share, pursuant to a follow-on offering to the Continuous Registered Offering, which registration statement was declared effective by the SEC on April 12, 2013. The Continuous Follow-On Offering was terminated on September 9, 2013.

Internal Rate of Return (IRR):  The annualized effective compounded return rate or discount rate that results in the net present value of all cash flows from a particular investment equal to zero. Unless stated otherwise, the IRRs presented in this prospectus utilize cash flows that are gross of any acquisition, disposition and/or asset management fees payable to Bluerock and/or its affiliates. The calculation is typically performed with a spreadsheet application, most commonly Microsoft Excel, and utilizes the spreadsheet application’s IRR or XIRR function.

Invest-to-Own:  Invest-to-Own investments generally consist of investment in the development of Class A properties where the investor can capture significant development premiums and minimize and/or eliminate development risks and guarantees. Our targeted Invest-to-Own investments will generally take the form of a convertible preferred equity structure that provides income during the development period and the ability to capture development premiums at completion by exercising the conversion right to take control and an equity stake in the ownership of the project.

Opportunistic:  Opportunistic investments generally consist of properties that exhibit some characteristics of distress, such as operational inefficiencies, significant deferred capital maintenance or broken capital structures providing an opportunity for a substantial portion of total return attributable to appreciation in value.

Continuous Registered Offering:   The continuous registered offering by the Company which was conducted prior to the Company’s IPO in April 2014, pursuant to a registration statement on Form S-11 filed with the SEC on August 22, 2008, of a maximum of $1 billion in shares of our common stock in a primary offering, at an offering price of $10.00 per share, and $285 million in shares of our common stock pursuant to a distribution reinvestment program, at an offering price of $9.50 per share, which registration statement was declared effective by the SEC on October 15, 2009. The Continuous Registered Offering was terminated on April 12, 2013 in connection with the effectiveness of the Continuous Follow-On Offering.

Value-Add:  Value-Add investments generally consist of properties that are well-occupied and provide a relatively stable stream of cash flow; however, they also provide an opportunity for the improvement of the physical, financial, operational, or management characteristics of the property in order to drive rent growth, minimize turnover, and/or control operating expenses, with a high proportion of the total return attributable to appreciation in value. Value-Add initiatives are typically identified by the buyer prior to acquisition and include projects such as comprehensive interior upgrades to units, re-tenanting and/or repositioning of the property, and curing deferred maintenance or physical obsolescence.

Industry and Market Data

We use industry forecasts and projections and market data throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources they believe to be reliable. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information, and the accuracy and completeness of the information are not guaranteed.

Recapitalization

On December 16, 2013, our board of directors authorized and approved, and on January 23, 2014, our stockholders approved, amendments to our charter that provided, among other things, for the designation of a new share class of Class A common stock and for the change of each existing outstanding share of our common stock into:

•	1/3rd of a share of our Class B-1 common stock; plus
•	1/3rd of a share of our Class B-2 common stock; plus
•	1/3rd of a share of our Class B-3 common stock.

These amendments to our charter became effective upon the filing of the second articles of amendment and restatement of our charter with the Maryland State Department of Assessments and Taxation on March 26, 2014. Immediately following the filing of the second articles of amendment and restatement to our charter, we effectuated a 2.264881 to 1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock. On March 31, 2014, we effectuated an additional 1.0045878 to 1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock. No additional shares of Class B common stock have been issued as of the date of this prospectus or are expected to be issued in the future.

In this prospectus, we refer to this transaction as the “Recapitalization,” we refer to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as our “Class B common stock,” and we refer to Class A and Class B common stock collectively as our “common stock.” We are offering our Class A common stock in this offering, and on March 28, 2014, our Class A common stock was listed on the NYSE MKT, which we refer to herein as the Listing. Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. As of March 17, 2016, all shares of our Class B common stock will have converted into our Class A common stock. The terms of our Class A and Class B common stock are described more fully under “Description of Capital Stock” in this prospectus.

The Recapitalization had the effect of reducing the total number of outstanding shares of our common stock. Immediately prior to the Recapitalization, we had approximately 2.4 million shares of common stock outstanding. Immediately following the Recapitalization and giving effect to the contribution transactions, we had an aggregate of approximately 1.06 million shares of our Class B common stock outstanding, of which 50,837 are held by affiliates of us, divided equally among our Class B-1, Class B-2 and Class B-3 common stock.

Unless otherwise indicated, all information in this prospectus reflects, and all share and per share amounts have been retroactively adjusted, where required, to give effect to the Recapitalization. All information in this prospectus also reflects the issuance of 4,495,744 shares of our Class A common stock in the IPO (as hereinafter defined) and our contribution transactions, as described herein. Unless otherwise indicated, share and per share amounts have not been adjusted to give effect to any exercise by the underwriters of their option to purchase up to         shares of our Class A common stock solely to cover overallotments, if any.

PROSPECTUS SUMMARY

This summary highlights the material information in this prospectus. Because it is a summary, it may not contain all the information that you should consider before investing in our Class A common stock. To fully understand this offering, you should carefully read this entire prospectus, including the more detailed information set forth under the caption “Risk Factors,” the historical and pro forma financial statements, including the related notes thereto, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us, and the information incorporated by reference in this prospectus, before investing in our Class A common stock.

Unless the context otherwise requires or indicates, references in this prospectus to “us,” “we,” “our” or “our company” refer to Bluerock Residential Growth REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Bluerock Residential Holdings, L.P., a Delaware limited partnership, which we refer to as our operating partnership. We refer to Bluerock Real Estate, L.L.C., a Delaware limited liability company, as Bluerock, and BRG Manager, LLC, a Delaware limited liability company, as our Manager. We refer to Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC, Bluerock Special Opportunity + Income Fund III, LLC, and Bluerock Growth Fund, LLC, each of which are Delaware limited liability companies that are affiliated with our Manager, as Fund I, Fund II, Fund III and BGF, respectively. We refer to BR-NPT Springing Entity, LLC, an affiliate of Bluerock, as NPT. We refer to Fund II, Fund III and NPT, collectively, as the Bluerock Funds. We refer to our 2014 Equity Incentive Plan for Individuals as our 2014 Individuals Plan and our 2014 Equity Incentive Plan for Entities as our 2014 Entities Plan. We refer to both the 2014 Individuals Plan and the 2014 Entities Plan as the 2014 Incentive Plans. References to our shares of Class A common stock on a “fully diluted basis” includes all outstanding shares of our Class A common stock, Class B common stock, units of limited partnership interest in our operating partnership, or OP Units, and long-term incentive plan units in our operating partnership, or LTIP Units, whether vested or unvested.

Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes a public offering price of $      per share of our Class A common stock, the last reported sale price of our Class A common stock on the NYSE MKT on          , 2014.

Our Company

We were formed in 2008 as a Maryland corporation and have elected to be taxed as a REIT for federal income tax purposes. Our company’s objective is to maximize long-term stockholder value by acquiring well-located, institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more of our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

We completed our initial public offering, or the IPO, on April 2, 2014, pursuant to which we issued an aggregate of 4,495,744 shares of our Class A common stock, including 3,448,276 shares of Class A common stock issued to the public and 1,047,468 shares of Class A common stock issued in connection with our contribution transactions, as discussed herein, and received approximately $44.0 million in net proceeds from the sale of shares of our Class A common stock to the public. We contributed the net proceeds of the IPO to our operating partnership in exchange for units of limited partnership interest in our operating partnership, or OP Units. Substantially concurrently with the completion of the IPO, we completed a series of related contribution transactions pursuant to which we acquired indirect equity interests in four apartment properties, and a 100% fee simple interest in a fifth apartment property, in exchange for 1,047,468 shares of our Class A common stock, 282,759 OP Units, and approximately $4.1 million in cash.

Since the completion of our IPO, we have invested approximately $27.1 million for the acquisition or development of 1,234 multifamily units. We invested in Lansbrook Village, located in Palm Harbor, Florida, and increased our ownership percentage in our Enders property to 89.5%. In addition, we made preferred equity investments in two development projects with a total of 636 units, located in Orlando and Houston, with the option to convert into common equity interests upon property stabilization. The projected development cost of these two projects, including land acquisition, is approximately $118.6 million. We have also entered into a non-binding letter of intent, or LOI, along with one of our Bluerock SPs to invest in a Class A, 306-unit apartment community in Orlando, Florida.

As of September 5, 2014, we own a portfolio of twelve apartment properties located primarily in the Southeastern United States, comprised of an aggregate of approximately 3,857 units, including two development properties: a 296-unit development property in Orlando that broke ground during the second quarter of 2014, and a 340-unit development property in Houston that is expected to break ground in the second half of 2014. We refer to these twelve properties as our Current Portfolio, and generally share ownership in these properties with joint venture partners. As of June 30, 2014, the properties, exclusive of our development properties, were approximately 95% occupied.

We acquire well-located, Core-Plus institutional-quality apartment properties with strong and stable cash flows in target markets with relatively high expectations of rent growth. We also acquire Value-Add apartment properties that we believe present opportunities for medium-term capital appreciation, such as those requiring repositioning, renovation or redevelopment, and Opportunistic apartment properties available at below market prices from distressed or time-constrained sellers. We also selectively invest in development of Class A properties in target markets where we can structure the transaction as an Invest-to-Own investment to generate income during the development stage and capture significant development premiums upon completion, while minimizing development risks and guarantees. We intend to diversify our investments such that we create a balanced portfolio utilizing these strategies.

We invest primarily through controlling positions in joint ventures with our Bluerock SPs, which are generally leading regional apartment owner/operators that bring deep intellectual and relationship capital in their local markets, extensive operational infrastructure and ability to execute as a ‘local sharpshooter’, a track record of success, and capital to invest alongside us, which we believe aligns their interests with ours. We generally seek to invest approximately 90% of any property’s required investment capital, with Bluerock SPs investing the remaining equity on a pari passu basis. We believe our network of Bluerock SPs provides us with a substantial, often proprietary, transaction pipeline, and enables us to execute multiple investment strategies cost-efficiently across our target markets, without the internal cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

As part of our asset management program, we implement our Bluerock Lifestyle Initiatives, or BLIs, at each property. Our BLIs comprise a customized, property specific capital expenditure and asset management plan that provides amenities and services based on a human-centric analysis of our assets, in order to foster a sense of community within our properties. Our BLIs are tailored to each of our properties utilizing a focused analysis of our tenants and prospective tenants at each property, and the extensive intellectual capital provided by Bluerock SPs within each submarket. We believe the implementation of our BLIs at our properties significantly helps drive tenant satisfaction, lowers tenant turnover and delivers higher rents.

Currently, we are externally managed and advised by our Manager, an indirect subsidiary of Bluerock formed in connection with the IPO. Bluerock is a leading private equity real estate asset manager with a focus on Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and has transacted over eleven million square feet of residential and commercial real estate acquisitions since its inception in 2002. Bluerock’s key principals have an average of over 20 years investing experience, have been involved with acquiring over 35 million square feet of real estate with approximately $10 billion in value, and have helped launch leading real estate private and public company platforms. Our Manager’s senior executive officers have extensive experience investing in and developing multifamily real estate through several real estate and credit cycles. Specifically, we believe R. Ramin Kamfar, Chairman and Chief Executive Officer, Gary T. Kachadurian, Vice Chairman, James G. Babb, III, Chief Investment Officer, Jordan B. Ruddy, President, Michael L. Konig, Chief Operating Officer, Secretary and General Counsel, and Ryan S. MacDonald, Senior Vice President — Investments, of our Manager, respectively, provide us and our stockholders a competitive advantage in sourcing, evaluating, underwriting and managing attractive investment opportunities.

Our Target Markets

We focus on demographically attractive growth markets -- which we define as markets characterized by growing population and job growth, both of which are positively correlated with rental rates and occupancy -- in order to earn attractive risk-adjusted returns on invested equity. We select and continuously evaluate our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which may include projected short- and long-term employment growth; existence of robust infrastructures; diversity and growth of the economic base driven by the presence of major colleges, universities, technology, health care, trade, next-generation high value-add manufacturing and government industries; the presence of a younger, more educated demographic profile with a high population of renters by choice; the existence of right to work laws; and quality of life.

Description of Our Investment Strategies and Current Portfolio

  Investment Strategies

We acquire institutional-quality apartment properties where we believe we can create long-term value for our stockholders, utilizing the following investment strategies:

•	Core-Plus. We invest in institutional-quality apartment properties with strong and stable cash flows in target markets where we believe there exists opportunity for rental growth and with potential for further value creation.
•	Value-Add. We invest in well-located apartment properties that offer significant potential for medium-term capital appreciation through repositioning, renovation or redevelopment, to reposition the asset and drive future rental growth.
•	Opportunistic. We invest in properties available at opportunistic prices (i.e., at prices we believe are below those available in an otherwise efficient market) that exhibit some characteristics of distress, such as operational inefficiencies, significant deferred capital maintenance or broken capital structures providing an opportunity for substantial growth in funds from operations and net asset value.
•	Invest-to-Own. We selectively invest in development of Class A properties in target markets where we believe we can capture significant development premiums upon completion, and where we can structure our deals to minimize and/or eliminate development risks and guarantees. Our targeted Invest-to-Own investments will generally take the form of a convertible preferred equity structure that provides income during the development stage, while providing us the ability to capture development premiums at completion by exercising our conversion rights to take control and an equity stake in the ownership of the project.

  Our Current Portfolio

As of September 5, 2014, we own, through wholly owned subsidiaries of our operating partnership, interests in twelve apartment properties with an aggregate of approximately 3,857 units. Prior to completion of the IPO, we co-invested with other funds managed by affiliates of our Manager; however, we now generally expect to fund co-investments with our Bluerock SPs solely through our company, subject to an investment allocation agreement we have with our Manager and Bluerock. See “Our Manager and Related Agreements — Investment Allocation Agreement.” The following table presents an overview of our Current Portfolio, based on information as of June 30, 2014 unless otherwise indicated.

Property Name	Location	Rentable Square Footage(1)		Number of Units		Year Built/ Renovated/ Expected Completion(2)		Ownership Interest in Property		Average Effective Monthly Rent Per Occupied Unit(3)	% Occupied(4)
MDA Apartments(5)	Chicago, IL	160,290		190		1929/2006	(6)	35.3%		$2,196	97%
Enders Place at Baldwin Park	Orlando, FL	255,910		220		2003		89.5	%(7)	$1,479	96%
23Hundred@Berry Hill	Nashville, TN	194,273		266		2014		25.1%		$1,399	96	%(8)
Lansbrook Village	Palm Harbor, FL	671,756	(9)	579	(9)	1998-2004	(10)	76.8%		$1,099	92%
Village Green	Ann Arbor, MI	471,050		520		1989 – 1992/ 2013	(11)	48.6%		$1,063	97%
North Park Towers	Southfield, MI	468,895		313		1967/2000		100.0%		$1,022	96%

Property Name	Location	Rentable Square Footage(1)	Number of Units	Year Built/ Renovated/ Expected Completion(2)		Ownership Interest in Property		Average Effective Monthly Rent Per Occupied Unit(3)		% Occupied(4)
Grove at Waterford	Hendersonville, TN	263,412	252	2010		60.0%		$981		97%
The Estates at Perimeter	Augusta, GA	266,148	240	2007		25.0%		$951		92%
Villas at Oak Crest	Chattanooga, TN	210,587	209	1985, 1999	(12)	67.2%		$797		99%
Springhouse at Newport News	Newport News, VA	310,826	432	1985		75.0%		$793		91%
UCF Orlando	Orlando, FL	265,166	296	2015		—	(13)	—	(14)	—
Alexan CityCentre	Houston, TX	281,891	340	2016		—	(15)	—	(16)	—
Total/Average(17)		3,273,147	3,221					$1,133		95%

(1)	The rentable square footage for the MDA property and North Park Towers includes 8,200 and 13,900 square feet of retail space, respectively.
(2)	Renovation means significant upgrades, alterations or additions to building common areas, interiors, exteriors and/or systems.
(3)	Average effective monthly rent per occupied unit represents the average monthly rent for all occupied units for the six month period ended June 30, 2014. Total concessions and total vacancy loss for our current portfolio for the six months ended June 30, 2014 amounted to approximately $0.3 million and $2.4 million, respectively (including approximately no amount and $1.4 million, respectively, related to the Berry Hill property, which was under development during this period).
(4)	Percent occupied is calculated as (i) the number of units occupied as of June 30, 2014, divided by (ii) total number of units, expressed as a percentage.
(5)	We, together with funds affiliated with our Manager, own an aggregate 56.5% indirect equity interest in the MDA property.
(6)	The MDA property's original structure was built in 1929 as an office building. The MDA property underwent a complete gut rehabilitation in 2006, converting the structure into a high-rise apartment community.
(7)	Represents our ownership interest in the Enders property following our acquisition of an additional 41.1% indirect interest therein from our JV partner on September 10, 2014.
(8)	Presents percentage occupied as of August 11, 2014. The Berry Hill property was in development at June 30, 2014 and was 96% leased and 80% occupied. The Berry Hill property began delivering units for move-ins in November 2013, with its first Certificates of Occupancy received in November 2013. The final Temporary Certificate of Occupancy for the units at the Berry Hill property was received in August 2014, and the final Certificate of Occupancy for all building components is expected to be received in October 2014.
(9)	Presents rentable square footage and unit ownership information for the Lansbrook property as of September 5, 2014.
(10)	The Lansbrook property was constructed in rolling phases from 1998 to 2004.
(11)	The Village Green property was constructed in rolling phases from 1989 to 1992.
(12)	Phase I (1985) features 121 units, and phase II (1999) features 88 units.
(13)	The UCF Orlando property is currently in development. The property is expected to be completed and leasing is expected to begin in May 2015. We own a convertible preferred equity interest in the joint venture through which we own our interest in this property, and have the option to convert into common equity upon stabilization.
(14)	Estimated to be $1,211 based on our underwriting for rental rates at the UCF Orlando property upon stabilization.
(15)	The Alexan CityCentre property is currently in development. The property is expected to be completed and leasing is expected to begin in December 2016. We own a convertible preferred equity interest in the joint venture through which we own our interest in this property, and have the option to convert into common equity upon stabilization.

(16)	Estimated to be $2,144 based on our underwriting for rental rates at the Alexan CityCentre property upon stabilization.
(17)	Excludes the UCF Orlando and Alexan CityCentre properties, which are currently in development, but includes the Berry Hill property, which was in development as of June 30, 2014 but is no longer considered a development property as of the date of this prospectus.

We have classified both the North Park Towers property and the Estates at Perimeter property as held for sale as of the date of this prospectus. The North Park Towers property and the Estates at Perimeter property are currently being actively marketed for sale, and we do not expect either the North Park Towers property or the Estates at Perimeter property to be a part of our portfolio within 12 months following the completion of this offering. See “Our Business and Properties — Description of Our Current Portfolio — Held for Sale.”

Our Investment Pipeline

The Company continues to see attractive multifamily pipeline opportunities, with 16 properties comprised of 5,263 units and a total value of over $500 million under review as of the date of this prospectus. The pipeline consists of Value-Add, stabilized and Invest-to-Own components, with a particular focus on off-market opportunities in our demographically attractive growth markets. In addition to our own underwriting, we are monitoring significant deal flow through our network of Bluerock SPs. We are currently in discussions regarding a number of apartment properties for investment, including as follows:

Venue Apartments

On September 12, 2014, we and a Bluerock SP, an affiliate of the Carroll Organization, or Carroll, jointly entered into a non-binding letter of intent to purchase a Class A, 306-unit market rate apartment community in Orlando, Florida known as the Venue Apartments, or Venue. The anticipated purchase price of $43.3 million, or $141,500 per unit, was negotiated off market with the seller and compares favorably to the 2006 sale of the asset for $49.3 million, or $161,100 per unit.

Built in 2005, Venue is a Class A multifamily community featuring one-, two- and three-bedroom unit layouts averaging 1,045 square feet, and has an average market rent per unit of $1,144 per month. The community features an abundance of amenities including a resort style pool, fitness center with indoor basketball court, volleyball court, and business and media centers. Additionally, the unit interiors are institutional quality, with nine-foot ceilings, crown moldings, black appliances, upgraded lighting, and garden bath tubs.

Venue is strategically located 15 miles south of downtown Orlando within a vibrant corridor that is in close proximity to Walt Disney World (10 miles), Universal Studios (9 miles), the 1.8 million square foot Simon Property Group-owned Florida Mall (3.8 miles), Sea World (3.3 miles), 2.9 million square foot Flagler-owned Class-A office park (1.25 miles), and the 1,584 room J.W. Marriott and Ritz Carlton at Grande Lakes Resort (0.5 miles).

We believe this transaction represents a unique off market opportunity to acquire a well-located, Class A, multifamily community at an attractive cost basis and has the potential to provide significant AFFO accretion to the portfolio. Additionally, we and Carroll believe there is an opportunity to increase AFFO through a modest value-add program as well as with better expense management than the prior owner.

Although the foregoing acquisition is subject to a non-binding LOI, we have not completed our diligence process nor have we begun the negotiation of definitive investment agreements, and several other conditions must be met in order for us to invest in this project, including approval by our investment committee. As a result, management does not deem this potential investment to be probable as of the date of this prospectus. The consummation of this transaction may not occur on the terms described herein, or at all.

Market Opportunity

Bluerock believes that institutional and public capital is largely focused on investing in apartment properties in the largest metropolitan, or “gateway,” markets. We believe that this presents an attractive investment opportunity for us in demographically attractive growth markets that are underinvested by institutional and public capital. As a result, we believe that cap rates in our target markets are at significant premiums to those in gateway markets and that certain properties in these markets provide not only the potential for significant current income, but also capital appreciation.

Bluerock additionally believes that select demographically attractive growth markets are underserved by newer institutional-quality Class A apartment properties, especially as the wave of Echo Boomers moves into its prime rental years over the upcoming decade. As such, we believe there is opportunity in certain of our target markets for development and/or redevelopment to deliver Class A product and capture premium rental rates and value growth.

Bluerock believes that the first wave of opportunity following the financial crisis provided investment-oriented, or “financial,” buyers the opportunity to earn significant returns simply by “spread investing” (i.e., taking advantage of historical spreads between higher acquisition cap rates and lower, long-term financing interest rates). Bluerock believes that as financial buyers enter their disposition periods, the next phase of recovery provides opportunity for real estate-centric buyers (i.e., buyers who have real estate-specific investment expertise and deep intellectual capital in specific markets) to create value using proven real estate investment strategies. In addition, Bluerock believes that as the economy continues its recovery, private purchasers with greater capital constraints who have needed significant leverage to fund acquisitions will become less competitive in an environment of more traditional (i.e., higher) interest rate levels and cap rate spreads. We expect to capitalize on this change in the competitive landscape to acquire apartment communities from owners who do not have sufficient capital resources to execute their business plans.

Investing successfully across multiple markets with multiple investment strategies involves both cost and logistical challenges, requiring an investor to cost-efficiently monitor, source, invest in, and as appropriate, divest of properties in such markets based on their investment attractiveness throughout the cycle. We believe Bluerock’s key principals bring significant experience in implementing such a strategy in a private equity ‘capital partner/operating partner’ model, and bring established relationships throughout our target markets to execute such a strategy successfully. Furthermore, we believe that Bluerock’s principals’ experience, along with our network of Bluerock SPs, provides us with the unique ability to monitor, access, source, invest in, execute and, as appropriate, divest of properties across our target markets with our multiple investment strategies, and to do so cost-efficiently in order to drive value.

Our Competitive Strengths

We believe that Bluerock and its principals’ competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team with Significant Expertise.   Bluerock’s key principals have been involved with sourcing, structuring and acquiring over 35 million square feet of real estate, with approximately $10 billion in value, and have an average of over 20 years of experience during three major market cycles. We believe Bluerock’s key principals have significant value-added expertise in the following areas:

•	Expertise in the Apartment Asset Class Across Our Target Markets. Bluerock’s principals have significant experience structuring and investing in apartment properties in our target markets through multiple investment cycles with successful results, which provides them the breadth and depth of operating and investment experience to steer our investment strategy;
•	Expertise in Creating Value Across Our Investment Strategies and Various Capital Structures. Bluerock’s principals have substantial experience executing transactions and creating value across our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and across capital structures — equity, preferred equity, and mezzanine — which provides us substantial flexibility to create value in transactions, subject to maintaining our qualification as a REIT;
•	Expertise in Corporate and Portfolio Transactions to Create Value. Bluerock’s principals have executed large corporate and portfolio transactions, including the rollup of assets to create multiple public companies, the creation of multiple asset management platforms, and the purchase of distressed assets and/or companies out of bankruptcy, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions, which we believe will assist us in our goal to grow our company and to deliver attractive risk-adjusted returns to our stockholders; and
•	Expertise in Structuring and Financing Transactions. Bluerock’s investment team has substantial expertise with structuring and financing transactions, which enables us to continuously evaluate and effectively access the most efficient capital structure for apartment acquisitions. In addition, Bluerock’s investment team has extensive experience structuring development transactions with our Bluerock SPs to capture significant value while minimizing inherent risks and/or guarantees associated with such transactions.

Network of Strategic Partners.  We invest primarily through controlling positions in joint ventures with our Bluerock SPs. Our network of Bluerock SPs allows us to draw on the collective market knowledge of some of the leading private apartment owner/operators in the nation who invest alongside us in transactions, in order to source, underwrite, and execute attractive transactions. By accessing our network of Bluerock SPs, we believe we have access to a substantial, often proprietary, transaction pipeline, along with an institutional-quality infrastructure and ability to execute, in our target markets without the cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

Disciplined ‘Broad and Deep’ Underwriting and Due Diligence.  By leveraging our network of Bluerock SPs, we are able to execute a rigorous double underwriting process, which we believe improves our ability to evaluate risk and create value in our transactions. As a first level, Bluerock’s team of investment professionals implement a disciplined underwriting and due diligence process, including a comprehensive risk-reward analysis with a focus on relative values among potential opportunities across our target markets. At the same time, because Bluerock SPs generally invest approximately 10% of a property’s required investment capital on a pari passu basis, the Bluerock SPs conduct their own underwriting and due diligence for potential transactions, enabling us to leverage their depth of intellectual capital and experience acquired through decades of experience in their target markets. We believe this ability to review investment opportunities with both depth (in the target market) and breadth (across target markets) improves our ability to source and execute attractive transactions.

Scalable Operating Model.  Bluerock’s relationships enable us to tap into what we believe to be the substantial, often proprietary, transaction flow of our Bluerock SPs, allowing for a rapid deployment of available capital. Our extensive network of Bluerock SPs provides us the ability to scale our operations rapidly, enabling us to allocate or reallocate capital across multiple target markets and along multiple strategies, and to rapidly invest in or divest of properties without the time delay associated with building infrastructure across multiple markets, and without burdening us with excessive operating and overhead costs.

Strong Alignment of Interests.  In connection with our contribution transactions, private funds affiliated with Bluerock, including funds in which certain of our executives or their affiliates own interests, received units of limited partnership interest in our operating partnership, or OP Units, and shares of Class A common stock at the IPO price as consideration for the contributed assets in lieu of cash. In addition, concurrently with the completion of the IPO, we granted 179,562 LTIP units to our Manager under the 2014 Entities Plan. These LTIP units will vest ratably over a three-year period that commenced on April 30, 2014, and may convert to OP Units upon reaching capital account equivalency with the OP Units held by us, and may then be settled in shares of our Class A common stock. For a more complete description of the LTIP units, see “The Operating Partnership Agreement — LTIP Units.” Upon completion of the IPO and consummation of our contribution transactions, Bluerock, along with our Manager, senior executives of our Manager, and our directors, along with their affiliates, collectively owned approximately 10.1% of our company on a fully diluted basis, which we believe creates a strong alignment of their interests with those of our stockholders.

Reduced General and Administrative Expenses.  Our Management Agreement provides us with access to Bluerock’s team of management, investment, capital markets, asset management, finance, legal and administrative personnel, which we believe is likely to be more experienced, capable and diverse than we would otherwise be able to attract at this stage of our life cycle. In addition, we believe our Manager currently provides us with our management team at a lower cost than associated with employing our own management team, which provides a significant benefit to our stockholders. Finally, we retain the ability to internalize our management team at the discretion of our board of directors by terminating the Management Agreement and paying the termination fee thereunder or acquiring our Manager at an equivalent price. See “Our Manager and Related Agreements — Management Agreement — Term and Termination.”

Our Business and Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality portfolio of apartment properties located in demographically attractive growth markets and by implementing our investment strategies and our BLIs to achieve sustainable long-term growth in both our funds from operations and net asset value.

Invest in Institutional-Quality Apartment Properties.  We acquire institutional-quality apartment properties where we believe we can create long-term value for our stockholders utilizing our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

Diversify Across Markets, Strategies and Investment Size.  We seek to grow our high-quality portfolio of apartment properties diversified by geography and by investment strategy in order to drive both current income and capital appreciation throughout the portfolio. Bluerock and our Bluerock SPs enable us to diversify across multiple markets and multiple strategies efficiently, without the logistical burden and time delay of building operating infrastructure in multiple markets and across multiple investment strategies. We seek to diversify our investments by investment size, typically ranging in asset value from $20 million to $50 million.

Focus on Demographically Attractive Growth Markets.  We focus on demographically attractive growth markets, which we believe provide high potential for attractive risk-adjusted returns. We continuously evaluate and select our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which market characteristics may include projected short- and long-term employment growth; existence of robust infrastructures; diversity and growth of the economic base; the presence of a younger, more educated demographic profile with a high population of renters by choice; the existence of right to work laws; and quality of life. Within these markets, we focus on submarkets where our Bluerock SPs have established relationships, transaction history, market knowledge and potential access to off-market investments, as well as an ability to efficiently direct property management and leasing operations.

Implement Bluerock Lifestyle Initiatives.  We implement our BLIs, which seek to transform the perception of the apartment from purely functional (i.e., as solely a place to live), to a lifestyle product (i.e., as a place to live, interact, and socialize). The BLIs are property specific, and generally consist of amenities and attributes that go beyond traditional features, including highly amenitized common areas, cosmetic and architectural improvements, technology, music and other community-oriented activities. Our BLIs are customized to appeal to our target residents’ desire for a “sense of community” by creating places to gather, socialize and interact in an amenity-rich environment. We believe this creates an enhanced perception of value among residents, allowing for premium rental rates and improved resident retention.

Aggressively Manage Assets to Drive Value.  We implement an aggressive asset management strategy in order to maximize our return on investment. Our Manager works with our Bluerock SPs to create an asset-specific business plan for each acquired and Invest-to-Own property. As part of this plan, our team evaluates property needs along with value-creation opportunities to determine how we can best position or reposition the property to meaningfully drive rental rates and asset values. Our Manager then manages our Bluerock SPs in conjunction with the plan, with the goal of driving rental rates and values. Notwithstanding the fact that our Bluerock SPs may have an investment in the project, we generally retain control with respect to the property and the right to terminate property management.

Selectively Harvest and Redeploy Capital.  On an opportunistic basis and subject to compliance with certain REIT restrictions, we sell properties in cases where we have successfully executed our value creation plans and where we believe the investment has limited additional upside relative to other opportunities, in order to harvest profits and to reinvest proceeds to maximize stockholder value. Since inception, we have sold interests in four assets, including two to affiliates at appraised value, yielding an average IRR of 43.5%, with a return on equity of 2.2x. We currently have two assets that we are actively marketing for sale.

Selected Case Studies

Below are case studies of the types of transactions we have executed in the past, which are representative of the transactions we expect to execute as part of our business and growth strategies.

Core-Plus Acquisition

On September 30, 2010, we, our affiliates, and Bell Partners, Inc., or Bell, acquired a 201-unit Class A apartment community known as The Gardens at Hillsboro Village, or the Hillsboro property, located in Nashville, Tennessee, for a purchase price of $31.6 million, or $157,000 per unit, and a cap rate of 6.5%.

The Hillsboro property was built in 1940 and expanded and renovated in 1997 through 1998, and is located in an irreplaceable urban infill location in the West End/Downtown submarket of Nashville, Tennessee, less than 1/4 mile from Vanderbilt University, and uniquely adjacent to the neighborhood amenities of Hillsboro Village, including numerous restaurants, bars, and shops.

Pursuant to our BLIs, Bluerock and Bell implemented a modest interior unit renovation program and modernization of the clubhouse and amenities at the property, including the fitness center. As of July 2010, prior to the acquisition, the property had an average effective rent of $1,316 per unit and was 99% occupied. As of September 30, 2013, the property was 94% occupied, and the average effective rent was $1,578 per unit, a 20% increase in approximately three years.

The asset was sold on September 30, 2013 for $44.0 million, which yielded a 34.0% IRR and a return on equity of 2.2x.

Value-Added Acquisition

On December 3, 2009, we, our affiliates, and Hawthorne Residential, Inc., or Hawthorne, acquired a Class B 432-unit apartment community known as Springhouse at Newport News, located in Newport News, Virginia, for a purchase price of $29.3 million, or $68,000 per unit, and a cap rate of 8.3%. The purchase was part of an off-market two asset portfolio purchase from a publicly traded REIT.

At the time of acquisition, our BLIs analysis revealed that the property’s tenant base was highly concentrated in one employment industry that consisted primarily of transient and price-sensitive renters. In order to position the property for future rent increases, Bluerock and Hawthorne implemented a comprehensive marketing and re-tenanting program, which diversified our tenant base to include a more permanent and less price-conscious segment of the market.

With a more stable rent roll at the property, Bluerock and Hawthorne commenced a comprehensive unit interior value-added program in November 2012. As of June 30, 2014, Bluerock and Hawthorne have completed renovation of 41 units, at an average cost of approximately $5,000 per unit, and the property is achieving monthly effective rent increases over non-renovated units of $80 per unit, yielding a 20% annual return on equity.

Recapitalization

On December 17, 2012, we, our affiliates, and Village Green recapitalized a Class A 190-unit high-rise apartment community with 8,238 square feet of ground floor retail known as the MDA City Apartments, located in the Chicago Loop submarket of downtown Chicago, Illinois in an off-market transaction.

The recapitalization allowed the existing ownership to streamline a complicated ownership structure that included historic tax credits and mezzanine financing to a more traditional senior financing and common equity ownership structure. As a result of the complicated nature of the previous ownership structure, Bluerock was able to negotiate a favorable investment basis of $54.8 million, or approximately $268,000 per unit (assuming a $4.0 million value allocation to the retail component).

The property is located in the Chicago Loop neighborhood submarket, a desirable “24-7” neighborhood. Virgin Hotels is in the process of redeveloping the former Old Dearborn Bank Building, located immediately across the street from MDA City Apartments, which will deliver 250 rooms and suites, two restaurants, a rooftop bar/lounge and a wellness center, all of which will further enhance the immediate neighborhood.

According to public records, Alta at K Station, a Class A 848-unit apartment development in downtown Chicago that we believe is comparable to the MDA City Apartments, was sold in December 2012 for approximately $356,000 per unit and a cap rate of 4.6%.

Opportunistic Acquisition

On October 2, 2012, we, our affiliates, and Waypoint Residential, LLC, or Waypoint, acquired 198 of 220 condominium units in a community known as Enders Place at Baldwin Park, located in Orlando, Florida, for a purchase price of $25.1 million, or $127,000 per unit, and a cap rate of 6.7%. The purchase price was a 44.0% discount to the previous 2006 sale price of $227,000 per unit, according to public records. The asset, built in 2003, was a real estate owned, or REO, property and the 198 units were being operated as a rental community at the time of purchase. In order to reposition the property as a Class A apartment community, we worked to structure the acquisition with long-term agency financing at attractive rates. Since the initial purchase, we have acquired the remaining 22 units, for a total of 220 units, converted the condominium to an apartment property in April 2014, increased the amount of permanent financing with the purchase of additional units, and used proceeds from the IPO and proceeds from the refinancing to increase our ownership from 48.4% to 89.5%.

Enders Place is one of several communities located within the larger Baldwin Park development. Pedestrian-friendly with two large lakes, more than 50 miles of paths and trails, and over 20 parks, Baldwin Park is a popular and award-winning, low-to medium-density planned community. The development, built in the early 2000s, also features high-end housing, top schools, quality shopping, restaurants and fitness facilities, all within three miles of Orlando’s Central Business District. Based on offers from 3rd party buyers solicited over the course of a fully marketed sales effort, the Manager estimates the fair market value of Enders Place to be $37.0 million, or approximately $168,000 per unit.

Development

On October 18, 2012, we, our affiliates, and Stonehenge Real Estate Group, LLC, or Stonehenge, completed an off-market investment in a to-be-built 266-unit apartment development known as 23Hundred@Berry Hill, located in Nashville, Tennessee. First Certificates of Occupancy were received and move-ins began in November 2013, and as of June 30, 2014, 256 leases have been signed, representing 96% of the community. Leases have been signed at an average of $1,415 per month, approximately $164 per month above our original underwriting.

The property is a Class A, urban apartment community with highly appointed unit interiors and an abundance of lifestyle amenities. Community features include a top floor rhythm lounge with panoramic views of Nashville, an entertainment stage and indoor/outdoor space, an oversized pool with aqua deck, a Fusion Fit Club with group and personal training available, an interactive smart building community with concierge services and a cyber cafe with WiFi access, coffee bar and flat screen TVs overlooking the pool courtyard, among other amenities.

The total projected development cost is approximately $33.7 million, or $126,579 per unit. According to public records, Vista Germantown, a Class A 242-unit development in Nashville that we believe is comparable to 23Hundred@Berry Hill, was sold in March 2014 for a price of approximately $53.2 million, or approximately $220,000 per unit. The Berry Hill property joint venture has incurred $33.2 million in costs as of June 30, 2014, with an expected $0.5 million necessary to complete development. Construction is expected to be completed during the third quarter of 2014.

The information presented in these case studies should not be considered indicative of our future performance and you should not rely on this information as an indication thereof.

Summary Risk Factors

An investment in our Class A common stock involves a number of risks. See “Risk Factors,” beginning on page 26 of this prospectus. Some of the more significant risks include those set forth below.

•	Our Current Portfolio consists primarily of investments in apartment communities concentrated in certain markets, and we expect that our portfolio going forward will consist primarily of the same. Any adverse developments in local economic conditions or the demand for apartment units in these markets may negatively impact our operating results.
•	If we, through our Manager, are unable to identify suitable investments, then we may not be able to achieve our investment objectives or pay distributions.
•	Adverse economic conditions may negatively affect our returns and profitability, and, as a result, our ability to make distributions to our stockholders.
•	We have very limited sources of capital other than the proceeds of this offering to meet our primary liquidity requirements; as a result, we may not be able to pay our short-term debt upon maturity or other liabilities and obligations when they come due other than with the proceeds of this offering, which may limit our ability to fully consummate our business plan and diversify our portfolio.
•	Our current corporate general and administrative expenses exceed the cash flow received from our investments in real estate joint ventures, and our general and administrative costs are high relative to the size of our Current Portfolio. As a result, we have at times generated negative operating cash flow in the past and may continue to do so in the future.
•	We may be limited in our ability to diversify our investments.
•	We have used and will continue to use mortgage and other indebtedness to partially finance our company, which increases the risk to our business. As of June 30, 2014, the ratio of our total indebtedness (including joint venture-level debt) to the fair market value of the properties in which we have invested as determined by our Manager was 64.5%, which is high relative to other listed REITs. Our leverage policy has been adopted by our board of directors and is therefore subject to change without stockholder consent.
•	During certain periods of our operations, we have funded distributions from offering proceeds, borrowings and the sale of assets to the extent distributions exceeded our earnings or cash flows from operations, and may do so in the future if we are unable to make distributions with our cash flows from our operations. There is no limit on the amount of offering proceeds we may use to fund distributions. Distributions paid from sources other than cash flow or funds from operations may constitute a return of capital to our stockholders. Rates of distribution may not be indicative of our operating results.
•	For the year ended December 31, 2013 and the six months ended June 30, 2014, our cash flow from operations and funds from operations were insufficient to fully cover our distributions.
•	We rely on our Manager, an affiliate of Bluerock, and our officers and non-independent directors, to manage our business and select and manage our investments. Our Manager has less than one year of operating history. The success of our business will depend on the success of our Manager in performing these duties, and any adverse changes in the financial health of Bluerock, our Manager or their affiliates, or our relationship with any of them, could hinder our operating performance and adversely affect the trading price of our Class A common stock.
•	While we expect to maintain control over our properties, we will rely on Bluerock SPs in the day-to-day management and development of projects in which we invest.
•	Stockholders will have limited control over changes in our policies and day-to-day operations, which increases the uncertainty and risks you face as a stockholder. In addition, our board of directors may approve changes to our policies without your approval.

•	Before the IPO, there was no active market for our common stock. Although our Class A common stock is listed on the NYSE MKT, the market price and trading volume of our Class A common stock has been volatile and has traded at a discount to the IPO price at times following the IPO, and these trends may continue following this offering.
•	There are numerous conflicts of interest between the interests of stockholders and our interests or the interests of our Manager, Bluerock and their respective affiliates, including conflicts arising out of (a) allocation of personnel to our activities, (b) allocation of investment opportunities between us and investment vehicles affiliated with Bluerock, (c) purchase or sale of apartment properties, including from or to Bluerock or its affiliates and (d) fee arrangements with our Manager, including fees payable without regard to our profitability.
•	We have invested and anticipate that we will continue to invest in apartment development projects. These investments involve risks beyond those presented by stabilized, income-producing properties. These risks may diminish the return to our stockholders.
•	We may fail to maintain our qualification as a REIT for federal income tax purposes. We would then be subject to corporate level taxation and we would not be required to pay any distributions to our stockholders.

If we are unable to effectively manage the impact of these and other risks, our ability to meet our investment objectives would be substantially impaired. In turn, the value of our Class A common stock and our ability to make distributions would be materially reduced.

Our Manager and Bluerock

Currently, we are externally managed and advised by our Manager. Our Manager is majority owned by Bluerock. Pursuant to the terms of the Management Agreement, our Manager provides us with our management team and appropriate support personnel, and we have access to the management, infrastructure, personnel and other resources of Bluerock necessary for the implementation and execution of our business and growth strategies. Our Manager has substantial discretion with respect to the selection of specific investments consistent with our investment objectives and strategy, subject to our investment guidelines.

Our Manager draws upon the experience, expertise, and relationships of Bluerock’s senior executives, and its team of over 40 professionals and support personnel, which provides asset management, portfolio management, finance, administration, legal, compliance, investor relations, asset valuation, risk management, information technology and other operational matters in connection with the performance of our Manager’s duties. We expect to benefit from the personnel of Bluerock and the relationships and experience of Bluerock’s management team, including our network of Bluerock SPs, in order to create value for our stockholders.

We believe the Management Agreement provides significant benefits to our stockholders. Our company will not be burdened by the high expenses associated with employing our own management team and infrastructure, and instead relies on our Manager to provide these services in exchange for management fees, which, at our current size and fee structure, we believe are lower than the costs associated with managing internally. In addition, our Management Agreement provides us access to a team of executive, management, investment, capital markets and administrative personnel that we believe, given our size and stage of development, is likely to be more capable and diverse than we would otherwise be able to attract at this stage of our life cycle.

Further, at the earlier of (i) April 2, 2017, three years following the completion of the IPO, and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, internalize our management. For this purpose, our “stockholders’ equity” means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A and Class B common stock, common stock equivalents, preferred stock, LTIP units and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of considering an internalization transaction, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Our board of directors would consider an internalization where our pro forma internalized general and administrative expenses would be lower on a consistent basis as compared to remaining externally managed. Should our board of directors decide to internalize our management, it could do so by terminating the Management Agreement and paying the fee thereunder, or through the acquisition of our Manager at an equivalent price, which would require the approval of a majority of our independent directors, and the approval of our stockholders, other than our Manager and its affiliates. Consequently, no assurance can be given that the internalization of our Manager will be undertaken or achieved.

Pursuant to the Management Agreement, we pay our Manager and its affiliates fees and reimburse certain expenses for services rendered to us. The most significant items of compensation and reimbursement are outlined in “— Compensation to Our Manager,” below. For a more complete explanation of the fees and expenses, see “Our Manager and Related Agreements.”

Compensation to Our Manager

Set forth below is a summary of the fees and compensation we pay our Manager under the Management Agreement for managing our business and assets. For additional information with respect to the compensation of our Manager, see “Our Manager and Related Agreements.”

Type	Description
Base Management Fee	The sum of: (A) 0.25% of our pre-IPO stockholders’ existing and contributed equity per annum (measured as of April 2, 2014, the date of the completion of our IPO), calculated quarterly, which equates to $24,620 on a quarterly basis; and (B) 1.5% of our new stockholders’ equity per annum, calculated quarterly based on our new stockholders’ equity for the most recently completed calendar quarter and payable in quarterly installments in arrears. For purposes of calculating the base management fee, our new stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A common stock, common stock equivalents, preferred stock, LTIP units and OP Units issued by our operating partnership) in the IPO, this offering or any subsequent offering (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our cumulative retained earnings from April 2, 2014 (the date of the completion of the IPO) through the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase shares of our Class A common stock issued in the IPO, this offering or any subsequent offering. Our new stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our new stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements.
The base management fee is payable in cash.

Type	Description
Incentive Fee	An incentive fee payable with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our AFFO (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in the IPO, this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of Class A common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock, LTIP unit awards and other shares of common stock underlying awards granted under our 2014 Incentive Plans, LTIP units and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to the IPO or in the contribution transactions, and (B) 8%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the closing date of the IPO, whichever is less. For purposes of calculating the incentive fee during the first 12 months after completion of the IPO, AFFO will be determined by annualizing the applicable period following completion of the IPO.
AFFO is calculated by adjusting our funds from operations, or FFO, by adding back acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures — Funds from Operations” and “— Adjusted Funds from Operations” for additional information.
The incentive fee is payable as set forth below.
Partial Payment of Incentive Fee in LTIP Units	One half of each quarterly installment of the incentive fee will be payable in LTIP units, calculated pursuant to the formula described in “Our Manager and Related Agreements — Management Agreement.” The remainder of the incentive fee will be payable in cash or in LTIP units, at the election of our board of directors, in each case calculated pursuant to the formula described in “Our Manager and Related Agreements — Management Agreement.”
The number of LTIP units to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in such LTIP units, divided by the average of the closing prices of our common stock on the NYSE MKT for the five trading days immediately preceding the date on which such quarterly installment is paid.

Type	Description
Expense Reimbursement	We are required to reimburse our Manager for operating expenses related to us that are incurred by our Manager, including expenses relating to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis.
We will not reimburse our Manager for the salaries and other compensation of its personnel.
Termination Fee	Termination fee equal to three times the sum of the base management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.
The termination fee will be payable upon termination of the Management Agreement (i) by us without cause or (ii) by our Manager if we materially breach the Management Agreement.

Organizational Structure

The following chart shows our ownership structure immediately prior to this offering. Percentages reflect ownership interests in the specified entity.

Our Contribution Transactions and Post-IPO Investments

Substantially concurrently with the completion of the IPO, we acquired additional real estate investments as described below, which we refer to as our contribution transactions. The real estate investments contributed to us were owned by private partnerships that are managed directly or indirectly by Bluerock and, in some instances, partially owned by Mr. Kamfar, our Chairman, Chief Executive Officer and President, and certain of our and our Manager’s senior executive officers. Upon completion of the IPO and consummation of our contribution transactions, Bluerock, along with our Manager, senior executives of our Manager, and our directors, along with their affiliates, owned approximately 10.1% of our company on a fully diluted basis.

In our contribution transactions, we acquired from one or more of the Bluerock Funds as described further herein:

•	An aggregate 60% indirect equity interest in Grove at Waterford Apartments, located in Hendersonville, Tennessee.
•	An aggregate 67.2% indirect equity interest in Villas at Oak Crest Apartments, located in Chattanooga, Tennessee.
•	An aggregate 48.6% indirect equity interest in Village Green Apartments, located in Ann Arbor, Michigan.
•	An additional 36.8% indirect equity interest in Springhouse at Newport News, one of our pre-IPO investments, located in Newport News, Virginia.
•	North Park Towers, located in Southfield, Michigan.

Since the completion of our IPO, we have made the following additional real estate investments:

•	Acquisition of a 76.8% interest, in exchange for $14.2 million in cash, in 576 condominium units being operated as an apartment community within a 774-unit condominium property known as Lansbrook Village, located in Palm Harbor, Florida.
•	Convertible preferred equity investment of approximately $4.9 million of a $6.6 million capital commitment in a joint venture to develop a 340-unit Class A apartment community located in Houston, Texas, known as Alexan CityCentre, of which $1.7 million has been reserved for future funding.
•	Convertible preferred equity investment of $3.6 million in a joint venture to develop a 296-unit Class A apartment community located in Orlando, Florida, known as UCF Orlando.
•	Acquisition of an additional 41.1% interest in our Enders property for $4.4 million in cash and approximately $8.0 million in additional financing proceeds, bringing our total ownership interest to 89.5%.

Our contribution transactions and post-IPO investments are described in more detail under the caption “Description of Our Current Portfolio — Contributed Properties and Post-IPO Investments” and “Certain Relationships and Related Party Transactions” in this prospectus.

Conflicts of Interest

Our officers and directors, and the owners and officers of our Manager and its affiliates are involved in, and will continue to be involved in, the ownership and advising of other real estate entities and programs, including those sponsored by Bluerock and its affiliates or in which Bluerock is a manager or participant, including the Bluerock Funds and BGF. These pre-existing interests, and similar additional interests as may arise in the future, may give rise to conflicts of interest with respect to our business, our investments and our investment opportunities. In particular, but without limitation:

•	Our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of real estate investments, and such conflicts may not be resolved in our favor. This could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment in us.

•	If we acquire properties from entities owned or sponsored by affiliates of our Manager, the price may be higher than we would pay if the transaction was the result of arm’s-length negotiations with a third party.
•	Our Manager has considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions. The incentive fee payable by us to our Manager is determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests.
•	Conflicts of interest may arise between NPT, as a holder of OP Units, and our stockholders with respect to a reduction of indebtedness of our operating partnership, which could have adverse tax consequences to certain members of NPT, thereby making those transactions less desirable to NPT, which will continue to be managed by a Bluerock affiliate.
•	Our Manager and its affiliates, including our officers, some of whom are also our directors, face conflicts of interest caused by their ownership of our Manager and their roles with other programs, which could result in actions that are not in the long-term best interests of our stockholders.
•	If the competing demands for the time of our Manager, its affiliates and our officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and result in lower distributions to you.
•	As of the date of this prospectus, all but one of our investments have been made through joint venture arrangements with affiliates of our Manager, in addition to unaffiliated third parties. These arrangements with affiliates of our Manager were not the result of arm’s-length negotiations of the type normally conducted between unrelated co-venturers, which could result in a disproportionate benefit to affiliates of our Manager.

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our Manager whereby none of the Bluerock Funds nor any of their affiliates will acquire institutional-quality apartment properties in our target markets and within our investment strategies without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for U.S. federal income tax purposes and to our and the Bluerock Funds’ exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act, at least 75% of the capital to be funded by such investment vehicles in institutional-quality apartment properties in our target markets, subject to change if agreed upon by a majority of our independent directors. To the extent that the Bluerock vehicles elect to invest less than the remaining 25% of the investment amount, we will have the right to invest an additional percentage of equity equal to the amount not so invested by the Bluerock vehicles. To the extent that we do not have sufficient capital to contribute at least 75% of the capital required for any such proposed investment by such investment vehicle, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us and the capital available for investment by each such vehicle and by us. Bluerock has agreed that this investment allocation agreement will apply to any fund that is formed by Bluerock at a later date. Our board of directors will re-evaluate the investment allocation agreement from time to time and will periodically review each party’s compliance with its allocation provisions.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees and officers of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, our board of directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest for executive officers or directors, which must be promptly disclosed to stockholders. Waivers for other personnel may be made by our Chief Executive Officer.

Financing Policy

We intend to continue to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of approximately 65% of the fair market value of our real estate investments as determined by our Manager. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness. However, we are not subject to any limitations on the amount of leverage we may use, and accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. We expect our leverage to decline commensurately as we execute our business plan to grow our net asset value.

Our board of directors has the authority to change our financing policies at any time and without stockholder approval. If our board of directors changes our policies regarding our use of leverage, we expect that it will consider many factors, including the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of apartment properties, the leverage ratios of publicly traded REITs with similar investment strategies, the cost of leverage as compared to expected operating net revenues, and general market conditions.

By operating on a leveraged basis, we expect to have more funds available for real estate investments and other purposes than if we operated on a nonleveraged basis, which we believe will allow us to acquire more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See “Risk Factors — Risks Associated with Debt Financing” for more information about the risks related to operating on a leveraged basis.

Distribution Policy

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). We intend to continue to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a monthly basis. Our board of directors determines the amount of distributions to be distributed to our stockholders on a quarterly basis. The board’s determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT qualification under the Code. As a result, our distribution rate and payment frequency may vary from time to time. Generally, our policy is to pay distributions from cash flow from operations. However, all of our distributions through June 30, 2014 have been paid from sources other than cash flows from operations, such as from the proceeds of our Continuous Registered Offering and our Continuous Follow-On Offering (collectively referred to herein as the Continuous Registered Offerings), proceeds from the IPO, sales of assets, borrowings, advances from our Manager or from our Manager’s deferral of its fees and expense reimbursements, and we may continue to pay distributions from such sources as necessary. See “Distribution Policy.”

REIT Status

As long as we maintain our qualification as a REIT, we generally will not be subject to federal income or excise tax on income that we currently distribute to our stockholders. Under the Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders. If we fail to maintain our qualification as a REIT in any year, our income will be subject to federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs. Even if we qualify for treatment as a REIT, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. Moreover, if we establish TRSs, such TRSs generally will be subject to federal income taxation and to various other taxes.

Restriction on Ownership and Transfer of Our Common Stock

Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% in value of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, unless otherwise excepted (prospectively or retroactively) by our board of directors. Our charter also contains other restrictions designed to help us maintain our qualification as a REIT. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” Our board of directors has granted an exemption from the 9.8% ownership limitation with respect to the holdings by Fund II of 793,434 shares of Class A common stock.

Registration Rights

Holders of shares of our Class A common stock issued in our contribution transactions have certain registration rights covering the resale of their shares of Class A common stock. In addition, in accordance with the terms of our operating partnership’s Limited Partnership Agreement, holders of OP Units issued in our contribution transactions and holders of LTIP units have certain registration rights covering the resale of shares of our Class A common stock issued or issuable, at our option, in exchange for OP Units, including OP Units into which LTIP units may be converted. See “Shares Eligible for Future Sale — Registration Rights.”

Corporate Information

We were incorporated on July 25, 2008 under the laws of the State of Maryland for the purpose of raising capital and acquiring a diverse portfolio of residential real estate assets. Our principal executive offices are located at 712 Fifth Avenue, 9th Floor, New York, New York 10019. Our telephone number is (212) 843-1601. Our internet address is www.bluerockresidential.com. Our internet website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Class A common stock offered by us
shares(1)
Class A common stock outstanding before this offering:(2)
shares
Common stock, OP Units and LTIP units to be outstanding after this offering:(3)
Class A common stock
shares(1)
Class B-1 common stock
353,630 shares
Class B-2 common stock
353,630 shares
Class B-3 common stock
353,629 shares
OP Units

LTIP units

Conversion rights
Subject to the provisions of our charter, shares of our Class B-1, B-2 and B-3 common stock will convert automatically into shares of our Class A common stock on March 23, 2015, September 19, 2015 and March 17, 2016, respectively.
Dividend rights
Our Class A common stock and our Class B common stock share equally in any dividends authorized by our board of directors and declared by us.
Voting rights
Each share of our Class A common stock and each share of our Class B-1, B-2 and B-3 common stock entitle its holder to one vote per share.
Use of Proceeds
We estimate that the net proceeds of this offering, after deducting the underwriting discounts and commissions and estimated expenses payable by us, will be approximately $ , or approximately $ if the underwriters’ overallotment option is exercised in full. We intend to use the net proceeds of this offering as follows:
• approximately $13.6 million to acquire an estimated 90% interest in Venue Apartments;
• approximately $825,500 in offering expenses (exclusive of underwriting discounts and commissions), including reimbursement of our Manager for expenses and fees incurred on our behalf; and
• the balance for future acquisitions and for other general corporate and working capital purposes, which may include the funding of capital improvements at our properties.
NYSE MKT Symbol
Our Class A common stock is listed on the NYSE MKT under the symbol “BRG.”

(1)	Includes 1,047,468 shares of Class A common stock issued in our contribution transactions. Excludes (i) up to shares of Class A common stock that may be issued by us upon exercise of the underwriters’ overallotment option and (ii) 96,300 shares of Class A common stock available for future issuance under our 2014 Incentive Plans.
(2)	Includes 282,759 OP Units issued in our contribution transactions, and 146,016 LTIP units issued to our former advisor, Bluerock Multifamily Advisor, LLC, an affiliate of Bluerock, in payment of acquisition fees related to the contribution transactions, which may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of common stock on a one-for-one basis. Excludes 179,562 LTIP unit awards to our Manager issued concurrently with the completion of the IPO, which will vest ratably on an annual basis over a three-year period that began on April 30, 2014. Includes LTIP units we will issue to Wunderlich Securities, Inc. and certain of its affiliates as fee payment for advisory services rendered to us in connection with this offering.
(3)	Share numbers reflect the Recapitalization.

SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth summary selected financial and operating data of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.).

The summary selected balance sheet data as of December 31, 2013 and 2012 and the summary selected statement of operations data for the years ended December 31, 2013 and 2012 have been derived from the audited historical financial statements of Bluerock Residential Growth REIT, Inc., appearing elsewhere in this prospectus.

The unaudited summary selected balance sheet data as of June 30, 2014 and the unaudited summary selected statement of operations data for the six months ended June 30, 2014 and June 30, 2013 have been derived from the unaudited historical financial statements of Bluerock Residential Growth REIT, Inc., appearing elsewhere in this prospectus. In the opinion of our management, the unaudited summary selected balance sheet as of June 30, 2014 and the unaudited summary selected statements of operations for the six months ended June 30, 2014 include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the six months ended June 30, 2014 and for the year ended December 31, 2013 have been adjusted to reflect (1) the completion of the IPO, our contribution transactions and obtaining proceeds from this offering (assuming an offering size of $35.0 million), (2) the application of the net proceeds from the IPO, (3) the Recapitalization and (4) the disposition of the Creekside property and the planned dispositions of our North Park Towers and Estates at Perimeter/Augusta properties (each as described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus) as of January 1, 2014 for the operating data and as of June 30, 2014 for the balance sheet data.

Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The pro forma financial statements do not reflect the following:

•	the operations of the North Park Towers and Estates at Perimeter/Augusta properties in the statement of operations, as these assets are expected to be sold within the next twelve months;
•	anticipated net proceeds from the sale of the North Park Towers and Estates at Perimeter/Augusta properties; and
•	the investment of net proceeds from this offering.

As a result, our pro forma financial information, such as real estate assets, mortgages, revenues and expenses, does not reflect potential income (or loss) from the reinvestment of the proceeds from the two asset sales and this offering in real estate assets.

You should read the following summary selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes appearing elsewhere in this prospectus. All share and per share data set forth below reflects the Recapitalization.

	Six Months Ended June 30,				Year Ended December 31,
	2014			2013	2013			2012
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
	Pro Forma		Historical	Historical	Pro Forma		Historical	Historical
Operating Data:
Total revenue		$15,538,093	$10,990,931	$5,935,143		$28,786,330	$12,215,087	$3,407,989
Total expenses		15,780,116	14,629,950	6,818,802		29,384,014	13,340,261	8,645,305
Equity in earnings (loss) of unconsolidated joint ventures		985,106	80,706	52,694		1,955,836	(102,939)	13,435
Operating income (loss)		743,083	(3,558,313)	(883,659)		1,358,152	(1,228,113)	(5,223,881)
Total other (expense) income(1)		(4,625,156)	(3,137,798)	(2,270,788)		(9,471,983)	(2,991,075)	11,984,598
Net (loss) income from continuing operations		(3,749,549)	(6,563,587)	(3,154,447)		(8,113,831)	(4,219,188)	6,760,717
Gain/(loss) from discontinued operations		—	8,925	(89,537)		—	(194,365)	604,591
Net (loss) income		(3,749,549)	(6,554,662)	(3,243,984)		(8,113,831)	(4,413,553)	7,365,308
Net (loss) income attributable to common stockholders		(3,277,450)	(5,582,739)	(2,422,297)		(5,202,672)	(2,971,001)	3,920,841
Earnings (loss) per share – continuing operations:
Basic	$		$(1.63)	$(2.31)	$		$(2.70)	$4.48
Diluted	$		$(1.63)	$(2.31)	$		$(2.70)	$4.44
Earnings (loss) per share – discontinued operations:
Basic	$		$0.00	$(0.09)	$		$(0.19)	$0.82
Diluted	$		$0.00	$(0.09)	$		$(0.19)	$0.81

Balance Sheet Data (as of end of period):
Total net operating real estate		$293,258,751	$308,105,722	$—		$—	$119,547,318	$146,589,933
Total net operating real estate held for sale		—	—	—		—	43,458,027	—
Total investments in unconsolidated real estate joint ventures		13,281,010	4,255,162	—		—	1,254,307	2,398,902
Assets related to real estate held for sale		—	10,726	—		—	1,452,785	—
Total assets		354,788,086	344,281,627	—		—	172,526,092	156,631,431
Mortgage payable		214,783,947	218,283,947	—		—	79,034,338	96,099,690
Line of credit		—	—	—		—	7,571,223	11,935,830
Liabilities related to real estate held for sale		—	475,630	—		—	33,227,650	—
Total liabilities		222,536,198	227,018,984	—		—	126,443,873	113,147,458
Total stockholders' equity (deficit)		89,438,038	67,172,486	—		—	12,001,393	11,037,961

Other Data:
Cash flows (used in) provided by operations		$—	$(1,438,329)	$1,715,339		$—	$244,264	$(2,048,484)
Cash flows (used in) provided by investing activities		—	(19,530,631)	(7,395,762)		—	$(16,544,289)	$10,851,725
Cash flows (used in) provided by financing activities		—	38,366,552	4,619,050		—	16,494,647	15,268,802
Weighted average number of common shares outstanding – basic			3,452,032	1,012,870			1,032,339	738,276
Weighted average number of common shares outstanding – diluted			3,452,032	1,012,870			1,032,339	745,517

(1)	Total other income (expense) for the year ended December 31, 2012 includes a non-recurring gain on the sale of our joint venture interest in the Meadowmont property of $2,014,533, net of disposition fees, and a non-recurring gain on business combinations of $10,927,042, net of acquisition costs.

RISK FACTORS

The purchase of shares of our Class A common stock involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our Class A common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our Class A common stock to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business and Properties

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions, and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

•	changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;
•	fluctuations in interest rates, which could adversely affect our ability to obtain financing on favorable terms or at all;
•	the inability of residents and tenants to pay rent;
•	the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors' properties based on considerations such as convenience of location, rental rates, amenities and safety record;
•	increased operating costs, including increased real property taxes, maintenance, insurance and utilities costs;
•	weather conditions that may increase or decrease energy costs and other weather-related expenses;
•	oversupply of apartments, commercial space or single-family housing or a reduction in demand for real estate in the markets in which our properties are located;
•	a favorable interest rate environment that may result in a significant number of potential residents of our apartment communities deciding to purchase homes instead of renting;
•	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes;
•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs; and
•	changing trends in the demand by consumers for merchandise offered by retailers conducting business at our retail properties.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in the following risk factors. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

Our Current Portfolio consists of interests in twelve apartment communities located primarily in markets in the Southeastern United States. Any adverse developments in local economic conditions or the demand for apartment units in these markets may negatively impact our results of operations.

Our Current Portfolio of properties consists primarily of apartment communities geographically concentrated in the Southeastern United States, and our portfolio going forward may consist primarily of the same. For the six months ended June 30, 2014, properties in Florida, Michigan, Illinois, Tennessee, Virginia and Georgia comprised 20%, 19%, 19%, 17%, 15%, and 10%, respectively, of our total rental revenue. As such, we are currently susceptible to local economic conditions and the supply of and demand for apartment units in these markets. If there is a downturn in the economy or an oversupply of or decrease in demand for apartment units in these markets, our business could be materially adversely affected to a greater extent than if we owned a real estate portfolio that was more diversified in terms of both geography and industry focus.

Our Manager may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy requires us, through our Manager, to identify suitable investment opportunities compatible with our investment criteria. Our Manager may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including other publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments may impede our growth and negatively affect our cash available for distribution to our stockholders.

Adverse economic conditions may negatively affect our results of operations and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our properties.

Our operating results may be adversely affected by market and economic challenges, which may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our properties. These market and economic challenges include, but are not limited to, the following:

•	any future downturn in the U.S. economy and the related reduction in spending, reduced home prices and high unemployment could result in tenant defaults under leases, vacancies at our apartment communities and concessions or reduced rental rates under new leases due to reduced demand;
•	the rate of household formation or population growth in our target markets or a continued or exacerbated economic slow-down experienced by the local economies where our properties are located or by the real estate industry generally may result in changes in supply of or demand for apartment units in our target markets; and
•	the failure of the real estate market to attract the same level of capital investment in the future that it attracts at the time of our purchases or a reduction in the number of companies seeking to acquire properties may result in the value of our investments not appreciating or decreasing significantly below the amount we pay for these investments.

The length and severity of any economic slow-down or downturn cannot be predicted. Our operations and, as a result, our ability to make distributions to our stockholders and/or our ability to realize appreciation in the value of our properties could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

Our revenues are significantly influenced by demand for apartment properties generally, and a decrease in such demand will likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

Our Current Portfolio is focused predominately on apartment properties, and we expect that our portfolio going forward will focus predominately on the same. As a result, we are subject to risks inherent in investments in a single industry, and a decrease in the demand for apartment properties would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Resident demand at apartment properties was adversely affected by the recent U.S. recession, including the reduction in spending, reduced home prices and high unemployment, together with the price volatility, dislocations and liquidity disruptions in the debt and equity markets, as well as the rate of household formation or population growth in our markets, changes in interest rates or changes in supply of, or demand for, similar or competing apartment properties in an area. If the economic recovery slows or stalls, these conditions could persist and we could experience downward pressure on occupancy and market rents at our apartment properties, which could cause a decrease in our rental revenue. Any such decrease could impair our ability to satisfy our substantial debt service obligations or make distributions to our stockholders.

The properties in our investment pipeline are subject to contingencies that could delay or prevent acquisition or investment in those properties.

We are currently in discussions regarding a number of apartment properties for acquisition or investment. In particular, we and an affiliate of Carroll recently entered into a nonbinding LOI to purchase a Class-A, 306-unit market rate apartment community in Orlando, Florida known as the Venue Apartments, or Venue. See “Our Business and Properties — Our Investment Pipeline.” However, we have not completed our diligence process on this or any other properties or development projects nor do we have definitive investment or purchase and sale agreements, as applicable, and several other conditions must be met in order for us to complete these acquisitions or developments, including approval by our investment committee or board of directors. If we are unable to complete the acquisition of the interests or investment in any of these properties or experience significant delays in executing any such acquisition or investment, we will have issued shares of our common stock in this offering without realizing a corresponding current or future increase in earnings and cash flow from acquiring those interests or developing those properties, which could have a material adverse impact on our financial condition and results of operations. In addition, to the extent the uses of proceeds from this offering are designated for the acquisition of or investment in these properties, e.g., Venue, we will have no specific designated use for the net proceeds from this offering allocated to the purchase or development and investors will be unable to evaluate in advance the manner in which we will invest, or the economic merits of the properties we may ultimately acquire or develop with such proceeds.

Our expenses may remain constant or increase, even if our revenues decrease, causing our results of operations to be adversely affected.

Costs associated with our business, such as mortgage payments, real estate taxes, insurance premiums and maintenance costs, are relatively inflexible and generally do not decrease, and may increase, when a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause a reduction in property revenues. As a result, if revenues drop, we may not be able to reduce our expenses accordingly, which would adversely affect our financial condition and results of operations.

We compete with numerous other parties or entities for real estate assets and tenants and may not compete successfully.

We compete with numerous other persons or entities engaged in real estate investment activities, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may be willing to offer space at rates below our rates, causing us to lose existing or potential tenants.

Competition from other apartment properties for tenants could reduce our profitability and the return on your investment.

The apartment property industry is highly competitive. Our competitors may be willing to offer space at rates below our rates, causing us to lose existing or potential tenants. This competition could reduce occupancy levels and revenues at our apartment properties, which would adversely affect our results of operations. We expect to face competition for tenants from many sources. We will face competition from other apartment communities both in the immediate vicinity and in the larger geographic market where our apartment communities will be located. If overbuilding of apartment properties occurs at our properties it will increase the number of apartment units available and may decrease occupancy and apartment rental rates at our properties.

Increased competition and increased affordability of single-family homes could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Any apartment properties we may acquire will most likely compete with numerous housing alternatives in attracting residents, including single-family homes, as well as owner-occupied single and multifamily homes available to rent. Competitive housing in a particular area and the increasing affordability of owner occupied single and multifamily homes available to rent or buy caused by declining mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain our residents, lease apartment units and increase or maintain rental rates.

Increased construction of similar properties that compete with our properties in any particular location could adversely affect the operating results of our properties and our cash available for distribution to our stockholders.

We may acquire properties in locations which experience increases in construction of properties that compete with our properties. This increased competition and construction could:

•	make it more difficult for us to find tenants to lease units in our apartment properties;
•	force us to lower our rental prices in order to lease units in our apartment properties; and/or
•	substantially reduce our revenues and cash available for distribution to our stockholders.

Our investments will be dependent on tenants for revenue, and lease terminations could reduce our revenues from rents, resulting in the decline in the value of your investment.

The underlying value of our properties and the ability to make distributions to you depend upon the ability of the tenants of our properties to generate enough income to pay their rents in a timely manner, and the success of our investments depends upon the occupancy levels, rental income and operating expenses of our properties and our company. Tenants’ inability to timely pay their rents may be impacted by employment and other constraints on their personal finances, including debts, purchases and other factors. These and other changes beyond our control may adversely affect our tenants’ ability to make lease payments. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur costs in protecting our investment and re-leasing our property. We may be unable to re-lease the property for the rent previously received. We may be unable to sell a property with low occupancy without incurring a loss. These events and others could cause us to reduce the amount of distributions we make to stockholders and may also cause the value of your investment to decline.

Our operating results and distributable cash flow depend on our ability to generate revenue from leasing our properties to tenants on terms favorable to us.

Our operating results depend, in large part, on revenues derived from leasing space in our properties. We are subject to the credit risk of our tenants, and to the extent our tenants default on their leases or fail to make rental payments we may suffer a decrease in our revenue. In addition, if a tenant does not pay its rent, we may not be able to enforce our rights as landlord without delays and we may incur substantial legal costs. We are also subject to the risk that we will not be able to lease space in our value-added or opportunistic properties or that, upon the expiration of leases for space located in our properties, leases may not be renewed, the space may not be re-leased or the terms of renewal or re-leasing (including the cost of required renovations or concessions to customers) may be less favorable to us than current lease terms. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in decreased distributions to our stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property. Further, costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. These events would cause a significant decrease in revenues and could cause us to reduce the amount of distributions to our stockholders.

Short-term apartment leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions to our stockholders.

We expect that substantially all of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

Costs incurred in complying with governmental laws and regulations may reduce our net income and the cash available for distributions.

Our company and the properties we own and expect to own are subject to various federal, state and local laws and regulations relating to environmental protection and human health and safety. Federal laws such as the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act and their resolutions and corresponding state and local counterparts govern such matters as wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with disposals. The properties we acquire will be subject to the Americans with Disabilities Act of 1990 which generally requires that certain types of buildings and services be made accessible and available to people with disabilities. Additionally, we must comply with the Fair Housing Amendments Act of 1988, or the FHAA, which requires that apartment properties first occupied after March 13, 1991 be accessible to handicapped residents and visitors. These laws may require us to make modifications to our properties. Some of these laws and regulations impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were illegal. Compliance with these laws and any new or more stringent laws or regulations may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. In addition, there are various federal, state and local fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance.

Our properties may be affected by our tenants’ activities or actions, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties. The presence of hazardous substances, or the failure to properly remediate these substances, may make it difficult or impossible to sell or rent such property. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

A change in the United States government policy with regard to Fannie Mae and Freddie Mac could impact our financial condition.

Fannie Mae and Freddie Mac are a major source of financing for the apartment real estate sector. We and other apartment companies in the apartment real estate sector depend frequently on Fannie Mae and Freddie Mac to finance growth by purchasing or guarantying apartment loans. In February 2011, the Obama Administration released a report to Congress which included options, among others, to gradually shrink and eventually shut down Fannie Mae and Freddie Mac. We do not know when or if Fannie Mae or Freddie Mac will restrict their support of lending to the apartment real estate industry or to us in particular. A final decision by the government to eliminate Fannie Mae or Freddie Mac, or reduce their acquisitions or guarantees of apartment real estate mortgage loans, may adversely affect interest rates, capital availability and our ability to refinance our existing mortgage obligations as they come due and obtain additional long-term financing for the acquisition of additional apartment communities on favorable terms or at all.

If we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs, which may adversely affect our ability to make distributions to our stockholders.

While the majority of our properties have undergone substantial renovations by prior owners since they were constructed, older properties may carry certain risks including unanticipated repair costs associated with older properties, increased maintenance costs as older properties continue to age, and cost overruns due to the need for special materials and/or fixtures specific to older properties. Although we take a proactive approach to property preservation, utilizing a preventative maintenance plan, and selective improvements that mitigate the cost impact of maintaining exterior building features and aging building components, if we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs which may adversely affect our ability to make distributions to our stockholders.

Any uninsured losses or high insurance premiums will reduce our net income and the amount of our cash distributions to stockholders.

Our Manager will attempt to ensure adequate insurance is obtained to cover significant areas of risk to us as a company and to our properties. However, there are types of losses at the property level, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our stockholders may be limited.

Real estate investments are relatively illiquid. We will have a limited ability to vary our Portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs. When we sell any of our properties, we may not realize a gain on such sale. We may not elect to distribute any proceeds from the sale of properties to our stockholders; for example, we may use such proceeds to:

•	purchase additional properties;
•	repay debt, if any;
•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;
•	create working capital reserves; and/or
•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our remaining properties.

Our ability to sell our properties may also be limited by our need to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization, we may be required to hold our properties for the production of rental income for a minimum period of time, generally two years, and comply with certain other requirements in the Code.

We may be unable to redevelop existing properties successfully and our investments in the development of new properties will be subjected to development risk, which could adversely affect our results of operations due to unexpected costs, delays and other contingencies.

As part of our operating strategy, we intend to selectively expand and/or redevelop existing properties as market conditions warrant, as well as invest in development of new properties through our Invest-to-Own strategy. In addition to the risks associated with real estate investments in general as described above, there are significant risks associated with development activities including the following:

•	we or the developers that we finance may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs and/or lower than expected leases;
•	developers may incur development costs for a property that exceed original estimates due to increased materials, labor or other costs, changes in development plans or unforeseen environmental conditions, which could make completion of the property more costly or uneconomical;
•	land, insurance and construction costs may be higher than expected in our markets; therefore, we may be unable to attract rents that compensate for these increases in costs;
•	we may abandon redevelopment or Invest-to-Own development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring any such opportunities;
•	rental rates and occupancy levels may be lower and operating and/or capital cost may be higher than anticipated;
•	changes in applicable zoning and land use laws may require us to abandon projects prior to their completion, resulting in the loss of development costs incurred up to the time of abandonment; and
•	possible delays in completion because of construction delays, delays in the receipt of zoning, occupancy and other approvals, or other factors outside of our control.

In addition, if a project is delayed, certain residents and tenants may have the right to terminate their leases. Any one or more of these risks may cause us or the projects in which we invest to incur unexpected development costs, which would negatively affect our results of operations.

As part of otherwise attractive portfolios of properties, we may acquire some properties with existing lock-out provisions, which may prohibit or inhibit us from selling a property for an indeterminate period of time, or may require us to maintain specified debt levels for a period of years on some properties.

Loan provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Loan provisions may prohibit us from reducing the outstanding indebtedness with respect to properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.

Loan provisions could impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our stock, relative to the value that would result if the loan provisions did not exist. In particular, loan provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Our investments could be adversely affected if a Bluerock SP performs poorly at one of our projects, which could adversely affect returns to our stockholders.

In general, we expect to rely on our Bluerock SPs for the day-to-day management and development of our real estate investments. Our Bluerock SPs are not fiduciaries to us, and generally will have limited capital invested in a project, if any. One or more of our Bluerock SPs may perform poorly in managing one of our project investments for a variety of reasons, including failure to properly adhere to budgets or properly consummate the property business plan. Our Bluerock SPs may also underperform for strategic reasons related to projects or assets that a Bluerock SP is involved in with a Bluerock affiliate but not our company. If a Bluerock SP does not perform well at one of our projects, we may not be able to ameliorate the adverse effects of poor performance by terminating the Bluerock SP and finding a replacement partner to manage our projects in a timely manner. In such an instance, the returns to our stockholders could be adversely affected.

Actions of our joint venture partners could subject us to liabilities in excess of those contemplated or prevent us from taking actions which are in the best interests of our stockholders, which could result in lower investment returns to our stockholders.

We have entered into, and in the future intend to enter into, joint ventures with affiliates and other third parties, including our Bluerock SPs, to acquire or improve properties. We may also purchase properties in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present when acquiring real estate directly, including, for example:

•	joint venturers may share certain approval rights over major decisions;
•	that such co-venturer, co-owner or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in the joint venture or the timing of termination or liquidation of the joint venture;
•	the possibility that our co-venturer, co-owner or partner in an investment might become insolvent or bankrupt;
•	the possibility that we may incur liabilities as a result of an action taken by our co-venturer, co-owner or partner;
•	that such co-venturer, co-owner or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to maintaining our qualification as a REIT;
•	disputes between us and our joint venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable joint venture to additional risk; or
•	under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on the joint venture.

These events might subject us to liabilities in excess of those contemplated and thus reduce your investment returns. If we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, nor our operating partnership, nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. We expect that our operating partnership’s and subsidiaries’ investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the Investment Company Act. In order to maintain an exemption from regulation under the Investment Company Act, we intend to engage, through our operating partnership and our wholly and majority owned subsidiaries, primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to stockholders and possibly lower your returns.

We expect that most of our assets will be held through wholly owned or majority owned subsidiaries of our operating partnership. We expect that most of these subsidiaries will be outside the definition of investment company under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company as we invest primarily in real property, through our wholly or majority owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through the operating partnership, which in turn is a holding company conducting its business through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that they comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor the operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor the operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly-owned or majority owned subsidiaries, we and the operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

In the event that the value of investment securities held by the subsidiaries of our operating partnership were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 70% to 90% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited to these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain joint venture investments may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the real estate business described in Section 3(c)(5)(C) of the Investment Company Act. It

also excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority owned subsidiaries of our operating partnership.

To ensure that neither we, nor our operating partnership nor subsidiaries are required to register as an investment company, each entity may be unable to sell assets they would otherwise want to sell and may need to sell assets they would otherwise wish to retain. In addition, we, our operating company or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our respective portfolios periodically and prior to each acquisition or disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

For more information on issues related to compliance with the Investment Company Act, see “Policies With Respect to Certain Activities — Policies Relating to the Investment Company Act.”

We have experienced losses in the past, and we may experience similar losses in the future.

From inception of our company through June 30, 2014, we had a cumulative net loss of $11,694,021. Our losses can be attributed, in part, to the initial start-up costs and high corporate general and administrative expenses relative to the size of our portfolio. In addition, acquisition costs and depreciation and amortization expenses substantially reduced our income. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We continue to generate negative operating cash flow, and our corporate general and administrative expenses remain high relative to the size of our Current Portfolio.

Our current corporate general and administrative expenses exceed the cash flow received from our investments in real estate joint ventures. The primary reason for our negative operating cash flow is the amount of our corporate general and administrative expenses relative to the size of our Current Portfolio. Our corporate general and administrative expenses were $929,739 for the six months ended June 30, 2014, which reflected an increase of $99,807 over the same period in 2013. There can be no assurance that future operating cash flow will improve. If cash flow received from our investments does not improve and our corporate general and administrative expenses remain high relative to the size of our portfolio, this would reduce the amount of funds available for us to invest in properties or other investments. These factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

Our corporate general and administrative costs are likely to remain high relative to the size of our portfolio, which will adversely affect our results of operations and our ability to make distributions to our stockholders.

If we are not successful in investing the net proceeds of this offering in the manner set forth under “Use of Proceeds” and continuing to raise capital and invest on an accretive basis, our corporate general and administrative costs will likely remain high relative to the size of our portfolio. If that occurs, it would adversely affect our results of operations and our ability to make distributions to our stockholders.

We have very limited sources of capital other than the proceeds of this offering to meet our primary liquidity requirements.

We have very limited sources of capital other than cash from property operations and the net proceeds of this offering to meet our primary liquidity requirements. As a result, we may not be able to pay our liabilities and obligations when they come due other than with the net proceeds of this offering, which may limit our ability to fully consummate our business plan and diversify our portfolio. In the past, we have relied on borrowing from affiliates to help finance our business activities. However, there are no assurances that we will be able to continue to borrow from affiliates or extend the maturity date of any loans that may be outstanding and due to affiliates.

You will have limited control over changes in our policies and day-to-day operations, which limited control increases the uncertainty and risks you face as a stockholder. In addition, our board of directors may change our major operational policies without your approval.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. See “Important Provisions of Maryland Corporate Law and Our Charter and Bylaws.”

Our Manager is responsible for the day-to-day operations of our company and the selection and management of investments and has broad discretion over the use of proceeds from this offering. Accordingly, you should not purchase shares of our Class A common stock unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Manager, who will manage our company in accordance with the Management Agreement. In addition, our Manager may retain independent contractors to provide various services for our company, and you should note that such contractors will have no fiduciary duty to you or the other stockholders and may not perform as expected or desired.

In addition, while this prospectus outlines our investment policies and generally describes our target portfolio, our board of directors or our Manager may make adjustments to these policies based on, among other things, prevailing real estate market conditions and the availability of attractive investment opportunities. While we have no current intention of changing our investment policies, we will not forego an attractive investment because it does not fit within our targeted asset class or portfolio composition. We may use the proceeds of this offering to purchase or invest in any type of real estate which we determine is in the best interest of our stockholders. As such, our actual portfolio composition may vary substantially from the target portfolio described in this prospectus.

If we internalize our management functions, we could incur other significant costs associated with being self-managed.

At the earlier of (i) April 2, 2017, three years following the completion of the IPO, and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, pursue the internalization of the functions performed for us by our Manager through the acquisition of our Manager or similar transaction through which we would bring onboard our Manager’s management team. The method by which we could internalize these functions could take many forms. While we believe that there are substantial benefits to internalization of management functions at the appropriate time, there is no assurance that internalization will be beneficial to us and our stockholders, and internalizing our management functions could reduce earnings per share and funds from operation per share. For example, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our Manager or its affiliates. Internalization transactions involving the internalization of managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in properties or other investments to pay distributions. All these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Your rights as stockholders and our rights to recover claims against our officers, directors and Manager are limited.

Under Maryland law, our charter, our bylaws and the terms of certain indemnification agreements with our directors, we may generally indemnify our officers, our directors, our Manager and their respective affiliates to the maximum extent permitted by Maryland law. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our Manager and its affiliates, than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our Manager in some cases.

A limit on the percentage of our securities a person may own may discourage a takeover or business combination, which could prevent our stockholders from realizing a premium price for their stock.

Our charter restricts direct or indirect ownership by one person or entity to no more than 9.8% in value of the outstanding shares of our capital stock or 9.8% in number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock unless exempted (prospectively or retroactively) by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our Class A common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Our board of directors could also authorize the issuance of up to 250,000,000 shares of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our Class A common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our Class A common stock. See “Description of Capital Stock — Preferred Stock.”

Risks Related to Our Contribution Transactions and Other Related Party Transactions

We may be subject to unknown liabilities in connection with the contribution transactions which could result in unexpected liabilities and expenses.

As part of the contribution transactions, we (through our operating partnership) received certain assets or interests in certain assets subject to existing liabilities, which may include liabilities that are unknown to us. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (including those that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Although we are not aware of any, our recourse with respect to any such liabilities may be limited. Depending upon the amount or nature of such liabilities, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our shares may be adversely affected.

We did not obtain new owner’s title insurance policies in connection with the acquisition of our real estate investments in the contribution transactions.

Each of the properties underlying the contributed real estate investments in our contribution transactions is insured by a title insurance policy. We did not, however, obtain new owner’s title insurance policies in connection with the contribution transactions unless the existing mortgage loans remained in place upon completion of the acquisition, in which case we may have obtained new title policies or updated existing title policies if required by a lender. Although we are not aware of any, if there were a material title defect related to any of these properties that is not adequately covered by a title insurance policy, we could lose some or all of our capital invested in and our anticipated profits from such property.

We did not obtain new Phase I environmental site assessments in connection with our contribution transactions, and the assessments our sellers obtained before acquisition of these properties did not provide assurance that we will not be exposed to environmental liabilities at our properties.

We did not obtain new Phase I environmental site assessments with respect to all of the properties underlying our contributed real estate investments prior to the contribution transactions. No assurances can be given that any of the prior Phase I environmental site assessments previously obtained by Fund I and the Bluerock Funds identify all environmental conditions impacting the properties because material environmental conditions may have developed since the Phase I environmental site assessments were conducted. The Phase I environmental site assessments are also of limited scope and do not include comprehensive asbestos, lead-based paint or lead in drinking water assessments. Therefore, the properties developed earlier than 1989 may contain such hazardous substances. Comprehensive mold and radon assessments also were not conducted and some of the initial properties were identified in areas with radon levels above action levels for residential buildings by the Environmental Protection Agency. We also cannot guarantee that a prior owner or tenant of a property or that an adjacent property owner has not created a material environmental condition that is unknown to us or that there are no other unknown material environmental conditions as to any one or more of the properties underlying our contributed real estate investments. There also exists the risk that material environmental conditions, liabilities or compliance concerns may arise in the future. The realization of any or all of these risks may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our shares of Class A common stock.

We may pursue less vigorous enforcement of the terms of certain agreements in connection with related party transactions because of conflicts of interest with certain of our officers and directors, and the terms of those agreements may be less favorable to us than they might otherwise be in an arm’s-length transaction.

The agreements we enter into in connection with related party transactions are expected to contain limited representations and warranties and have limited express indemnification rights in the event of a breach of those agreements. Furthermore, Mr. Kamfar, our Chairman, Chief Executive Officer and President, currently serves as an officer of Bluerock. Consequently, he has a fiduciary duty to act in the best interests of Fund I and the Bluerock Funds. Further, Mr. Kachadurian, a director and our Manager’s Vice Chairman, is affiliated with Bluerock and will have a conflict with respect to any matters that require consideration by our board of directors that occur between us and Bluerock. Even if we have actionable rights, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements or under other agreements we may have with these parties, because of our desire to maintain positive relationships with these individuals.

Our tax protection agreement requires our operating partnership to maintain certain debt levels that otherwise would not be required to operate our business.

Under our tax protection agreement with NPT, our operating partnership will provide NPT the opportunity to guarantee debt or enter into a deficit restoration obligation upon a future repayment, retirement, refinancing or other reduction (other than scheduled amortization) of currently outstanding debt prior to the sixth anniversary of the completion of our contribution transactions. If we fail to make such opportunity available, we will be required to deliver to NPT a cash payment intended to approximate the tax liability of certain members of NPT resulting from our failure to make such opportunity available and the tax liabilities incurred as a result of such tax protection payment. We agreed to these provisions in order to assist certain members of NPT in deferring the recognition of taxable gain as a result of and after our contribution transactions. These obligations may require us to maintain more or different indebtedness than we would otherwise require for our business. We estimate that the amount of indebtedness we are required to maintain for this purpose will not exceed $20 million.

Risks Related to our Management and Relationships with our Manager

We are dependent on our Manager and its key personnel for our success.

Currently, we are externally advised by our Manager and, pursuant to the Management Agreement, our Manager is not obligated to dedicate any specific personnel exclusively to us, nor is its personnel obligated to dedicate any specific portion of their time to the management of our business. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business. Moreover, each of our officers and non-independent directors is also an employee of our Manager or one of its affiliates, and has significant responsibilities for other investment vehicles currently managed by Bluerock affiliates, and may not always be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our Management Agreement with our Manager only extends until April 2, 2017 (the third anniversary of the closing of the IPO), with automatic one-year renewals thereafter, and may be terminated earlier under certain circumstances. If the Management Agreement is terminated or not renewed and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

The inability of our Manager to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to make distributions and could reduce the value of your investment.

Our Manager is obligated to supply us with substantially all of our senior management team, including our chief executive officer, president, chief accounting officer and chief operating officer. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of our Manager and its affiliates. In particular, our success depends to a significant degree upon the contributions of Messrs. Kamfar, Kachadurian, Babb, Ruddy, Konig and MacDonald, all of whom are senior officers of our Manager. We do not have employment agreements with any of these key personnel and do not have key man life insurance on any of them. If any of Messrs. Kamfar, Kachadurian, Babb, Ruddy, Konig and MacDonald were to cease their affiliation with us or our Manager, our Manager may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success depends, in large part, upon our Manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and our Manager may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our Manager’s limited operating history makes it difficult for you to evaluate this investment.

Our Manager has less than one year of operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

Termination of our Management Agreement, even for poor performance, could be difficult and costly, including as a result of termination fees, and may cause us to be unable to execute our business plan.

Termination of our Management Agreement without cause, even for poor performance, could be difficult and costly. We may terminate our Management Agreement without cause if at least two-thirds of our independent directors determine either (i) there has been unsatisfactory performance by our Manager that is materially detrimental to us or (ii) the base management and incentive fees payable by us to our Manager are above current market rates. We may generally terminate our Manager for “cause” (as defined in our Management Agreement); provided, that if we are terminating due to a “change of control” of our Manager (as defined in our Management Agreement), a majority of our independent directors must determine such change of control is materially detrimental to us prior to any termination. If we terminate the Management Agreement without cause or in connection with an internalization, or if the Manager terminates the Management Agreement because of a material breach thereof by us or as a result of a change of control of our company, we must pay our Manager a termination fee payable in cash or, in connection with an internalization, acquire our Manager at an equivalent price, which may include a contribution of the Manager’s assets in exchange for OP Units or other tax-efficient transaction. The termination fee, if any, will be equal to three times the sum of the base management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may substantially restrict our ability to terminate the Management Agreement without cause and would cause us to incur substantial costs in connection with such a termination. Furthermore, in the event that our Management Agreement is terminated, with or without cause, and we are unable to identify a suitable replacement to manage us, our ability to execute our business plan could be adversely affected.

Because we are dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

We are dependent on our Manager and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Under the direction of our board of directors, and subject to our investment guidelines, our Manager makes all decisions with respect to the management of our company. Our Manager depends upon the fees and other compensation that it receives from us in connection with managing our company to conduct its operations. Any adverse changes in the financial condition of our Manager or its affiliates, or our relationship with our Manager, could hinder its ability to successfully manage our operations and our portfolio of investments, which would adversely affect us and our stockholders.

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager is authorized to follow very broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies, which are described under “Policies with Respect to Certain Activities — Our Investment Policies.” In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

Our Manager and our senior management team have limited experience managing a REIT and limited experience managing a publicly traded REIT.

The experience of our senior management team in managing a REIT is limited to the time since 2008, and that of our Manager is limited to the time since the completion of the IPO. Moreover, our Manager and most members of our senior management team have limited experience managing a publicly traded REIT. We cannot assure you that the past experience of our Manager and our senior management team will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act.

Risks Related to Conflicts of Interest

The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our executive officers, including two of our five directors, are executives of Bluerock. Our Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with Bluerock and its affiliates.

We may have conflicts of interest with our Manager and other affiliates, which could result in investment decisions that are not in the best interests of our stockholders.

There are numerous conflicts of interest between our interests and the interests of our Manager, Bluerock and their respective affiliates, including conflicts arising out of allocation of personnel to our activities, allocation of investment opportunities between us and investment vehicles affiliated with Bluerock, purchase or sale of apartment properties, including from or to Bluerock or its affiliates and fee arrangements with our Manager that might induce our Manager to make investment decisions that are not in our best interests. Examples of these potential conflicts of interest include:

•	Bluerock and the Bluerock Funds, which are managed by Bluerock and its affiliates, own a significant portion of our common stock on a fully diluted basis, which could give Bluerock the ability to control the outcome of matters submitted for stockholder approval and allow Bluerock to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders;
•	Competition for the time and services of personnel that work for us and our affiliates;
•	Compensation payable by us to our Manager and its affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;
•	The possibility that our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties, subject to the terms of our investment allocation agreement with our Manager and Bluerock, and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our Class A common stock;
•	The possibility that if we acquire properties from Bluerock or its affiliates, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party;
•	The possibility that our Manager will face conflicts of interest caused by its indirect ownership by Bluerock, some of whose officers are also our officers and two of whom are directors of ours, resulting in actions that may not be in the long-term best interests of our stockholders;
•	Our Manager has considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions, and the incentive fee payable by us to our Manager is determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests;
•	The possibility that we may acquire or merge with our Manager, resulting in an internalization of our management functions;

•	The possibility that conflicts of interest may arise between NPT, as a holder of OP Units, and our stockholders with respect to a reduction of indebtedness of our operating partnership, which could have adverse tax consequences to certain members of NPT thereby making those transactions less desirable to NPT, which will continue to be managed by a Bluerock affiliate;
•	The possibility that the competing demands for the time of our Manager, its affiliates and our officers may result in them spending insufficient time on our business, which may result in our missing investment opportunities or having less efficient operations, which could reduce our profitability and result in lower distributions to you; and
•	As of the date of this prospectus, all but one of our investments have been made through joint venture arrangements with affiliates of our Manager (in addition to unaffiliated third parties), which arrangements were not the result of arm’s-length negotiations of the type normally conducted between unrelated co-venturers, and which could result in a disproportionate benefit to affiliates of our Manager.

Any of these and other conflicts of interest between us and our Manager could have a material adverse effect on the returns on our investments, our ability to make distributions to stockholders and the trading price of our Class A common stock.

Certain current or future private investment funds managed by Bluerock or its affiliates may have the right to co-invest with us in Class A apartment properties in our target markets, which could adversely affect our ability to invest timely in our target assets, thereby materially and adversely affecting our results of operations and our ability to make distributions to our stockholders.

Certain current or future private investment funds managed by Bluerock or its affiliates may have the right to co-invest with us in Class A apartment properties in our target markets under an investment allocation agreement, subject to us and each fund having capital available for investment and the determination by our Manager and the general partner of each of such funds, which is, or will be, an affiliate of Bluerock, that the proposed investment is suitable for us and such fund, respectively. Pursuant to the investment allocation agreement, the Bluerock-affiliated funds will have the right to co-invest with us under certain circumstances. Depending on the circumstances, we may co-invest in a particular asset with one or any combination of the Bluerock-affiliated funds. To the extent that one of the Bluerock-affiliated funds has significant available capital, the likelihood that we may co-invest in a particular asset with such fund could increase significantly. To the extent that we acquire assets with the Bluerock-affiliated funds, our ability to invest the net proceeds from this offering in revenue-generating assets in the near term may be hindered, which would have a material adverse effect on our results of operations and ability to make distributions to our stockholders. In addition, because affiliates of Bluerock also manage the Bluerock-affiliated funds, and fees payable to such affiliates by the Bluerock-affiliated funds may be more advantageous than fees payable by us to our Manager, our interests in such investments may conflict with the interests of the Bluerock-affiliated funds, and our Manager or its affiliates may take actions that may not be most favorable to us, including in the event of a default or restructuring of assets subject to co-investment rights.

In addition, because these funds are, and other co-investment funds managed by Bluerock and its affiliates in the future likely will be closed-end funds with finite lives, such funds are expected to dispose of substantially all of the assets in their respective portfolios prior to dissolution. As a result, prior to such dissolutions, we may need to sell our interests in the co-investment assets before we otherwise would in order to avoid a potential conflict. Our decision to sell such interests will depend, among other things, on our ability to sell the interests at favorable prices or at all. It is also possible that our Manager or its affiliates, who also manage such funds, may sell such co-investment assets at times or prices that are not in the best interests of us or our stockholders. In addition, to the extent that such funds dispose of co-investment assets that are qualifying assets, we may be required to purchase additional qualifying assets (subject to the availability of capital at favorable prices or at all) or sell non-qualifying assets at inopportune times or prices in order to maintain our qualification as a REIT and our exemption from registration under the Investment Company Act. Even if our interests are not in conflict with those of funds with co-investment rights, we will not realize the full economic benefits of the investment. If any of the foregoing were to occur, our Manager’s ability to operate our business in a manner consistent with our business strategy could be hindered materially, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

Bluerock and the Bluerock Funds’ ownership of a significant portion of the outstanding shares of our common stock on a fully diluted basis could give Bluerock the ability to control the outcome of matters submitted for stockholder approval and otherwise allow Bluerock to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders.

Immediately following the completion of this offering, Bluerock Funds will beneficially own approximately      % of our outstanding Class A common stock on a fully diluted basis and Bluerock, along with our Manager, senior executives of our Manager, and our directors, along with their affiliates, will beneficially own approximately      % of our outstanding Class A common stock on a fully diluted basis. As a result of Bluerock and the Bluerock Funds’ significant ownership in our company, Bluerock will have significant influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including the ability to control the outcome of matters submitted to our stockholders for approval such as the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In particular, this concentrated voting control could delay, defer or prevent a change of control, merger, consolidation or sale of all or substantially all of our assets that our other stockholders and our board of directors support. Conversely, Bluerock’s concentrated voting control could result in the consummation of such a transaction that our other stockholders and our board of directors do not support.

Our executive officers have interests that may conflict with the interests of stockholders.

Our executive officers are also affiliated with or are executive and/or senior officers of our Manager, Bluerock and their affiliates. These individuals may have personal and professional interests that conflict with the interests of our stockholders with respect to business decisions affecting us and our operating partnership. As a result, the effect of these conflicts of interest on these individuals may influence their decisions affecting the negotiation and consummation of the transactions whereby we acquire apartment properties in the future from Bluerock or its affiliates, or in the allocation of investment opportunities to us by Bluerock or its affiliates.

We may pursue less vigorous enforcement of terms of the contribution agreements for the apartment properties we acquired from Fund I and the Bluerock Funds because of conflicts of interest with our senior management team.

Our executive officers and two of our directors, one of whom is also chairman of our board of directors, have professional responsibilities with Fund I and the Bluerock Funds, which contributed interests in apartment properties to our operating partnership. As part of the contribution of these interests, Fund I and the Bluerock Funds made limited representations and warranties to us regarding the interests acquired. See “— Risks Related to Our Contribution Transactions — We may be subject to unknown liabilities in connection with our contribution transactions which could result in unexpected liabilities and expenses.” Any indemnification from Fund I and the Bluerock Funds related to the contribution is limited. We may choose not to enforce, or to enforce less vigorously, our rights under the contribution agreements due to our ongoing relationship between our executive officers and Bluerock.

Our Manager, our executive officers and their affiliates may face conflicts of interest and competing demands on their time, which could adversely impact your investment.

We rely on our Manager and its affiliates to select our properties and manage our assets and daily operations. Many of the same persons serve as directors, officers and employees of our company, our Manager and its affiliates. This amount will vary from week to week depending on our needs, as well as the needs of our affiliates for which our officers perform functions. Certain of our Manager’s affiliates, including its principals, are presently, and plan in the future to continue to be, and our Manager plans in the future to be, involved with real estate programs and activities which are unrelated to us. As a result of these activities, our Manager, its employees and certain of its affiliates have conflicts of interest in allocating their time between us and other activities in which they are or may become involved. Our Manager and its employees will devote only as much of their time to our business as our Manager, in its judgment, determines is reasonably required, which may be substantially less than their full time. Therefore, our Manager and its employees may experience conflicts of interest in allocating management time, services, and functions among us and other of our affiliates and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other of our affiliates than to us. However, our Manager believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the activities of our affiliates in which they are involved.

The incentive fee we pay our Manager may induce it to make riskier investments, which could adversely affect our financial condition, results of operations and the trading price of our Class A common stock.

The incentive fee payable by us to our Manager is determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests. In evaluating investments and other management strategies, the incentive fee structure may lead our Manager to place undue emphasis on the maximization of AFFO at the expense of other criteria, such as preservation of capital, in order to increase its incentive fee. Investments with higher yields generally have higher risk of loss than investments with lower yields, and could result in higher investment losses, particularly during cyclical economic downturns, which could adversely affect the trading price of our Class A common stock.

We may be obligated to pay our Manager quarterly incentive fees even if we incur a net loss during a particular quarter and our Manager will receive a base management fee regardless of the performance of our portfolio.

Our Manager is entitled to a quarterly incentive fee based on our pre-incentive fee AFFO, which will reward our Manager if our quarterly AFFO exceeds an 8% hurdle on our adjusted stockholders’ equity. Our AFFO for a particular quarter will exclude the effect of any unrealized gains, losses or other items during that quarter that do not affect realized net income, even if these adjustments result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Manager an incentive fee for a fiscal quarter even if we incur a net loss for that quarter as determined in accordance with GAAP. In addition, our Manager is entitled to receive a base management fee based on a percentage of stockholders’ equity, regardless of our performance or its performance in managing our business. Our Manager will also receive reimbursement of expenses and fees incurred directly on our behalf regardless of its or our performance. As a result, even if our Manager does not identify profitable investment opportunities for us, it will still receive material compensation from us. This compensation structure may reduce our Manager’s incentive to devote time and effort to seeking profitable opportunities for our portfolio.

If we acquire properties from affiliates of our Manager, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations.

We may acquire properties or investments from Bluerock, our Manager, directors or officers, or their respective affiliates. The prices we pay for such properties will not be the subject of arm’s-length negotiations, which means that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. Even though we expect to use an independent third-party appraiser to determine fair market value when acquiring properties from our Manager and its affiliates, we may pay more for particular properties than we would have in an arm’s-length transaction, which would reduce our cash available for investment in other properties or distribution to our stockholders.

Legal counsel for us, Bluerock and some of our affiliates is the same law firm.

Kaplan Voekler Cunningham & Frank, PLC acts as legal counsel to us, Bluerock, Fund I and the Bluerock Funds, and some of our affiliates. Kaplan Voekler Cunningham & Frank, PLC is not acting as counsel for any specific group of stockholders or any potential investor. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Kaplan Voekler Cunningham & Frank, PLC may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our Manager or our affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should such a conflict not be readily apparent, Kaplan Voekler Cunningham & Frank, PLC may inadvertently act in derogation of the interest of parties which could adversely affect us, and our ability to meet our investment objectives and, therefore, our stockholders.

We have entered into joint venture investments with affiliates of Bluerock and may continue to do so in the future.

As of the date of this prospectus, all but one of our investments in equity interests in real property have been made through joint venture arrangements with affiliates of Bluerock as well as unaffiliated third parties. We expect that our Manager will continue to be presented with opportunities to purchase all or a portion of a property. In such instances, it is likely that we will continue to work together with programs sponsored by Bluerock to apportion the assets within the property among us and such other programs in accordance with the investment objectives of the various programs and the terms of our investment allocation agreement. After such apportionment, the property would be owned by two or more programs sponsored by Bluerock or joint ventures composed of programs sponsored by affiliates of Bluerock. The negotiation of how to divide the property among the various programs will not be at arm’s-length and conflicts of interest will arise in the process. We cannot assure you that we will be as successful as we otherwise would be if we enter into joint venture arrangements with programs sponsored by Bluerock or with affiliates of Bluerock or our Manager. It is possible that in connection with the purchase of a property or in the course of negotiations with programs sponsored by Bluerock to allocate portions of such property, we may be required to purchase a property that we would otherwise consider inappropriate for our portfolio, in order to also purchase a property that our Manager considers desirable. Although we expect to conduct independent appraisals of the assets comprising the property prior to apportionment, it is possible that we could pay more for an asset in this type of transaction than we would pay in an arm’s-length transaction with a third party unaffiliated with our Manager.

The terms pursuant to which affiliates of Bluerock manage one of our joint venture partners will differ from the terms pursuant to which our Manager manages us. Moreover, affiliates of Bluerock may also have a much more significant ownership interest in such joint venture partner than in us. As a result, Bluerock may have financial incentives to structure the terms of the joint venture in a way that favors such joint venture partner. In addition, the co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. Since Bluerock and its affiliates control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture do not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Risks Associated with Debt Financing

We have used and may continue to use mortgage and other debt financing to acquire properties or interests in properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds if necessary to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

Our policies do not limit us from incurring debt. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness. As of June 30, 2014, the ratio of our total indebtedness to the fair market value of our real estate investments as determined by our Manager was 64.5%, which is high relative to other listed REITs.

These high debt levels cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make.

To qualify as a REIT, we will be required to distribute at least 90% of our annual taxable income (excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our Manager. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

Our ability to obtain financing on reasonable terms would be impacted by negative capital market conditions.

Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Although this condition occurred initially within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our property acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the property securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective, may reduce the overall returns on your investment, and may expose us to the credit risk of counterparties.

To the extent consistent with maintaining our qualification as a REIT, we may use derivative financial instruments to hedge exposures to interest rate fluctuations on loans secured by our assets and investments in collateralized mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to financing, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% income test, as defined below in “Material Federal Income Tax Considerations — Gross Income Tests,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (2) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% income test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75% and 95% income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

You may not receive any profits resulting from the sale of one of our properties, or receive such profits in a timely manner, because we may provide financing for the purchaser of such property.

If we liquidate our company, you may experience a delay before receiving your share of the proceeds of such liquidation. In a forced or voluntary liquidation, we may sell our properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We may take a purchase money obligation secured by a mortgage as partial payment. We do not have any limitations or restrictions on our taking such purchase money obligations. To the extent we receive promissory notes or other property instead of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In certain cases, we may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years. In such cases, you may experience a delay in the distribution of the proceeds of a sale until such time.

Risks Related to this Offering

There was no active public market for our common stock prior to the IPO and the market price and trading volume of our Class A common stock has been volatile and has traded at a discount to the IPO price at times following the IPO, and these trends may continue following this offering, which may adversely impact the market for shares of our Class A common stock and make it difficult to sell your shares.

Prior to the IPO, there was no active market for our common stock. Although our Class A common stock is listed on the NYSE MKT, the stock markets, including the NYSE MKT on which our Class A common stock is listed, have from time to time experienced significant price and volume fluctuations. Our Class A common stock has frequently traded below the IPO price since the completion of the IPO. As a result, the market price of shares of our Class A common stock may be similarly volatile, and holders of shares of our Class A common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The offering price for shares of our Class A common stock has been determined by negotiation between us and the underwriters. You may not be able to sell your shares of Class A common stock at or above the offering price.

The price of shares of our Class A common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•	our operating performance and the performance of other similar companies;
•	actual or anticipated differences in our quarterly operating results;
•	changes in our revenues or earnings estimates or recommendations by securities analysts;
•	publication of research reports about us, the apartment real estate sector, apartment tenants or the real estate industry;
•	increases in market interest rates, which may lead investors to demand a higher distribution yield for shares of our Class A common stock, and would result in increased interest expenses on our debt;
•	the current state of the credit and capital markets, and our ability and the ability of our tenants to obtain financing;
•	additions and departures of key personnel of our Manager;
•	increased competition in the multifamily real estate business in our target markets;
•	the passage of legislation or other regulatory developments that adversely affect us or our industry;
•	speculation in the press or investment community;
•	equity issuances by us (including the issuances of operating partnership units), or common stock resales by our stockholders, or the perception that such issuances or resales may occur;
•	actual, potential or perceived accounting problems;
•	changes in accounting principles;
•	failure to qualify as a REIT;
•	terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and
•	general market and local, regional and national economic conditions, particularly in our target markets, including factors unrelated to our performance.

No assurance can be given that the market price of shares of our Class A common stock will not fluctuate or decline significantly in the future or that holders of shares of our Class A common stock will be able to sell their shares when desired on favorable terms, or at all. From time to time in the past, securities class action litigation has been instituted against companies following periods of extreme volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

In addition, our charter contains restrictions on the ownership and transfer of our stock, and these restrictions may inhibit your ability to sell your stock. Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% in value of our outstanding shares of stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock, unless otherwise excepted (prospectively or retroactively) by our board of directors.

Sales of shares of our Class A common stock, or the perception that such sales will occur, may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of Class A common stock, or the availability of shares for future sales, on the market price of our Class A common stock. Sales of substantial amounts of Class A common stock, including shares of Class A common stock issued in this offering, issuable upon the exchange of OP Units, the sale of shares of Class A common stock held by our current stockholders, and the sale of any shares we may issue under our 2014 Incentive Plans, or the perception that these sales could occur, may adversely affect prevailing market prices for our Class A common stock. Given the size of the offering, we will not have a large amount of unallocated offering proceeds and may be required to conduct additional offerings to raise more funds. These offerings or the perception of a need for offerings may affect the market prices for our Class A common stock.

An increase in market interest rates may have an adverse effect on the market price of our Class A common stock.

One of the factors that investors may consider in deciding whether to buy or sell our Class A common stock is our distribution yield, which is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution yield on our Class A common stock or may seek securities paying higher dividends or interest. The market price of our Class A common stock likely will be based primarily on the earnings that we derive from rental income with respect to our investments and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our Class A common stock, and such effects could be significant. For example, if interest rates rise without an increase in our distribution rate, the market price of our Class A common stock could decrease because potential investors may require a higher distribution yield on our Class A common stock as market rates on interest-bearing securities, such as bonds, rise.

We have paid and may continue to pay distributions from offering proceeds, borrowings or the sale of assets to the extent our cash flow from operations or earnings are not sufficient to fund declared distributions. Rates of distribution to you will not necessarily be indicative of our operating results. If we make distributions from sources other than our cash flows from operations or earnings, we will have fewer funds available for the acquisition of properties and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, including the net proceeds from this offering. There is no limit on the amount of offering proceeds we may use to pay distributions. During the early stages of our operations, we have funded and expect to continue to fund distributions from the net proceeds of our offerings, including this offering, borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations. While our policy is generally to pay distributions from cash flow from operations, for the six months ended June 30, 2014 and the year ended December 31, 2013, none of our distributions paid during that period were covered by our cash flow from operations or our funds from operations for those same periods. To the extent we fund distributions from sources other than cash flow from operations, such distributions may constitute a return of capital and we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.

Future issuances of debt securities, which would rank senior to our Class A common stock upon liquidation, or future issuances of preferred equity securities, may adversely affect the trading price of our Class A common stock.

In the future, we may issue debt or preferred equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities, other loans and preferred stock will receive a distribution of our available assets before common stockholders. Any preferred stock, if issued, likely will also have a preference on periodic distribution payments, which could eliminate or otherwise limit our ability to make distributions to holders of our Class A common stock. Holders of shares of our Class A common stock bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings may negatively affect the trading price of our Class A common stock.

We operate as a holding company dependent upon the assets and operations of our subsidiaries, and because of our structure, we may not be able to generate the funds necessary to make dividend payments on our common stock.

We generally operate as a holding company that conducts its businesses primarily through our operating partnership, which in turn is a holding company conducting its business through its subsidiaries. These subsidiaries conduct all of our operations and are our only source of income. Accordingly, we are dependent on cash flows and payments of funds to us by our subsidiaries as dividends, distributions, loans, advances, leases or other payments from our subsidiaries to generate the funds necessary to make dividend payments on our common stock. Our subsidiaries’ ability to pay such dividends and/or make such loans, advances, leases or other payments may be restricted by, among other things, applicable laws and regulations, current and future debt agreements and management agreements into which our subsidiaries may enter, which may impair our ability to make cash payments on our common stock. In addition, such agreements may prohibit or limit the ability of our subsidiaries to transfer any of their property or assets to us, any of our other subsidiaries or to third parties. Our future indebtedness or our subsidiaries’ future indebtedness may also include restrictions with similar effects.

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our stockholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Your percentage of ownership may be diluted if we issue new shares of stock.

Stockholders have no rights to buy additional shares of our stock in the event we issue new shares of stock. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration, or to our Manager in payment of some or all of the base management fee or incentive fee that may be earned by our Manager. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Investors purchasing shares of our Class A common stock in this offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding shares of Class A common stock they own. In addition, while shares of our Class B common stock will not be listed on a national securities exchange, shares of our Class B-1 common stock, Class B-2 common stock and Class B-3 common stock will convert automatically into shares of Class A common stock over a period of time. We cannot predict the effect that the conversion of shares of our Class B common stock into shares of Class A common stock will have on the market price of our Class A common stock, but these ongoing conversions may place downward pressure on the price of our Class A common stock, particularly at the time of each conversion. As a further result of these ongoing conversions, owners of shares of our Class A common stock will experience dilution in the percentage of the issued and outstanding shares of Class A common stock they own.

Because shares of our common stock were not listed on a national securities exchange prior to the IPO, there may be pent-up demand to sell such shares. Significant sales of shares of our Class A common stock, or the perception that significant sales of such shares could occur, may cause the price of shares of our Class A common stock to decline significantly.

Prior to the IPO, shares of our common stock were not listed on any national securities exchange and the ability of stockholders to liquidate their investments was limited. As a result, there may be pent-up demand to sell shares of our common stock. A large volume of sales of shares of our Class A common stock (whether such Class A shares are issued in the offering, OP Units exchanged for shares of our Class A common stock in connection with the contribution transactions, or shares of our Class A common stock created by the automatic conversion of shares of our Class B common stock over time) could further decrease the prevailing market price of our shares of Class A common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if sales of a substantial number of shares of our Class A common stock are not effectuated, the perception of the possibility of these sales could depress the market price for shares of our Class A common stock and have a negative effect on our ability to raise capital in the future.

Although shares of our Class B common stock are not currently and will not, upon completion of this offering, be listed on a national securities exchange, sales of such shares or the perception that such sales could occur could have a material adverse effect on the trading price of shares of our Class A common stock.

Upon completion of this offering, approximately       shares of our Class A common stock (or       shares of our Class A common stock, if the underwriters’ overallotment option is exercised in full), 353,630 shares of our Class B-1 common stock, 353,630 shares of our Class B-2 common stock, and 353,629 shares of our Class B-3 common stock will be issued and outstanding. Although our Class B common stock is not currently and will not, upon completion of this offering, be listed on a national securities exchange, it is not subject to transfer restrictions (other than the restrictions on ownership and transfer of stock set forth in our charter); therefore, such stock will be transferable. As a result, it is possible that a market may develop for shares of our Class B common stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price for shares of our Class A common stock.

Additionally, all shares of our Class B common stock will be converted into shares of Class A common stock over time. As a result, holders of shares of Class B common stock seeking to immediately liquidate their investment in our common stock could engage in immediate short sales of shares of our Class A common stock prior to the date on which the shares of Class B common stock convert into shares of Class A common stock and use the shares of Class A common stock that they receive upon conversion of their shares of Class B common stock to cover these short sales in the future. Such short sales could depress the market price of our Class A common stock.

The cash distributions you receive may be less frequent or lower in amount than you expect.

Our directors determine the amount and timing of distributions in their sole discretion. Our directors consider all relevant factors, including the amount of cash available for distribution, capital expenditure and reserve requirements, general operational requirements and the requirements necessary to maintain our REIT qualification. We cannot assure you how long it may take to generate sufficient available cash flow to make distributions nor can we assure you that sufficient cash will be available to make distributions to you. We may borrow funds, return capital, make taxable distributions of our stock or debt securities, or sell assets to make distributions. We cannot predict the amount of distributions you may receive. We may be unable to pay or maintain cash distributions or increase distributions over time.

Also, because we may receive income from rents at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distributions will be affected by many factors, such as our ability to acquire properties as offering proceeds become available, the income from those investments and yields on securities of other real estate companies that we invest in, as well as our operating expense levels and many other variables. In addition, to the extent we make distributions to stockholders with sources other than cash flow from operations, the amount of cash that is available for investment in real estate assets will be reduced, which will in turn negatively impact our ability to achieve our investment objectives and limit our ability to make future distributions.

If the properties we acquire or invest in do not produce the cash flow that we expect in order to meet our REIT minimum distribution requirement, we may decide to borrow funds to meet the REIT minimum distribution requirements, which could adversely affect our overall financial performance.

We may decide to borrow funds in order to meet the REIT minimum distribution requirements even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. If we borrow money to meet the REIT minimum distribution requirement or for other working capital needs, our expenses will increase, our net income will be reduced by the amount of interest we pay on the money we borrow and we will be obligated to repay the money we borrow from future earnings or by selling assets, which may decrease future distributions to stockholders.

You will experience immediate and material dilution in connection with the purchase of our shares of Class A common stock in this offering.

As of June 30, 2014, the historical net tangible book value of our company was approximately $64.0 million, or $10.88 per share of common stock held by our existing investors. As a result, the pro forma net tangible book value per share of Class A common stock after the completion of this offering will be less than the public offering price. The purchasers of shares of our Class A common stock offered hereby will experience immediate and substantial dilution of $      per share in the pro forma net tangible book value per share of shares of our Class A common stock, based on the public offering price per share set forth on the front cover of this prospectus. See “Dilution.”

We intend to use the net proceeds from this offering to fund future acquisitions and for other general corporate and working capital purposes, but this offering is not conditioned upon the closing of properties in our current pipeline and we will have broad discretion to determine alternative uses of proceeds.

As described under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to fund our anticipated interest in Venue and for other general corporate and working capital purposes. However, as of the date of this prospectus, we do not consider our acquisition of an interest in Venue probable and this offering is not conditioned upon the closing of any properties. If we do not consummate the acquisition of an interest in Venue, we will have broad discretion in the application of the net proceeds from this offering, and holders of our Class A common stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use.

Material Federal Income Tax Risks

Failure to remain qualified as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2010. We believe that we have operated in a manner qualifying us as a REIT commencing with our taxable year ended December 31, 2010 and intend to continue to so operate. However, we cannot assure you that we will remain qualified as a REIT. In connection with this offering, we will receive an opinion from our special tax counsel, Hunton & Williams LLP, that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2010 through December 31, 2013, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2014 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be able to deduct dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;
•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our Class A common stock. See “Material Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our Class A common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we remain qualified as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRS in which we own an interest will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to remain qualified as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property.

Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Our ownership of any TRSs will be subject to limitations and our transactions with any TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, we will monitor the value of our respective investments in any TRSs for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with any TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted, prospectively or retroactively, by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such thresholds does not satisfy certain conditions designed to ensure that we will not fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our Class A common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for certain dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our Class A common stock.

Distributions to tax-exempt investors may be classified as unrelated business taxable income and tax-exempt investors would be required to pay tax on the unrelated business taxable income and to file income tax returns.

Neither ordinary nor capital gain distributions with respect to our Class A common stock nor gain from the sale of stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	under certain circumstances, part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, such that we are a “pension-held” REIT (which we do not expect to be the case);
•	part of the income and gain recognized by a tax exempt investor with respect to our stock would constitute unrelated business taxable income if such investor incurs debt in order to acquire the Class A common stock; and
•	part or all of the income or gain recognized with respect to our stock held by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as unrelated business taxable income.

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a tax-exempt investor. See “Material Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders.”

Benefit Plan Risks Under ERISA or the Code

If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

Special considerations apply to the purchase of stock by employee benefit plans subject to the fiduciary rules of title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, including pension or profit sharing plans and entities that hold assets of such plans, which we refer to as ERISA Plans, and plans and accounts that are not subject to ERISA, but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh Plans, and medical savings accounts. (Collectively, we refer to ERISA Plans and plans subject to Section 4975 of the Code as “Benefit Plans” or “Benefit Plan Investors”). If you are investing the assets of any Benefit Plan, you should consider whether:

•	your investment will be consistent with your fiduciary obligations under ERISA and the Code;

•	your investment will be made in accordance with the documents and instruments governing the Benefit Plan, including the Plan’s investment policy;
•	your investment will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
•	your investment will impair the liquidity of the Benefit Plan;
•	your investment will produce “unrelated business taxable income” for the Benefit Plan;
•	you will be able to satisfy plan liquidity requirements as there may be only a limited market to sell or otherwise dispose of our stock; and
•	your investment will constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. Benefit Plan Investors should consult with counsel before making an investment in shares of our Class A common stock.

Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law. The fiduciaries of such plans should satisfy themselves that the investment satisfies applicable law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the factors included in this prospectus, including those set forth under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”
•	our ability to invest the net proceeds of this offering in the manner set forth in this prospectus;
•	the competitive environment in which we operate;
•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;
•	decreased rental rates or increasing vacancy rates;
•	our ability to lease units in newly acquired or newly constructed apartment properties;
•	potential defaults on or non-renewal of leases by tenants;
•	creditworthiness of tenants;
•	our ability to obtain financing for and complete acquisitions under contract;
•	acquisition risks, including failure of such acquisitions to perform in accordance with projections;
•	the timing of acquisitions and dispositions;
•	the performance of the Bluerock SPs;
•	potential natural disasters such as hurricanes;
•	national, international, regional and local economic conditions;
•	our ability to pay future distributions at the dividend rates set forth in this prospectus;
•	the general level of interest rates;
•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates;
•	financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•	lack of or insufficient amounts of insurance;

•	our ability to maintain our qualification as a REIT;
•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and
•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $     payable by us, will be approximately $     (or approximately $     if the underwriters’ overallotment option is exercised in full). We will contribute the net proceeds of this offering to our operating partnership in exchange for OP Units.

We intend to use the net proceeds of this offering as follows:

•	approximately $13.6 million to acquire an estimated 90% interest in Venue Apartments;
•	approximately $825,500 in offering expenses (exclusive of underwriting discounts and commissions), including reimbursement of our Manager for expenses and fees incurred on our behalf; and
•	the balance, including any net proceeds resulting from the failure to consummate any of the above transactions, for future acquisitions and other general corporate and working capital purposes, which may include the funding of capital improvements at our properties.

Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

RECAPITALIZATION

On December 16, 2013, our board of directors authorized and approved, and on January 23, 2014, our stockholders approved amendments to our charter that provided, among other things, for the designation of a new share class of Class A common stock and for the change of each existing outstanding share of our common stock into:

•	1/3rd of a share of our Class B-1 common stock; plus
•	1/3rd of a share of our Class B-2 common stock; plus
•	1/3rd of a share of our Class B-3 common stock.

These amendments to our charter became effective upon the filing of the second articles of amendment and restatement of our charter with the Maryland State Department of Assessments and Taxation on March 26, 2014. Immediately following the filing of the second articles of amendment and restatement of our charter, we effectuated a 2.264881 to 1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock. On March 31, 2014, we effectuated an additional 1.0045878 to 1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock. No additional shares of Class B common stock have been issued as of the date of this prospectus or are expected to be issued in the future.

Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. Each share of our Class B common stock will convert automatically into one share of our Class A common stock on the following schedule:

•	March 23, 2015 (360 days following the Listing), in the case of our Class B-1 common stock;
•	September 19, 2015 (540 days following the Listing), in the case of our Class B-2 common stock; and
•	March 17, 2016 (720 days following the Listing), in the case of our Class B-3 common stock.

In the event that we reorganize, merge or consolidate with one or more other corporations, holders of our Class A and Class B common stock will be entitled to receive the same kind and amount of securities or property. As of March 17, 2016, all shares of our Class B common stock will have converted into our Class A common stock.

The Recapitalization had the effect of reducing the total number of outstanding shares of our common stock. Immediately prior to the Recapitalization, we had approximately 2.4 million shares of common stock outstanding. Immediately following the Recapitalization and giving effect to the contribution transactions, we had an aggregate of approximately 1.06 million shares of our Class B common stock outstanding, of which 50,837 are held by affiliates of us, divided equally among our Class B-1, Class B-2 and Class B-3 common stock. The Recapitalization was effected on a pro rata basis with respect to all of our stockholders. Accordingly, it did not affect any stockholder’s proportionate ownership of our outstanding shares.

DISTRIBUTION POLICY

We intend to continue to qualify as a REIT for federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains.

To satisfy the requirements for qualification as a REIT and generally not be subject to federal income and excise tax, we intend to continue to make regular monthly distributions of all or substantially all of our REIT taxable income, determined without regard to dividends paid, to our stockholders out of assets legally available for such purposes. All future distributions will be determined at the sole discretion of our board of directors on a quarterly basis. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for acquisitions of new properties, general property capital improvements and debt repayments, (iv) our ability to continue to access additional sources of capital, (v) the requirements of Maryland law, (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vii) any limitations on our distributions contained in our credit or other agreements.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders, or that we will be able to sustain those distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets, make a taxable distribution of our equity or debt securities, or reduce such distributions. In addition, while we have no intention to do so, prior to the time we have fully invested the net proceeds of this offering, we may fund our distributions out of the net proceeds of this offering, which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

Since our inception on July 25, 2008 through June 30, 2014, we have paid total distributions, including distributions reinvested through our previous distribution reinvestment plan, of $5,124,073 and incurred a cumulative net loss of $11,694,021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures — Funds from Operations” and “— Adjusted Funds from Operations” for additional information.

Historically, we have calculated our distributions based upon daily record dates and distribution amounts so that our stockholders would be entitled to be paid distributions beginning with the day their shares were purchased. Distributions payable to each stockholder of record are paid on or before the 15th day of the following month. For 2012, 2013 and the first and second quarters of 2014, we have declared the following cash and stock distributions (expressed on a quarterly basis) on our common stock:

		Cash Distributions Declared per Share of Common Stock(1)	Stock Distributions Declared per Share of Common Stock(1)
2012	First Quarter	$0.396	$—
	Second Quarter	0.396	—
	Third Quarter	0.400	—
	Fourth Quarter	0.400	—
2013	First Quarter	$0.394	$—
	Second Quarter	0.398	—
	Third Quarter	0.400	0.460
	Fourth Quarter	0.400	—
2014	First Quarter	$0.257	$—
	Second Quarter	0.290	—
	Third Quarter	0.290	—

(1)	Per share amounts have been restated to reflect the effects of two reverse stock splits of the Company’s Class B common stock, which occurred during the first quarter of 2014.

Cash distributions for 2012 and 2013 were calculated based on stockholders of record per day during the period at a rate of $0.00436354 per share of common stock per day. For the third quarter of 2013, stock distributions were calculated at a rate of $0.00498689 per share of common stock per day.

On October 21, 2013, our board of directors authorized and we declared distributions on our common stock for the fourth quarter of 2013 at a rate of $0.13526960 per share for the month of October 2013, a rate of $0.13090607 per share for the month of November 2013, and a rate of $0.13526960 per share for the month of December 2013, which were paid in cash on or before the fifteenth day following completion of the respective month.

On December 27, 2013, our board of directors authorized and we declared distributions on our common stock at a rate of $0.13526960 per share for the month of January 2014, which were paid in cash on February 3, 2014.

On March 13, 2014, our board of directors authorized and we declared distributions on our common stock at a rate of $0.12217900 per share for the month of February 2014, which were paid in cash on or before the 15th day of the following month.

On April 8, 2014, our board of directors authorized and we declared distributions on our common stock for the second quarter of 2014 at a rate of $0.096666 per share for the month of April 2014, $0.096667 per share for the month of May 2014, and $0.0966667 per share for the month of June 2014, which were paid in cash on May 5, 2014, June 5, 2014 and July 5, 2014, respectively.

On July 10, 2014, our board of directors authorized and we declared distributions on our common stock for the third quarter of 2014 at a rate of $0.096667 per share for the month of July 2014, $0.096667 per share for the month of August 2014, and $0.096666 per share for the month of September 2014, which were paid or will be payable, as applicable, on August 5, 2014, September 5, 2014 and October 5, 2014, respectively.

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital qualified dividend income or capital gain. The composition of our distributions per share for the years ended December 31, 2012, 2013 and the first and second quarters of 2014 was as follows:

	2012	2013	2014
Ordinary Income	0%	0%	0%
Capital Gains	0%	0%	0%
Return of Capital	100%	100%	100%
	100%	100%	100%

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014:

•	on an actual basis;
•	on a pro forma basis to give effect to fees in connection (i) the UCF Orlando, Alexan CityCentre and Enders acquisitions, and (ii) the potential dispositions of our North Park Towers and Estates at Perimeter/Augusta properties; and
•	on an as adjusted basis to give effect to (i) the issuance and sale of shares of our Class A common stock in this offering for net proceeds of approximately $ , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) LTIP Units we will issue to Wunderlich Securities, Inc. and its affiliates, fee payment for certain advisory services rendered to us in connection with this offering.

You should read the table below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. All information in the following table has been adjusted to reflect the Recapitalization and giving effect to the contribution transactions.

	As of June 30, 2014
	Historical (unaudited)	Pro Forma Before Offering (unaudited)	As Adjusted Pro Forma (unaudited)
	(in thousands)
Mortgage notes	$218,284	$214,784	$214,784
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 250,000,000 shares authorized, none outstanding, historical and pro forma
Class A common stock, $0.01 par value per share, 747,586,185 shares authorized, no shares issued and outstanding, historical, 4,495,744 shares issued and outstanding, and shares issued and outstanding pro forma	45	45
Class B-1 common stock, $0.01 par value per share, 804,605 shares authorized, 353,630 shares issued and outstanding, historical, and 353,630 shares issued and outstanding, pro forma	4	4	4
Class B-2 common stock, $0.01 par value per share, 804,605 shares authorized, 353,630 shares issued and outstanding, historical, and 353,630 shares issued and outstanding, pro forma	4	4	4
Class B-3 common stock, $0.01 par value per share, 804,605 shares authorized, 353,629 shares issued and outstanding, historical, and 353,629 shares issued and outstanding, pro forma	4	4	4
Additional paid-in capital	84,531	79,268
Cumulative distributions in excess of earnings	(17,415)	(22,134)	(22,134)
BRG stockholders’ equity	67,173	57,191	88,194
Noncontrolling interests, including OP Units and LTIP units	50,090	42,814	42,989
Total Stockholders’ Equity	117,263	100,005	131,183
Total Capitalization	$335,547	$314,789	$345,967

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected financial and operating data of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.).

The selected balance sheet data as of December 31, 2013 and 2012 and the selected statement of operations data for the years ended December 31, 2013 and 2012 have been derived from the audited historical financial statements of Bluerock Residential Growth REIT, Inc., appearing elsewhere in this prospectus.

The unaudited summary selected balance sheet data as of June 30, 2014 and the unaudited summary selected statement of operations data for the six months ended June 30, 2014 and June 30, 2013 have been derived from the unaudited historical financial statements of Bluerock Residential Growth REIT, Inc., appearing elsewhere in this prospectus. In the opinion of our management, the unaudited summary selected balance sheet as of June 30, 2014 and the unaudited summary selected statements of operations for the six months ended June 30, 2014 include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the six months ended June 30, 2014 and for the year ended December 31, 2013 have been adjusted to reflect (1) the completion of the IPO, the contribution transactions and obtaining proceeds from this offering (assuming an offering size of $35.0 million), (2) the application of the net proceeds from the IPO, (3) the Recapitalization and (4) the disposition of the Creekside property and the planned potential dispositions of our North Park Towers and Estates at Perimeter/Augusta properties (each as described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus) as of January 1, 2014 for the operating data and as of June 30, 2014 for the balance sheet data.

Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The pro forma financial statements do not reflect the following:

•	the operations of the North Park Towers and Estates at Perimeter/Augusta properties in the statement of operations, as these assets are expected to be sold within the next twelve months;
•	anticipated net proceeds from the sale of the North Park Towers and Estates at Perimeter/Augusta properties; and
•	the investment of net proceeds from this offering.

As a result, our pro forma financial information, such as real estate assets, mortgages, revenues and expenses, does not reflect potential income (or loss) from the reinvestment of the proceeds from the two asset sales and this offering in real estate assets.

You should read the following selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes appearing elsewhere in this prospectus. All share and per share data set forth below reflects the Recapitalization.

	Six Months Ended June 30,				Year Ended December 31,
	2014			2013	2013			2012
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
	Pro Forma		Historical	Historical	Pro Forma		Historical	Historical
Operating Data:
Total revenue		$15,538,093	$10,990,931	$5,935,143		$28,786,330	$12,215,087	$3,407,989
Total expenses		15,780,116	14,629,950	6,818,802		29,384,014	13,340,261	8,645,305
Equity in earnings (loss) of unconsolidated joint ventures		985,106	80,706	52,694		1,955,836	(102,939)	13,435
Operating income (loss)		743,083	(3,558,313)	(883,659)		1,358,152	(1,228,113)	(5,223,881)
Total other (expense) income(1)		(4,625,156)	(3,137,798)	(2,270,788)		(9,471,983)	(2,991,075)	11,984,598
Net (loss) income from continuing operations		(3,749,549)	(6,563,587)	(3,154,447)		(8,113,831)	(4,219,188)	6,760,717
Gain/(loss) from discontinued operations		—	8,925	(89,537)		—	(194,365)	604,591
Net (loss) income		(3,749,549)	(6,554,662)	(3,243,984)		(8,113,831)	(4,413,553)	7,365,308
Net (loss) income attributable to common stockholders		(3,277,450)	(5,582,739)	(2,422,297)		(5,202,672)	(2,971,001)	3,920,841
Earnings (loss) per share – continuing operations:
Basic	$		$(1.63)	$(2.31)	$		$(2.70)	$4.48
Diluted	$		$(1.63)	$(2.31)	$		$(2.70)	$4.44
Earnings (loss) per share – discontinued operations
Basic	$		$0.00	$(0.09)	$		$0.19	$0.82
Diluted	$		$0.00	$(0.09)	$		$0.19	$0.81

Balance Sheet Data (as of end of period):
Total net operating real estate		$293,258,751	$308,105,722	$—		$—	$119,547,318	$146,589,933
Total net operating real estate held for sale		—	—	—		—	43,458,027	—
Total investments in unconsolidated real estate joint venture		13,281,010	4,255,162	—		—	1,254,307	2,398,902
Assets related to real estate held for sale		—	10,726	—		—	1,452,785	—
Total assets		354,788,086	344,281,627	—		—	172,526,092	156,631,431
Mortgage payable		214,783,947	218,283,947	—		—	79,034,338	96,099,690
Line of credit		—	—	—		—	7,571,223	11,935,830
Liabilities related to real estate held for sale		—	475,630	—		—	33,227,650	—
Total liabilities		222,536,198	227,018,984	—		—	126,443,873	113,147,458
Total stockholders' equity (deficit)		89,438,038	67,172,486	—		—	12,001,393	11,037,961

Other Data:
Cash flows (used in) provided by operations		$—	$(1,438,329)	$1,715,339		$—	$244,264	$(2,048,484)
Cash flows (used in) provided by investing activities		—	(19,530,631)	(7,395,762)		—	$(16,544,289)	$10,851,725
Cash flows (used in) provided by financing activities		—	38,366,552	4,619,050		—	16,494,647	15,268,802
Weighted average number of common shares outstanding – basic			3,452,032	1,012,870			1,032,339	738,276
Weighted average number of common shares outstanding – diluted			3,452,032	1,012,870			1,032,339	745,517

(1)	Total other income (expense) for the year ended December 31, 2012 includes a non-recurring gain on the sale of our joint venture interest in the Meadowmont property of $2,014,533, net of disposition fees, and a non-recurring gain on business combinations of $10,927,042, net of acquisition costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were incorporated as a Maryland corporation on July 25, 2008. Our company’s objective is to maximize long-term stockholder value by acquiring well-located institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more of our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

Currently, we are externally managed by our Manager, an affiliate of Bluerock. We conduct our operations through our operating partnership, of which we are the sole general partner.

Our revenue is derived from residents under existing leases at the apartment properties in which we are invested. Our operating cash flow is principally dependent on the number of apartment properties in our portfolio; rental rates; occupancy rates; operating expenses associated with these apartment communities; and the ability of residents to make their rental payments.

As of March 31, 2014, we were externally managed by Bluerock Multifamily Advisor, LLC, an affiliate of Bluerock, or our former advisor, pursuant to an advisory agreement, or the initial advisory agreement. In connection with the completion of the IPO, we engaged BRG Manager, LLC, also an affiliate of Bluerock, or the Manager, to provide external management services to us under a new Management Agreement, and terminated the initial advisory agreement with our former advisor.

As of June 30, 2014, our portfolio consisted of interests in ten properties, all but one acquired through joint ventures, nine of which were operational, and one of which was in development. We commenced real estate operations at the end of 2009.

We completed our initial public offering, or the IPO, on April 2, 2014. Substantially concurrently with the completion of the IPO, we completed a series of related contribution transactions pursuant to which we acquired indirect equity interests in four apartment properties, and a 100% fee simple interest in a fifth apartment property. Since the completion of the IPO, we have acquired interests in three additional properties, and have increased our indirect ownership interest in our Enders property to from 48.4% to 89.5% for approximately $4.4 million in cash and approximately $8.0 million in additional financing proceeds.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our stockholders by supporting the maintenance and viability of properties we acquire. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available or, if available, that the terms will be acceptable to us.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code and have qualified as a REIT commencing with our taxable year ended December 31, 2010. In order to continue to qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our taxable income (excluding net capital gains). If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify as a REIT for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and results of operations. We intend to continue to organize and operate in such a manner as to remain qualified as a REIT.

Our Continuous Registered Offerings

We raised capital in our Continuous Registered Offerings since our inception until September 9, 2013, when we terminated our Continuous Follow-On Offering. As of April 12, 2013, the date we terminated our Continuous Registered Offering, we had accepted aggregate gross offering proceeds of $22.2 million. From the date of effectiveness of our Continuous Follow-On Offering through September 9, 2013, we sold aggregate gross primary offering proceeds of approximately $330,251 under our Continuous Follow-On Offering. After consideration by our board of strategic alternatives to enhance the growth of our portfolio and the slow rate at which we raised funds in our Continuous Registered Offerings, we terminated the Continuous Follow-On Offering on September 9, 2013, including the related distribution reinvestment program. We raised an aggregate of $22.6 million in gross proceeds from the sale of shares of our common stock in the Continuous Registered Offering and the Continuous Follow-On Offering.

We completed our initial public offering, or the IPO, on April 2, 2014, pursuant to which we issued an aggregate of 4,495,744 shares of our Class A common stock, including 3,448,276 shares of Class A common stock issued to the public and received approximately $44.0 million in net proceeds from the sale of shares of our Class A common stock to the public. We contributed the net proceeds of the IPO to our operating partnership in exchange for units of limited partnership interest in our operating partnership, or OP Units. Substantially concurrently with the completion of the IPO, we completed a series of related contribution transactions pursuant to which we acquired indirect equity interests in four apartment properties, and a 100% fee simple interest in a fifth apartment property, in exchange for 1,047,468 shares of our Class A common stock, 282,759 OP Units, and approximately $4.1 million in cash.

Our total stockholders’ equity increased $55.2 million from $12.0 million as of December 31, 2013 to $67.2 million as of June 30, 2014. The increase in our total stockholders’ equity is primarily attributable to the IPO, which increased our stockholders’ equity by $59.2 million partially offset by our net loss of $5.6 million for the six months ended June 30, 2014.

Since the completion of our IPO, we have invested approximately $27.1 million for the acquisition or development of 1,234 multifamily units. We invested in Lansbrook Village, located in Palm Harbor, Florida, and increased our ownership percentage in our Enders property from 48.4% to 89.5%. In addition, we made preferred equity investments in two development projects with a total of 636 units, located in Orlando and Houston, with the option to convert into common equity interests upon property stabilization. The projected development cost of these two projects, including land acquisition, is approximately $118.6 million. We have also entered into a non-binding LOI along with one of our Bluerock SPs to invest in a Class A, 306-unit apartment community in Orlando, Florida.

As of September 5, 2014, we own a portfolio of twelve apartment properties located primarily in the Southeastern United States, comprised of an aggregate of approximately 3,857 units, including two development properties: a 296-unit development property that broke ground during the second quarter of 2014, and a 340-unit development property that is expected to break ground in the second half of 2014. As of June 30, 2014, the properties, exclusive of our development properties, were approximately 95% occupied.

Industry Outlook

Bluerock, which provides us with our senior management team through our manager, believes that demographic forces indicate strong growth for apartment demand in the foreseeable future due to the increasing number of Echo Boomer households, the propensity of these Echo Boomers to rent longer than previous generations, the increase in Baby Boomer renter households and trends in immigration and population growth. See“Our Industry and Market Opportunity — Demand Overview.”

Bluerock believes that institutional and public capital is largely focused on investing in apartment properties in the largest metropolitan, or “gateway,” markets. We believe that this presents an attractive investment opportunity for us in demographically attractive growth markets that are underinvested by institutional and public capital. As a result, we believe that cap rates in our target markets are at significant premiums to those in gateway markets and that certain properties in these markets provide not only the potential to provide significant current income and capital appreciation.

Bluerock additionally believes that select demographically attractive growth markets are underserved by newer institutional-quality Class A apartment properties, especially as the wave of Echo Boomers moves into its prime rental years over the upcoming decade. As such, we believe there is opportunity in certain of our target markets for development and/or redevelopment to deliver Class A product and capture premium rental rates and value growth.

Bluerock believes that the first wave of opportunity following the financial crisis provided investment-oriented, or “financial,” buyers the opportunity to earn significant returns simply by “spread investing” (i.e., taking advantage of historical spreads between higher acquisition cap rates and lower, long-term financing interest rates). We believe that as financial buyers enter their disposition periods, the next phase of recovery provides opportunity for real-estate-centric buyers (i.e., buyers who have real estate-specific investment expertise and deep intellectual capital in specific markets) to create value using proven real estate investment strategies. In addition, Bluerock believes that as the economy continues its recovery, private purchasers with greater capital constraints who have needed significant leverage to fund acquisitions will become less competitive in an environment of more traditional (i.e., higher) interest rate levels and cap rate spreads.

Results of Operations

Unless specified otherwise, none of the comparative discussion below has been adjusted to include non-same store operating results for periods in which we did not own an interest in the property.

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

Revenues increased $4,785,890 from $2,978,819 for the three months ended June 30, 2013 to $7,764,709 for the three months ended June 30, 2014. This increase was due to the rental income associated with owning additional properties, the various equity interest investments entered into during the second quarter of 2014, accounted for as business combinations and reported for on a consolidated basis, in the Springhouse property and the acquisition of interests in the Village Green of Ann Arbor, Grove at Waterford, North Park Towers and Lansbrook Village properties.

Expenses increased $8,007,679 from $3,273,150 for the three months ended June 30, 2013 to $11,280,829 for the three months ended June 30, 2014. This increase was due to the expenses associated with owning additional properties, the various equity interest investments entered into during the second quarter of 2014, accounted for as business combinations and reported for on a consolidated basis, in the Springhouse property and the acquisition of interests in the Village Green of Ann Arbor, Grove at Waterford, North Park Towers and Lansbrook Village properties. As a result, virtually all statement of operations expense items increased from the three months ended June 30, 2013 by the following amounts during the three months ended June 30, 2014, property operating expenses by $1,217,615, total management and oversight fees by $584,266, depreciation and amortization by $2,528,051, general and administrative expenses by $20,741, real estate taxes and insurance by $586,739, and acquisition costs by $3,070,267.

Equity in earnings of unconsolidated joint ventures increased $88,070 from a loss of $1,513 for the three months ended June 30, 2013 to income of $86,557 for the three months ended June 30, 2014. This increase is primarily due to the addition one additional equity method investment, in the Oak Crest property, during the second quarter of 2014.

Other expense increased $705,369 from $1,176,583 for the three months ended June 30, 2013 to $1,881,952 for the three months ended June 30, 2014. This increase was primarily due to an increase in interest expense, net, of $837,893 from $1,176,583 for the three months ended June 30, 2013 to $2,014,476 for the three months ended June 30, 2014, partially offset by an increase of $132,524 in other income. The increase in interest expense is primarily the result of the increase in mortgage payables resulting from the acquisition of the four additional consolidated equity interests mentioned above.

Loss from discontinued operations increased $34,561 from $20,554 for the three months ended June 30, 2013 to $55,115 for the three months ended June 30, 2014. This increase was primarily due to the wind down activities at our Creekside property, which was sold on March 28, 2014.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Revenues increased $5,055,788 from $5,935,143 for the six months ended June 30, 2013 to $10,990,931 for the six months ended June 30, 2014. This increase was due to the rental income associated with owning additional properties, the various equity interest investments entered into during the second quarter of 2014 accounted for as business combination and reported for on a consolidated basis, in the Springhouse property and the acquisition of interests in the Village Green of Ann Arbor, Grove at Waterford, North Park Towers and Lansbrook Village properties. As a result, revenues increased by $5,055,788 from the six months ended June 30, 2013.

Expenses increased $7,811,148 from $6,818,802 for the six months ended June 30, 2013 to $14,629,950 for the six months ended June 30, 2014. This increase was due to the expenses associated with owning additional properties, the various equity interest investments entered into during the second quarter of 2014 accounted for as business combination and reported for on a consolidated basis, in the Springhouse property and the acquisition of interests in the Village Green of Ann Arbor, Grove at Waterford, North Park Towers and Lansbrook Village properties. As a result, virtually all statement of operations expense items increased from the six months ended June 30, 2013 by the following amounts during the six months ended June 30, 2014; property operating expenses by $1,557,409, total management and oversight fees by $586,587, depreciation and amortization by $1,920,146, general and administrative expenses by $99,807, real estate taxes and insurance by $640,679, and acquisition costs by $3,006,520.

Equity in earnings of unconsolidated joint ventures increased $28,012 from $52,694 for the six months ended June 30, 2013 to income of $80,706 for the six months ended June 30, 2014. This increase is primarily due to the addition one additional equity method investment, in the Oak Crest property, during the second quarter of 2014.

Other expense increased $681,792 from $2,323,482 for the six months ended June 30, 2013 to $3,005,274 for the six months ended June 30, 2014. This increase was primarily due to an increase in interest expense, net, of $814,316 from $2,323,482 for the six months ended June 30, 2013 to $3,137,798 for the six months ended June 30, 2014, partially offset by an increase of $132,524 in other income. The increase in interest expense is primarily the result of the increase in mortgage payables resulting from the acquisition of the four additional consolidated equity interests mentioned above.

Income from discontinued operations increased $98,462 from a loss of $89,537 for the six months ended June 30, 2013 to income of $8,925 for the three months ended June 30, 2014. This increase was primarily due a $1,006,359 increase in the gain on the sale of rental property, partially offset by a $879,583 increase in the loss on the early extinguishment of debt and an increase of $28,314 in the loss on the discontinued operation of our Creekside property, which was sold on March 28, 2014.

Year ended December 31, 2013 as compared to the year ended December 31, 2012

Revenues, property operating expenses, management fees, depreciation and amortization, and real estate taxes and insurance increased due to the various equity interest investments entered into following the first quarter for the year ended December 31, 2012, including additional equity interest in the Springhouse property late in the second quarter of 2012 and the acquisition of the Berry Hill development property and MDA property in the fourth quarter of 2012. The structure of these business combinations allowed us to report consolidated financial information for these investments. We had reported all of our investments under the equity method in previous reporting periods. As the additional equity interest in the Springhouse property was not acquired until June 27, 2012, and the other investments were not acquired until the fourth quarter of 2012, the prior period results reflect financial information for fewer properties and for equity method reporting of our Springhouse property. Therefore, virtually all statement of operations financial items increased from the year ended December 31, 2012 by the following amounts compared to the year ended December 31, 2013: revenues by $6,313,331, property operating expenses by $1,952,503, management fees by $255,990, depreciation and amortization by $2,556,908, and real estate taxes and insurance by $581,817.

General and administrative expenses as reflected in our income statement, which include approximately $330,000 in property-level expenses, increased $407,585 from $1,715,675 for the year ended December 31, 2012 to $2,123,260 for the year ended December 31, 2013. This increase is primarily due to the addition of three properties to our portfolio during the last half of 2012 and an increase in legal expenses associated with our business operations.

Gain on business combinations was as a result of the business combination from our additional equity purchases in the Springhouse property in June 2012, which resulted in a revaluation gain of $2,284,656, and from the acquisition of the MDA property, which resulted in a gain of $8,642,386. There were no such business combinations for the 2013 period.

Gain on sale of JV interests of $2,014,533 represents the gain on sale of the Meadowmont property in June 2012. There were no such sales for the 2013 period.

Equity in gain on sale of real estate asset of unconsolidated joint venture represents the gain from the sale of the Hillsboro property during the third quarter of 2013.

Interest expense increased $3,107,783 from $781,359 for the year ended December 31, 2012 to $3,889,142 for the year ended December 31, 2013. The increase in interest expense is primarily the result of the Fund LOC, entered into during the fourth quarter of 2012, which resulted in interest expense of $956,087 for the year ended December 31, 2013. In addition, interest expense for the year ended December 31, 2013 includes twelve months of expense, while interest expense for the year ended December 31, 2012 reflects expense incurred subsequent to the 2012 acquisitions discussed above. The increase was offset by the amortization of the fair value debt adjustment resulting from the consolidation of the Springhouse property late in the second quarter of 2012.

Loss from discontinued operations decreased $364,269 from $720,815 for the year ended December 31, 2012 to $356,546 for the year ended December 31, 2013. We recognized a $1,242,964 gain on revaluation of the equity on business combination related to additional equity interest purchased in the Creekside property in June 2012, which was offset by a loss of approximately $613,272 for the year ended December 31, 2012, and recognized a loss of $194,365 at the Creekside property for the year ended December 31, 2013. The decrease was primarily due to the amortization of in-place leases in 2012 of approximately $452,467, which was not incurred in 2013, as in-place leases are amortized over a useful life of 6 months. We recognized a loss at the Enders property of approximately $1,325,577 for the year ended December 31, 2012, compared to a loss of $162,864 for the year ended December 31, 2013, which was primarily due to acquisition costs of $1,090,435 in 2012.

Property Operations

We define “same store” properties as those that we owned and operated for the entirety of both periods being compared, except for properties that are in the construction or lease-up phases, or properties that are undergoing development or significant redevelopment. We move properties previously excluded from our same store portfolio for these reasons into the same store designation once they have stabilized or the development or redevelopment is complete. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property stabilized upon attainment of 90% physical occupancy, subject to loss-to-lease, bad debt and rent concessions. For comparison of our three and six months ended June 30, 2014 and 2013, the same store properties included properties owned at January 1, 2013, excluding the Berry Hill property, which was under construction. Our same store properties for the three and six months ended June 30, 2014 and 2013 were Springhouse at Newport News, The Estates at Perimeter/Augusta, Enders Place at Baldwin Park and MDA Apartments. Our non-same store properties for the same periods were The Reserve at Creekside Village, Gardens at Hillsboro Village, 23Hundred@Berry Hill, Village Green of Ann Arbor, Villas at Oak Crest, Grove at Waterford, North Park Towers and Lansbrook Village. The Estates at Perimeter/Augusta and Gardens at Hillsboro Village are accounted for under the equity method, but are reflected in our table of net operating income as if they were consolidated. For the three months ended June 30, 2014, the components of same store property revenues, property expenses and net operating income represented by The Estates at Perimeter/Augusta property were $663,591, $258,236 and $405,355, respectively. For the three months ended June 30, 2014, the components of non-same store property revenues, property expenses and net operating income represented by our Gardens at Hillsboro Village property were $0, ($3,692) and $3,692, respectively. For the six months ended June 30, 2014, the components of same store property revenues, property expenses and net operating income represented by The Estates at Perimeter/Augusta property were $1,297,348, $522,439 and $774,909, respectively. For the six months ended June 30, 2014, the components of non-same store property revenues, property expenses and net operating income represented by our Gardens at Hillsboro Village property were $0, ($2,189) and $2,189, respectively. For the three months ended June 30, 2013, the components of same store property revenues, property expenses and net operating income represented by The Estates at Perimeter/Augusta property were $666,864, $247,608 and $419,256, respectively. For the three months ended June 30, 2013, the components of non-same store property revenues, property expenses and net operating income represented by our Gardens at Hillsboro Village property were $951,824, $352,661 and $599,163, respectively. For the six months ended June 30, 2013, the components of same store property revenues, property expenses and net operating income represented by The Estates at Perimeter/Augusta property were $1,317,762, $437,769 and $879,993, respectively. For the six months ended June 30, 2013, the components of non-same store property revenues, property expenses and net operating income represented by our Gardens at Hillsboro Village property were $1,869,059, $678,409 and $1,190,650, respectively. The Estates at Perimeter/Augusta’s financial information can be found at Note 6, “Equity Method Investments” in our Notes to Consolidated Financial Statements. The Gardens at Hillsboro Village property was sold on September 30, 2013.

The following table presents the same store and non-same store results from operations for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Change
	2014	2013	$	%
Property Revenues
Same Store	$3,745,188	$3,645,705	$99,483	2.73%
Non-Same Store	5,204,529	1,473,927	3,730,602	253.11%
Total property revenues	$8,949,717	$5,119,632	$3,830,085	74.81%
Property Expenses
Same Store	$1,446,547	$1,509,794	$(63,247)	-4.19%
Non-Same Store	2,448,472	735,885	1,712,587	232.72%
Total property expenses	$3,895,019	$2,245,679	$1,649,340	73.45%
Same Store NOI	$2,298,641	$2,135,911	$162,730	7.62%
Non-Same Store NOI	2,756,057	738,042	2,018,015	273.43%
Total NOI(1)	$5,054,698	$2,873,953	$2,180,745	75.88%

	Six Months Ended June 30,		Change
	2014	2013	$	%
Property Revenues
Same Store	$7,335,917	$7,252,877	$83,040	1.14%
Non-Same Store	5,981,108	2,907,238	3,073,870	105.73%
Total property revenues	$13,317,025	$10,160,115	$3,156,910	31.07%
Property Expenses
Same Store	$3,007,411	$2,870,774	$136,637	4.76%
Non-Same Store	2,936,784	1,369,892	1,566,892	114.38%
Total property expenses	$5,944,195	$4,240,666	$1,703,529	40.17%
Same Store NOI	$4,328,506	$4,382,103	$(53,597)	-1.22%
Non-Same Store NOI	3,044,324	1,537,346	1,506,978	98.02%
Total NOI(1)	$7,372,830	$5,919,449	$1,453,381	24.55%

(1)	See “Net Operating Income” below for a reconciliation of Same Store NOI, Non-Same Store NOI and Total NOI to net income (loss) and a discussion of how management uses this non-GAAP financial measure.

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

Same store NOI for the three months ended June 30, 2014 was $2.30 million as compared to $2.14 million in the same period in the prior year. Same store NOI increased 7.6% as compared to the second quarter of the prior year, driven primarily by a 2.7% increase in revenue and a 4.2% decrease in expenses. The increase in same store revenue was primarily attributable to a 2.6% increase in average rent per month and the acquisition of 22 additional units at our Enders property, balanced by a 1.7% decrease in average occupancy, primarily due to underperformance at our Springhouse property as a result of defense spending related market weakness in Newport News, Virginia from the sequester in 2013. In April 2014, some government defense contracts have commenced, and in August 2014, the property has achieved occupancy of 95%. The decrease in same store expenses was primarily attributable to a decrease in repairs and maintenance costs.

Property revenues and property expenses for our non-same store properties increased significantly due to the five properties acquired during the second quarter of 2014. The results of operations for these properties have been included in our consolidated statements of operations from the date of acquisition.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Same store NOI for the six months ended June 30, 2014 was $4.33 million as compared to $4.38 million in the same period in the prior year. Same store NOI decreased 1.2% as compared to the same period in prior year, driven primarily by a 1.1% increase in revenue and a 4.8% increase in expenses. The increase in same store revenue was primarily attributable to a 2.1% increase in average rent per month and the acquisition of 22 additional units at our Enders property, balanced by a 1.8% decrease in average occupancy. The increase in same store expenses was primarily attributable to an increase in utilities expenses, due to an unusually severe winter in the first quarter of 2014.

Property revenues and property expenses for our non-same store properties increased significantly due to the five properties acquired during the second quarter of 2014. The results of operations for these properties have been included in our consolidated statements of operations from the date of acquisition.

Net Operating Income

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis, because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net operating income
Same store	$2,299	$2,136	$4,329	$4,382
Non-same store	2,756	738	3,044	1,537
Total net operating income	5,055	2,874	7,373	5,919
Less:
Interest expense	2,365	1,312	3,637	2,879
Total property income	2,690	1,562	3,736	3,040
Less:
Noncontrolling interest pro-rata share of property income	1,442	1,258	2,129	2,270
Other (income) loss related to JV/MM entities	50	(19)	39	—
Pro-rata share of properties’ income	1,198	323	1,568	770
Less pro-rata share of:
Depreciation and amortization	2,157	632	2,692	1,416
Affiliate loan interest, net	4	275	191	527
Asset management and oversight fees	533	126	658	260
Acquisition and disposition costs	2,852	62	3,339	140
Corporate operating expenses	361	424	892	849
Add pro-rata share of:
Other income	72	—	72	—
Equity in operating earnings of unconsolidated joint ventures	101	—	101	—
Gain on sale of joint venture interest, net of fees	—	—	448	—
Net loss attributable to common stockholders	$(4,536)	$(1,196)	$(5,583)	$(2,422)

Operating Expenses

Under our prior Advisory Agreement with Bluerock Multifamily Advisor, LLC, or our Former Advisor, which was effective through April 2, 2014, our Former Advisor and its affiliates had the right to seek reimbursement from us for all costs and expenses they incurred in connection with their provision of services to us, including our allocable share of our Former Advisor’s overhead, such as rent, employee costs, utilities and information technology costs. We did not, however, reimburse our Former Advisor for personnel costs in connection with services for which our Former Advisor received acquisition, asset management or disposition fees or for personnel costs related to the salaries of our executive officers. Prior to the filing of the second articles of amendment and restatement to our charter on March 26, 2014, or Second Charter Amendment, our charter limited our total operating expenses at the end of the four preceding fiscal quarters to the greater of (A) 2% of our average invested assets, or (B) 25% of our net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of our assets for the period, referred to as the 2%/25% Guidelines. Notwithstanding the above, we could reimburse amounts in excess of the limitation if a majority or our independent directors determined that such excess amounts were justified based on unusual and non-recurring factors. If such excess expenses were not approved by a majority of our independent directors, the Former Advisor was required to reimburse us at the end of the four fiscal quarters the amount by which the aggregate expenses during the period paid or incurred by us exceeded the limitations provided above. As of March 31, 2014 and December 31, 2013, our board of directors approved operating expenses to be expensed as incurred. Our charter was amended on March 26, 2014 pursuant to the Second Charter Amendment. The amendments included, among other things, removing the 2%/25% Guidelines.

Under the Management Agreement with the Manager, which became effective April 2, 2014 and will govern future quarters, expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. We also pay all our operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. In addition, we may be required to pay our pro-rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. We will not reimburse our Manager for the salaries and other compensation of its personnel.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements. Our primary liquidity requirements relate to (a) our operating expenses and other general business needs, (b) distributions to our stockholders, (c) investments and capital requirements to fund development and renovations at existing properties and (d) ongoing commitments to repay borrowings, including our maturing short-term debt.

We believe the properties underlying the Company’s real estate investments are performing well. We had a portfolio-wide debt service coverage ratio of 1.97x and occupancy of 95% at June 30, 2014. Prior to our IPO, our cash resources had been inadequate to meet our primary liquidity needs as our corporate operating expenses exceeded the cash flow received from our investments in real estate joint ventures. The primary reason for our previous negative operating cash flow had been the amount of our general and administrative expenses relative to the size of our portfolio. These costs included accounting and related fees to our independent auditors, legal fees, costs of being an SEC reporting company, director compensation and director and officer insurance premiums.

The net proceeds of our recently completed IPO provided us with the ability to grow our asset base quickly and better service our general and administrative expenses. The Management Agreement with our Manager should provide an overall lower fee structure than our previous advisory agreement with our Former Advisor, which we believe will help reduce our corporate general and administrative expenses. Furthermore, we completed the purchase of interests in four properties in April 2014, one property in May and two properties in July with the proceeds from our IPO. We have deployed substantially all of the net proceeds of our IPO.

In general, we believe our available cash balances, the proceeds from this offering, other financing arrangements and cash flows from operations will be sufficient to fund our liquidity requirements with respect to our existing portfolio for the next 12 months. We expect that the additional properties added to our portfolio in the contribution transactions at the initial closing of the IPO, together with borrowings we or our subsidiaries may obtain and the investments and acquisitions we have made with the proceeds from the IPO and expect to make as a result of the completion of this offering, will have a significant positive impact on our future results of operations. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of anticipated future investments in and acquisitions of real estate, including our investments in development projects.

We believe we will be able to meet our primary liquidity requirements going forward through:

•	$20.4 million in cash available at June 30, 2014, of which $8.0 million has been used for or committed to our acquisitions of interests in the Alexan CityCentre property and UCF Orlando property during July 2014 and $4.4 million has been used for our acquisition of an additional 41.1% interest in the Enders property during September 2014.
•	cash generated from operating activities; and
•	proceeds from this offering, and from future borrowings and offerings, including potential offerings of common and preferred stock and issuances of units of limited partnership interest in our operating partnership.

We may also selectively sell assets at appropriate times, which would be expected to generate cash sources for our liquidity needs. In this regard, on March 28, 2014, BR Creekside, LLC, a special-purpose entity in which we hold a 24.7% indirect equity interest sold the Creekside property to SIR Creekside, LLC, an unaffiliated third party, for $18.9 million, generating net proceeds to the Company of approximately $1.2 million.

Should our liquidity needs exceed our available sources of liquidity, we believe that we could also sell assets to raise additional cash. In the past, the Company has sold assets to meet its short-term liquidity requirements, including sales of interests in its 23Hundred@BerryHill development project, or the Berry Hill property, during 2013 to fund working capital, distributions to stockholders and payments of our working capital line of credit provided by Fund II and Fund III, both of which are affiliates of Bluerock, pursuant to which we had the option to borrow up to $13.5 million, or the Fund LOC.

We intend to continue to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of approximately 65% of the fair market value of the properties in which we have invested as determined by our Manager. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness. However, we are not subject to any limitations on the amount of leverage we may use, and accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. We expect our leverage to decline commensurately as we execute our business plan to grow our net asset value.

We may seek to utilize credit facilities or loans from unaffiliated parties when possible. To date, we have relied on borrowing from affiliates to help finance our business activities. On October 2, 2012, we entered into the Fund LOC pursuant to which we were initially entitled to borrow up to $12.5 million. At December 31, 2013, the outstanding balance on the Fund LOC was $7,571,223 and no amount was available for borrowing at December 31, 2013. On April 2, 2014, the Fund LOC was paid in full with the proceeds of the IPO and extinguished. We did not view the Fund LOC as a source of liquidity during the six months ended June 30, 2014.

If we are unable to obtain financing on favorable terms or at all, we may have to curtail our investment activities, including acquisitions and improvements to and developments of real properties, which could limit our growth prospects. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more securities or borrowing more money. We also may be forced to dispose of assets at inopportune times in order to maintain our REIT qualification and Investment Company Act exemption.

In prior quarters, including the three months ended June 30, 2014, Bluerock has deferred payment by us as needed of asset management fees, acquisition fees and organizational and offering costs incurred by us and has deferred current year reimbursable operating expenses, to support our continued operations.

For the remainder of 2014, the Company expects to maintain a distribution paid on a monthly basis to all of our stockholders at a quarterly rate of $0.29 per share. To the extent the Company continues to pay distributions at this rate, the Company expects to substantially use cash flows from operations to fund distribution payments. The Company’s board of directors will review the distribution rate quarterly, and there can be no assurance that the current distribution level will be maintained. While our policy is generally to pay distributions from cash flow from operations, our distributions through June 30, 2014 have been paid from proceeds from our continuous registered public offering, proceeds from the IPO and sales of assets, and may in the future be paid from additional sources, such as from borrowings.

Off-Balance Sheet Arrangements

As of June 30, 2014, we did not have any off-balance sheet arrangements that have had or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures. As of June 30, 2014, we own interests in two joint ventures that are accounted for under the equity method as we exercise significant influence over, but do not control, the investee.

Cash Flows from Operating Activities

As of June 30, 2014, we owned indirect equity interests in ten real estate properties, (nine operating properties and one development property), eight of which are consolidated for reporting purposes. During the six months ended June 30, 2014, net cash used in operating activities was $1,438,329. After the net loss of $6,554,662 was adjusted for $3,951,363 of non-cash items, net cash used in operating activities consisted of the following:

•	Increase in accounts payable and accrued liabilities of $1,819,724;
•	Increase in accounts receivable and other assets of $503,861; and
•	Decrease in our payables due to affiliates of $150,893.

Cash Flows from Investing Activities

During the six months ended June 30, 2014, net cash used in investing activities was $19,530,631, primarily due to the following:

•	$16,650,451 used in acquiring consolidated real estate investments;
•	$2,960,525 used in an investment in an unconsolidated joint venture interest;
•	An increase of $2,425,297 in our restricted cash balance;
•	partially offset by $4,985,424 in cash proceeds received for the sale of the Creekside property.

Capital Expenditures

The following table summarizes our total capital expenditures for the six months ended June 30, 2014 and 2013:

	For the six months ended June 30,
	2014	2013
New development	$5,352,720	$6,622,057
Redevelopment/renovations	590,098	472,153
Routine capital expenditures	243,361	164,980
Total capital expenditures	$6,186,179	$7,259,190

The majority of our capital expenditures during the six months ended June 30, 2014 relates to the Berry Hill property, which was acquired in October 2012 as a development project. First move-ins began in November 2013 and total projected development costs are expected to be approximately $33.7 million, or $126,579 per unit. As of June 30, 2014, 220 units had been completed, with 213 units occupied. As of June 30, 2014, $33.2 million in development costs had been incurred by the Berry Hill property joint venture, of which we have funded our proportionate share of the equity in the amount of $2.4 million.

We define redevelopment and renovation costs as non-recurring capital expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing for the six months ended

June 30, 2014. We define routine capital expenditures as recurring capital expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-GAAP Financial Measures

Funds from Operations

Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

Adjusted Funds from Operations

In addition to FFO, we use adjusted funds from operations, or AFFO. AFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.

We further adjust FFO by adding back certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

We have incurred $3,148,729 and $65,462 of acquisition and disposition expense during the three months ended June 30, 2014 and 2013, respectively. Additionally, we have incurred $3,967,789 and $143,018 of acquisition and disposition expense during the six months ended June 30, 2014 and 2013, respectively.

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

The table below presents our calculation of FFO and AFFO for the three and six months ended June 30, 2014 and 2013.

We made no investments, had one full disposition and two partial dispositions in 2013, and have acquired interests in five additional properties during the six months ended June 30, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss attributable to common stockholders	$(4,535,993)	$(1,196,165)	$(5,582,739)	$(2,422,297)
Add: Pro-rata share of investments depreciation and amortization(1)	2,157,086	632,168	2,692,142	1,416,365
	(2,378,907)	(563,997)	(2,890,597)	(1,005,932)
Less: Pro-rata share of investments gain on sale of joint venture interests	—	—	(447,549)	—
FFO	$(2,378,907)	$(563,997)	$(3,338,146)	$(1,005,932)
Add: Pro-rata share of investments acquisition and disposition costs	2,851,846	62,382	3,339,183	140,103
non-cash equity compensation to directors and officers	336,932	18,750	350,682	37,500
Less: Pro-rata share of normally recurring capital expenditures(2)	(71,050)	(8,203)	(89,616)	(23,636)
AFFO	$738,821	$(491,068)	$262,103	$(851,965)

(1)	The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.
(2)	Normally recurring capital expenditures exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Operating cash flow, FFO and AFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO and AFFO, such as tenant improvements, building improvements and deferred leasing costs.

Presentation of this information is intended to assist the reader in comparing the sustainability of the operating performance of different REITs, although it should be noted that not all REITs calculate FFO or AFFO the same way, so comparisons with other REITs may not be meaningful. FFO or AFFO should not be considered as an alternative to net income (loss), as an indication of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both FFO and AFFO should be reviewed in connection with other GAAP measurements.

Recent Accounting Pronouncements Not Yet Adopted

There has been no issued accounting guidance not yet adopted by us that we believe is material or potentially material to our Consolidated Financial Statements.

Critical Accounting Policies

Below is a discussion of the accounting policies that we consider critical to an understanding of our financial condition and operating results that may require complex or significant judgment in their application or require estimates about matters which are inherently uncertain.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of other subsidiaries over which we have control. All inter-company transactions, balances, and profits have been eliminated in consolidation. Interests in entities acquired will be evaluated based on applicable GAAP, which includes the requirement to consolidate entities deemed to be variable interest entities, or a VIE, in which we are the primary beneficiary. If the entity in which we hold an interest is determined not to be a VIE, then the entity will be evaluated for consolidation based on legal form, economic substance, and the extent to which we have control and/or substantive participating rights under the respective ownership agreement.

There are judgments and estimates involved in determining if an entity in which we have made an investment is a VIE and, if so, whether we are the primary beneficiary, which determines whether or not the entity is consolidated. The entity is evaluated to determine if it is a VIE by, among other things, calculating the percentage of equity being risked compared to the total equity of the entity. If an entity is not considered a VIE, we also make judgments and estimates to assess whether we are in control of and would require consolidation of the entity by evaluating the respective rights and privileges afforded each member or partner of the entity. We would not be deemed to control the entity if any of the other members or partners have either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the member or partner without cause, or (ii) has substantive participating rights in the entity. A change in the judgments, assumptions, and estimates used could result in consolidating an entity that should not be consolidated or accounting for an investment using the equity method that should in fact be consolidated, the effects of which could be material to our financial statements.

Real Estate Asset Acquisition and Valuation

Upon the acquisition of real estate properties, we recognize the assets acquired, the liabilities assumed, and any noncontrolling interest as of the acquisition date, measured at their fair values. Acquisition-related costs are expensed in the period incurred. We assess the acquisition-date fair values of all tangible assets, identifiable intangible assets and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it was vacant.

Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. We amortize the value of in-place leases to expense over six months. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.

Estimates of the fair values of the tangible assets, identifiable intangible assets and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions could result in an incorrect valuation of acquired tangible assets, identifiable intangible assets and assumed liabilities, which could impact the amount of our net income (loss).

We assess the acquisition-date fair values of all tangible assets, identifiable intangible assets and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it was vacant.

Our significant accounting policies are more fully described in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies,” to our Notes to the Consolidated Financial Statements. Certain of our accounting policies require management to make estimates and judgments regarding uncertainties that may affect the reported amounts presented and disclosed in our consolidated financial statements. These estimates and judgments are affected by management’s application of accounting policies. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

We base these estimates on historical experience and various other factors that are believed to be reasonable, the results of which form the basis for making judgments under the circumstances. Due to the inherent uncertainty involved in making these estimates, actual results reported may differ from these estimates under different situations or conditions. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider an accounting estimate to be significant if it requires us to make assumptions about matters that were uncertain at the time the estimate was made and changes in the estimate would have had a significant impact on our consolidated financial position or results of operations.

Subsequent Events

Investment in Alexan CityCentre Property

On July 1, 2014, through BRG T&C BLVD Houston, LLC, or BRG Alexan, a wholly-owned subsidiary of our operating partnership, we made a convertible preferred equity investment in a multi-tiered joint venture along with BGF, Fund II and Fund III (collectively, the “BRG Co-Investors”), which are affiliates of our Manager, and an affiliate of Trammell Crow Residential, or TCR, to develop a 340-unit Class A, apartment community located in Houston, Texas, to be known as Alexan CityCentre, or the Alexan CityCentre property.

For development of the Alexan CityCentre property and funding of any required reserves, we made a capital commitment of $6,564,557 to acquire 100% of the preferred membership interests in BR T&C BLVD Member, LLC, or BR Alexan Member, the owner of a majority in interest of the beneficial owner of the Alexan CityCentre property, through BRG Alexan. The BRG Co-Investors’ budgeted development-related capital commitments are as follows: BGF, $6.50 million; Fund II, $6.27 million; and Fund III, $4.36 million, to acquire 37.9%, 36.6% and 25.5% of the common membership interests in BR Alexan Member, respectively.

Under the operating agreement for BR Alexan Member, our preferred membership interest earns and shall be paid on a current basis a preferred return at the annual rate of 15.0% times the outstanding amount of our capital contributions made pursuant to our capital commitment. To date (i) we have funded $4,842,493 of our capital commitment leaving $1,722,064 remaining to be funded and (ii) the BRG Co-Investors have funded $15,006,051.

BR Alexan Member is required to redeem our preferred membership interests on the earlier of the date that is six (6) months following the maturity of the construction loan (including any extensions thereof but excluding refinancing), or any acceleration of the construction loan. On the redemption date, BR Alexan Member is required to pay us an amount equal to our outstanding net capital contributions to BR Alexan Member plus any accrued but unpaid preferred return. If BR Alexan Member does not redeem our preferred membership interest in full on the required redemption date, then any of our net capital contributions remaining outstanding shall accrue a preferred return at the rate of 20.0% per annum.

We have the right, in our sole discretion, to convert our preferred membership interest in BR Alexan Member into a common membership interest for a period of six months from and after the date upon which 70% of the units in the Alexan CityCentre property have been leased, or the Alexan Conversion Trigger Date. Assuming that we and the BRG Co-Investors have made all of our budgeted development-related capital contributions as required, and all accrued preferred returns have been paid to us, upon conversion we will receive a common membership interest of 18.5% of the aggregate common membership interest in BR Alexan Member, or the Alexan Expected Interest, and the membership percentages of the BRG Co-Investors shall be adjusted accordingly. If the facts as of the Alexan Conversion Trigger Date are substantially different from the capital investment assumptions resulting in our receipt of the Alexan Expected Interest, then we and the BRG Co-Investors are required to confer and determine in good faith a new common membership interest percentage relative to our conversion.

Prior to the exercise of the conversion right, the BRG Co-Investors shall be the managers of BR Alexan Member, and shall have the power and authority to govern the business of BR Alexan Member, subject to the approval of certain “major decisions” by members holding a majority of the membership interests and subject to the further requirement that our economic interests and other rights in and to the Alexan CityCentre property may not be diluted or altered without our prior written consent. Following exercise of the conversion right, we would succeed to control of the BR Alexan Member.

Investment in UCF Orlando Property

On July 29, 2014, through BRG UCFP Investor, LLC, a wholly owned subsidiary of our operating partnership, we made a convertible preferred equity investment in a multi-tiered joint venture along with Fund I, an affiliate of our Manager, and CDP UCFP Developer, LLC, a Georgia limited liability company, a non-affiliated entity, to develop a 296-unit Class A apartment community located in Orlando, Florida, located in close proximity to the University of Central Florida and Central Florida Research Park, or the UCF Orlando property. The UCF Orlando property will be a featured component of a master-planned, Publix-anchored retail development known as Town Park.

For development of the UCF Orlando property and funding of any required reserves, we made a capital commitment of $3,629,345 to acquire 100% of the preferred membership interests in BR Orlando UCFP, LLC, or BR Orlando JV Member, the owner of a majority in interest of the beneficial owner of the UCF Orlando property, through BRG UCFP Investor, LLC.

Under the operating agreement for BR Orlando JV Member, our preferred membership interest earns and shall be paid on a current basis a preferred return at the annual rate of 15.0% on the outstanding amount of our capital contributions made pursuant to our capital commitment. To date (i) we have fully funded our $3,629,345 capital commitment and (ii) Fund I has funded $5,621,159.

We are not required to make any additional capital contributions beyond our capital commitment. However, if BR Orlando JV Member makes an additional capital call and Fund I does not fully fund it, then we may elect to fund such shortfall as an additional capital contribution, in which case those contributions will accrue a preferred return at the annual rate of 20.0% on the outstanding amount of such capital contributions.

The BR Orlando JV Member is required to redeem our preferred membership interests on the earlier of the date that is six (6) months following the maturity of the construction loan (including any extensions thereof but excluding refinancing), or any acceleration of the construction loan. On the redemption date, BR Orlando JV Member is required to pay us an amount equal to our outstanding net capital contributions to BR Orlando JV Member, plus any accrued but unpaid preferred return. If BR Orlando JV Member does not redeem our preferred membership interest in full on the required redemption date, then any of our net capital contributions remaining outstanding shall accrue a preferred return at the rate of 20.0% per annum.

We have the right, in our sole discretion, to convert our preferred membership interest in BR Orlando JV Member into a common membership interest for a period of six (6) months from and after the date upon which 70% of the units in the UCF Orlando property have been leased, or the UCF Conversion Trigger Date. Assuming that we and Fund I have made all capital contributions as required, and all accrued preferred returns have been paid to us, upon conversion we will receive a common membership interest of 31% of the aggregate common membership interest in BR Orlando JV Member, or the UCF Expected Interest, and the membership percentage of Fund I shall be adjusted accordingly. If the facts as of the UCF Conversion Trigger Date are substantially different from the capital investment assumptions resulting in our receipt of the UCF Expected Interest, then we and Fund I are required to confer and determine in good faith a new common membership interest percentage relative to our conversion.

Prior to the exercise of the conversion right, Fund I shall be the manager of BR Orlando JV Member, and shall have the power and authority to govern the business of BR Orlando JV Member, subject to the approval of certain “major decisions” by members holding a majority of the membership interests and subject to the further requirement that our economic interests and other rights in and to the UCF Orlando property may not be diluted or altered without our prior written consent. Following exercise of the conversion right, we would succeed to control of the BR Orlando JV Member.

Acquisition of Additional Interest in Enders Property

As of June 30, 2014, through a joint venture, we held a 48.4% indirect equity interest in the Enders property.

On September 10, 2014, through the Enders property joint venture, we acquired an additional 41.1% indirect interest in the Enders property in exchange for approximately $4.4 million in cash and approximately $8.0 million in additional financing proceeds, such that we currently hold an indirect 89.5% interest therein.

DILUTION

Purchasers of our Class A common stock offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of shares of our common stock from the initial public offering price. As of June 30, 2014, we had a historical net tangible book value of approximately $64.0 million, or $10.88 per share of common stock held by existing investors. After giving effect to the sale of the shares of Class A common stock offered by this prospectus, including the expected use of the net proceeds of this offering as described under “Use of Proceeds,” and the deduction of underwriting discounts and commissions and estimated offering, the pro forma net tangible book value as of June 30, 2014 would have been approximately $     , or $      per share of common stock. This amount represents an immediate increase in net tangible book value of $      per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $      per share from the public offering price of $      per share of our shares of Class A common stock to new public investors. See “Risk Factors — Risks Related to this Offering — You will experience immediate and material dilution in connection with the purchase of shares of Class A common stock in this offering.” The following table illustrates this per share dilution:

Public offering price per share of Class A common stock(1)	$
Net tangible book value per share of common stock before this offering(2)		$10.88
Increase in pro forma net tangible book value per share of common stock after this offering(3)	$
Pro forma net tangible book value per share of common stock after this offering(4)	$
Dilution in pro forma net tangible book value per share to new investors(5)	$

(1)	Based on the public offering price per share set forth on the front cover of this prospectus.
(2)	Net tangible book value per share of our common stock before this offering is determined by dividing the net tangible book value based on June 30, 2014 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities, excluding acquired below-market leases) excluding noncontrolling interests, by the number of shares of Class A common stock held by prior stockholders after this offering.
(3)	The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per share before this offering (see note (2) above) from (b) the pro forma net tangible book value per share after this offering (see note (4) below).
(4)	Based on pro forma net tangible book value of approximately $ divided by shares of common stock, not including (a) up to shares of Class A common stock issuable upon the exercise of the underwriters’ overallotment option and (b) 96,300 shares of Class A common stock available for issuance under our 2014 Incentive Plans, assuming the size of this offering does not change.
(5)	Dilution is determined by subtracting pro forma net tangible book value per share of common stock after giving effect to this offering from the public offering price paid by a new investor for a share of Class A common stock.

OUR INDUSTRY AND MARKET OPPORTUNITY

Bluerock believes that institutional and public capital is largely focused on investing in apartment properties in the largest metropolitan, or “gateway,” markets. We believe that this presents an attractive investment opportunity for us in demographically attractive growth markets that are underinvested by institutional and public capital. As a result, we believe that cap rates in our target markets are at significant premiums to those in gateway markets and that certain properties in these markets provide not only the potential to provide significant current income, but also capital appreciation.

Bluerock additionally believes that select demographically attractive growth markets are underserved by newer institutional-quality, Class A apartment properties, especially as the wave of Echo Boomers — the demographic cohort with birth dates from the early 1980’s to the early 2000’s — moves into its prime rental years over the upcoming decade. As such, we believe there is opportunity in certain of our target markets for development and/or redevelopment to deliver Class A product and capture premium rental rates and value growth.

Bluerock believes that the first wave of opportunity following the financial crisis provided investment-oriented, or “financial,” buyers the opportunity to earn significant returns simply by “spread investing” (i.e., taking advantage of historical spreads between higher acquisition cap rates and lower, long-term financing interest rates). Bluerock believes that as financial buyers enter their disposition periods, the next phase of recovery provides opportunity for real estate-centric buyers (i.e., buyers who have real estate-specific investment expertise and deep intellectual capital in specific markets) to create value using proven real estate investment strategies. In addition, Bluerock believes that as the economy continues its recovery, private purchasers with greater capital constraints who have needed significant leverage to fund acquisitions will become less competitive in an environment of more traditional interest rate levels and cap rate spreads. We expect to capitalize on this change in the competitive landscape by acquiring apartment properties from owners who do not have the capital resources to execute their business plans. In addition, we believe we are well-positioned within the marketplace to execute our business plan, and believe there will be less competition in the changing economic environment as interest rates increase from the historically low levels of the past several years.

Investing successfully across multiple markets with multiple investment strategies involves both cost and logistical challenges, requiring an investor to cost-efficiently monitor, source, invest in, and as appropriate, divest of properties in such markets based on their investment attractiveness throughout the cycle. We believe Bluerock’s key principals bring significant experience in implementing such a strategy in a private equity ‘capital partner/operating partner’ model, and bring established relationships throughout our target markets to execute such a strategy successfully. Furthermore, we believe that Bluerock’s principals’ experience, along with our network of Bluerock SPs, provides us with the unique ability to monitor, access, source, invest in, execute and, as appropriate, divest of properties across our target markets, and across our multiple investment strategies, and to do so cost efficiently in order to drive value.

Demand Overview

We believe that demographic forces indicate strong growth for apartment demand in the foreseeable future due to a variety of factors, including the following:

•	Echo Boomers Driving Household Formations. According to Marcus and Millichap’s 2013 National Apartment Report, Echo Boomers number 87.3 million people and now represent the largest age cohort in the U.S. According to 2012 State of the Nation’s Housing Report from Harvard University’s Joint Center for Housing Studies, the Echo Boomer generation is already larger than the baby-boomer generation at similar ages and is likely to grow even larger as new immigrants arrive. The oldest of the Echo Boomers are only now beginning to form their own households. We believe this large cohort will be the primary driver of new household formations over the next two decades.

Source: Marcus and Millichap, 2013 National Apartment Market Report

•	Record Pace of Renter Household Growth. The 2013 State of the Nation’s Housing Report from Harvard University’s Joint Center for Housing Studies indicates that renter household growth in the 2010s is already surpassing the record pace set in the 2000s. The chart below illustrates the higher growth rates in recent years.

Source: JCHS tabulations of U.S. Census Bureau, Decennial Censuses and Housing Vacancy Surveys

•	Change in Demographics of Typical Households. A demographic shift in the traditional American household will also likely boost apartment demand. According to the National Multi Housing Council, or NMHC, in 1955, married couples with children made up 44% of all households. Today, they constitute just 20%, and the rate continues to decline. In fact, the NMHC projects 86% of household growth between 2000 and 2040 will be those without children. The NMHC also projects that among the fastest growing population segments in the next decade will be young adults in their 20s and empty nesters in their 50s. These household profiles are more likely to seek residential options other than the purchase of single family homes.

•	Propensity of Echo Boomers to Rent Longer. In their U.S. Real Estate Strategic Outlook dated March 2012, RREEF, a leading institutional asset management firm, indicates that Echo Boomers have “less of a propensity for homeownership than previous generations.” Thus, as they become renters, they are likely to remain renters much longer than previous generations, thereby increasing the overall rate of renter households. According to the NMHC, since more young adult households are renting and postponing buying homes, it is expected that rental demand will surge in the coming decade as more Echo Boomers enter the workforce and seek places to live. Growing economic insecurity regarding employment prospects, the need to adapt to the fast-paced knowledge-based economy, and the freedom to pursue economic opportunities wherever they present themselves also provide demand for the relatively short-term financial obligations of renting.
•	Increase in Baby Boomer Decision to Rent vs. Purchase. The NMHC also projects that additional demand for apartments will be generated by the baby boomers. As the Echo Boomer children leave home, their empty nester parents are also expected to become renters, as they seek to simplify their lifestyle, reduce home maintenance obligations and shed the daily responsibilities that accompany home ownership.
•	Increased Population. By 2025, the U.S. will have over 31 million more people than in 2012, according to the U.S. Census Bureau.
•	Immigration. According to the Marcus and Millichap 2013 National Apartment Report, immigration is a critical source of apartment demand and it has been subdued since the recession. However, the report indicates that as job prospects improve, that improvement will help restore higher levels of immigration, adding between 1.2 and 1.6 million residents annually by the year 2017.
•	Home Ownership Crisis. We believe the resilient fundamentals of the national apartment market are being further bolstered by the rapidly growing number of individuals losing their homes in foreclosure or being forced to sell because they can no longer afford their mortgages. According to a report by RealtyTrac, Inc., a third-party company that maintains one of the largest foreclosure activity databases for the U.S., foreclosure filings for 1.84 million and 1.3 million U.S. properties were reported in 2012 and 2013, respectively. We believe that many of these individuals will enter the renter market as “renters-by-necessity” and will stay renters for the foreseeable future. Further, according to the Bipartisan Policy Center, the U.S. home ownership rate could potentially drop to a low of 63.1% in 2020 and down to 60.6% by 2030, which may significantly increase the demand for rental housing.

Source: U.S. Census Bureau, John Burns Real Estate Consulting

Supply Overview

Projections of additions to supply in the short-term are generally based on permitting and construction activity, while longer term projections are based on economics, construction cost, land availability and demand.

Research from NAREIT’s analysis shows that construction of multifamily units plunged to a nearly 20-year low during the Great Recession, creating a supply shortfall.

United States Census Bureau data indicate that in 2011 and 2012, multifamily construction began on 167,300 and 233,900 units, respectively, in buildings with five or more units, up from 97,300 in 2009. While multifamily construction has been increasing, it is still below the roughly 300,000 starts averaged each year in the decade prior to the downturn. Further, according to data from the U.S. Census Bureau, U.S. multifamily starts have a cumulative shortfall of approximately 565,000 units from 2008-2011 compared to the 2000-2007 average. The NMHC projects that the U.S. will need approximately 300,000 units constructed each year moving forward, while only 129,900 units, 157,600 units and 187,100 units were delivered in 2011, 2012 and 2013, respectively.

Source: U.S. Census Bureau data.

Supply-Demand Imbalance

NAREIT concludes that a dearth of new apartment construction coupled with a record level of pent-up demand for apartment space has created an approximately 2.5 million unit supply-demand imbalance in apartment inventory. Further, NAREIT reports that it will take several years to bring enough new apartment stock to the market to meet the pent-up demand. NAREIT estimates that the 2.5 million unit imbalance is comprised of 2 million households in pent-up demand and a 500,000 unit shortfall that would have had to exist just to meet normal population growth over the last 4 years. For example, according to the U.S. Census Bureau, from 2011 to 2013, an average of only 158,200 new multifamily units were completed versus the prior 30-year average of approximately 300,000 annually.

OUR BUSINESS AND PROPERTIES

Overview of Our Business Objectives and Strategy

We were formed in 2008 as a Maryland corporation and have elected to be taxed as a REIT for federal income tax purposes. Our company’s objective is to maximize long-term stockholder value by acquiring well-located, institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more of our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

As of September 5, 2014, we own a portfolio of twelve apartment properties located primarily in the Southeastern United States comprised of an aggregate of approximately 3,857 units. We refer to these twelve properties as our Current Portfolio, and generally share ownership in these properties with joint venture partners. As of June 30, 2014, the properties, exclusive of our development properties, were approximately 95% occupied.

We acquire well-located, Core-Plus institutional-quality apartment properties with strong and stable cash flows in target markets with relatively high expectations of rent growth. We also acquire Value-Add apartment properties that we believe present opportunities for medium-term capital appreciation, such as those requiring repositioning, renovation or redevelopment, and Opportunistic apartment properties available at below market prices from distressed or time-constrained sellers. We also selectively invest in development of Class A properties in our target markets where we can structure the transaction as an Invest-to-Own investment to generate income during the development stage and capture significant development premiums upon completion, while minimizing development risks and guarantees. We intend to diversify our investments such that we create a balanced portfolio utilizing these strategies.

We invest primarily through controlling positions in joint ventures with Bluerock’s strategic partners, or Bluerock SPs, which are generally leading regional apartment owner/operators that bring deep intellectual and relationship capital in their local markets, extensive operational infrastructure and ability to execute as a ‘local sharpshooter’, a track record of success and capital to invest alongside us, which we believe aligns their interests with ours. We generally seek to invest approximately 90% of any property’s required investment capital, with Bluerock SPs investing the remaining equity on a pari passu basis. We believe our network of Bluerock SPs provides us with a substantial, often proprietary, transaction pipeline, and enables us to execute multiple investment strategies cost-efficiently across our target markets, without the internal cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

As part of our acquisition and asset management program, we create a focused sub-market and tenant analysis at each of our properties. We use this proprietary analysis, along with the intellectual capital provided by Bluerock SPs within each submarket, to create and implement our Bluerock Lifestyle Initiatives, or BLIs, at each property. The BLIs comprise a customized, property specific capital and management plan that provides amenities and services based on a human-centric analysis of our assets in order to foster a sense of community within our properties. We believe the implementation of the BLIs at our properties significantly helps drive tenant satisfaction, lowers tenant turnover, and delivers higher rents.

Currently, we are externally managed and advised by our Manager, an indirect subsidiary of Bluerock formed in connection with the IPO. Bluerock is a leading private equity real estate asset manager with a focus on Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and has transacted over eleven million square feet of residential and commercial real estate acquisitions since its inception in 2002. Bluerock’s key principals have an average of over 20 years of investing experience, have been involved with acquiring over 35 million square feet of real estate with approximately $10 billion in value and have helped launch leading real estate private and public company platforms. Our Manager’s senior executive officers have extensive experience investing in and developing multifamily real estate through several real estate and credit cycles. Specifically, we believe R. Ramin Kamfar, Chairman and Chief Executive Officer, Gary T. Kachadurian, Vice Chairman, James G. Babb, III, Chief Investment Officer, Jordan B. Ruddy, President, Michael L. Konig, Chief Operating Officer, Secretary and General Counsel, and Ryan S. MacDonald, Senior Vice President — Investments, of our Manager, respectively, provide us and our stockholders a competitive advantage in sourcing, evaluating, underwriting and managing attractive investment opportunities.

Our board of directors has delegated to our Manager the authority to approve all real property acquisitions, developments (i.e., with respect to our Invest-to-Own strategy) and dispositions, as well as all other investments consistent with our investment guidelines, for any investment less than 5% of our total assets, including our financing of such investments. Our Manager will recommend suitable investments for consideration by the investment committee for investments that exceed this threshold up to 10% of our total assets, and, for investments equal to or in excess of this amount, to our full board of directors. See “Management — Committees of the Board of Directors — Investment Committee.”

Our Target Markets

We intend to continue to focus on demographically attractive growth markets, which we define as markets characterized by growing population and job growth, both of which are positively correlated with rental rates and occupancy, in order to earn attractive risk-adjusted returns on invested equity. We select and continuously evaluate our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which may include projected short- and long-term employment growth; existence of robust infrastructures; diversity and growth of the economic base driven by the presence of major colleges, universities, technology, health care, trade, next-generation high value-add manufacturing, and government industries; the presence of a younger, more educated demographic profile with a high population of renters by choice; the existence of right to work laws; and quality of life.

Employment Growth in Our Target Markets.  Given that employment growth is highly correlated with apartment demand, we believe that job growth significantly above the national average in certain of our target markets will increase rental demand in those markets. According to the Bureau of Labor Statistics, the national average for employment growth was 1.74% for the year ended October 2013, while growth in many of our target markets exceeded 2.5%.

Source: Bureau of Labor Statistics, HFF Research (MSA Employment Update, October 2013)

Corporate Information

We were incorporated in 2008 for the purpose of raising capital and acquiring a diverse portfolio of residential real estate assets.

The principal executive offices of the company and our Manager are located at 712 Fifth Avenue, 9th Floor, New York, New York 10019. Our telephone number is (877) 826-BLUE (2583). Information regarding Bluerock is also available at www.bluerockresidential.com.

Our Manager and Bluerock

Our Manager

Currently, we are externally managed and advised by our Manager. Our Manager is majority owned by Bluerock. Pursuant to the terms of the Management Agreement, our Manager provides us with our management team and appropriate support personnel, and we have access to the management, infrastructure, personnel and other resources of Bluerock necessary for the implementation and execution of our business and growth strategies. Our Manager has substantial discretion with respect to the selection of specific investments consistent with our investment objectives and strategy, subject to our investment guidelines.

Our Manager draws upon the experience, expertise, and relationships of Bluerock’s senior executives, and its team of over 40 professionals and support personnel, which provides asset management, portfolio management, finance, administration, legal, compliance, investor relations, asset valuation, risk management, information technology and other operational matters in connection with the performance of our Manager’s duties. We expect to benefit from the personnel of Bluerock and the relationships and experience of Bluerock’s management team, including with our network of Bluerock SPs, in order to create value for our stockholders.

We believe the Management Agreement provides significant benefits to our stockholders. Our company will not be burdened by the high expenses associated with employing our own management team and infrastructure, and instead relies on our Manager to provide these services in exchange for management fees, which, at our current size and fee structure, we believe are lower than the costs associated with managing internally. In addition, our Management Agreement provides us access to a team of executive, management, investment, capital markets and administrative personnel that we believe, given our size and stage of development, is likely to be more capable and diverse than we would otherwise be able to attract at this stage of our life cycle.

Further, at the earlier of (i) April 2, 2017, three years following the completion of the IPO, and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, internalize our management. For this purpose, our “stockholders’ equity” means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A and Class B common stock, common stock equivalents, preferred stock, LTIP units and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of considering an internalization transaction, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Our board of directors would consider an internalization where our pro forma internalized general and administrative expenses would be lower on a consistent basis as compared to remaining externally managed. Should our board of directors decide to internalize our management, it could do so by terminating the Management Agreement and paying the fee thereunder, or through the acquisition of our Manager at an equivalent price, which would require the approval of a majority of our independent directors, and the approval of our stockholders, other than our Manager and its affiliates. Consequently, no assurance can be given that the internalization of our Manager will be undertaken or achieved.

Pursuant to the Management Agreement, we will pay our Manager and its affiliates fees and reimburse certain expenses for services rendered to us. For a complete explanation of the fees and expenses, see “Our Manager and Related Agreements.”

Bluerock SP Strategy

We believe one of the most important elements in successful investing in multifamily real estate is significant intellectual capital with respect to local market knowledge, relationships and operational expertise. One of the critical elements of our investment process is the identification of uniquely qualified, specialized top-tier regional real estate operating partners of Bluerock who bring such intellectual capital in terms of local market expertise, operational infrastructure and proven ability to execute, as well as a track record of success and capital to invest alongside us, which we believe aligns their interests with ours. We refer to this network of Bluerock’s strategic partners as Bluerock SPs. We believe Bluerock SPs bring the following advantages to augment the likelihood of success of an investment:

•	extensive knowledge base and familiarity with local market conditions to enable better deal sourcing and underwriting;
•	significant local contacts and relationships that can promote deal flow and the sourcing of proprietary private-market transactions. To illustrate this advantage, and based on conversations with our investment partners, the transaction activity for our top 5 partners exceeded $3 billion and 30,000 units in 2013 alone;
•	substantial local management and execution capabilities;
•	local name recognition that can increase our credibility in sourcing opportunities; and
•	the ability to leverage the management team and operating infrastructure of a Bluerock SP in order to limit the overhead burden for our stockholders.

We intend to continue to invest primarily through controlling positions in joint ventures with our Bluerock SPs. Notwithstanding the investments of Bluerock SPs, we expect to maintain substantial control over these ventures, including strategic decision-making.

Our joint venture strategy with our Bluerock SPs allows us to draw on the collective market knowledge, including potentially proprietary deal flow of some of the leading apartment owner/operators in the nation, which we believe will enable us to generate above market returns on our investments. Each Bluerock SP, as part of their ongoing business, is actively involved in the process of utilizing its network of deal flow and knowledge of the region to access, select and underwrite what they believe are the most attractive deals available to them. As part of the acquisition process, Bluerock performs its own review and underwriting of select deals in the various regions and compares their risk/reward characteristics across Bluerock SPs to then choose the most appropriate opportunities for our company. We believe that our stockholders should benefit from this double underwriting process, which is designed to mitigate risk through expert local knowledge, along with comparison of opportunities across multiple regions.

To date, Bluerock SPs have included some of the leading apartment owner/operators in the nation, including:

•	Trammell Crow Residential, or TCR, is a national group with more than 35 years of experience in residential development and asset management. Since 1977, Dallas-based TCR has developed more than 225,000 units in major markets. With an emphasis on knowledge of local trends and a contemporary vision, TCR develops and constructs market-leading rental communities that seek to offer residents a comfortable, convenient lifestyle.
•	Archstone, prior to its recent acquisition, was one of the country’s preeminent apartment managers, owners and developers and was ranked the 13th largest apartment manager in the United States by the NMHC, with approximately 62,400 units under management. Since its inception, Archstone had completed the development of approximately $4.5 billion of new consolidated apartment communities and acquired over $15.1 billion of consolidated apartment communities, including communities acquired through business combinations.
•	Bell Partners is a diversified real estate investment and management company. Bell is ranked as the 7th largest apartment manager in the United States by the NMHC, with approximately 69,000 units under management and with a portfolio valued at more than $5 billion.

•	Carroll Organization, or Carroll, is headquartered in Atlanta, Georgia, and maintains regional offices in Houston, Orlando, Tampa, Raleigh and Miami. The firm was founded in 2004 by Patrick Carroll. It is a privately held owner and operator of high-quality multifamily real estate focused on private equity real estate investment, asset management, investment/fund management, and property management. Carroll identifies, acquires, improves, and operates well located multifamily real estate assets in high-growth markets on behalf of our institutional partners, private investors, and our own principals. Carroll’s current portfolio of owned properties is approximately 14,300 units. Their fully integrated platform includes a property management division which has responsibility for approximately 15,800 units, an asset management group that oversees assets valued in excess of $1.7 billion, and a fund management group that has raised over $450 million in equity.
•	Village Green is an award-winning, national manager of multifamily residential communities and is ranked as the 28th largest apartment manager in the United States by the NMHC, with 41,100 units under management.
•	The Lynd Company is ranked as the 39th largest national apartment manager in the United States by the NMHC, with approximately 33,900 units under management. Since its inception, Lynd has acquired and/or developed approximately $900 million in multifamily transactions comprised of 13,000 units.
•	Hawthorne Residential manages and invests in apartment properties located throughout the Southeast and Texas. Hawthorne’s senior management team has over 75 years of apartment industry experience and currently manages over 17,000 apartment units.
•	Stonehenge Real Estate Group, LLC is a development firm created in 2010 by former professionals of the Lane Company, Julian LeCraw & Company and Security Capital Group (predecessor to the former Archstone). Stonehenge principals have been involved in the development and/or construction of over 24,000 multifamily units and 125,000 square feet of retail.

All rankings provided by the National Multi Housing Council, 2013.

We will generally require meaningful capital contributions from a Bluerock SP in terms of an equity co-investment (generally approximately 10% of required equity, on a pari passu basis), and will structure transactions to provide an alignment of interests between our stockholders and our Bluerock SPs. This important feature allows our stockholders to invest nationally alongside top-tier real estate operating firms.

We will generally seek Bluerock SPs who have the ability to provide property management services. In our Manager’s experience, regional partners can provide superior management execution as co-investors in the property than would be available from disinterested third party management companies. Our asset management team will then work with our Bluerock SPs to oversee the implementation of each asset's business plan, including budgeting, capital expenditures, tenant improvements and financial performance.

Our Competitive Strengths

We believe that Bluerock and its principals’ competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team with Significant Expertise.  Bluerock’s key principals have been involved with sourcing, structuring and acquiring over 35 million square feet of real estate, with approximately $10 billion in value, and have an average of over 20 years of experience during three major market cycles. We believe Bluerock’s key principals have significant expertise in the following areas:

•	Expertise in the Apartment Asset Class Across Our Target Markets. Bluerock’s principals have significant experience structuring and investing in apartment properties in our target markets through multiple investment cycles with successful results, which provides them the breadth and depth of operating and investment experience to steer our investment strategy.
•	Expertise in Creating Value Across Our Multiple Investment Strategies and Various Capital Structures. Bluerock’s principals have substantial expertise executing transactions and creating value across our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and across capital structures — equity, preferred equity, and mezzanine — which provides us substantial flexibility to create value in transactions, subject to maintaining our qualification as a REIT.
•	Expertise in Corporate and Portfolio Transactions to Create Value. Bluerock’s principals have executed large corporate and portfolio transactions, including the rollup of assets to create multiple public companies, the creation of multiple asset management platforms, and the purchase of distressed assets and/or companies out of bankruptcy, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions. We believe this expertise will assist us in our goal to grow our company and to deliver attractive risk-adjusted returns to our stockholders.
•	Expertise in Structuring and Financing Transactions. Bluerock’s investment team has substantial expertise with structuring and financing transactions, which enables us to continuously evaluate and effectively access the most efficient capital structure for apartment acquisitions. In addition, Bluerock’s investment team has extensive experience structuring development transactions with our Bluerock SPs to capture significant value while minimizing inherent risks and/or guarantees associated with such transactions.

Network of Strategic Partners.  We invest primarily through controlling positions in joint ventures with our Bluerock SPs. Our network of Bluerock SPs allows us to draw on the collective market knowledge of some of the leading private apartment owner/operators in the nation who invest alongside us in transactions, in order to source, underwrite, and execute attractive transactions. By accessing our network of Bluerock SPs, we believe we have access to a substantial, often proprietary, transaction pipeline, along with an institutional-quality infrastructure and ability to execute, in our target markets without the cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

Disciplined ‘Broad and Deep’ Underwriting and Due Diligence.  By leveraging our network of Bluerock SPs, we are able to execute a rigorous double underwriting process, which we believe improves our ability to evaluate risk and create value in our transactions. As a first level, Bluerock’s team of investment professionals implement a disciplined underwriting and due diligence process, including a comprehensive risk-reward analysis with a focus on relative values among potential opportunities across our target markets. At the same time, because Bluerock SPs generally invest approximately 10% of a property’s required investment capital on a pari passu basis, the Bluerock SPs conduct their own underwriting and due diligence for potential transactions, enabling us to leverage their depth of intellectual capital and experience acquired through decades of experience in their target markets. We believe this ability to review investment opportunities with both depth (in the target market) and breadth (across target markets) improves our ability to source and execute attractive transactions.

Scalable Operating Model.  Bluerock’s relationships enable us to tap into what we believe to be the substantial, often proprietary, transaction flow of our Bluerock SPs, allowing for a rapid deployment of available capital. Our extensive network of Bluerock SPs provides us the ability to scale our operations rapidly, enabling us to allocate or reallocate capital across multiple target markets and along multiple strategies, and to rapidly invest in or divest of properties without the time delay associated with building infrastructure across multiple markets, and without burdening us with excessive operating and overhead costs.

Strong Alignment of Interests.  In connection with our contribution transactions, private funds affiliated with Bluerock, including funds in which certain of our executives or their affiliates own interests, received OP Units and shares of Class A common stock at the offering price as consideration for the contributed assets in lieu of cash. In addition, concurrently with the completion of the IPO, we granted 179,562 LTIP units to our Manager under the 2014 Entities Plan. These LTIP units will vest ratably over a three-year period and may convert to OP Units upon reaching capital account equivalency with the OP Units held by us, and may then be settled in shares of our Class A common stock. For a more complete description of the LTIP units, see “The Operating Partnership Agreement — LTIP Units.” Upon completion of the IPO and consummation of our contribution transactions, Bluerock, along with our Manager, senior executives of our Manager, and our directors, along with their affiliates, collectively owned approximately 10.1% of our company on a fully diluted basis, which we believe creates a strong alignment of their interests with those of our stockholders.

Reduced General and Administrative Expenses.  Our Management Agreement provides us with access to Bluerock’s team of management, investment, capital markets, asset management, finance, legal and administrative personnel, which we believe is likely to be more experienced, capable and diverse than we would otherwise be able to attract at this stage of our life cycle. In addition, we believe our Manager currently provides us with our management team at a lower cost than associated with employing our own management team, which provides a significant benefit to our stockholders. Finally, we retain the ability to internalize our management team at the discretion of our board of directors by terminating the Management Agreement and paying the termination fee thereunder or acquiring our Manager at an equivalent price. See “Our Manager and Related Agreements — Management Agreement — Term and Termination.”

Our Business and Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality portfolio of apartment properties located in demographically attractive growth markets and by implementing our investment strategies and our BLIs to achieve sustainable long-term growth in both our funds from operations and net asset value.

Invest in Institutional-Quality Apartment Properties.  We acquire institutional-quality apartment properties where we believe we can create long-term value for our stockholders, utilizing the following investment strategies:

•	Core-Plus. We invest in institutional-quality apartment properties with strong and stable cash flows in target markets where we believe there exists opportunity for rental growth and with potential for further value creation.
•	Value-Add. We invest in well-located apartment properties that offer significant potential for medium-term capital appreciation through repositioning, renovation or redevelopment, to reposition the asset and drive future rental growth.
•	Opportunistic. We invest in properties available at opportunistic prices (i.e., at prices we believe are below those available in an otherwise efficient market) that exhibit some characteristics of distress, such as operational inefficiencies, significant deferred capital maintenance or broken capital structures, providing an opportunity for substantial growth in funds from operations and net asset value.
•	Invest-to-Own. We selectively invest in development of Class A properties in target markets where we believe we can capture significant development premiums upon completion, and where we can structure our deals to minimize and/or eliminate development risks and guarantees. Our targeted Invest-to-Own investments will generally take the form of a convertible preferred equity structure that provides income during the development stage, while providing us the ability to capture development premiums at completion by exercising our conversion rights to take control and an equity stake in the ownership of the project.

Diversify Across Markets, Strategies and Investment Size.  We seek to grow our high-quality, portfolio of apartment properties diversified by geography and by investment strategy — Core-Plus, Value-Add, Opportunistic and Invest-to-Own — in order to drive both current income and capital appreciation throughout the portfolio. Bluerock and our Bluerock SPs enable us to diversify across multiple markets and multiple strategies efficiently, without the logistical burden and time delay of building operating infrastructure in multiple markets and across multiple investment strategies. We seek to diversify our investments by investment size, typically ranging in asset value from $20 million to $50 million.

Focus on Demographically Attractive Growth Markets.  We focus on demographically attractive growth markets, which we believe provide high potential for attractive risk-adjusted returns. Within these markets, we focus on submarkets where our Bluerock SPs have established relationships, transaction history, market knowledge and potential access to off-market investments, as well as an ability to efficiently direct property management and leasing operations. We select and continuously evaluate our target markets through a rigorous analysis of detailed demographic data at both the market and submarket levels, which market characteristics may include the following:

•	Strong Economic Drivers. Economic base characterized by growth industries and jobs of the future such as health care and technology leading to short- and long-term employment growth, relatively low housing affordability and low rent to income ratios allowing for significant future rent increases.
•	Favorable Business Climate. Regulatory conditions that attract, retain, and foster job growth and new business development including lower tax rates and right to work states.
•	Robust Infrastructure. Growing economic base driven by the presence of technology centers, major colleges and universities, health care, trade, next-generation high value-add manufacturing, government industries, and modern transportation facilities and networks.
•	Renter Demographics. The presence of a young, educated workforce with a high population of renters by choice.
•	High Quality of Life. Areas with abundant recreation, leisure, cultural, and entertainment options and plentiful social opportunities including ample recreation, open space and vibrant downtowns, which foster population retention and growth.

Implement Bluerock Lifestyle Initiatives.  We implement our BLIs, which seek to transform the perception of the apartment from purely functional (i.e., as solely a place to live), to a lifestyle product (i.e., as a place to live, interact, and socialize). The BLIs are property specific and generally consist of amenities and attributes that go beyond traditional features, including highly amenitized common areas, cosmetic and architectural improvements, technology, music and other community-oriented activities. Our BLIs are customized to appeal to our target residents’ desire for a “sense of community” by creating places to gather, socialize and interact in an amenity-rich environment. We believe this creates an enhanced perception of value among residents, allowing for premium rental rates, and improved resident retention. See “— Bluerock Lifestyle Initiatives” below for additional information.

Aggressively Manage Assets to Drive Value.  We implement an aggressive asset management strategy in order to maximize our return on investment. Our Manager works with our Bluerock SPs to create an asset-specific business plan for each acquired and Invest-to-Own property. As part of this plan, our team evaluates property needs along with value-creation opportunities to determine how we can best position or reposition the property to meaningfully drive rental rates and asset values. Our Manager then manages our Bluerock SPs in conjunction with the plan, with the goal of driving rental rates and values. Notwithstanding the fact that our Bluerock SPs may have an investment in the project, we generally retain control with respect to the property and the right to terminate property management.

Selectively Harvest and Redeploy Capital.  On an opportunistic basis and subject to compliance with certain REIT restrictions, we sell properties in cases where we have successfully executed our value creation plans and where we believe the investment has limited additional upside relative to other opportunities, in order to harvest profits and to reinvest proceeds to maximize stockholder value. Since inception, we have sold interests in four assets, including two to affiliates at appraised value, yielding an average IRR of 43.5%, with a return on equity of 2.2x. We currently have two assets that we are actively marketing for sale.

Bluerock Lifestyle Initiatives

Our Bluerock Lifestyle Initiatives, or BLIs, consist of a series of initiatives that we believe can create a sustainable competitive advantage and allow us to realize long-term increases in property value. This strategy seeks to transform the perception of the apartment from a purely functional one (i.e., as solely a place to live) to a lifestyle product/community (i.e., as a place to live, interact and socialize), thereby creating an enhanced perception of value among residents, allowing for premium rental rates and resulting in enhanced resident retention.

Our BLIs consist of amenities and attributes that go beyond traditional features, and incorporate cosmetic and architectural improvements along with technology, music and activities to establish an enhanced sense of comfort and appeal to our target residents’ desire for a “sense of community” by creating places to gather, socialize and interact in a highly amenitized environment. These initiatives may include:

•	common areas with Wi-Fi allowing residents to stay connected online while socializing with friends;

•	unique places to gather and socialize, such as outdoor kitchens and fireplaces;
•	state-of-the-art fitness centers providing a range of fitness and wellness classes;
•	architecturally appealing common areas designed to encourage social interaction and a “sense of community”;
•	a state-of-the-art security system;
•	occasional live music and other performances;
•	group activities, such as book clubs, cooking classes and wine tastings;
•	resort-like pools; and
•	social activities incorporated into each property through a concierge program.

Our BLIs are specifically targeted to appeal to the following two lucrative and rapidly growing segments of the multifamily market:

Lifestyle Renters are generally established, adult households with multiple housing choices open to them, which choose to rent an apartment for primarily nonfinancial reasons. They include Baby Boomers who have become empty nesters and who are seeking to live a simpler lifestyle without the responsibilities of home ownership, as well as some older members of the Echo Boomer generation. Lifestyle Renter households generally meet three criteria:

•	they are old enough to be established in the labor force and have stopped moving every year or two for reasons of job or school;
•	they have adult interests and schedules; and
•	they earn enough income to purchase a home if they choose to do so and may have been homeowners previously.

Young Professional Renters are generally younger and more mobile than Lifestyle Renters, and while they can generally afford to own, they have chosen either to save their money (perhaps to purchase a larger house at a later date), to spend it on other goods and services or to invest it in something other than housing, or they are in a personal or job transition. For Young Professional Renters, an apartment can provide an inexpensive and maintenance-free residence. This segment is made up of several main subgroups, including:

•	young adults, who are in a transitional stage in terms of both their personal and work lives — they may be recent college graduates or others who are on a track to earn enough money to purchase a home, but have not yet reached that point or are too mobile to settle down;
•	women who live alone and who may choose apartments because they require little maintenance and may offer a sense of personal security that is often lacking in single-family homes; and
•	family households, including married couples with no children, couples with children and single-parent households.

As a further benefit, by appealing to and attracting the upper income segments of the rental market, we believe these initiatives can generate significant additional revenue-enhancing options at the properties, including the ability to provide and charge for premium units, upgrade packages, and equipment rentals such as washers and dryers, flat screen televisions and premium sound systems.

Selected Case Studies

Below are case studies of the types of transactions we have executed in the past, which are representative of the transactions we expect to execute as part of our business and growth strategies.

Core-Plus Acquisition

On September 30, 2010, we, our affiliates, and Bell Partners, Inc., or Bell, acquired a 201-unit Class A apartment community known as The Gardens at Hillsboro Village, or the Hillsboro property, located in Nashville, Tennessee, for a purchase price of $31.6 million, or $157,000 per unit, and a cap rate of 6.5%.

The property was built in 1940 and expanded and renovated in 1997 through 1998, and is located in an irreplaceable urban infill location in the West End/Downtown submarket of Nashville, Tennessee, less than ¼ mile from Vanderbilt University, and uniquely adjacent to the neighborhood amenities of Hillsboro Village, including numerous restaurants, bars, and shops.

Pursuant to our BLIs, Bluerock and Bell implemented a modest interior unit renovation program and modernization of the clubhouse and amenities at the property, including the fitness center. As of July 2010, prior to the acquisition, the property had an average effective rent of $1,316 per unit and was 99% occupied. As of September 30, 2013, the property was 94% occupied, and the average effective rent was $1,578 per unit, a 20% increase in approximately three years.

The asset was sold on September 30, 2013 for $44.0 million, which yielded a 34.0% IRR and a return on equity of 2.2x.

Value-Added Acquisition

On December 3, 2009, we, our affiliates, and Hawthorne Residential, Inc., or Hawthorne, acquired a Class B 432-unit apartment community known as Springhouse at Newport News, located in Newport News, Virginia for a purchase price of $29.3 million, or $68,000 per unit, and a cap rate of 8.3%. The purchase was part of an off-market two asset portfolio purchase from a publicly traded REIT.

At the time of acquisition, our BLIs analysis revealed that the property’s tenant base was highly concentrated in one employment industry that consisted primarily of transient and price-sensitive renters. In order to position the property for future rent increases, Bluerock and Hawthorne implemented a comprehensive marketing and re-tenanting program, which diversified our tenant base to include a more permanent and less price-conscious segment of the market.

With a more stable rent roll at the property, Bluerock and Hawthorne commenced a comprehensive unit interior value-added program in November 2012. As of June 30, 2014, Bluerock and Hawthorne have completed renovation of 41 units, at an average cost of approximately $5,000 per unit, and the property is achieving monthly effective rent increases over non-renovated units of $80 per unit, yielding a 20% annual return on equity.

Recapitalization

On December 17, 2012, we, our affiliates, and Village Green recapitalized a Class A 190-unit high-rise apartment community with 8,238 square feet of ground floor retail known as the MDA City Apartments, located in the Chicago Loop submarket of downtown Chicago, Illinois in an off-market transaction.

The recapitalization allowed the existing ownership to streamline a complicated ownership structure that included historic tax credits and mezzanine financing to a more traditional senior financing and common equity ownership structure. As a result of the complicated nature of the previous ownership structure, Bluerock was able to negotiate a favorable investment basis of $54.8 million, or approximately $268,000 per unit (assuming a $4.0 million value allocation to the retail component).

The property is located in the Chicago Loop neighborhood submarket, a desirable “24-7” neighborhood. Virgin Hotels is in the process of redeveloping the former Old Dearborn Bank Building, located immediately across the street from MDA City Apartments, which will deliver 250 rooms and suites, two restaurants, a rooftop bar/lounge and a wellness center, all of which will further enhance the immediate neighborhood.

According to public records, Alta at K Station, a Class A 848-unit apartment development in downtown Chicago that we believe is comparable to the MDA City Apartments, was sold in December 2012 for approximately $356,000 per unit and a cap rate of 4.6%.

Opportunistic Acquisition

On October 2, 2012, we, our affiliates, and Waypoint Residential, LLC, or Waypoint, acquired 198 of 220 condominium units in a community known as Enders Place at Baldwin Park, located in Orlando, Florida, for a purchase price of $25.1 million, or $127,000 per unit, and a cap rate of 6.7%. The purchase price was a 44.0% discount to the previous 2006 sale price of $227,000 per unit, according to public records. The asset, built in 2003, was a real estate owned, or REO, property and the 198 units were being operated as a rental community at the time of purchase. In order to reposition the property as a Class A apartment community, we worked to structure the acquisition with long-term agency financing at attractive rates. Since the initial purchase, we have acquired the remaining 22 units, for a total of 220 units, converted the condominium to an apartment property in April 2014, increased the amount of permanent financing with the purchase of additional units, and used proceeds from the IPO and proceeds from the refinancing to increase our ownership from 48.4% to 89.5%.

Enders Place is one of several communities located within the larger Baldwin Park development. Pedestrian-friendly with two large lakes, more than 50 miles of paths and trails, and over 20 parks, Baldwin Park is a popular and award-winning, low- to medium-density planned community. The development, built in the early 2000s, also features high-end housing, top schools, quality shopping, restaurants and fitness facilities, all within three miles of Orlando’s Central Business District. Based on offers from 3rd party buyers solicited over the course of a fully marketed sales effort, the Manager estimates the fair market value of Enders Place to be $37.0 million, or approximately $168,000 per unit.

Development

On October 18, 2012, we, our affiliates, and Stonehenge Real Estate Group, LLC, or Stonehenge, completed an off-market investment in a to-be-built 266-unit apartment development known as 23Hundred@Berry Hill, located in Nashville, Tennessee. First Certificates of Occupancy were received in November 2013, first move-ins began in November 2013 and as of June 30, 2014, 256 leases have been signed, representing 96% of the community. Leases have been signed at an average of $1,415 per month, approximately $164 per month above our original underwriting.

The property is a Class A, urban apartment community with highly appointed unit interiors and an abundance of lifestyle amenities. Community features include a top floor rhythm lounge with panoramic views of Nashville, an entertainment stage and indoor/outdoor space, an oversized pool with aqua deck, a Fusion Fit Club with group and personal training available, an interactive smart building community with concierge services and a cyber cafe with WiFi access, coffee bar and flat screen TVs overlooking the pool courtyard, among other amenities.

The total projected development cost is approximately $33.7 million, or $126,579 per unit. According to public records, Vista Germantown, a Class A 242-unit development in Nashville that we believe is comparable to 23Hundred@Berry Hill, was sold in March 2014 for a price of approximately $53.2 million, or approximately $220,000 per unit. The Berry Hill property joint venture has incurred $33.2 million in costs as of June 30, 2014, with an expected $0.5 million necessary to complete development. The final Temporary Certificate of Occupancy for the units at the Berry Hill property was received in August 2014, and the final Certificate of Occupancy for all building components is expected to be received in October 2014.

The information presented in these case studies should not be considered indicative of our future performance and you should not rely on this information as an indication thereof.

Our Manager’s Approach to Evaluating Potential Investments

Our Manager has developed a disciplined investment approach that combines its experience with a structure that emphasizes thorough market research, local market knowledge, underwriting discipline, and risk management in evaluating potential investments, as follows:

•	National Market Research. Our Manager and its investment team continuously and extensively conduct market research to proactively select its target markets. Our Manager is focused on identifying markets that exhibit outsized population and employment growth, among other salient characteristics, including a high quality of life, an intellectual capital base, and a commitment to investments in infrastructure. Our Manager utilizes real-time market data, leading third-party research, and the deep transactional knowledge and collective experiences of our network of Bluerock SPs.
•	Local Market Knowledge. Bluerock’s breadth and depth of professional relationships, particularly within its network of Bluerock SPs, provides our Manager with access to substantial and often proprietary coveted off-market opportunities within its target markets. Further, our Manager is able to leverage the local market knowledge of our network of Bluerock SPs to fully evaluate not only a particular submarket’s supply and demand fundamentals, but a property’s competitive position from a neighborhood perspective.
•	Underwriting Discipline. Our Manager follows a disciplined double underwriting process to examine and evaluate a potential investment in terms of its income-producing capacity and prospects for capital appreciation. Our Manager’s approach begins with an extensive review of the following: (1) property fundamentals, such as tenant profile, expense structure, occupancy, construction quality and efficiency of floor plans and deferred maintenance; (2) capital markets fundamentals, including cap rates, debt markets and future capital flows; and (3) market fundamentals, such as rental rates, concession and occupancy levels at comparable properties, along with projected product delivery and absorption rates. Our Manager will then utilize its double underwriting approach to verify and refine all assumptions provided by leveraging the local market knowledge and expertise of our network of Bluerock SPs, which generally have a knowledge base built from daily investing and operating experience over a period of decades. Only those real estate assets meeting our investment criteria will be accepted for inclusion in our portfolio.

•	Risk Management. Risk management is a fundamental principle in our Manager’s construction of our Portfolio and in the management of each investment. Prior to the purchase of any individual asset or portfolio, our investment team will develop a ‘360-degree’ asset-level business strategy. Our Manager regularly reviews asset-level business strategies to anticipate changes or opportunities in the market during a given phase of a real estate cycle. Our Manager believes that active management is critical to creating value.

Investment/Disposition Considerations

When evaluating potential acquisitions and dispositions, we generally consider the following factors:

•	strategically targeted markets;
•	income levels and employment growth trends in the relevant market;
•	employment, household growth and net migration of the relevant market’s population;
•	barriers to entry that would limit competition (zoning laws, building permit availability, supply of undeveloped or developable real estate, local building costs and construction costs, among other factors);
•	the location, construction quality, condition and design of the property;
•	the current and projected cash flow of the property and the ability to increase cash flow;
•	the potential for capital appreciation of the property;
•	purchase price relative to the replacement cost of the property;
•	the terms of resident leases, including the potential for rent increases;

•	the potential for economic growth and the tax and regulatory environment of the community in which the property is located;
•	the occupancy and demand by residents for properties of a similar type in the vicinity (the overall market and submarket);
•	the prospects for liquidity through sale, financing or refinancing of the property;
•	the benefits of integration into existing operations;
•	purchase prices and yields of available existing stabilized properties, if any;
•	competition from existing properties and properties under development and the potential for the construction of new properties in the area; and
•	potential for opportunistic selling based on demand and price of high quality assets, including condominium conversions.

Pre-Acquisition — Underwriting/Due Diligence

Prior to the purchase of an individual asset or portfolio, our asset managers work closely with our Manager’s acquisition officers and underwriting teams to develop an asset-level business strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. Included in this analysis is an evaluation of current (in-place) rents against achievable market rents and what levels of marketing, property improvements, and interior unit upgrades are necessary to attain market rents. Ancillary service agreements and fees are other revenue streams that are evaluated in order to maximize revenues. Our asset managers also look closely at the operating expenses of the assets to identify opportunities for better expense management in an effort to gain improved operating margins.

Underpinning much of the asset-level business plan analysis are the on-site and documentation due diligence activities, of which the asset management team is a key participant. Bluerock’s asset management team has extensive hands-on property related experience, which makes them an effective and important part in identifying opportunities and weaknesses regarding the condition of an asset’s physical state, financial reporting, management process, and documentation (leases, etc.).

Post-Acquisition — Monitoring/Reporting/Disposition

Our asset managers are monitoring key performance indicators in real-time for each asset and are in constant communications with operating partners and property managers. This vigilance enables Bluerock to identify trends in their early stages to either maximize their potential or minimize their negative impact on the asset’s underwriting and overall business plan.

On a quarterly basis, our Manager and asset managers review asset-level business strategies to anticipate changes or opportunities in the market during a given phase of a real estate cycle. This process is designed to allow for realistic yet aggressive creation of value throughout the investment period. Furthermore, implementation of our BLIs will play an important role in increasing property values and standardizing asset management procedures at a high level of performance.

Our Manager’s investment officers remain involved through the investment life cycle of the acquired asset and actively consult with our asset management teams throughout the hold period. This integration is key in identifying opportunistic executions for value creation such as re-financings, asset add-ons (land, buildings), or dispositions.

Our Current Portfolio

As of September 5, 2014, we own, through wholly owned subsidiaries of our operating partnership, interests in twelve apartment properties with an aggregate of approximately 3,857 units. Prior to completion of the IPO, we co-invested with other funds managed by affiliates of our Manager; however, we now generally expect to fund co-investments with our Bluerock SPs solely through our company, subject to an investment allocation agreement we have with our Manager and Bluerock. See “Our Manager and Related Agreements — Investment Allocation Agreement.” The following table presents an overview of our Current Portfolio, based on information as of June 30, 2014 unless otherwise indicated.

Property Name	Location	Rentable Square Footage(1)		Number of Units		Year Built/ Renovated/ Expected Completion(2)		Ownership Interest in Property		Average Effective Monthly Rent Per Occupied Unit(3)		% Occupied(4)
MDA Apartments(5)	Chicago, IL	160,290		190		1929/2006	(6)	35.3%		$2,196		97%
Enders Place at Baldwin Park	Orlando, FL	255,910		220		2003		89.5	%(7)	$1,479		96%
23Hundred@Berry Hill	Nashville, TN	194,273		266		2014		25.1%		$1,399		96	%(8)
Lansbrook Village	Palm Harbor, FL	671,756	(9)	579	(9)	1998-2004	(10)	76.8%		$1,099		92%
Village Green	Ann Arbor, MI	471,050		520		1989 – 1992/ 2013	(11)	48.6%		$1,063		97%
North Park Towers	Southfield, MI	468,895		313		1967/2000		100.0%		$1,022		96%
Grove at Waterford	Hendersonville, TN	263,412		252		2010		60.0%		$981		97%
The Estates at Perimeter	Augusta, GA	266,148		240		2007		25.0%		$951		92%
Villas at Oak Crest	Chattanooga, TN	210,587		209		1985, 1999	(12)	67.2%		$797		99%
Springhouse at Newport News	Newport News, VA	310,826		432		1985		75.0%		$793		91%
UCF Orlando	Orlando, FL	265,166		296		2015		—	(13)	$—	(14)	—
Alexan CityCentre	Houston, TX	281,891		340		2016		—	(15)	$—	(16)	—
Total/Average(17)		3,273,147		3,221						$1,133		95%

(1)	The rentable square footage for the MDA property and North Park Towers includes 8,200 and 13,900 square feet of retail space, respectively.
(2)	Renovation means significant upgrades, alterations or additions to building common areas, interiors, exteriors and/or systems.
(3)	Average effective monthly rent per occupied unit represents the average monthly rent for all occupied units for the six month period ended June 30, 2014. Total concessions and total vacancy loss for our current portfolio for the six months ended June 30, 2014 amounted to approximately $0.3 million and $2.4 million, respectively (including approximately no amount and $1.4 million, respectively, related to the Berry Hill property, which was under development during this period).
(4)	Percent occupied is calculated as (i) the number of units occupied as of June 30, 2014, divided by (ii) total number of units, expressed as a percentage.
(5)	We, together with funds affiliated with our Manager, own an aggregate 56.5% indirect equity interest in the MDA property.
(6)	The MDA property's original structure was built in 1929 as an office building. The MDA property underwent a complete gut rehabilitation in 2006, converting the structure into a high-rise apartment community.
(7)	Represents our ownership interest in the Enders property following our acquisition of an additional 41.1% indirect interest therein from our JV partner on September 10, 2014.
(8)	Presents percentage occupied as of August 11, 2014. The Berry Hill property was in development at June 30, 2014 and was 96% leased and 80% occupied. The Berry Hill property began delivering units for move-ins in November 2013, with its first Certificates of Occupancy received in November 2013. The final Temporary Certificate of Occupancy for the units at the Berry Hill property was received in August 2014, and the final Certificate of Occupancy for all building components is expected to be received in October 2014.
(9)	Presents rentable square footage and unit ownership information for the Lansbrook property as of September 5, 2014.
(10)	The Lansbrook property was constructed in rolling phases from 1998 to 2004.
(11)	The Village Green property was constructed in rolling phases from 1989 to 1992.
(12)	Phase I (1985) features 121 units, and phase II (1999) features 88 units.
(13)	The UCF Orlando property is currently in development. The property is expected to be completed and leasing is expected to begin in May 2015. We own a convertible preferred equity interest in the joint venture through which we own our interest in this property, and have the option to convert into common equity upon stabilization.
(14)	Estimated to be $1,211 based on our underwriting for rental rates at the UCF Orlando property upon stabilization.
(15)	The Alexan CityCentre property is currently in development. The property is expected to be completed and leasing is expected to begin in December 2016. We own a convertible preferred equity interest in the joint venture through which we own our interest in this property, and have the option to convert into common equity upon stabilization.
(16)	Estimated to be $2,144 based on our underwriting for rental rates at the Alexan CityCentre property upon stabilization.
(17)	Excludes the UCF Orlando and Alexan CityCentre properties, which are currently in development, but includes the Berry Hill property, which was in development as of June 30, 2014 but is no longer considered a development property as of the date of this prospectus.

We have classified both the North Park Towers property and the Estates at Perimeter property as held for sale as of the date of this prospectus. The North Park Towers property and the Estates at Perimeter property are currently being actively marketed for sale, and we do not expect either the North Park Towers property or the Estates at Perimeter property to be a part of our portfolio within 12 months following the completion of this offering. See “Our Business and Properties — Description of Our Current Portfolio — Held for Sale.”

Our Investment Pipeline

The Company continues to see attractive multifamily pipeline opportunities, with 16 properties comprised of 5,263 units and a total value of over $500 million currently under near term review. The pipeline consists of Value-Add, stabilized and Invest-to-Own components, with a particular focus on off-market opportunities in the our demographically attractive growth markets. In addition to our own underwriting, we are monitoring significant deal flow through our network of Bluerock SPs. We are currently in discussions regarding a number of apartment properties for investment, including as follows:

Venue Apartments

On September 12, 2014, we and a Bluerock SP, an affiliate of the Carroll Organization, or Carroll, jointly entered into a non-binding letter of intent to purchase a Class A, 306-unit market rate apartment community in Orlando, Florida known as the Venue Apartments, or Venue. The anticipated purchase price of $43.3 million, or $141,500 per unit, was negotiated off market with the seller and compares favorably to the 2006 sale of the asset for $49.3 million, or $161,100 per unit.

Built in 2005, Venue is a Class A multifamily community featuring one-, two- and three-bedroom unit layouts averaging 1,045 square feet, and has an average market rent per unit of $1,144 per month. The community features an abundance of amenities including, resort style pool, fitness center with indoor basketball court, volleyball court, and business and media centers. Additionally, the unit interiors are institutional quality, with nine-foot ceilings, crown moldings, black appliances, upgraded lighting, and garden bath tubs.

Venue is strategically located 15 miles south of downtown Orlando within a vibrant corridor that is in close proximity to Walt Disney World (10 miles), Universal Studios (9 miles), the 1.8 million square foot Simon Property Group-owned Florida Mall (3.8 miles), Sea World (3.3 miles), 2.9 million square foot Flagler-owned Class-A office park (1.25 miles), and the 1,584 room J.W. Marriott and Ritz Carlton at Grande Lakes Resort (0.5 miles).

We believe this transaction represents a unique off market opportunity to acquire a well-located, Class A, multifamily community at an attractive cost basis and has the potential to provide significant AFFO accretion to the portfolio. Additionally, we and Carroll believe there is an opportunity to increase AFFO through a modest value-add program as well as with better expense management than the prior owner.

Although the foregoing acquisition is subject to a non-binding LOI, we have not completed our diligence process nor have we begun the negotiation of definitive investment agreements, and several other conditions must be met in order for us to invest in this project, including approval by our investment committee. As a result, management does not deem this potential investment to be probable as of the date of this prospectus. The consummation of this transaction may not occur on the terms described herein, or at all.

Description of Our Current Portfolio

MDA Apartments.  MDA Apartments, or the MDA property, is comprised of 190 Class-A multi-family units with a mix of studio, one-, and two-bedroom layouts and approximately 8,200 square feet of retail space, and is located within the Loop neighborhood in Chicago, Illinois. The MDA property, built in 1929, was renovated in 2006 and contains approximately 160,290 rentable square feet, with an average unit size of 844 square feet. As of June 30, 2014, the property had an average effective rent of $2,196 per occupied unit and was 97% occupied.

As of June 30, 2014, through a joint venture, we hold a 35.31% indirect equity interest in the MDA property, Fund I holds a 19.5% indirect equity interest, BR MDA Investors, LLC, an affiliate of Bluerock, holds a 1.70% indirect equity interest and MDA Associates of Illinois, our joint venture partner, holds the remaining 43.5% indirect equity interest in the MDA Property.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the MDA property.

23Hundred@Berry Hill Development.  The Berry Hill property is situated on a 2.93 acre parcel located at 2300 Franklin Pike, Nashville, Tennessee 37204. The Berry Hill property totals 194,273 square feet, with 266 units in multiple buildings, with an average unit size of 730 square feet. Property amenities include a top floor rhythm lounge with panoramic views of Nashville, an entertainment stage and indoor/outdoor space, an oversized pool with aqua deck, a Fusion Fit Club with group and personal training available, an interactive smart building community with concierge services, and a cyber cafe with WiFi access, coffee bar and flat screen TVs overlooking the pool courtyard. It is located approximately three miles south of downtown Nashville, and will be located within walking distance to the West End area of Nashville. The total projected development cost for the Berry Hill property, including land acquisition, is approximately $33.7 million, or $126,579 per unit. The Berry Hill property joint venture has incurred $33.2 million in development costs as of June 30, 2014, with an expected $0.5 million necessary to complete development. The Berry Hill property received its first Certificates of Occupancy and began delivering units for move-ins in November 2013, and as of June 30, 2014, 256 leases have been signed, representing 96% of the community. The final Temporary Certificate of Occupancy for the units at the Berry Hill property was received in August 2014, and the final Certificate of Occupancy for all building components is expected to be received in October 2014.

As of June 30, 2014, through a joint venture, we held a 25.1% indirect equity interest, Fund III held a 28.4% indirect equity interest, and Bluerock Growth Fund, LLC, or BGF, held a 29.0% indirect equity interest in the Berry Hill property, and Stonehenge 23Hundred JV Member, LLC, our joint venture partner and an affiliate of Stonehenge Real Estate Group, LLC, held the remaining 17.5% indirect equity interest.

Springhouse at Newport News.  Springhouse at Newport News, or the Springhouse property, is comprised of 432 units featuring one- and two-bedroom layouts in 24 two-story garden-style apartment buildings surrounding a central private lake on approximately 28 acres in Newport News, Virginia. The property contains approximately 310,826 rentable square feet and the average unit size is 720 square feet. Property amenities include a clubhouse, fitness center, swimming pool, tennis court, volleyball court, picnic area and a private lake with gazebo. The Springhouse property is located within the Hampton Roads MSA, which is home to the world’s largest naval base, a major East Coast port and numerous internationally known tourist attractions. As of June 30, 2014, the property had an average effective rent of $793 per occupied unit and was 91% occupied.

As of June 30, 2014, we held a 75% indirect equity interest in the Springhouse property, and Hawthorne Springhouse, LLC, our joint venture partner and an affiliate of Hawthorne Residential, Partners, LLC, held the remaining 25% indirect equity interest. We have sufficient control over the joint venture such that we will consolidate all of the joint venture entity on our financial statements.

We are in the process of undertaking an interior unit upgrade program at the Springhouse property. The upgrade program has included cosmetic enhancements to the units including new appliance packages, bathroom upgrades, floor replacements and new paint. We anticipate continuing with our upgrade program at a rate of several units per month and expect to spend approximately $5,000 per unit based on the expenditures made to-date on already completed upgrades to units. As of June 30, 2014, renovations have been completed on 41 units, yielding effective rent increases over non-renovated units of $80 per unit, representing a 20% annual return on equity. We will continually evaluate incremental rent growth generated from our unit upgrade program and future projected demand in determining whether to consider additional units for the program. The method of future financing for the upgrade program may be funds generated from property operating cash flow and/or joint venture capital.

Enders Place at Baldwin Park.  Enders Place at Baldwin Park, or the Enders property, is comprised of 220 units, featuring studio, one-, two-, three-, and four-bedroom layouts, and is located at 4248 New Broad Street, Orlando, Florida 32814, as part of a community development known as “Baldwin Park.” The Enders property, built in 2003, contains approximately 255,910 rentable square feet, and the average unit size is 1,185 square feet. The community has access to all Baldwin Park amenities, including pools, fitness centers, community gathering rooms and playgrounds. The Enders property joint venture owns all of the 220 units. As of June 30, 2014, the Enders property had an average effective rent of $1,479 per occupied unit and was 96% occupied.

As of June 30, 2014, through a joint venture, we held a 48.4% indirect equity interest, Fund III held a 1.3% indirect equity interest, and Waypoint Enders GP, LLC, held a 0.1% indirect equity interest in the Enders property (49.8% in the aggregate), and Waypoint Enders Investors, LP, our joint venture partner and an affiliate of Waypoint Residential, LLC, held the remaining direct equity interest.

On September 10, 2014, through the Enders property joint venture, we acquired an additional 41.1% indirect interest in the Enders property for approximately $4.4 million in cash and approximately $8.0 million in additional financing proceeds, such that we currently hold an indirect 89.5% interest in the Enders property. We have sufficient control over the joint venture such that we will consolidate all of the joint venture entity on our financial statements.

The Enders property, which we control, is subject to two separate condominium associations, the Enders Place at Baldwin Park Condominium Association, which is specific to the condominium units and common areas of the Enders property, and the Baldwin Park Residential Owners Association, which governs the larger Baldwin Park community development of which the Enders property is a part.

We are in the process of undertaking an interior unit upgrade program at the Enders property. The upgrade program has included cosmetic enhancements to the units including new faucets, fixtures, ceiling fans, blinds, faux wood floors and above-range microwaves. We anticipate continuing with our upgrade program at a rate of 5 to 7 units per month and expect to spend approximately $3,000 per unit based on the expenditures made to-date on already completed upgrades to units. We will continually evaluate incremental rent growth generated from our unit upgrade program and future projected demand in determining whether to consider additional units for the program. The method of future financing for the upgrade program may be funds generated from property operating cash flow and/or joint venture capital.

Grove at Waterford.  Grove at Waterford, or the Grove property, is comprised of 252 units, featuring a mix of one-, two- and three-bedroom layouts, and is located in Hendersonville, Tennessee, a suburb of Nashville, Tennessee. The property, built in 2010, contains approximately 263,412 rentable square feet and the average unit size is 1,045 square feet. Property amenities include gated access, clubhouse, fitness center, business center, playgrounds, detached garages, and a resort-style pool. Individual residences include utility mudroom with washer/dryer connections and fireplaces. As of June 30, 2014, the Grove property had an average effective rent of $981 per occupied unit and was 97% occupied.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Grove property.

Village Green.  Village Green, or the Village Green property, is an established, garden-style apartment community comprised of 520 units providing studio, one-, and two-bedroom floor plans within 39 two-story buildings situated on approximately 40 acres located in Ann Arbor, Michigan. Built from 1989 to 1992, the Village Green property contains approximately 471,050 rentable square feet with an average unit size of 906 square feet. Property amenities include great room with kitchen and bar for entertaining, double-sided fireplace, a large screen TV/entertainment center, billiards room, business center with high speed internet access, professional equipped fitness center, indoor racquetball/wall ball court, indoor spa, sauna with locker rooms and an outdoor swimming pool and tennis court. As of June 30, 2014, the Village Green property had an average effective rent of $1,063 per occupied unit and was 97% occupied.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Village Green property.

Villas at Oak Crest.  Villas at Oak Crest, or the Villas property, is comprised of 209 units, featuring a mix of one-, two- and three-bedroom layouts, and is located in Chattanooga, Tennessee, which is the fourth-largest city in that state. The Villas property contains approximately 210,587 rentable square feet, with an average unit size of 1,008 square feet. Property amenities include gated access, clubhouse, fitness center, business center, playgrounds, garages, and two resort-style pools. Some individual residences include upgraded appliances, washer/dryer connections and fireplaces. As of June 30, 2014, the Villas property had an average effective rent of $797 per occupied unit and was 99% occupied.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Villas property.

Lansbrook Village

The Lansbrook Village property is comprised of 576 condominium units with a mix of one-, two-, three-, and four-bedroom layouts being operated as an apartment community within a 774-unit Class A condominium property known as Lansbrook Village located in Palm Harbor, Florida, or the Lansbrook property. The property, constructed in phases in 1998, 2002 and 2004, contains approximately 662,250 rentable square feet. Property amenities include open gourmet kitchens, spa inspired baths, an open patio or balcony, oversized closets, Whirlpool appliances, full size washer/dryer connections, select units with direct access garages, second floor lofts and 15-foot cathedral ceilings. Community residents have access to a unique amenity package including two clubhouses, three swimming pools, a state-of-the-art fitness center, lighted tennis court, a sand volleyball court, picnic areas with charcoal grills, interactive fountains, and a pet playground. As of June 30, 2014, the Lansbrook property had an average effective rent of $1,099 per occupied unit and was 92% occupied. We have a current plan to acquire additional units at the Lansbrook property on an individual basis over time. As of September 5, 2014, we have acquired an additional 3 units at the Lansbrook property since June 30, 2014.

As of June 30, 2014, through a joint venture, we hold a 76.8% indirect equity interest in the Lansbrook property, Fund II holds a 6.6% indirect equity interest, Fund III holds a 6.6% indirect equity interest, and Carroll Lansbrook JV Member, LLC, an affiliate of the Carroll Organization, our joint venture partner, holds the remaining 10.0% direct equity interest in the Lansbrook property.

Alexan CityCentre

The Alexan CityCentre property is a to-be-developed property situated on four parcels of land totaling 2.3 acres located in Houston, Texas. Once constructed, the Alexan CityCentre property will total 281,891 square feet, with 340 total units in a single building and an average unit size of 829 square feet. The Alexan CityCentre property will have approximately 277 one-bedroom apartments and approximately 63 two-bedroom apartments. The Alexan CityCentre property is located within four miles of Houston’s Energy Corridor and Westchase business district. In addition, the Alexan CityCentre property is adjacent to CityCentre, a prominent 37-acre mixed use development complex encompassing 1.8 million square feet of office, hotel, retail, and residential space. Some of the community features planned for the Alexan CityCentre property include 5,070 square feet of amenity space that will look out onto the main pool and main courtyard, additional amenity spaces along the way to the main courtyard, party rooms and a working kitchen. The property will offer three landscaped courtyards, including the main courtyard with a raised infinity pool directly visible from the leasing office and the property’s state-of-the-art fitness center. The fitness center will be 3,250 square feet and will be located on the second floor to overlook the pool courtyard. The fitness space will include a spin room, offering residents spinning classes free of charge. The other two courtyards will have grilling stations and a bar area. The top floor will house a Sky Lounge, located on the corner of the property closest to CityCentre to offer views of CityCentre and the surrounding area. All of the amenity spaces at the Alexan CityCentre property will have USB charging stations and free Wi-Fi.

Interior finishes planned for the Alexan CityCentre property include:

•	Ten-foot ceilings with eight-foot doors throughout units;
•	Hardwood floors in living, kitchen and dining areas;
•	Ceramic or porcelain tiled bathrooms;
•	Granite, Caesarstone or similar countertops (3 cm) with large single-bowl under-mount kitchen sinks;
•	Under cabinet lighting in kitchens with stone or tile backsplashes;
•	Stainless steel appliances with double door refrigerators and gas cooktops; and
•	Hardwood cabinetry with 42” uppers in kitchens.

The Alexan CityCentre property is expected to be completed in December 2016.

As of July 1, 2014, through a joint venture, we held a 100% indirect convertible preferred equity interest in BR Alexan Member, and BGF held a 37.93% indirect common equity interest, Fund II held a 36.62% indirect common equity interest, and Fund III held a 25.45% indirect common equity interest in BR Alexan Member, respectively.

UCF Orlando

The UCF Orlando property is a to-be-developed property located near the intersection of Woodbury Road and State Road 50 (East Colonial Drive), in Orlando, Orange County, Florida. Once fully developed, the UCF Orlando property will consist of a 296-unit mid-density, four-story multifamily project. The one- and two-bedroom units will average 722 square feet and 1,118 square feet, respectively, and will offer high-end features and finishes and include amenities. The UCF Orlando property is part of a Publix-anchored retail development, and is in close proximity to major employers, including the Central Florida Research Park, the Waterford Lakes Town Center, the University of Central Florida and the Quadrangle Office Park. Some of the community features planned for the UCF Orlando property include a 24-hour fitness and conditioning club, Zen-inspired courtyards, a resort-style saltwater pool, music throughout the pool deck, wireless internet throughout the amenity areas, controlled access, reserved parking for low-emissions and fuel efficient vehicles, bike stations, a “Bark Park,” a tanning bed, a clubroom with flat screen TVs and bar area, a gaming lounge, a cyber café, an outdoor summer kitchen with stainless steel gas grills, an outdoor fireplace, an exterior billiards lounge, and exterior social seating cabanas. The UCF Orlando property is expected to be completed and leasing is expected to begin in May 2015.

As of July 29, 2014, through a joint venture, we held a 100% indirect convertible preferred equity interest in BR Orlando JV Member, and Fund I held a 100% indirect common equity interest in BR Orlando JV Member.

Held for Sale

The Estates at Perimeter/Augusta.  The Estates at Perimeter/Augusta, or the Estates at Perimeter/Augusta property, is comprised of 240 units, featuring one-, two- and three-bedroom layouts within 10 three-story buildings, and is located in Augusta, Georgia, which is the second-largest metropolitan area in that state. The property, built in 2007, contains approximately 266,148 rentable square feet and the average unit size is 1,109 square feet. As of June 30, 2014, the property had an average effective rent of $951 per occupied unit and was 92% occupied. The community features include gated access, a clubhouse with swimming pool and conference room, and a fitness center.

As of June 30, 2014, through a joint venture, we and Fund II each held a 25.0% indirect equity interest in the Estates at Perimeter/Augusta property (50.0% in the aggregate), and Trade Street Capital, our joint venture partner, held the remaining 50.0% indirect equity interest.

We are in the process of undertaking an interior unit upgrade program at the Estates at Perimeter/Augusta property. The upgrade program has included cosmetic enhancements to the units including new faucets, fixtures, hardware, blinds and microwaves. We expect to spend approximately $1,300 per unit based on the expenditures made to-date on already completed upgrades to units. We will continually evaluate incremental rent growth generated from our unit upgrade program and future projected demand in determining whether to consider additional units for the program. The method of future financing for the upgrade program may be funds generated from property operating cash flow and/or joint venture capital.

North Park Towers.  North Park Towers, or the North Park property, consists of two 19-story apartment buildings and includes 313 residential apartment units and 13 retail/commercial spaces, which total 468,895 rentable square feet on approximately 8.8 acres of land. The North Park property was constructed as a premier luxury high rise apartment complex in 1967, and underwent extensive renovations in 1999 and 2000 when it was owned by a real estate affiliate of Goldman Sachs & Co. The North Park property is connected by a doorman entrance lobby and reception area and contains an arcade level that houses most of the retail space, a two-level underground parking garage, surface parking, a pool, courtyard, social room, fitness center and other amenities. The North Park property is located in the City of Southfield, in Oakland County, within the Detroit MSA. As of June 30, 2014, the North Park property had an average effective rent of $1,022 per occupied unit and was 96% occupied.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the North Park property.

Terms of Leases

No tenant at the properties in our existing portfolio occupies 10% or more of the total rentable square footage of our portfolio. All of the leases at our properties are resident leases for apartment units, other than two leases for retail space comprising 8,200 rentable square feet at our MDA property, which are described further below. No business, occupation or profession is carried on at the properties other than our apartment rental operations and the following two small retail operations:

There are two small retail leases at our MDA property. The leases are with the Elephant & Castle Pub & Restaurant and K&G Gourmet, LLC (d/b/a Pastoral), which sells artisan cheese, bread and wine, and the principal terms are as follows:

Elephant & Castle Pub & Restaurant

Term of lease: 15 years after rent commencement plus the period of time commencing on the effective date to and including the day prior to the rent commencement date
Start date: July 27, 2006
Rentable Sq. Ft.: approximately 6,198
Annual Rent per Sq. Ft.: on a gross basis (with the exception of taxes), currently $53.49 for ground level space and $17.83 for basement space, escalating to $63.58 and $21.19, respectively, in year 15
Option to Extend: one option to extend for an additional 5 years; annual rent starts at $65.17 per sq. ft. for ground level space and $21.72 per sq. ft. for basement space for year 1 of the option term and escalates to $71.93 per sq. ft. and $23.98 per sq. ft., respectively, in year 5 of the option term.

K&G Gourmet, LLC

Term of lease: 10 years
Start date: September 1, 2007
Rentable Sq. Ft: approximately 1,428
Annual Rent per Sq. Ft.: on a gross basis (with the exception of taxes), currently $53.73, escalating to $58.71 in year 10
Option to Extend: two options to extend for an additional 5 years each, consecutively; annual rent starts at $60.47 per sq. ft. for year 1 of the first option term and escalates to $68.05 per sq. ft. in year 5; annual rent starts at $70.09 for year 1 of the second option term and escalates to $78.89 per sq. ft. in year 5.

Residents of each of our apartment communities execute a lease agreement with us. Our leases typically follow standard forms produced by the National Apartment Association or by the state apartment association where the apartment community is located. Under such leases, residents are responsible for payment of monthly rental charges and, depending on the credit risk associated with the resident, may be required to pay an initial security deposit. As a landlord, we are responsible for all real estate taxes, special assessments (if applicable), community-level utilities, insurance on the building improvements, building repairs, and other building operation and management costs. Individual residents are generally responsible for the utility costs of their apartment home and for insuring their personal possessions. Our lease terms range from month-to-month to 18 months, but are generally for terms of approximately one year in duration.

Historical Performance of Our Properties

The following table provides a summary of information, as of June 30, 2014, regarding each of the properties in our portfolio:

	As of June 30, 2014		As of December 31, 2013		As of December 31, 2012		As of December 31, 2011		As of December 31, 2010
Property	Average Effective Monthly Rent Per Occupied Unit(6)	Average Occupancy	Average Effective Monthly Rent Per Occupied Unit(6)	Average Occupancy	Average Effective Monthly Rent Per Occupied Unit(6)	Average Occupancy	Average Effective Monthly Rent Per Occupied Unit(6)	Average Occupancy	Average Effective Monthly Rent Per Occupied Unit(6)	Average Occupancy
Springhouse	$793	91%	$796	94%	$793	94%	$780	94%	$785	93%
The Estates at Perimeter/Augusta	951	93	950	93	974	92	971	93	984	95
Enders (1)	1,479	94	1,299	95	1,262	96	—	—	—	—
MDA(2)	2,196	92	2,002	95	2,113	95	—	—	—	—
Berry Hill(3)	1,399	41	—	—	—	—	—	—	—	—
Villas at Oak Crest	797	98	—	—	—	—	—	—	—	—
Grove	981	95	—	—	—	—	—	—	—	—
Village Green	1,063	93	—	—	—	—	—	—	—	—
North Park Towers	1,022	93	—	—	—	—	—	—	—	—
Lansbrook	1,099	94	—	—	—	—	—	—	—	—
UCF Orlando(4)	—	—	—	—	—	—	—	—	—	—
Alexan CityCentre(5)	—	—	—	—	—	—	—	—	—	—

(1)	Enders was acquired in October 2012. Thus, we do not have any historical operation information prior to the six-month period ending December 31, 2012.
(2)	MDA was acquired in December 2012. Thus, we do not have any historical operation information prior to the six-month period ending December 31, 2012.
(3)	Berry Hill was in development as of June 30, 2014. As of August 11, 2014, the property was 96% occupied.
(4)	UCF Orlando is currently in development. Thus, there is no historical operating information.
(5)	Alexan CityCentre is currently in development. Thus, there is no historical operating information.
(6)	Average effective monthly rent per occupied unit represents the average monthly rent for all occupied units for all periods presented.

Real Estate Tax and Depreciation Information

The following table sets forth, for the year ended December 31, 2013, certain real estate tax information for each of our properties:

Property	Federal Tax Basis	2013 Realty Taxes	2013 Realty Tax Rate
Springhouse	$30,373,468	$364,692	1.22%
Estates at Perimeter/Augusta	$24,281,967	$224,133	3.11%
Enders	$26,231,204	$536,841	1.91%
MDA	$74,569,234	$249,075	6.40%
Berry Hill	$10,993,858	$38,972	3.92%
Villas at Oak Crest	$16,310,337	$254,593	5.07%
Grove	$28,374,251	$283,151	2.67%
Village Green	$27,470,380	$487,993	4.5%
North Park Towers	$45,035,652	$326,779	6.80%

The following table sets forth, for the year ended December 31, 2013, the components upon which we take depreciation (on a tax basis), including the claimed useful life and depreciation method (dollar amounts are presented in thousands) for each of the properties in our portfolio:

	Depreciation Component
	Land	Building(1)	Building Inprovements(1)	Carpet and Flooring(2)	Land Improvements(3)	Furniture and Fixtures(2)	Furniture and Fixtures(2)	Transportation Equipment(2)	Total
	Useful Life
	N/A	27.5 years	27.5 years	5 years	15 years	7 years	5 years
Springhouse	$5,616	$15,407	$336	$—	$2,546	$91	$6,377	$—	$30,373
Estates at Perimeter/Augusta	1,223	20,540	1,194	—	756	16	553	—	$24,282
Enders	4,750	18,884	105	—	432	—	2,060	—	$26,231
MDA	9,270	64,145	734	—	220	—	200	—	$74,569
Berry Hill	5,763	4,616	—	—	207	—	408	—	$10,994
Villas at Oak Crest	1,045	11,705	28	—	754	—	2,778		$16,310
Grove	3,800	18,068	68	—	2,176	—	4,262	—	$28,374
Village Green	3,097	18,554	—	—	—	—	4,950	869	$27,470
North Park Towers	8,463	33,853	1,354	314	210	226	616	—	$45,036

(1)	Depreciated on a straight-line mid-month basis.
(2)	Depreciated using a double declining balance method and a mid-year convention, except for Village Green and Enders, for which we use a double declining balance method and a mid-quarter convention.
(3)	Depreciated using a 150% declining balance method and a mid-year convention, except for Village Green and Enders, for which we use a 150% declining balance method and a mid-quarter convention.

Regulation

Apartment properties are subject to various laws, ordinances and regulations, including regulations relating to common areas, such as swimming pools, activity centers and recreational facilities. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily accessible accommodations is an ongoing one, and we will continue to assess our properties and make alterations as appropriate in this respect.

Fair Housing Act

The Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap (disability) and, in some states, financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could materially and adversely affect us. We believe that we operate our properties in substantial compliance with the Fair Housing Act.

Environmental Matters

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property, including costs to investigate and clean up such contamination and liability for natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Independent environmental consultants have conducted Phase I Environmental Site Assessments at all of the properties in our portfolio using the American Society for Testing and Materials, or ASTM, Standard E 1527-05, or Standard E 1527-00. A Phase I Environmental Site Assessment is a report that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the assessed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the site assessments identified any known past or present contamination that we believe would have a material adverse effect on our business, assets or operations. However, the assessments are limited in scope and may have failed to identify all environmental conditions or concerns. A prior owner or operator of a property or historic operations at our properties, or operations and conditions at nearby properties, may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. Moreover, conditions identified in environmental assessments that did not appear material at that time, may in the future result in material liability.

Environmental laws also govern the presence, maintenance and removal of hazardous materials in building materials (e.g. asbestos and lead), and may impose fines and penalties for failure to comply with these requirements or expose us to third party liability (e.g., liability for personal injury associated with exposure to asbestos). Such laws require that owners or operators of buildings containing hazardous materials properly manage and maintain certain hazardous materials, adequately notify or train those who may come into contact with certain hazardous materials, and undertake special precautions, including removal or other abatement, if certain hazardous materials would be disturbed during renovation or demolition of a building. In addition, the properties in our portfolio are subject to various federal, state, and local environmental and health and safety requirements, such as state and local fire requirements.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

The cost of future environmental compliance may materially and adversely affect us. See “Risk Factors — Risks Related to our Business and Properties.”

Insurance

We carry comprehensive general liability and property (including fire, extended coverage and rental loss) insurance covering all of the properties in our portfolio under a blanket insurance policy. We consider the policy specifications and insured limits to be in line with coverage customarily obtained by owners of similar properties and adequate and appropriate given the relative risk of loss and the cost of the coverage. Moreover, even if we do have coverage on a particular risk, it may not be sufficient to fully cover all of our losses. While we do maintain insurance against terrorism, earthquakes, hurricanes and flooding, there are certain types of losses, such as lease and other contract claims, acts of war and other acts of God that generally are not insured because such coverage is not available or it is not available at commercially reasonable rates. Moreover, we cannot predict whether all of the coverage that we currently maintain will be available to us in the future, or what the future costs or limitations on any coverage that is available to us will be.

Competition

We are subject to significant competition in seeking real estate investments and tenants. We compete with many third parties engaged in real estate investment activities including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies and other entities. We also face competition from other real estate investment programs, including other Bluerock programs, for investments that may be suitable for us. Many of our competitors have substantially greater financial and other resources than we have and may have substantially more operating experience than either us or our Manager. They also may enjoy significant competitive advantages that result from, among other things, a lower cost of capital.

Staffing

We will be externally managed by our Manager pursuant to the Management Agreement. Our chief executive officer and each of our other executive officers are executives of Bluerock. We do not expect to have any employees. See “Our Manager and Related Agreements.”

Legal Proceedings

Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

Debt Obligations

Each of our aggregate properties secures a mortgage loan used to finance the acquisition of the property. The following is a summary (excluding previously and to be recorded fair value adjustments) of the mortgage loans that encumber our portfolio properties as of June 30, 2014 (dollars in thousands):

	As of June 30, 2014
Property	Outstanding Principal		Interest Rate		Fixed/ Floating	Maturity Date
Springhouse	$22,676		5.66%		Fixed	January 1, 2020
Estates at Perimeter/Augusta	17,447		4.25%		Fixed	September 1, 2017
Enders	17,500		3.97	%(2)	Fixed	November 1, 2022
Berry Hill	22,940	(1)	3.00	%(3)	Floating	September 30, 2015(9)
MDA	37,600		5.35	%(4)	Fixed	January 1, 2023
Grove	20,100		3.59	%(5)	Fixed	May 1, 2019
Village Green	43,200		3.92	%(6)	Fixed	October 1, 2022
Villas at Oak Crest	12,312		4.32	%(7)	Fixed	February 1, 2019
North Park Towers	11,500		5.65	%(8)	Fixed	January 6, 2024
Lansbrook	42,000	(10)	4.45	%(11)	Fixed	March 31, 2018(12)
UCF Orlando	27,500	(13)	2.30	%(13)	Floating	May 14, 2017
Alexan CityCentre	57,000	(14)	2.65	%(14)	Floating	January 1, 2018

(1)	Represents the outstanding balance on the Berry Hill construction loan. The loan has a maximum balance of $23,569,000, which we will draw down over the course of construction.
(2)	Interest-only payments are required monthly at the indicated interest rate. Beginning December 1, 2014, payments of principal and interest will be required based on a 30-year amortization schedule.
(3)	The construction loan is based on a floating rate, which is benchmarked to three-month Libor plus 2.75% during construction and three-month Libor plus 2.50% upon construction completion.
(4)	Interest-only payments are required monthly at the indicated interest rate. Beginning February 10, 2016, payments of principal and interest will be required based on a 30-year amortization schedule.
(5)	Interest-only payments are required monthly at the indicated interest rate. Beginning June 1, 2015, payments of principal and interest will be required based on a 30-year amortization schedule.
(6)	Interest-only payments are required monthly at the indicated interest rate. Beginning November 1, 2014, interest will be required based on a 30-year amortization schedule.
(7)	Interest-only payments are required monthly at the indicated interest rate. Beginning March 1, 2014, interest will be required based on a 30-year amortization schedule.
(8)	Interest-only payments are required monthly at the indicated interest rate. Beginning February 6, 2016, payments of principal and interest will be required based on a 30-year amortization schedule.
(9)	The borrower has the option to extend the loan for two additional twelve-month periods, subject to certain lender conditions.
(10)	The borrower has the option to increase the principal amount to $48 million to finance puchases of additional condominium units.
(11)	Interest-only payments are required monthly at the indicated interest rate. Beginning May 1, 2016, payments of principal and interest will be required based on a 30-year amortization schedule.
(12)	The borrower has the option to extend the loan for one additional twelve-month period, subject to certain lender conditions.
(13)	Principal balance reflects total construction loan; there were no amounts drawn on the loan as of June 30, 2014. The construction loan is based on a floating rate, which is benchmarked to 30-day Libor plus 2.15%.
(14)	Principal balance reflects total construction loan; there were no amounts drawn on the loan as of June 30, 2014. The construction loan is based on a floating rate, which is benchmarked to 30-day Libor plus 2.50%.

MANAGEMENT

Our Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

We have five directors, three of whom are independent directors as defined by the listing standards of the NYSE MKT.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualifies. At any stockholder meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. With respect to the election of directors, each candidate nominated for election to our board of directors must receive the affirmative vote of a plurality of the votes cast at a meeting at which a quorum is present, in order to be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Executive Officers and Directors

The individuals listed as our executive officers below also serve as officers and employees of our Manager. As executive officers of the Manager, they serve to manage the day-to-day affairs and carry out the directives of our board of directors in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives. The duties that these executive officers perform on our behalf will not involve the review, selection and recommendation of investment opportunities, but rather the performance of corporate governance activities on our behalf that require the attention of one of our corporate officers, including signing certifications required under Sarbanes-Oxley Act of 2002, as amended, for filing with the our periodic reports.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our executive officers and directors:

Name	Age*	Position
R. Ramin Kamfar	50	Chairman of the Board, Chief Executive Officer and President
Michael L. Konig	53	Chief Operating Officer, Secretary and General Counsel
Christopher J. Vohs	38	Chief Accounting Officer and Treasurer
Gary T. Kachadurian	64	Director
Brian D. Bailey	48	Independent Director
I. Bobby Majumder	45	Independent Director
Romano Tio	54	Independent Director

*	As of September 5, 2014

R. Ramin Kamfar, Chairman of the Board, Chief Executive Officer and President.  Mr. Kamfar serves as our Chairman of the Board and as our Chief Executive Officer and President. Mr. Kamfar has served as our Chairman of the Board since August 2008, and also served as our Chief Executive Officer and the Chief Executive Officer of our former advisor from August 2008 to February 2013. He has also served as the Chairman of the Board and Chief Executive Officer of Bluerock since its inception in October 2002, where he has overseen the acquisition and development of approximately 9,000 apartment units, and over 2.5 million square feet of office space. In addition, Mr. Kamfar has served as Chairman of the Board of Trustees and as a Trustee of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since 2012. Mr. Kamfar has 25 years of experience in various aspects of real estate, mergers and acquisitions, private equity investing, investment banking, and public and private financings. From 1988 to 1993, Mr. Kamfar worked as an investment banker at Lehman Brothers Inc., New York, New York, where he specialized in mergers and acquisitions and corporate finance. In 1993 Mr. Kamfar left Lehman to focus on private equity transactions. From 1993 to 2002, Mr. Kamfar executed a growth/consolidation strategy to build a startup into a leading public company in the ‘fast casual’ market now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL) with approximately 800 locations and $400 million in gross revenues. From 1999 to 2002, Mr. Kamfar also served as an active investor, advisor and member of the Board of Directors of Vsource, Inc., a technology company subsequently sold to Symphony House (KL: SYMPHNY), a leading business process outsourcing company focused on the Fortune 500 and Global 500. Mr. Kamfar received an M.B.A. degree with distinction in Finance in 1988 from The Wharton School of the University of Pennsylvania, located in Philadelphia, Pennsylvania, and a B.S. degree with distinction in Finance in 1985 from the University of Maryland located in College Park, Maryland.

Michael L. Konig, Chief Operating Officer, Secretary and General Counsel.  Mr. Konig serves as Chief Operating Officer, Secretary and General Counsel of our company and our Manager. Mr. Konig has also served as Senior Vice President and General Counsel for Bluerock and its affiliates since December 2004. In addition, Mr. Konig has served as Secretary of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since 2012. Mr. Konig has over 25 years of experience in law and business. Mr. Konig was an attorney at the firms of Ravin Sarasohn Cook Baumgarten Fisch & Baime from September 1987 to September 1989, and Greenbaum Rowe Smith & Davis from September 1989 to March 1997, representing borrowers and lenders in numerous financing transactions, primarily involving real estate, distressed real estate and Chapter 11 reorganizations, as well as a broad variety of litigation and corporate law matters. From 1998 to 2002, Mr. Konig served as legal counsel, including as General Counsel, at New World Restaurant Group, Inc. (now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL)). From 2002 to December 2004, Mr. Konig served as Senior Vice President of Roma Food Enterprises, Inc. where he led operations and the restructuring and sale of the privately held company with approximately $300 million in annual revenues. Mr. Konig received a J.D. degree cum laude in 1987 from California Western School of Law, located in San Diego, California, an M.B.A. degree in Finance in 1988 from San Diego State University and a Bachelor of Commerce degree in 1982 from the University of Calgary.

Christopher J. Vohs, Chief Accounting Officer and Treasurer.  Mr. Vohs serves as Chief Accounting Officer and Treasurer of our company, and has served as Chief Accounting Officer for Bluerock Real Estate,

L.L.C., for our former advisor, Bluerock Multifamily Advisor, LLC, and for our Manager, BRG Manager, LLC, all of which are affiliates of our company. In his role as Chief Accounting Officer for Bluerock Real Estate, L.L.C. and Bluerock Multifamily Advisor, LLC, and BRG Manager, LLC, Mr. Vohs has been responsible for the oversight of all financial recordkeeping and reporting aspects of those companies. Previously, Mr. Vohs served as Corporate Controller for Roberts Realty Investors, Inc., a public multifamily REIT based in Atlanta, Georgia, from March 2009 to July 2010, where he was responsible for the accounting and financial reporting for the REIT. From October 2004 to March 2009, Mr. Vohs worked at Pulte Homes, a nationwide builder of single family homes, in various financial roles, including as Internal Audit Manager & Asset Manager and later as Vice President of Finance for Pulte’s Orlando and Southeast Florida operations. As Vice President of Finance, Mr. Vohs was responsible for all finance, accounting, and administrative operations of the division. From January 1999 to October 2004, Mr. Vohs worked as an Audit Manager for Deloitte & Touche, an international professional services firm, where he earned his CPA certification and focused on mid-size to large private and public companies in the manufacturing, finance, and communications industries. Mr. Vohs received his B.A. degree in Accounting from Michigan State University in 1998.

Gary T. Kachadurian, Director.  Mr. Kachadurian is a member of our board of directors. Mr. Kachadurian also serves as Vice Chairman of our Manager. Mr. Kachadurian has over 30 years of real estate experience primarily investing in and developing apartment properties on behalf of institutional investors. Since 2007, Mr. Kachadurian has served as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multihousing investment advisory company. From 1990 to 2005, Mr. Kachadurian served in various senior roles at Deutsche Bank Real Estate/RREEF, a leading pension fund advisor, including as a member of RREEF’s Investment Committee for 14 years, as a senior member of the Policy Committee of RREEF, as Senior Managing Director for Global Business Development responsible for raising institutional real estate funds in Japan, Germany, and other countries, and as head of RREEF’s National Acquisitions Group and Value-Added and Development lines of business where he had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio. Prior to Deutsche Bank/RREEF, Mr. Kachadurian served as the Midwest Regional Operating Partner for Lincoln Property Company, developing and managing apartment communities in Illinois, Indiana, Wisconsin, Kansas and Pennsylvania. Mr. Kachadurian also serves as President of The Kachadurian Group LLC, (f/k/a The Kach Group) which provides consulting on apartment acquisition and development transactions, including to Waypoint Residential. Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association, and a former Chairman of the National Multi Housing Council. Mr. Kachadurian is former Chairman of the Village Foundation of Children’s Memorial Hospital, and is a Director of Pangea Real Estate and KBS Legacy Partners Apartment REIT. Mr. Kachadurian received his B.S. in Accounting from the University of Illinois in 1974.

Brian D. Bailey, Independent Director.  Mr. Bailey has served as one of our independent directors since January 2009. Mr. Bailey has more than 20 years of experience in sourcing, evaluating, structuring and managing investments, including real estate and real estate-related debt financing. Mr. Bailey founded and currently serves as Managing Member of Carmichael Partners, LLC, a private equity investment firm based in Charlotte, North Carolina. He also currently serves as a director of the Telecommunications Development Fund, a private equity investment fund headquartered in Washington, DC, and as a trustee at the North Carolina School of Science and Mathematics. Prior to founding Carmichael Partners, Mr. Bailey served as Managing Partner (2000-2008) and Senior Advisor (2008-2009) of Carousel Capital, LLC, a private equity investment firm in Charlotte, North Carolina. From 1999 to 2000, Mr. Bailey was a team member of Forstmann Little & Co., a private equity investment firm in New York, New York. From 1996 to 1999, Mr. Bailey was a Principal at the Carlyle Group, a private equity investment firm in Washington, DC. Earlier in his career, Mr. Bailey worked in the leveraged buyout group at CS First Boston in New York, New York and in the mergers and acquisitions group at Bowles Hollowell Conner & Company in Charlotte, North Carolina. Mr. Bailey has also worked in the public sector, as Assistant to the Deputy Chief of Staff and Special Assistant to the President at the White House from 1994 to 1996 and as Director of Strategic Planning and Policy at the U.S. Small Business Administration in 1994. Mr. Bailey received a B.A. degree in Mathematics and Economics in 1988 from the University of North Carolina at Chapel Hill and an M.B.A. degree in 1992 from the Stanford Graduate School of Business, located in Stanford, California.

I. Bobby Majumder, Independent Director.  Mr. Majumder has served as one of our independent directors since January 2009. Mr. Majumder is a partner at the law firm of Perkins Coie, where he specializes in corporate and securities transactions with an emphasis on the representation of underwriters, placement agents and issuers in both public and private offerings, private investment in public equity (PIPE) transactions and venture capital and private equity funds. Prior to Perkins Coie, Mr. Majumder was a partner in the law firm of K&L Gates LLP from May 2005 to March 2013. From January 2000 to April 2005, Mr. Majumder was a partner at the firm of Gardere Wynne Sewell LLP. Through his law practice, Mr. Majumder has gained significant experience relating to the acquisition of a number of types of real property assets including raw land, improved real estate and oil and gas interests. Mr. Majumder also has served as an independent Trustee on the Board of Trustees of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since July 2012. He is an active member of the Park Cities Rotary Club, a charter member of the Dallas Chapter of The Indus Entrepreneurs and an Associates Board member of the Cox School of Business at Southern Methodist University. Mr. Majumder received a J.D. degree in 1993 from Washington and Lee University School of Law, located in Lexington, Virginia, and a B.A. degree in 1990 from Trinity University, located in San Antonio, Texas.

Romano Tio, Independent Director.  Mr. Tio has served as one of our independent directors since January 2009. Mr. Tio serves as Managing Director at RM Capital Management LLC, a boutique real estate investment and advisory firm. From January 2008 to May 2009, Mr. Tio served as a Managing Director and co-head of the commercial real estate efforts of HCP Real Estate Investors, LLC, an affiliate of Harbinger Capital Partners Funds, a $10+ billion private investment firm specializing in event/distressed strategies. From August 2003 until December 2007, Mr. Tio was a Managing Director at Carlton Group Ltd., a boutique real estate investment banking firm where he was involved in over $2.5 billion worth of commercial real estate transactions. Earlier in his career, Mr. Tio was involved in real estate sales and brokerage for 25 years. Mr. Tio also has served as an independent Trustee of the Board of Trustees of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since July 2012. Mr. Tio received a B.S. degree in Biochemistry in 1982 from Hofstra University located in Hempstead, New York.

Selection of Our Board of Directors

In determining the composition of our board of directors, our goal was to assemble a group of individuals of sound character, judgment and business acumen, whose varied backgrounds, leadership experience and real estate experience would complement each other to bring a diverse set of skills and perspectives to the board. We have determined that each of our directors, including our independent directors, has at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by our company.

Mr. Kamfar was chosen to serve as the Chairman of the Board because, as our Chief Executive Officer and President, Mr. Kamfar is well positioned to provide essential insight and guidance to our board of directors from the inside perspective of the day-to-day operations of the company. Furthermore, Mr. Kamfar brings to the board approximately 25 years of experience in building operating companies, and in various aspects of real estate, mergers and acquisitions, private equity investing and public and private financings. His experience with complex financial and operational issues in the real estate industry, as well as his strong leadership ability and business acumen, make him critical to proper functioning of our board.

Mr. Kachadurian was nominated to serve as one of our directors for reasons including the depth and breadth of his experience in the rental apartment industry, including longstanding experience as a developer, owner and manager of apartment properties. Mr. Kachadurian’s extensive understanding of these varied aspects of our industry provides our board of directors with an invaluable resource for assessing and managing risk and planning corporate strategy. In addition, through Mr. Kachadurian’s service on the boards of several companies and other large organizations involved in the apartment industry, Mr. Kachadurian has developed strong leadership and consensus building skills that are a valuable asset to our board of directors. Mr. Kachadurian also agreed to be selected as one of our directors pursuant to a consulting agreement with our Manager.

Mr. Bailey was selected as one of our independent directors to leverage his extensive experience in sourcing, evaluating, structuring and managing private equity investments and his experience related to real estate and real estate-related debt financing. In addition, Mr. Bailey’s prior service on the audit committees of numerous privately-held companies provides him with the requisite skills and knowledge to serve effectively on our audit committee.

Mr. Majumder was selected as one of our independent directors due to his depth of legal experience in advising clients with respect to corporate and securities transactions, including representations of underwriters, placement agents and issuers in both public and private offerings. Mr. Majumder also brings with him significant legal experience relating to the acquisition of a number of types of real estate assets.

Mr. Tio was selected as one of our independent directors as a result of his demonstrated leadership skill and industry-specific experience developed through a number of high-level management positions with investment and advisory firms specializing in the commercial real estate sector.

Committees of the Board of Directors

We currently have a standing audit committee, a standing investment committee, a compensation committee and a nominating and corporate governance committee. All of our standing committees consist solely of independent directors, except that Gary T. Kachadurian, our Manager’s Vice Chairman and a director, will serve as Chairman of the investment committee. The principal functions of these committees are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

Our board of directors has established an audit committee. The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions are:

•	to evaluate and approve the services and fees of our independent registered public accounting firm;
•	to periodically review the auditors’ independence; and
•	to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, management’s system of internal controls and the audit and financial reporting process.

The audit committee is comprised of three individuals, all of whom are independent directors. The audit committee also considers and approves the audit and non-audit services and fees provided by the independent public accountants.

The members of our audit committee are Brian D. Bailey, I. Bobby Majumder and Romano Tio.

The background and experience of Messrs. Bailey, Majumder and Tio are described below in “— Our Executive Officers and Directors.”

Investment Committee

Our board of directors has delegated to the investment committee (1) certain responsibilities with respect to investments in specific real estate investments proposed by our Manager and (2) the authority to review our investment policies and procedures on an ongoing basis and recommend any changes to our board of directors.

Our board of directors has delegated to our Manager the authority to approve all real property acquisitions, developments and dispositions, including real property portfolio acquisitions, developments and dispositions, as well as all other investments in real estate consistent with our investment guidelines, for investments less than 5% of our total assets, including any financing of such investment. Our Manager will recommend suitable investments for consideration by the investment committee for investments that exceed this threshold up to 10% of our total assets, and for investments equal to or in excess of this amount, to our full board of directors. If the members of the investment committee approve a given investment, then our Manager will be directed to make such investment on our behalf, if such investment can be completed on terms approved by the committee.

The members of our investment committee are Gary T. Kachadurian, Brian D. Bailey and Romano Tio.

The background and experience of Messrs. Kachadurian, Bailey and Tio are described below in “— Our Executive Officers and Directors.”

Compensation Committee

Our compensation committee consists of all of our independent directors, and our compensation committee charter details the principal functions of the compensation committee. These functions include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of our chief executive officer based on such evaluation;
•	reviewing and approving the compensation, if any, of all of our other officers;
•	reviewing our executive compensation policies and plans;
•	overseeing plans and programs related to the compensation of the Manager, including fees payable to the Manager pursuant to the Management Agreement with our Manager;
•	implementing and administering our incentive compensation equity-based remuneration plans, if any;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of all of our independent directors, and our nominating and corporate governance committee charter details the principal functions of the nominating and corporate governance committee. These functions include:

•	identifying and recommending to our full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•	recommending to our board of directors nominees for each committee of our board of directors;
•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE MKT corporate governance listing standards; and
•	overseeing our board of directors’ evaluation of management.

Compensation of Directors and Officers

Director Compensation

We pay each of our independent directors an annual retainer of $25,000. In addition, we will pay our independent directors $2,500 in cash per board meeting attended, $2,000 in cash for each committee meeting attended, and $1,000 in cash for each teleconference meeting of the board or any committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Executive Officer Compensation

We do not currently have any employees and our executive officers are employed by our Manager. We will not reimburse our Manager for compensation paid to our executive officers. Officers will be eligible for awards under our 2014 Equity Incentive Plan for Individuals, as described in detail below.

Former Incentive Plan

We previously adopted the Bluerock Multifamily Growth REIT, Inc. Long Term Incentive Plan, or the former Incentive Plan, to provide an incentive to our employees, officers, directors, and consultants and employees and officers of our former advisor, by offering such persons an opportunity to participate in our growth through ownership of our common stock or through other equity-related awards. Under the former Incentive Plan, we had reserved and authorized an aggregate number of 2,000,000 shares of our common stock for issuance.

On December 16, 2013, our board of directors adopted, and on January 23, 2014 our stockholders approved, the 2014 Equity Incentive Plan for Individuals, or the 2014 Individuals Plan, and the 2014 Equity Incentive Plan for Entities, or the 2014 Entities Plan. Upon the approval by our stockholders of the 2014 Individuals Plan and the 2014 Entities Plan, our former Incentive Plan was terminated.

As of the date of this prospectus, no awards have been granted to our executive officers under our former Incentive Plan. Each of our current independent directors previously received 5,000 shares of restricted stock in connection with the commencement of our Continuous Registered Offering, and 2,500 shares of restricted stock upon their annual re-election to the board, under our former Incentive Plan. Pursuant to the terms of our former Incentive Plan, the restricted stock vested 20% at the time of the grant, and vested or will vest 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock previously granted under our former Incentive Plan may receive distributions, whether vested or unvested. No additional grants of common stock or other equity-related awards will be made under our former Incentive Plan.

2014 Incentive Plans

As discussed above, on December 16, 2013, our board of directors adopted, and on January 23, 2014 our stockholders approved, the 2014 Individuals Plan and the 2014 Entities Plan to attract and retain independent directors, executive officers and other key employees, including officers and employees of our Manager and operating partnership and their affiliates and other service providers, including our Manager and its affiliates. We refer to both the 2014 Individuals Plan and the 2014 Entities Plan as the 2014 Incentive Plans. The 2014 Incentive Plans provide for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards.

Administration of the 2014 Incentive Plans

The 2014 Incentive Plans are administered by the compensation committee of our board of directors, except that the 2014 Incentive Plans will be administered by our board of directors with respect to awards made to directors who are not employees. This summary uses the term “administrator” to refer to the compensation committee or our board of directors, as applicable. The administrator will approve all terms of awards under the 2014 Incentive Plans. The administrator will also approve who will receive grants under the 2014 Incentive Plans and the number of shares of our Class A common stock subject to each grant.

Eligibility

Employees and officers of our company and our affiliates (including officers and employees of our Manager and operating partnership) and members of our board of directors are eligible to receive grants under the 2014 Individuals Plan. In addition, individuals who provide significant services to us or an affiliate, including individuals who provide services to us or an affiliate by virtue of employment with, or providing services to, our Manager or operating partnership may receive grants under the 2014 Individuals Plan.

Entities that provide significant services to us or our affiliates, including our Manager, that are selected by the administrator may receive grants under the 2014 Entities Plan.

Share Authorization

The aggregate number of shares of our Class A common stock that may be issued under the 2014 Incentive Plans is equal to 275,862 shares, of which 96,300 shares are available for future issuance. The issuance of shares or awards under the 2014 Individuals Plan reduces the number of shares that may be issued under the 2014 Entities Plan and vice versa.

In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of our Class A common stock that may be issued under the 2014 Incentive Plans and the terms of outstanding awards.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our Class A common stock subject to such awards will again be available for purposes of the 2014 Incentive Plans. Shares of our Class A common stock tendered or withheld to satisfy the exercise price of an award or for tax withholding are also available for future grants under the 2014 Incentive Plans.

Each of our current independent directors previously received 5,000 shares of restricted stock in connection with the commencement of our Continuous Registered Offering, and 2,500 shares of restricted stock upon their annual re-election to the board, under our former Incentive Plan. No other awards under our former Incentive Plan or under the 2014 Incentive Plans were outstanding prior to completion of this offering.

Options

The 2014 Individuals Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and both the 2014 Individuals Plan and the 2014 Entities Plan authorize the grant of options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our Class A common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted under the 2014 Individuals Plan to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of our Class A common stock (or attestation of ownership of shares of our Class A common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to an individual who is a “ten percent stockholder”). Incentive stock options may only be granted under the 2014 Individuals Plan to our employees and employees of our subsidiaries.

Stock Awards

The 2014 Incentive Plans also provide for the grant of stock awards. A stock award is an award of shares of our Class A common stock that may be subject to vesting requirements, restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and the right to receive distributions. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of the participant’s stock award shares, (ii) we will retain custody of any certificates and (iii) a participant must deliver a stock power to us for each stock award.

Stock Appreciation Rights

The 2014 Incentive Plans authorize the grant of stock appreciation rights. A stock appreciation right provides the participant with the right to receive, upon exercise of the stock appreciation right, cash, shares of our Class A common stock or a combination of the two. The amount that the participant will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our Class A common stock on the date of exercise over the shares’ fair market value on the date of grant.

Stock appreciation rights will become exercisable in accordance with terms determined by the administrator. Stock appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted under the 2014 Individuals Plan in tandem with an incentive stock option awarded to an individual who is a “ten percent stockholder.”

Performance Units

The 2014 Incentive Plans also authorize the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our Class A common stock, if performance goals or other requirements established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our Class A common stock, other securities or property or a combination thereof.

Incentive Awards

The 2014 Incentive Plans also authorize us to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment which may be in cash, Class A common stock or a combination of cash and Class A common stock.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards, including LTIP units, under the 2014 Incentive Plans. Other equity-based awards are payable in cash, shares of our Class A common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator, and may include a requirement that objectives stated with reference to one or more performance measures are attained.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of Class A common stock under the 2014 Incentive Plans, reducing the 2014 Incentive Plans’ aggregate share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to participants. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per-unit distributions as OP Units, which distributions will generally equal the per share distributions on shares of our Class A common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP Units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of the last revaluation until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of OP Units. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP Units, the LTIP units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our Class A common stock.

Dividend Equivalent Rights

The administrator may grant dividend equivalent rights in connection with the grant of performance units, other equity-based awards and incentive awards granted under the 2014 Incentive Plans. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our Class A common stock or otherwise reinvested) and may be payable in cash, shares of our Class A common stock or other property or a combination thereof. The administrator will determine the terms of any dividend equivalent rights.

IPO Awards

Upon the completion of the IPO, we granted our Manager an aggregate of 179,562 LTIP units equal to $2,603,652 in shares of Class A common stock (based on the IPO price per share of $14.50).

These initial awards of LTIP units will vest ratably on an annual basis over a three-year period beginning on the last day of the calendar month after completion of the IPO. Once vested, these awards of LTIP units may convert to OP Units upon reaching capital account equivalency with the OP Units held by our company, and may then be settled in shares of our Class A common stock. The recipients of these initial awards of LTIP units will be entitled to receive “distribution equivalents” with respect to such LTIP units, whether or not vested, at the same time as distributions are paid to the holders of our Class A common stock.

Change in Control

If we experience a change in control, outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity based awards (including LTIP units) will automatically become vested. Thus, outstanding options and stock appreciation rights will be fully exercisable on the change in control, restrictions and conditions on outstanding stock awards and other equity-based awards will lapse upon the change in control and performance units, incentive awards and other equity-based awards (including LTIP units) will become earned and nonforfeitable in their entirety on the change in control. The administrator may provide that outstanding awards (all of which will then be vested) will be assumed by the surviving entity or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity based awards (including LTIP units) (all of which will then be vested) in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price) after acceleration of vesting for the change in control.

In summary, a change in control under the 2014 Incentive Plans occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;
•	there occurs a merger, consolidation, reorganization, or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;
•	we (i) sell or dispose of all or substantially all of our assets or (ii) acquire assets or stock of another entity, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; or
•	during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the 2014 Incentive Plans could be treated as parachute payments. In that event, the 2014 Incentive Plans provide that the benefits under the 2014 Incentive Plans, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the participant to receive greater after-tax benefits. The benefits under the 2014 Incentive Plans and other plans and agreements will not be reduced, however, if the participant will receive greater after-tax benefits (taking into account the 20% excise tax payable by the participant) by receiving the total benefits. The 2014 Incentive Plans also provide that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification or other payment from us for the 20% excise tax or if the participant has an agreement with us provides that the participant cannot receive payments in excess of the safe harbor amount.

Amendment; Termination

Our board of directors may amend or terminate the 2014 Incentive Plans at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under the 2014 Incentive Plans, materially increases the aggregate number of shares of our Class A common stock that may be issued under the 2014 Incentive Plans (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the 2014 Incentive Plans. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2014 Incentive Plans will terminate on the day before the tenth anniversary of the date our board of directors adopted the 2014 Incentive Plans.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and advance expenses to our directors, our officers, and our Manager, except to the extent prohibited by the Maryland General Corporation Law, or MGCL, and as set forth below. In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to indemnify and advance expenses to our Manager, except to the extent prohibited by the MGCL.

Under the MGCL, a Maryland corporation may limit in its charter the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

OUR MANAGER AND RELATED AGREEMENTS

Our Manager

Currently, we are externally managed and advised by BRG Manager, LLC, or our Manager, pursuant to a Management Agreement. See “— The Management Agreement.” Each of our Manager’s officers are also officers of Bluerock Real Estate, L.L.C. Each of our officers and one of our directors are also officers of our Manager. Our Manager is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our board of directors. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager will conduct our operations and manage our portfolio of real estate investments. We have no paid employees.

The senior officers of our Manager are currently as follow:

Name	Age*	Position
R. Ramin Kamfar	50	Chairman and Chief Executive Officer
Gary T. Kachadurian	64	Vice Chairman
James G. Babb, III	49	Chief Investment Officer
Jordan B. Ruddy	51	President
Michael L. Konig	53	Chief Operating Officer, Secretary and General Counsel
Christopher J. Vohs	38	Chief Accounting Officer
Ryan S. MacDonald	31	Senior Vice President — Investments
Laurance Kaufman	45	Vice President of Asset Management

*	As of September 5, 2014

The background and experience of Messrs. Kamfar, Kachadurian, Konig and Vohs are described above in “Management — Our Executive Officers and Directors.”

James G. Babb, III, Director.  Mr. Babb serves as Chief Investment Officer of our Manager. Mr. Babb previously served as a director of our company until April 2, 2014, as our Chief Investment Officer from July 2008 until November 2013, as our President from July 2008 until August 2012, and as the President of our former advisor from July 2008 until February 2013. Mr. Babb is Chief Investment Officer of Bluerock, which he joined in July 2007. In addition, Mr. Babb has served as a Trustee of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since 2012. He has been involved exclusively in real estate acquisition, management, financing and disposition for more than 20 years, primarily on behalf of investment funds since 1992. From 1992 to August 2003, Mr. Babb helped lead the residential and office acquisitions initiatives for Starwood Capital Group, or Starwood Capital. Starwood Capital was formed in 1992 and during his tenure raised and invested funds on behalf of institutional investors through seven private real estate funds, which in the aggregate ultimately invested approximately $8 billion in approximately 250 separate transactions. During such period, Mr. Babb led or shared investment responsibility for over 75 investment transactions totaling approximately $2.5 billion of asset value in more than 20 million square feet of residential, office and industrial properties located in 25 states and seven foreign countries, including a significant number of transactions that were contributed to the initial public offering of Equity Residential Properties Trust (NYSE: EQR), and to create iStar Financial Inc. (NYSE: SFI). Mr. Babb was also active in Starwood Capital’s efforts to expand its platform to invest in Europe. From August 2003 to July 2007, Mr. Babb founded his own principal investment company, Bluepoint Capital, LLC, a private real estate investment company focused on the acquisition, development and/or redevelopment of residential and commercial properties in the Northeast United States and Western Europe. Mr. Babb received a B.A. degree in Economics in 1987 from the University of North Carolina at Chapel Hill.

Jordan B. Ruddy, President.  Jordan Ruddy currently serves as the President of our Manager. He began his tenure as President of our company in August 2012, and as President of our Manager in February 2013. Mr. Ruddy is also the Chief Operating Officer for Bluerock, which he joined in 2002, and served as its President until January 2013. Mr. Ruddy has 20 years of experience in real estate acquisitions, financings, management and dispositions. From 2000 to 2001, Mr. Ruddy served as a real estate investment banker at Banc of America Securities LLC. From 1997 to 2000, Mr. Ruddy served as Vice President of Amerimar

Enterprises, a real estate company specializing in value-added investments nationwide, where he managed acquisitions, financings, leasing, asset management and dispositions involving over 1.5 million square feet of commercial and multifamily real estate. From 1995 to 1997, Mr. Ruddy served as a real estate investment banker at Smith Barney Inc. From 1988 to 1993, Mr. Ruddy served in the real estate department of The Chase Manhattan Bank, most recently as a Second Vice President. Mr. Ruddy received an M.B.A. degree in Finance and Real Estate in 1995 from The Wharton School of the University of Pennsylvania, located in Philadelphia, Pennsylvania, and a B.S. degree with high honors in Economics in 1986 from the London School of Economics, located in London, England.

Ryan S. MacDonald, Senior Vice President — Investments.  Mr. MacDonald serves as Senior Vice President — Investments of our Manager. Mr. MacDonald also serves as Senior Vice President of Investments for Bluerock and its affiliates, which he joined in 2008. Mr. MacDonald is responsible for the sourcing, underwriting, structuring, financing and closing of all Bluerock real estate acquisitions, as well as ongoing asset management responsibilities including value-added renovation oversight, refinancing execution, and buy/sell recommendations. To date, with Bluerock, Mr. MacDonald has been involved with real estate transactions with an aggregate value of approximately $1.25 billion. Prior to joining Bluerock, from 2006 to 2008, Mr. MacDonald was an Analyst for PNC Realty Investors (formerly Mercantile Real Estate Advisors), where he served as part of an investment team that made more than $1.2 billion in investments within all tranches of the capital structure. From 2005 to 2006, Mr. MacDonald served in a corporate development role at Mercantile Bankshares, where he worked with Executive Management focusing on high level strategic initiatives for the $6 billion bank. Mr. MacDonald received a B.A. in Economics in 2005 from the University of Maryland, College Park.

Laurance Kaufman, Vice President of Asset Management.  Mr. Kaufman serves as Vice President of Asset Management of our Manager. Mr. Kaufman is responsible for assessing and improving operating and financial performance across the portfolio. A real estate veteran with more than 20 years of experience in real estate asset management, Mr. Kaufman oversees property-level reporting and is responsible for monitoring asset performance relative to investment goals. His expertise includes both multifamily and commercial real estate. Earlier in his career, Mr. Kaufman was Vice President and Asset Manager with global private equity real estate firm AREA Property Partners, where he shared oversight responsibility for a $1 billion portfolio of multi-family assets totaling over 10,000 units located in the U.S. Northeast, Mid-Atlantic, and Western regions. Mr. Kaufman also served as Managing Director and Head of Asset Management for Gaia Real Estate, a privately-held real estate investment firm with a portfolio of 15,000 apartments and 600,000 square feet of office space throughout the country. At Gaia, he oversaw the development and execution of value-add strategies across the company’s holdings. Mr. Kaufman holds an M.B.A. degree from New York University’s Leonard Stern School of Business and a B.A. degree in Economics and Political Science from Washington University in St. Louis.

Bluerock Real Estate, L.L.C.

Bluerock Real Estate, L.L.C., or Bluerock, is a national real estate investment firm headquartered in Manhattan with regional offices in Southfield, Michigan, Boise, Idaho and Newport Beach, California. Bluerock is a leading private equity real estate asset manager with a focus on Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies, and has transacted over eleven million square feet of residential and commercial real estate acquisitions since its inception in 2002. Each of our officers are also officers of Bluerock, and have an average of over 20 years investing experience, have been involved with acquiring over 35 million square feet of real estate with approximately $10 billion in value, and have helped launch leading real estate private and public company platforms. Mr. Kamfar controls Bluerock and our Manager.

Our Manager’s Vice Chairman and Chairman of our Investment Committee

Mr. Kachadurian serves as Vice Chairman of our Manager, as a Director and as Chairman of the investment committee of our board of directors, and as a member of the Manager’s investment committee. Mr. Kachadurian has over 30 years of experience investing in and developing apartment properties primarily on behalf of institutional investors, including as a Senior member of the Policy Committee of Deutsche Bank Real Estate/RREEF, a member of RREEF’s investment committee, and head of RREEF’s National Acquisitions Group and Value-Add and Development lines of business. Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association, and a former Chairman and current Executive Committee member of the National Multi Housing Council.

•	Deutsche Bank Real Estate/RREEF

Mr. Kachadurian has served in various senior roles at Deutsche Bank Real Estate/RREEF, a leading pension fund advisor, including as a member of RREEF’s Investment Committee for 14 years, as a senior member of the Policy Committee of RREEF, as Portfolio Manager for RREEF’s first apartment fund, Apartment Fund I, and as head of RREEF’s National Acquisitions Group and Value-Added and Development lines of business, where he had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio.

Mr. Kachadurian has also served as Senior Managing Director for Global Business Development responsible for raising institutional real estate funds in Japan, Germany, and other countries.

•	Lincoln Property Company

Prior to Deutsche Bank/RREEF, Mr. Kachadurian served as the Midwest Regional Partner of Lincoln Property Company, and has developed over 3,000 apartments in the Midwest in joint ventures with Aetna Life Insurance, TIAA/CREF and other institutional investors.

•	Apartment Realty Advisors

Mr. Kachadurian has served, and continues to serve, as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multi-housing investment advisory company.

•	Industry Roles

Mr. Kachadurian is a founding Board member of the Chicago Apartment Association, was formerly Chairman and now serves on the Executive Committee of the National Multi Housing Council, and has served as Board Member of the Multifamily Council of the National Association of Home Builders and the Multi-Family Council of the Urban Land Institute.

Our Manager’s Chief Investment Officer

Mr. Babb is the Chief Investment Officer of our Manager, and the Chairman of the investment committee of our Manager. Prior to his tenure with Bluerock, Mr. Babb was a founding team member of Starwood Capital where he was involved in the formation of the Starwood Funds that have invested an aggregate of approximately $8 billion (including equity, debt and investment of income and sales proceeds) in approximately 250 separate transactions. During his tenure with Starwood Capital, Mr. Babb either personally led or shared investment responsibility for the following:

•	Starwood Funds:

The structuring of over 75 real estate investment transactions totaling $2.5 billion of asset value in transactions comprising more than 20 million square feet of residential, office and industrial properties located in 25 states and seven foreign countries. The first two Starwood Funds were almost exclusively focused on multifamily assets, acquired primarily through the purchase of equity and distressed debt from the Resolution Trust Corporation, the Federal Deposit Insurance Corporation, various savings and loan associations, over-leveraged partnerships and tax-exempt bondholders during the real estate credit crunch of the early 1990s. A significant number of the properties were later contributed to the initial public offerings of Equity Residential Properties Trust (NYSE: EQR), the nation’s largest multifamily REIT at that time;

•	Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT):

A substantial number of the hotel investments made by a global owner/operator of hotels with brands such as Sheraton, Westin, the St. Regis Luxury Collection, and the W, which incorporated an “Enhanced” strategy to transform the concept of a hotel from a functional product to a lifestyle product in order to increase room rates, market share, and customer loyalty;

•	iStar Financial (NYSE: SFI):

The creation and launch of a separate private fund focused on tailored high-yield debt and debt/equity investments backed by commercial real estate, many with control or participation features that enabled the fund to enhance yield at a lower risk profile in the capital structure, in addition to acquiring commercial bank debt obligations that were restructured or converted to an ownership position at substantial discounts to replacement cost. The investments in the fund were subsequently used to sponsor the public offering of iStar Financial, the largest publicly owned finance company at that time focused exclusively on commercial real estate; and

•	Through the Starwood Funds, playing an integral role in raising over $2.6 billion of equity from institutional and third-party investors.

In addition, you should note that Bluerock has not sponsored the funds and programs formed or participated in by Mr. Babb, and you should not assume that you will experience returns comparable to those experienced by investors in those programs, or that the investment opportunities similar to those available to those programs will be available to us. Therefore, investors who purchase shares of our Class A common stock will not thereby acquire any ownership interest in Starwood Capital or the Starwood Funds, and the information presented here regarding Starwood Capital and Starwood Funds is provided solely for you to evaluate Mr. Babb’s experience and expertise.

Management Agreement

We have entered into a Management Agreement with our Manager pursuant to which it provides the day-to-day management of our operations. The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager is under the supervision and direction of our board of directors. Our Manager does not manage or advise any other entities and is not actively seeking new management or advisory clients, although it is not prohibited from doing so by the Management Agreement.

Management Services

Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;
(ii)	investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;
(iii)	with respect to prospective purchases, sales or exchanges of investments or any financing transaction with respect to any investment, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
(iv)	negotiating and entering into, on our behalf, interest rate swap agreements, and other agreements and instruments required for us to conduct our business;
(v)	effecting any private placement of interest in our operating partnership, or in tenancy in common or other interests in investments as may be approved by our board of directors;
(vi)	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, real estate brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations, investments (or potential investments) or financing transactions;
(vii)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;
(viii)	providing executive and administrative personnel, office space and office services required in rendering services to us;
(ix)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
(x)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
(xi)	counseling us in connection with policy decisions to be made by our board of directors;
(xii)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with our investment guidelines;
(xiii)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to continue to qualify for taxation as a REIT;
(xiv)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;
(xv)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager, including reports to our board of directors with respect to potential conflicts of interest involving our Manager or its affiliates;
(xvi)	monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xvii)	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;
(xviii)	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;
(xix)	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xx)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE MKT;
(xxi)	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
(xxii)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;
(xxiii)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;
(xxiv)	serving as our consultant with respect to decisions regarding any of our financings, hedging activities, borrowings or joint venture arrangements undertaken by us, including (1) assisting us, in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;
(xxv)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;
(xxvi)	performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and
(xxvii)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and Indemnification

Pursuant to the Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify and hold harmless our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with the Manager’s proper release of the Company’s money or other property, as set forth in the Management Agreement. Additionally, we have agreed to advance funds to any of the indemnified parties for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is sought, provided, that such

Manager indemnified party undertakes to repay the advanced funds to us in the event it is ultimately determined that indemnification is not appropriate. Our Manager has agreed to indemnify and hold harmless us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance naming us and our operating partnership as additional insureds.

Management Team

Pursuant to the terms of the Management Agreement, our Manager is required to provide us with our management team, including a chief executive officer, president, chief accounting officer and chief operating officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager are dedicated exclusively to us. Members of our management team are required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Code or the operating partnership as a partnership under the Code or our status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (3) would conflict with or violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of the NYSE MKT or any securities exchange on which our securities are listed or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or conflict with or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, members, officers, stockholders, managers, personnel, employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our board of directors, our stockholders, partners or members, for any act or omission by our Manager, its directors, officers, stockholders or employees except as provided in the Management Agreement.

Term and Termination

The Management Agreement may be amended or modified by agreement between us and our Manager. The initial term of the Management Agreement expires on April 2, 2017 (the third anniversary of the closing of the IPO) and will be automatically renewed for a one-year term on each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the fees payable to the Manager under the Management Agreement annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of the base management fee and incentive fee earned, in each case, by our Manager during the 12-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;
•	our Manager’s inability to perform its obligations under the Management Agreement;
•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under the Management Agreement; provided, however, that if any of these actions or omissions is caused by an employee and/or officer of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Management Agreement shall not be terminable; and
•	the dissolution of our Manager.

During the initial three-year term of the Management Agreement, we may not terminate the Management Agreement except as described above and in the following circumstance: At the earlier of (i) April 2, 2017, three years following the completion of the IPO and (ii) the date on which the value of our stockholders’ equity exceeds $250 million, our board of directors may, but is not obligated to, internalize our management. Our board of directors would consider an internalization where our pro forma internalized general and administrative expenses would be lower as compared to remaining externally managed. Should our board of directors decide to internalize our management, it could do so by terminating the Management Agreement and paying the fee thereunder, or through the acquisition of our Manager at an equivalent price, which may include a contribution of the Manager’s assets in exchange for OP Units or other tax-efficient transaction, and which would require the approval of a majority of our independent directors, and the approval of our stockholders, other than our Manager and its affiliates. Consequently, no assurance can be given that the internalization of our Manager will be achieved.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our independent directors subject to certain caveats.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management Fees, Incentive Fees and Expense Reimbursements

We do not maintain an office or directly employ personnel. Instead we rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base Management Fee

We will pay our Manager a base management fee in an amount equal to the sum of: (A) 0.25% of our pre-IPO stockholders’ existing and contributed equity, per annum (measured as of April 2, 2014, the date of the completion of our IPO), calculated quarterly, which equates to $24,620 on a quarterly basis; and (B) 1.5% of our new stockholders’ equity per annum, calculated quarterly based on our new stockholders’ equity for the most recently completed calendar quarter and payable in quarterly installments in arrears. For purposes of calculating the base management fee, our new stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our equity and equity equivalent securities (including Class A common stock, common stock equivalents, preferred stock, LTIP units and OP Units issued by our operating partnership) in the IPO, this offering or any subsequent offering (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our cumulative retained earnings from April 2, 2014 (the date of the completion of the IPO) through the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase shares of our Class A common stock issued in the IPO, this offering or any subsequent offering. Our new stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our new stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. Our Manager uses the proceeds from its base management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The base management fee is payable independent of the performance of our investments.

The base management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the quarterly installment of the base management fee calculated for that quarter in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter.

Incentive Fee

We will pay our Manager an incentive fee with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our AFFO (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in the IPO, this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of Class A common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock, LTIP units, and other shares of common stock underlying awards granted under our 2014 Incentive Plans and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to the IPO or in the contribution transactions, and (B) 8%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the closing date of the IPO, whichever is less. For purposes of calculating the incentive fee during the first 12 months after completion of the IPO, AFFO will be determined by annualizing the applicable period following completion of the IPO.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures — Funds from Operations” and “— Adjusted Funds from Operations” for additional information. The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $ ;
•	10,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 10,625,000;
•	weighted average issue price per share of common stock is $ ; and
•	incentive fees paid during the first three quarters of such 12-month period are $0.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $     , as calculated below:

1.	AFFO	$
2.	Weighted average issue price per share of common stock of $ multiplied by the weighted average number of shares of common stock outstanding of 10,625,000 multiplied by 8%	$
3.	Excess of AFFO over amount calculated in 2 above	$
4.	20% of the amount calculated in 3 above	$
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$ —
6.	Quarterly incentive fee payable to our Manager:	$

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

One half of each quarterly installment of the incentive fee will be payable in LTIP units, calculated pursuant to the formula above. The remainder of the incentive fee will be payable in cash or in LTIP units, at the election of our board of directors, in each case calculated pursuant to the formula above.

The number of LTIP units to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in such LTIP units, divided by the average of the closing prices of our Class A common stock on the NYSE MKT for the five trading days immediately preceding the date on which such quarterly installment is paid.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

Reimbursement of Expenses

We are required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to:

•	acquisition expenses incurred in connection with the selection and acquisition of investments;
•	general and administrative expenses of us, our operating partnership, and our subsidiaries;
•	expenses incurred in connection with the issuance of our securities, any financing transaction and other costs incident to the acquisition, development, redevelopment, construction, repositioning, leasing, disposition and financing of investments;
•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors and the cost of liability insurance to indemnify us and our directors and officers;
•	costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;
•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders or our operating partnership’s partners, as applicable, and proxy materials with respect to any meeting of our stockholders or our operating partnership’s partners, as applicable;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;
•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, development, redevelopment, construction, repositioning, leasing, financing, refinancing, sale or other disposition of an investment or establishment of any of our securities offerings, or in connection with any financing transaction;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of our custodian and transfer agent, if any;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;
•	costs and expenses incurred in contracting with third parties;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable governing document or other instrument or agreement, or by any court or governmental agency; and
•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the Management Agreement.

In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. We will not reimburse our Manager for the salaries and other compensation of its personnel.

Grants of Equity Compensation to Our Manager

Under our 2014 Incentive Plans, our compensation committee is authorized to approve grants of equity-based awards to our officers, directors, employees and affiliates (including officers and employees of our Manager and operating partnership and their affiliates and other service providers). See “2014 Incentive Plans.” Upon completion of the IPO, we granted 179,562 LTIP units to our Manager. These initial awards of LTIP units will vest ratably on an annual basis over a three-year period beginning on the last day of the calendar month after the completion of the IPO. Once vested, these awards of LTIP units may convert to OP Units upon reaching capital account equivalency with the OP Units held by our company, and may then be settled in shares of our Class A common stock. As a recipient of these initial awards of LTIP units, our Manager will be entitled to receive “distribution equivalents” with respect to such LTIP units, whether or not vested, at the same time as distributions are paid to the holders of our Class A common stock.

Investment Allocation Agreement

We rely on Bluerock, and the executive officers and real estate professionals of Bluerock acting on behalf of our Manager, to identify suitable investments. Bluerock currently serves as manager for other real estate investment programs and intends to sponsor future real estate programs with investment objectives similar to ours. As such, many investment opportunities may be suitable for us as well as other real estate programs sponsored by affiliates of our Manager, and we and such other real estate programs will rely upon the same executive officers and real estate professionals to identify suitable investments for us.

We have entered into an investment allocation agreement with Bluerock and our Manager whereby none of the Bluerock Funds nor any of their affiliates will acquire institutional-quality apartment properties in our target markets and within our investment strategies without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for federal income tax purposes, and our and the Bluerock Funds’ exemption from registration under the Investment Company Act, at least 75% of the capital to be funded by such investment vehicles in Class A apartment properties in our target markets, subject to change if agreed upon by a majority of our independent directors. To the extent that the Bluerock vehicles elect to invest less than the remaining 25% of the investment amount, we will have the right to invest an additional percentage of equity equal to the amount not so invested by the Bluerock vehicles. To the extent that we do not have sufficient capital to contribute at least 75% of the capital required for any such proposed investment by such investment vehicle, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us and the capital available for investment by each such vehicle and by us. Bluerock has agreed that this investment allocation agreement will apply to any fund that is formed by Bluerock at a later date. Our board of directors will re-evaluate the investment allocation agreement from time to time and will periodically review each party’s compliance with its allocation provisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Benefits of the IPO and the Offering to Related Parties

In connection with this offering, Mr. Kamfar, our Chairman, Chief Executive Officer and President, and certain of our other directors and executive officers and senior executives of our Manager will receive material benefits as described below. Mr. Kamfar and a family owned limited liability company own all of the equity interest in Bluerock, and are direct or indirect majority owners of all of Bluerock’s affiliated companies, including our Manager, which is also owned by Messrs. Kachadurian, Babb, Ruddy, Konig and MacDonald. All amounts are based on the public offering price per share set forth on the cover page of this prospectus.

IPO and Contribution Transactions Involving Related Parties

In connection with our IPO completed on April 2, 2014 and our related contribution transactions, Mr. Kamfar, our Chairman, Chief Executive Officer and President, and certain of our other directors and executive officers and senior executives of our Manager received material benefits as described below. Mr. Kamfar and a family owned limited liability company own all of the equity interest in Bluerock, and are direct or indirect majority owners of all of Bluerock’s affiliated companies, including our Manager, which is also owned by Messrs. Kachadurian, Babb, Ruddy, Konig and MacDonald.

•	Fund II and Fund III, which are managed by affiliates of Bluerock, received an aggregate of 1,047,468 shares of Class A common stock in connection with our contribution transactions, with an aggregate value of $15.2 million. Additionally, Messrs. Kamfar, Babb, Ruddy and MacDonald are members of NPT and own, in the aggregate, approximately 66.5% of the outstanding equity interest in NPT, which received 282,759 OP Units in connection with the contribution of North Park Towers, with an aggregate value of approximately $4.1 million. Fund I, which is managed by Bluerock, received approximately $4.1 million in cash in connection with our contribution transactions.

In our contribution transactions, we acquired:

•	An aggregate 60% indirect equity interest in Grove at Waterford Apartments, located in Hendersonville, Tennessee, for an aggregate purchase price of $5.82 million based on an independent, MAI appraisal of the Grove property, comprised of a 6% indirect interest in the Grove property from Fund I in exchange for approximately $582,000 in cash, and a 54% indirect interest in the Grove property from Fund II in exchange for 361,241 shares of Class A common stock with an approximate value of $5.2 million, or the Grove Transaction. Each of Fund I and Fund II is an affiliate of Bluerock. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	An aggregate 67.2% indirect equity interest in Villas at Oak Crest Apartments, located in Chattanooga, Tennessee, from Fund II, in exchange for approximately $2.9 million in shares of Class A common stock based on an independent, MAI appraisal of the Villas property, or the Villas at Oak Crest Transaction. Fund II is an affiliate of Bluerock. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	An aggregate 48.6% indirect equity interest in Village Green Apartments, located in Ann Arbor, Michigan, for an aggregate purchase price of $7.0 million based on an independent, MAI appraisal of the Village Green property, comprised of a 29.3% indirect interest in the Village Green property from Fund II in exchange for 293,042 shares of Class A common stock with an approximate value of $4.2 million, and a 19.4% indirect interest in the Grove property from Fund III in exchange for 193,042 shares of Class A common stock with an approximate value of $2.8 million, or the Village Green Transaction. Each of Fund II and Fund III is an affiliate of Bluerock. Fund II has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund II was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Fund III has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of shares of Class A common stock to Fund III was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	An additional 36.8% indirect equity interest in Springhouse at Newport News, one of our current investments, located in Newport News, Virginia, from Fund I, in exchange for approximately $3.5 million in cash, based on an independent, MAI appraisal of the Springhouse property or the Springhouse Transaction. Fund I is an affiliate of Bluerock.
•	North Park Towers, located in Southfield, Michigan, from NPT, in exchange for approximately $4.1 million in OP Units, based on an independent, MAI appraisal of the North Park Towers property, or the North Park Towers Transaction. NPT is an affiliate of Bluerock. NPT has a substantive, pre-existing relationship with us and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of OP Units to NPT was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Grove Transaction, our former advisor, an affiliate of Bluerock, received approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor elected to receive those fees in the form of 30,828 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Villas at Oak Crest Transaction, our former advisor received approximately $0.3 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor elected to receive those fees in the form of 19,343 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Village Green Transaction, our former advisor received approximately $0.7 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor elected to receive those fees in the form of 48,357 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Springhouse Transaction, our former advisor received approximately $0.3 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor elected to receive those fees in the form of 20,593 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the North Park Towers Transaction, our former advisor received approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor elected to receive those fees in the form of 26,897 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Grove Transaction, Bluerock received approximately $0.1 million in disposition fees under the management agreement for Fund I, and the manager of Fund II, BR SOIF II Manager, LLC, or Fund II Manager, an affiliate of Bluerock, received approximately $0.3 million in disposition fees under the management agreement for Fund II. Bluerock elected to receive its $0.1 million in disposition fees in cash, which amount was deducted from the amount payable in cash to Fund I in connection with the Grove Transaction. In lieu of cash, Fund II Manager elected to receive its $0.3 million in disposition fees in the form of 22,196 shares of Class A common stock, which shares would have otherwise been issued to Fund II in connection with the Grove Transaction. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Villas at Oak Crest Transaction, Fund II Manager received approximately $0.2 million in disposition fees under the management agreement for Fund II. In lieu of cash, Fund II Manager elected to receive its $0.2 million in disposition fees in the form of 15,474 shares of Class A common stock, which shares would have otherwise been issued to Fund II in connection with the Villas at Oak Crest Transaction. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Village Green Transaction, Fund II Manager received approximately $0.3 million in disposition fees under the management agreement for Fund II, and the manager of Fund III, BR SOIF III Manager, LLC, or Fund III Manager, an affiliate of Bluerock, received approximately $0.2 million in disposition fees under the management agreement for Fund III. In lieu of cash, Fund II Manager elected to receive its $0.3 million in disposition fees in the form of 23,322 shares of Class A common stock, which shares would have otherwise been issued to Fund II in connection with the Village Green Transaction, and Fund III Manager elected to receive its $0.2 million in disposition fees in the form of 11,523 shares of Class A common stock, which shares would have otherwise been issued to Fund III in connection with the Village Green Transaction. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager were effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Fund III Manager has a substantive, preexisting relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund III Manager were effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	As a result of the Springhouse Transaction, Bluerock received approximately $0.3 million in disposition fees under the management agreement for Fund I, which amount was paid in cash and deducted from the amount payable in cash to Fund I in connection with the Springhouse Transaction.
•	As a result of the North Park Towers Transaction, Bluerock Property Management, LLC, the property manager of the North Park Towers property, or NPT Manager, an affiliate of Bluerock, received approximately $0.5 million in disposition fees under the property management agreement for the North Park Towers property. In lieu of cash, NPT Manager elected to receive its $0.5 million in disposition fees in the form of 32,276 shares of OP Units, which OP Units would have otherwise been issued to NPT in connection with the North Park Towers Transaction. NPT Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such OP units to NPT Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
•	In connection with the completion of the IPO, we entered into a registration rights agreement dated April 2, 2014 with Fund II and Fund III and their respective managers, pursuant to which, subject to certain limitations set forth therein, (1) commencing six months after the date of the IPO and upon the one-time demand of such entities, we are obligated to file a registration statement for the resale of up to 50%, but not less than 20%, of the shares of Class A common stock held by Fund II, Fund III and their managers as a result of the contribution transactions, and (2) commencing not later than nine months after the date of the IPO, we will be obligated to file a registration statement for the resale of any remaining shares held by Fund II, Fund III and their managers. Additionally, beginning six months after the date of the IPO and only in the event that a registration statement with respect to such securities is not on file and effective, Fund II, Fund III and their managers will also have piggyback registration rights to participate as selling stockholders in any follow-on public offering of at least $30.0 million, subject to customary underwriter cutbacks and conditions. We have agreed to pay all of the expenses relating to such securities registrations.
•	In connection with the completion of the IPO, we entered into a registration rights agreement dated April 2, 2014 with NPT and NPT Manager, pursuant to which, subject to certain limitations set forth therein, commencing not later than one year after the date of the IPO, we are obligated to file a registration statement for the resale of our Class A common stock into which the OP Units held by NPT and NPT Manager as a result of our contribution transactions are redeemable. Additionally, NPT and NPT Manager will also have piggyback registration rights to participate as a selling stockholder in any follow-on public offering of at least $30.0 million, subject to customary underwriter cutbacks and conditions, if we fail to file or maintain the effectiveness of the registration statement. We have agreed to pay all of the expenses relating to such securities registrations.
•	Pursuant to the terms of our operating partnership’s Limited Partnership Agreement, we have agreed to file, one year after the closing of the IPO, one or more registration statements registering the issuance or resale of the shares of Class A common stock issuable upon redemption of the OP Units issued upon conversion of LTIP units, which include those issued to our Manager and our former advisor. We agree to pay all of the expenses relating to such registration statements.
•	We entered into a tax protection agreement with NPT dated April 3, 2014, pursuant to which we agree to indemnify NPT against adverse tax consequences to certain members of NPT until the sixth anniversary of the closing of North Park Towers in connection with our failure to provide NPT the opportunity to guarantee a portion of the outstanding indebtedness of our operating partnership during such period, or following such period, our failure to use commercially reasonable efforts to provide such opportunity; provided, that subject to certain exceptions and limitations, such indemnification rights will terminate for NPT if it sells, exchanges or otherwise disposes of more than 50% of its OP Units (other than to the then-current owners of NPT).
•	Fund I and Fund II are guarantors of approximately $20.1 million of indebtedness related to the Grove at Waterford Apartments, and Fund II and Fund III are guarantors of approximately $43.2 million of indebtedness related to Village Green Apartments. The guarantees are standard scope non-recourse carveout guarantees required by agency lenders and generally call for protection against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. In connection with this assumption, Fund I, Fund II and Fund III were released from obligations under such guarantees (and related environmental indemnity agreements) based on future events, and we and our operating partnership assumed liability as replacement guarantors for such future guarantees and environmental obligations.

•	On April 2, 2014, we repaid approximately $7.6 million in indebtedness to Fund II and Fund III, as co-lenders under our $13.5 million working capital line of credit, or the Fund LOC, with the net proceeds of the IPO.
•	On April 2, 2014, concurrently with the completion of the IPO, we granted an aggregate of 179,562 LTIP units to our Manager under the 2014 Entities Plan.

Management Agreement

At the closing of the IPO, we entered into the Management Agreement with our Manager. We describe this agreement and the associated fees in “Our Manager and Related Agreements — Management Agreement.”

The amount payable to the Manager for the three months ended June 30, 2014, and the amounts that would have been payable to the Manager if the Management Agreement had been in place for the three months ended March 31, 2014 and for the years ended December 31, 2013 and December 31, 2012, are as reflected in the following table:

	Approximate Dollar Value of Mr. Kamfar’s Interest In Company Incurred Amounts(1)	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Incentive Fee	$—	$—	$—	$—	$—
Base Management Fee	$113,342	$217,965	$10,942	$40,902	$30,692
Expense Reimbursement	$—	$—	$81,208	$191,164	$167,152

(1)	For the three months ended June 30, 2014.

The Manager may retain, at our sole cost and expense, the services of such persons and firms as the Manager deems necessary in connection with our management and operations (including accountants, legal counsel and other professional service providers), provided that such expenses are in amounts no greater than those that would be payable to third-party professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. The Manager has in the past retained, and going forward may retain Konig & Associates, P.C., a professional corporation wholly-owned by Michael L. Konig, our Chief Operating Officer, Secretary and General Counsel, to provide transaction based legal services, if the Manager determines that such retention would be less expensive than retaining third party professionals. There were no fees and expenses payable by us to Konig & Associates, P.C. in 2013. Since 2013, we have incurred $175,000 in fees and expenses through June 30, 2014 for the firm’s transaction-related work on the contribution transactions and the IPO and we expect to incur approximately $25,000 of such fees and expenses in connection with this offering.

Investment Allocation Agreement

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our Manager. We describe this agreement in “Our Manager and Related Agreements — Investment Allocation Agreement.”

Former Advisor, Initial Advisory Agreement and Former Dealer Manager Agreement

Historically, the company was externally advised by Bluerock Multifamily Advisor, LLC, a Delaware limited liability company and an affiliate of Bluerock. We renewed the initial advisory agreement with our former advisor on an annual basis through October 14, 2012. On September 26, 2012, we and our former advisor agreed to amend the initial advisory agreement pursuant to a resolution approved by our board of directors, including its independent directors, to provide changes to the asset management fee and acquisition fee payable to our former advisor. On October 14, 2012, we renewed the initial advisory agreement with our former advisor pursuant to a resolution approved by our board of directors, including our independent directors. As a result of the renewal, the initial advisory agreement was extended through October 14, 2013. On October 14, 2013, we and our former advisor agreed to amend the initial advisory agreement pursuant to a resolution approved by our board of directors, including our independent directors, to provide further changes to the disposition and financing fee payable to our former advisor. The initial advisory agreement, as amended, automatically terminated upon completion of the IPO.

Transition to Affiliated Dealer Manager

On July 5, 2011, we provided our former dealer manager for our previous offerings, Select Capital Corporation, or Select Capital, with notice that we considered the dealer manager agreement with Select Capital entered into on October 15, 2009 to have been terminated, effective immediately. In addition, on July 5, 2011, we entered into a dealer manager agreement with Bluerock Capital Markets, LLC, our affiliate, or Bluerock Capital Markets, pursuant to which it assumed dealer manager responsibilities for the remainder of our Continuous Registered Offering. On April 12, 2013, we entered into a new dealer manager agreement with Bluerock Capital Markets, pursuant to which it assumed dealer manager responsibilities for our Continuous Follow-On Offering. Bluerock Capital Markets was responsible for marketing our shares in our Continuous Follow-On Offering. In conjunction with the termination of our Continuous Follow-On Offering effective September 9, 2013, we notified Bluerock Capital Markets of the termination of the dealer manager agreement, effective September 9, 2013.

Summary of Fees and Reimbursements to Former Advisor and Former Dealer Manager

Summarized below are the fees earned and expenses reimbursable to our former advisor and its affiliates, including Bluerock Capital Markets, LLC, our former affiliated dealer manager, and any related amounts payable for the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012. All of the selling commissions, and a substantial portion of the dealer manager fee, were paid to selected dealers. With respect to other amounts, our former advisor has deferred a substantial portion of its fees over the period below, which is reflected in the table below in the column headed “Payable as of December 31, 2013.”

Type of Compensation	Approximate Dollar Value of Mr. Kamfar’s Interest In Company Incurred Amounts(2)	Incurred for the Six Months Ended June 30, 2014(3)	Payable as of June 30, 2014	Incurred for the Year Ended December 31, 2013	Payable as of December 31, 2013	Incurred for the Year Ended December 31, 2012	Payable as of December 31, 2012
Selling Commissions(1)	$804,348	$—	$—	$92,611	$—	$711,737	$—
Dealer Manager Fee(1)	375,261	—	—	50,634	—	324,627	—
Asset Management and Oversight Fees	947,777	124,502	404,147	522,012	966,396	315,696	426,938
Acquisition and Disposition Fees	1,114,924	2,208,492	739,978	191,911	801,169	848,737	322,440
Financing Fees	381,774	—	35,670	29,779	35,670	357,809	5,891
Reimbursable Organizational Costs	—	—	—	—	49,931	—	49,931
Reimbursable Operating Expenses	1,055,625	123,169	3,178	539,990	295,146	411,719	431,850
Reimbursable Offering Costs	109,346	78,319	16,116	—	193,112	49,808	197,300
Other	—	311,690	311,690	4,886	17,748	375,357	388,217
Total:	$4,789,055	$2,846,172	$1,510,779	$1,431,823	$2,359,172	$3,395,490	$1,822,567

(1)	Includes amounts paid from the dealer manager to selected dealers.
(2)	Under our initial advisory agreement, our former advisor and its affiliates had the right to seek reimbursement from us for all costs and expenses they incurred in connection with their provision of services to us, including our allocable share of our former advisor’s overhead, such as rent, employee costs, utilities and information technology costs. We did not, however, reimburse our former advisor for personnel costs in connection with services for which our former advisor received acquisition, asset management or disposition fees or for personnel costs related to the salaries of our executive officers. Our charter in effect prior to March 26, 2014 limited our total operating expenses at the end of the four preceding fiscal quarters to the greater of (A) 2% of our average invested assets, or (B) 25% of our net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of our assets for the period. Notwithstanding the above limitation, we could reimburse amounts in excess of the limitation if a majority of our independent directors determines that such excess amounts were justified based on unusual and non-recurring factors. Due to the limitations discussed above and because operating expenses incurred directly by us have exceeded the 2% threshold, our board of directors, including all of our independent directors, reviewed our total operating expenses for the years ended December 31, 2013 and 2012 and unanimously determined the excess amounts to be justified because of the costs of operating a public company in our early stages of operating. As the board of directors had previously approved such expenses, all operating expenses for the years ended December 31, 2013 and 2012 were expensed as incurred.
(3)	All fees and expenses incurred for the six months ended June 30, 2014 were incurred prior to the completion of our IPO on April 2, 2014, when the initial advisory agreement was terminated.

Selling Commissions and Dealer Manager Fee.   In connection with our Continuous Registered Offering, we paid our dealer manager up to 7.0% and 2.6% of the gross offering proceeds from the offering as selling commissions and dealer manager fee, respectively. In connection with our Continuous Follow-On Offering, we paid our dealer manager up to 7.0% and 3.0% of the gross offering proceeds from the offering as selling commissions and dealer manager fee, respectively. In both our Continuous Registered Offering and our Continuous Follow-On Offering, a reduced sales commission and dealer manager fee was paid with respect to certain volume discount sales, and no sales commission or dealer manager fee was paid with respect to shares issued through the distribution reinvestment plan. The dealer manager re-allowed all of its sales commissions earned to selected dealers. The dealer manager also re-allowed to selected dealers a portion of its dealer manager fee as a marketing fee.

Asset Management Fee.  We paid our former advisor a monthly asset management fee for the services it provided pursuant to the initial advisory agreement. On September 26, 2012, we amended the initial advisory agreement to reduce the monthly asset management fee from one-twelfth of 1.0% of the higher of the cost or the value of each asset to one-twelfth of 0.65% of the higher of the cost or the value of each asset, where (A) cost equals the amount actually paid, excluding acquisition fees and expenses, to purchase each asset it acquires, including any debt attributable to the asset (including any debt encumbering the asset after acquisition), provided that, with respect to any properties we develop, construct or improve, cost will include the amount expended by us for the development, construction or improvement, and (B) the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee was based only on the portion of the cost or value attributable to our investment in an asset if we did not own all of an asset.

Acquisition Fee.  Pursuant to the initial advisory agreement, our former advisor received an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, in conjunction with the reduction of the asset management fee, we amended the initial advisory agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment was equal to the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment. The purchase price allocable for joint venture investments was equal to the product of (1) the purchase price of the underlying property and (2) our ownership percentage in the joint venture.

Financing Fee.  Pursuant to the initial advisory agreement, our former advisor also received a financing fee equal to 1.0% of the amount, under any loan or line of credit, made available to us. On September 26, 2012, we amended the initial advisory agreement to reduce the financing fee to 0.25% of the amount, under any loan or line of credit, made available to us.

Disposition Fee.  Pursuant to the initial advisory agreement, our former advisor received a disposition fee for its services in connection with a sale of a property or an investment (except investments traded on a national securities exchange) in which it or an affiliate provided a substantial amount of services as determined by our independent directors. On October 14, 2013, we amended the initial advisory agreement to specify that the disposition fee would be equal to 1.5% of the total consideration stated in an agreement for the sale of such property or investment. The disposition fee was to be paid in addition to real estate commissions paid to non-affiliates, provided that the total real estate commissions (including such disposition fee) paid by us to all parties for the sale of each property or investment was not to exceed 6.0% of the total consideration stated in an agreement for the sale of such property or investment.

Convertible Stock.  We previously issued 1,000 shares of convertible stock, par value $0.01 per share, to our former advisor. Pursuant to the initial advisory agreement, upon completion of our IPO, the convertible stock was convertible to shares of common stock if and when: (A) we had made total distributions on the then outstanding shares of our common stock equal to the original issue price of those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares or (B) subject to specified conditions, we listed our common stock for trading on a national securities exchange. We listed shares of our Class A common stock on the NYSE MKT on March 28, 2014. At that time, the terms for converting the convertible stock would not be achieved and we amended our charter on March 26, 2014 to remove the convertible stock as an authorized class of our capital stock.

Property Management Oversight Fee.  Historically, we contracted property management services for certain properties directly to non-affiliated third parties, in which event we paid our former advisor an oversight fee equal to 1% of monthly gross revenues of such properties.

Previous Transactions with Affiliates of Our Manager

We have entered into several transactions with four private real estate funds that are affiliates of Bluerock, an affiliate of our Manager, in connection with our investments. Fund I and BGF are managed and controlled by Bluerock. Fund II and Fund III are managed and controlled by a wholly owned subsidiary of Bluerock. Mr. Kamfar and a family owned limited liability company are the indirect owners of 100% of the membership interests of Bluerock, and each of our and our Manager’s officers is also an officer of Bluerock.

These transactions are described in the following sections. As a result of Mr. Kamfar’s indirect ownership of Bluerock, an interest in the fees associated with each transaction is attributed to him, in the total amount of $3,068,288, as detailed below. While these fees have been attributed, a substantial portion of such fees have not been paid, as our former advisor has deferred substantial fees in support of our company to date. As of June 30, 2014, the amount of fees deferred by our former advisor total $1,510,779. See table in “Summary of Fees and Reimbursements to Former Advisor and Former Dealer Manager.” In addition, as of June 30, 2014, our former advisor has incurred $2,396,605 of organizational and offering costs on our behalf, which our company will not reimburse due to the termination of our Continuous Follow-On Offering.

Joint Ventures with Fund I, Fund II, Fund III, and BGF

In connection with our acquisitions of our joint venture investments in the Enders property, the Berry Hill property, the MDA property, the Alexan CityCentre property, and the UCF Orlando property, we entered into joint venture agreements with Fund I, Fund II and Fund III, as applicable, as further described below.

Enders JV with Fund III

In connection with the closing of the Enders property acquisition on October 2, 2012, we invested $4,599,238 to acquire a 95.0% equity interest in BR Enders Managing Member, LLC, or the Enders Member JV Entity, through a wholly owned subsidiary of our operating partnership, BEMT Enders, LLC. Fund III invested $242,065 to acquire the remaining 5% interest in the Enders Member JV Entity. The Enders Member JV Entity holds an indirect equity interest in the Enders property. Our equity capital investment in the joint venture was funded with a $4.8 million advance from our working capital line of credit with Fund II and Fund III, both affiliates of Bluerock.

In connection with the transaction, our former advisor and the manager of Fund III charged an aggregate acquisition fee of approximately $328,284 with respect to the Enders property investment. For the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, our former advisor and the manager of Fund III charged an aggregate asset management fee of approximately $143,287 and our former advisor charged an aggregate oversight fee of approximately $43,904, with respect to the Enders property investment on behalf of us and Fund III. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $507,959 for the six months ended June 30, 2014 and the years ended

December 31, 2013 and 2012. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

Berry Hill JV with Fund III

On October 18, 2012, we invested $3,788,725 to acquire a 71.0% equity interest in BR Berry Hill Managing Member, LLC, or the Berry Hill Member JV Entity, through BEMT Berry Hill, LLC, or BEMT Berry Hill, a wholly owned subsidiary of our operating partnership. Fund III invested $1,547,507 to acquire the remaining 29.0% interest in the Berry Hill Member JV Entity. The Berry Hill Member JV Entity holds an indirect equity interest in our Berry Hill property. Our equity capital investment in the joint venture was funded with $3.2 million from the Fund LOC.

In connection with the transaction, our former advisor and the manager of Fund III charged an aggregate acquisition fee of approximately $109,402 with respect to the Berry Hill development. For the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, our former advisor charged an asset management fee of approximately $99,999 with respect to asset management of the Berry Hill investment and charged a development fee of $441,762. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $645,243 for the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

MDA JV with Fund II

On December 17, 2012, we invested $6,098,306 to acquire a 62.5% equity interest in BR VG MDA JV Member, LLC, or the BR Member, through a wholly owned subsidiary of our operating partnership, BEMT MDA, LLC, or BEMT MDA Member. Fund I invested $3,366,265 to acquire a 34.5% interest in the BR Member and BR MDA Investors, LLC invested $292,719 to acquire the remaining 3.0%. The BR Member holds an indirect equity interest in the MDA property. In order to close the acquisition of the interest in the BR Member, we made a draw of $6.0 million from the Fund LOC. Further, BEMT MDA Member pledged its economic interests (but not its membership interests) in the BR Member to secure the draw.

In connection with the transaction, our former advisor and the manager of Fund I charged an aggregate acquisition fee of approximately $530,297 with respect to the MDA property investment and our former advisor charged a financing fee of approximately $132,766. For the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, our former advisor and the manager of Fund I charged an aggregate asset management fee of approximately $273,248 and our former advisor charged an oversight fee of approximately $21,776 with respect to asset management of the MDA property investment on behalf of us and Fund I. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $814,794 for the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

Alexan CityCentre JV with BGF, Fund II and Fund III

On July 1, 2014, we made a convertible preferred equity investment in a multi-tiered joint venture along with BGF, Fund II and Fund III (collectively, the “BRG Co-Investors”), which are affiliates of our Manager, and an affiliate of Trammell Crow Residential, or TCR, to develop the Alexan CityCentre property. For development of the Alexan CityCentre property and funding of any required reserves, we made an investment of approximately $4.9 million of a $6.6 million capital commitment to acquire 100% of the preferred membership interests in BR T&C BLVD Member, LLC, or BR Alexan Member, through BRG T&C BLVD Houston, LLC, or BRG Alexan, a wholly owned subsidiary of our operating partnership. BR Alexan Member holds an indirect equity interest in the Alexan CityCentre property. Our equity capital investment in the Alexan CityCentre joint venture was funded with proceeds from the IPO.

UCF Orlando JV with Fund I

On July 29, 2014, we made a convertible preferred equity investment in a multi-tiered joint venture along with Fund I to develop the UCF Orlando property. For development of the UCF Orlando property and funding of any required reserves, we made a capital commitment of approximately $3.6 million to acquire 100% of the preferred membership interests in BR Orlando UCFP, LLC, or BR Orlando JV Member, through BRG

UCFP Investor, LLC, a wholly owned subsidiary of our operating partnership. BR Orlando JV Member holds an indirect equity interest in the UCF Orlando property. Our equity capital investment in the UCF Orlando joint venture was funded with proceeds from the IPO.

Loans from Fund I and Fund II

Springhouse Loan.  In connection with our investment in the Springhouse joint venture, on December 3, 2009, BEMT Springhouse, LLC, or BEMT Springhouse, entered into a loan agreement with Fund I pursuant to which BEMT Springhouse borrowed $2.8 million, or the Fund I Springhouse Loan.

The Fund I Springhouse Loan initially had a six-month term, maturing June 3, 2010, which was subsequently extended to June 3, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized, which was the maximum rate in effect at any time during the term of the Fund I Springhouse Loan. A partial repayment in the amount of $1.1 million was made on June 23, 2010. An additional partial repayment in the amount of $1.0 million was made on December 29, 2011. The Fund I Springhouse Loan plus accrued interest in the aggregate amount of $649,785 was paid in full on March 30, 2012.

Hillsboro Loan.  On September 30, 2010, BEMT Hillsboro Village, LLC entered into a loan agreement with Fund II, pursuant to which it borrowed $1.3 million, or the Fund II Hillsboro Loan.

The Fund II Hillsboro Loan initially had a six-month term maturing March 31, 2011, which was subsequently extended to March 31, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized, which was the maximum rate in effect at any time during the term of the Fund II Hillsboro Loan. The Fund II Hillsboro Loan plus accrued interest in the aggregate amount of $1,256,786 was paid in full on March 30, 2012.

Augusta Loan.  In connection with our investment in the Estates at Perimeter/Augusta joint venture, on September 1, 2010, BEMT Augusta, LLC entered into a loan agreement with Fund II pursuant to which it borrowed $1.9 million, or the Fund II Augusta Loan.

The Fund II Augusta Loan had a six-month term with a three-month extension. The initial maturity date was February 28, 2011, and was prepayable without penalty. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized, which was the maximum rate in effect at any time during the term of the loan. The Fund II Augusta Loan plus accrued interest in the aggregate amount of $1,942,597 was paid in full on June 29, 2012.

Affiliate Working Capital Line of Credit.  On October 2, 2012, we entered into the Fund LOC, pursuant to which we were entitled to borrow up to $12.5 million, which borrowing authority was subsequently increased to $13.5 million. On October 2, 2012, we borrowed approximately $4.8 million under the Fund LOC in connection with our investment in the Enders property; on October 18, 2012, we borrowed approximately $3.2 million under the Fund LOC in connection with our investment in the Berry Hill property; and on December 17, 2012, we borrowed approximately $6.0 million under the Fund LOC in connection with our investment in the MDA property. As of April 2, 2014, the Fund LOC has been fully repaid.

The Fund LOC had an initial term of six (6) months, an initial maturity date of April 2, 2013, and was prepayable without penalty. The Fund LOC was to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 7.50%, annualized for three months, and thereafter to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50% for the remainder of the initial term. Interest on the Fund LOC was paid on a current basis from cash flow distributed to us from our real estate assets, and was secured by a pledge of our unencumbered real estate assets, including those of our wholly owned subsidiaries. Pursuant to the terms of the Fund LOC, we were entitled to extend the maturity date in our sole and absolute discretion, with at least five (5) days’ prior written notice to Fund II and Fund III, for an additional six (6) month period to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50%.

On March 4, 2013, our company, Fund II and Fund III agreed to amend the Fund LOC, or the Fund LOC Amendment, by increasing the commitment amount thereunder from $12.5 million to $13.5 million and extending the initial term by six (6) months to October 2, 2013. All other terms of the Fund LOC remained unchanged. In accordance with the requirements of our charter, the Fund LOC Amendment was reviewed and approved by a majority of our board of directors (including a majority of the independent directors) as being fair, competitive, and commercially reasonable and no less favorable to our company than loans between unaffiliated parties under the same circumstances.

On August 13, 2013, we entered into a Second Amendment to Line of Credit and Security Agreement, or the Second Fund LOC Amendment, with respect to the Fund LOC. In connection with our sale of a 10.3% indirect equity interest in the Berry Hill property, or the Berry Hill Interest, we requested a one-time release of the lien on the Berry Hill Interest and the proceeds generated by the sale. As a condition of granting the release, Fund II and Fund III required an amendment to the Fund LOC, doing so through the Second Fund LOC Amendment, which principally provided for the removal of the revolving feature of the Fund LOC such that we have no further capacity to borrow under the Fund LOC, required that the principal amount outstanding under the Fund LOC be increased $100,000 upon the release of the lien, and required that such increase must be paid at the earlier of our next sale of an asset or the maturity date under the Fund LOC.

On August 29, 2013, we entered into a Third Amendment to Line of Credit and Security Agreement, or the Third Fund LOC Amendment, with respect to the Fund LOC. As consideration for our paydown of the Fund LOC with the proceeds from the transfer of an additional 28.4% indirect equity interest in the Berry Hill property valued at $5,524,412, or the Additional Berry Hill Interest, and in exchange for our payment of a 1% extension fee in the amount of $75,356 and an increase in the interest rate on the Fund LOC to 10% per annum from 8.5% per annum beginning on October 3, 2013, Fund II and Fund III agreed to further amend the Fund LOC to extend the maturity date of the Fund LOC for an additional six (6) months to April 2, 2014, which we may elect to further extend for an additional six (6) months for an additional 1% extension fee. The Third Fund LOC Amendment also requires us to pay down the Fund LOC with the net proceeds of our future sales of assets, subject to Fund II and Fund III’s sole, but reasonable, discretion to allow us to retain a portion of such sales proceeds for use in connection with our pursuit of our strategic alternatives. At March 31, 2014, the outstanding balance on the Fund LOC was $7,571,223. No amount was available for borrowing for the period. On April 2, 2014, the Fund LOC was paid in full with the proceeds of the IPO and extinguished.

In accordance with the requirements of our charter then in effect, each of the affiliate loans discussed above was reviewed and approved by a majority of the disinterested members of our board of directors (including a majority of the disinterested independent directors) as being fair, competitive, and commercially reasonable and no less favorable to our company than loans between unaffiliated parties under the same circumstances. Furthermore, due to the unique investment opportunity presented by each of the Springhouse property, Creekside property, Hillsboro property, Estates at Perimeter/Augusta property, Enders property, Berry Hill property and MDA property, including the opportunity to distinguish ourselves competitively from other early-stage non-traded REITs, our board of directors expressly considered and approved leverage in excess of our general charter-imposed limitations in connection with entering into the above described loans. We used a portion of the net proceeds of the IPO to repay all of the outstanding indebtedness to Fund II and Fund III under the Fund LOC, and the Fund LOC was extinguished on April 2, 2014.

Acquisitions from Fund I and Fund II

Springhouse Acquisition.  On June 27, 2012, Fund I sold a 1.0% limited liability company interest in BR Springhouse Managing Member, LLC to BEMT Springhouse for a purchase price of $93,000. Fund I’s original allocated cost for the purchase of such interest was approximately $51,700. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The independent members of our board of directors found that the excess of the purchase price over Fund I’s original allocated cost was substantially justified by the gain in the market value of the Springhouse property. The purchase price was determined based on a third party appraisal of the Springhouse property dated April 2012, and did not exceed the allocated fair market value of the Springhouse property as determined by the third party appraiser. In connection with this acquisition, our former advisor charged an acquisition fee of approximately $33,452, which is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.” The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $32,950.

Creekside Acquisition.  On June 27, 2012, Fund I and Fund II each sold a 1.0% limited liability company interest in BR Creekside Managing Member, LLC, to BEMT Creekside, LLC, for a purchase price of $54,766 for each 1.0% interest ($109,532 in the aggregate). Fund I and Fund II’s original allocated cost to purchase their respective transferred interests was approximately $18,200 each. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The independent directors found that the excess of the purchase price over the original allocated cost for each of Fund I and Fund II was substantially justified by the gain in the market value of the Creekside property. The purchase price was determined based on a third party appraisal of the Creekside property dated April 2012, and did not exceed the allocated fair market value of the Creekside property as determined by the third party appraiser. In connection with this acquisition, our former advisor charged an acquisition fee of approximately $36,192, which is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.” The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $35,649. On March 28, 2014, the Creekside property was sold for $18.9 million, yielding an IRR of 29% and a return on equity of 2.5x.

Lansbrook Acquisition.  On May 23, 2014, Fund II sold a 32.7% limited liability company interest in BR Lansbrook JV Member, LLC, or BR Lansbrook JV Member, to BRG Lansbrook, LLC, a wholly owned subsidiary of our operating partnership, for a purchase price of approximately $5.4 million in cash, and Fund III sold a 52.7% limited liability company interest in BR Lansbrook JV Member to BRG Lansbrook, LLC, for a purchase price of approximately $8.8 million in cash. BR Lansbrook JV Member is the owner and holder of a 90% limited liability company interest in BR Carroll Lansbrook JV, LLC, which, as of September 5, 2014, owns 579 condominium units being operated as an apartment community within a 774-unit condominium property known as Lansbrook Village located in Palm Harbor, Florida, or the Lansbrook property. As further consideration for the Lansbrook acquisition, we were required to provide certain standard scope non-recourse carveout guarantees (and related hazardous materials indemnity agreements) related to approximately $42.0 million of indebtedness encumbering the Lansbrook property through a joinder to the loan agreement. The transaction was unanimously approved by the independent members of our board of directors. The purchase price paid for the acquired interests was based on the amounts capitalized by Fund II and Fund III in the Lansbrook property plus an 8% annualized return for the period they held their respective interests in BR Lansbrook JV Member. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $183,689. Fund II and Fund III will continue to own a 7.33% and 7.33%, respectively, limited liability interest in BR Lansbrook JV Member.

Sales to Fund II, Fund III, and BGF

Meadowmont Disposition.  On June 27, 2012, through our operating partnership’s wholly owned subsidiary, BEMT Meadowmont, LLC, we completed the sale of all of our 32.5% limited liability interest in BR Meadowmont Managing Member, LLC, or the Meadowmont Managing Member JV Entity, to Fund II, for a purchase price of $3.1 million, excluding closing costs and a disposition fee paid to an affiliate of our former advisor of $136,216. The purchase price was determined based on a third party appraisal of the Meadowmont property dated April 2012. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The Meadowmont Managing Member JV Entity holds an indirect 50% equity interest in the Meadowmont property. We purchased our interest in the Meadowmont Managing Member JV Entity in April 2010 for $1.52 million and had a current total investment of approximately $1.6 million prior to the disposition. The net proceeds received from this sale were approximately $3.0 million, after the disposition fee payable to our former advisor equal to $136,216, which is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.” The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $134,173.

Berry Hill Partial Dispositions.  On August 13, 2013, through our operating partnership’s wholly owned subsidiary, BEMT Berry Hill, we sold a 10.3% indirect equity interest in the Berry Hill property to BGF, an affiliate of our former advisor, based on a third party appraisal, for approximately $2,000,000, excluding disposition fees of $69,470 deferred by our former advisor. On August 29, 2013, we transferred the Additional Berry Hill Interest to Fund III, an affiliate of our former advisor, in exchange for a $5,524,412 paydown against the outstanding principal balance of the Fund LOC, based on a third party appraisal, excluding a disposition fee of approximately $191,886 deferred by our former advisor; and, in exchange for our payment of a 1% extension fee in the amount of $75,356 and an increase in the interest rate on the Fund LOC to 10% per annum from 8.5% per annum beginning on the original maturity date of the Fund LOC, Fund II and Fund III agreed to further amend the Fund LOC to extend the maturity date of the Fund LOC for an additional six (6) months to April 2, 2014, which we may elect to further extend for an additional six (6) months for an additional 1% extension fee. The managers of BGF and Fund III charged aggregate acquisition fees of $456,396 in connection with these transactions. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $713,832. The portion of these fees payable to our former advisor is already reflected above under “Summary of Fees and Reimbursements to Our Former Advisor and Former Dealer Manager.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders, except as set forth below. Any change to any of these policies, however, would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Our Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates. Our objective is to maximize long-term stockholder value by acquiring a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets with an aggressive focus on asset management and continued implementation of our BLIs. For a discussion of our properties and other strategic objectives, see “Our Business and Properties.”

We seek to acquire properties in our target markets in accordance with our investment guidelines. Although we intend to focus on the property types and markets discussed above under “Our Business and Properties,” our future investment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with our status as a REIT for federal income tax purposes. In addition, we intend to purchase or lease income-producing properties for long-term investment. We may also expand and improve the properties we will own upon completion of this offering or that we may subsequently acquire, and we may sell such properties, in whole or in part, when circumstances warrant.

We may make adjustments based on, among other things, prevailing real estate market conditions and the availability of attractive investment opportunities. We will not forego an attractive investment because it does not fit within our targeted asset class or portfolio composition. We may purchase or invest in any type of real estate that we determine is in the best interest of our stockholders.

We believe the probability of meeting our investment objectives will be maximized through the careful selection and underwriting of assets. When considering an investment, we will generally evaluate the following:

•	the performance and risk characteristics of that investment;
•	how that investment will fit within our target portfolio objectives; and
•	the expected returns of that investment on a risk-adjusted basis, relative to other investment alternatives.

As such, our actual portfolio composition may vary substantially from the target portfolio described in this prospectus.

Equity investments in contributed or acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness we incur when we acquire or refinance these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our Class A common stock. We do not place any limitations on (i) the number or amount of mortgages which may be placed on any one piece of property or (ii) the amount or percentage of assets that will be invested in any specific property, subject to our policy not to be treated as an investment company under the Investment Company Act.

At times, we may invest in unimproved properties. We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition, and no development or construction is planned to commence within one year of the acquisition.

Purchase and Sale of Investments

Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. We intend to hold our properties for an extended period, and in consideration of the optimal period to enable us to, as appropriate, implement our BLIs and capitalize on the potential for increased income and capital appreciation. The period that we will hold our investments will vary depending on the type of asset, interest rates and other factors.

Our Manager will develop a well-defined business plan for each investment. Our Manager will continually re-evaluate the business plan of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives, to determine the optimal time to sell the asset in order to maximize stockholder value and returns. Periodic reviews of each asset will focus on the remaining available value creation opportunities for the asset and the demand for the asset in the marketplace.

Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders. Due to restrictions placed on dealer sales by REITs, we may, depending on the facts and circumstances, need to make such sales through a TRS.

Joint Ventures

We also may participate with third parties in property ownership and development, through joint ventures, partnerships or other types of co-ownership, particularly through joint ventures with our Bluerock SPs. These types of investments may permit us to own interests in larger assets without unduly decreasing our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

We may enter into joint ventures, partnerships, tenant-in-common investments, other co-ownership arrangements with real estate developers, owners and other third parties, including affiliates of our Manager, for the acquisition, development, improvement and operation of properties. As of the date of this prospectus, all but one of our investments in equity interests in real property have been made through joint venture arrangements with affiliates of Bluerock as well as unaffiliated third parties. A joint venture creates an alignment of interest with a private source of capital for the benefit of our stockholders, by leveraging our acquisition, development and management expertise in order to achieve one or more of the following four primary objectives:

•	increase the return on our invested capital;
•	diversify our access to equity capital;
•	broaden our invested capital into additional projects in order to promote our brand and increase market share; and
•	obtain the participation of sophisticated partners in our real estate decisions.

In determining whether to invest in a particular joint venture, our Manager will evaluate the investment that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real property investments.

In the event that any joint venture with an entity affiliated with our Manager holds interests in more than one property or other investment, the interest in each may be specially allocated based upon the respective proportion of funds invested by each co-venturer. Entering into joint ventures with other programs sponsored by affiliates of our Manager will result in conflicts of interest. See “Risk Factors — Risks Related to Conflicts of Interest.”

We will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture.

Investments in Real Estate Mortgages

Although we have no current intention of doing so, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. If we choose to invest in mortgages, we would expect to invest in mortgages secured by apartment properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage.

Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment. We will limit any investments in securities so that we do not fall within the definition of an investment company under the Investment Company Act.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although we have no current intention of doing so, subject to the percentage of ownership limitations, asset tests and gross income tests necessary for REIT qualification, we may invest, without stockholder approval, in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. In any event, we do not intend that any such investments in securities will require us to register as an investment company under the Investment Company Act, and we intend to divest of securities before any registration would be required.

Investments in Other Securities

Other than as described above, we do not presently intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Investments in Preferred Equity and Subordinated Loans with Equity Participation

We may invest in joint venture investments in which we exercise some control and generally, with respect to development projects, preferred equity and subordinated loans with equity participation. Our charter does not place any limit or restriction on the percentage of our assets that may be invested in any type of loan or in any single loan, or the types of properties subject to mortgages or other loans in which we could invest.

Financing Policy

We intend to continue to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of approximately 65% of the fair market value of all of our investments. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness. However, we are not subject to any limitations on the amount of leverage we may use, and, accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. We expect our leverage to decline commensurately as we execute our business plan to grow our net asset value.

Our board of directors has the authority to change our financing policies at any time and without stockholder approval. If our board of directors changes our policies regarding our use of leverage, we expect that it will consider many factors, including the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of apartment properties; the leverage ratios of publicly traded REITs with similar investment strategies; the cost of leverage as compared to expected operating net revenues; and general market conditions.

By operating on a leveraged basis, we expect to have more funds available for real estate investments and other purposes than if we operated on a nonleveraged basis, which we believe will allow us to acquire more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See “Risk Factors — Risks Associated with Debt Financing” for more information about the risks related to operating on a leveraged basis.

Policies Relating to the Investment Company Act

We intend to conduct our operations so that neither we, nor our operating partnership nor the subsidiaries of our operating partnership are required to register as investment companies under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% Test.” Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Accordingly, under Section 3(a)(1) of the Investment Company Act, in relevant part, a company is not deemed to be an “investment company” if: (i) it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and (ii) it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company as we intend to invest primarily in real property through our wholly or majority owned subsidiaries, the majority of which we expect will have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would not be within the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its business primarily through the operating partnership, which in turn is a holding company conducting its business through its subsidiaries, both we and our operating partnership intend to conduct our operations so that they comply with the 40% Test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because neither we nor our operating partnership will engage primarily or hold ourself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly owned or majority owned subsidiaries, we and the operating partnership will be engaged primarily in the non-investment company businesses of these subsidiaries.

Even if the value of investment securities held by our subsidiaries were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires our subsidiaries to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets.

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify the investments made by our subsidiaries based on no-action letters issued by the SEC staff and other SEC interpretive guidance.

Consistent with guidance issued by the SEC, we will treat our subsidiaries’ joint venture investments as qualifying assets that come within the 55% basket only if we have the right to approve major decisions affecting the joint venture; otherwise, they will be classified as real-estate related assets.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate investment assets owned by wholly owned or majority owned subsidiaries of our operating partnership.

Finally, to maintain compliance with the Investment Company Act exceptions, we, our operating partnership or our subsidiaries may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we, our operating partnership or our subsidiaries may have to acquire additional income-or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and that may be important to our investment strategy. If our subsidiaries fail to satisfy the requirements of Section 3(c)(5)(C) and cannot rely on any other exemption or exclusion under the Investment Company Act, we could be characterized as an investment company. Our Manager will continually review our investment activity to attempt to ensure that we will not be regulated as an investment company. Among other things, our Manager will attempt to monitor the proportion of our portfolio that is placed in investments in securities.

Conflict of Interest Policies

Our management will be subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. See “Risk Factors — Risks Related to Conflicts of Interest.” We are entirely dependent upon our Manager for our day-to-day management and do not have any independent employees. Our executive officers and two of our directors, one of whom is also the chairman of our board of directors, serve as officers of Bluerock and its affiliates, and the Bluerock Funds, which are affiliates of Bluerock, own a significant portion of the outstanding shares of our Class A common stock on a fully diluted basis. Mr. Kamfar and a family owned limited liability company own all of the equity interest in Bluerock, and are direct or indirect majority owners of all of Bluerock’s affiliated companies, including our Manager, which is also owned by Messrs. Kachadurian, Babb, Ruddy, Konig and MacDonald. As a result, conflicts of interest may arise between our Manager, Bluerock and their affiliates, on the one hand, and us on the other.

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our Manager whereby none of the Bluerock Funds nor any of their affiliates will acquire institutional-quality apartment properties in our target markets and within our investment strategies without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for federal income tax purposes and our and the Bluerock Funds’ exemption from registration under the Investment Company Act, at least 75% of the capital to be funded by such investment vehicles in Class A apartment properties in our target markets, subject to change if agreed upon by a majority of our independent directors. To the extent that the Bluerock vehicles elect to invest less than the remaining 25% of the investment amount, we will have the right to invest an additional percentage of equity equal to the amount not so invested by the Bluerock vehicles. To the extent that we do not have sufficient capital to contribute at least

75% of the capital required for any such proposed investment by such investment vehicle, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us and the capital available for investment by each such vehicle and us. Bluerock has agreed that this investment allocation agreement will apply to any fund that is formed by Bluerock at a later date. Our board of directors will re-evaluate the investment allocation agreement from time to time and will periodically review each party’s compliance with its allocation provisions.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees and officers of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, our board of directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest for executive officers or directors, which must be promptly disclosed to stockholders. Waivers for other personnel may be made by our Chief Executive Officer. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with the NYSE MKT and SEC requirements.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or
•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

We have adopted a policy that requires that all existing or proposed transactions, arrangements, relationships, or series of similar transactions, arrangements or relationships, involving an amount in excess of $120,000 in which we, our operating partnership or any of our subsidiaries is a participant, and in which any of our directors or executive officers, any immediate family member of a director or executive officer, any 5.0% stockholders in us, or any immediate family member of any such stockholder, had or will have a direct or indirect material interest, be considered and approved by our nominating and corporate goverance committee.

Lending Policies

We may not make loans to our directors, officers or other employees except in accordance with our code of business conduct and ethics and applicable law. We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties when providing that financing will increase the value to be received by us for the property sold. We may make loans to joint-development projects in which we may participate in the future. We have not engaged in any lending activities in the past, and we do not intend to do so in the future.

Policies Relating to the Repurchase of Our Securities

Prior to the IPO, we maintained a share repurchase plan to provide interim liquidity for our stockholders until a secondary market developed for shares of our common stock. Pursuant to our share repurchase plan, for the years ended December 31, 2011 and 2012, we repurchased approximately 6,725 and 29,125 shares of our common stock at a total repurchase price of $63,334 and $271,772 respectively. We made no repurchases during the year ended December 31, 2010. For the year ended December 31, 2013, we repurchased approximately 10,000 shares of common stock for a total repurchase price of approximately $98,425. Our board of directors terminated our share repurchase plan as of September 9, 2013.

We are prepared to use our cash balances and debt capacity to repurchase shares of our common stock should market conditions lead us to conclude that such repurchases would be prudent. We will repurchase shares only if we believe at that time that such repurchases are the best use of our cash and debt capacity, which will depend on factors such as interest rates, the trading price of our shares and the expected yields from potential investments. We may repurchase shares of our Class A or Class B common stock. Even if we repurchase shares of our Class A common stock, such repurchases likely will be at their prevailing prices and, therefore, are not likely to influence the trading price of our Class A shares except to the extent repurchases may, as intended, improve our funds from operations per share or other key per-share performance measures.

Our board of directors may in the future authorize a self-tender offer or accelerated share repurchases, depending on market conditions and the other factors described above.

Policies with Respect to Issuance and Underwriting of Securities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property, and we may engage in such activities in the future. Our board of directors has the power, without further stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Additional Information.”

PRINCIPAL STOCKHOLDERS

The table below sets forth, as of June 30, 2014, certain information regarding the beneficial ownership of our shares of Class A and Class B common stock and shares of Class A common stock issuable upon redemption of OP Units immediately following the completion of this offering for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding shares of common stock immediately following the completion of this offering, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of Class A or Class B common stock as opposed to OP Units or LTIP units is set forth in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner(1)	Title of Class of Securities Owned	Amount and Nature of Beneficial Ownership		Percent of Class(3)
5% Stockholders:
Bluerock Special Opportunity + Income Fund, II	Class A Common Stock	793,434		17.65%
Named Executive Officers and Directors:
R. Ramin Kamfar(4)	Class A Common Stock	72,515	(2)	1.61%
	Class B Common Stock	10,148		0.96%
	OP Units	165,654		58.59%
	LTIP units	146,016		44.85%
Gary T. Kachadurian, Director	—	—		—
Michael L. Konig	—	—		—
Christopher J. Vohs	—	—		—
Brian D. Bailey, Independent Director	Class B Common Stock	7,774		0.73%
I. Bobby Majumder, Independent Director	Class B Common Stock	6,724		0.63%
Romano Tio, Independent Director	Class B Common Stock	6,744		0.64%
All Named Executive Officers and Directors as a Group(5)		415,575		6.74%

(1)	The address of each beneficial owner listed is 712 Fifth Avenue, 9th Floor, New York, New York 10019.
(2)	72,515 shares of our Class A common stock are pledged as a security in connection with our contribution transactions.

(3)	Reflects the issuance of 3,448,276 shares of our Class A common stock issued in the IPO but assumes that the underwriters do not exercise their over-allotment option. Also includes (i) 1,047,468 shares of our Class A common stock issued in connection with our contribution transactions, and (ii) 1,060,889 shares of our Class B common stock outstanding immediately prior to the completion of this offering.
(4)	Mr. Kamfar beneficially owns shares individually and through his relationship to Bluerock and our Manager. As of the date of this prospectus, Bluerock owns 3,398 shares of each of our Class B-1, Class B-2, and Class B-3 common stock, all of which are issued and outstanding. The shares of our common stock owned by Bluerock include the 22,100 shares of our Class B common stock purchased by our former advisor, Bluerock Multifamily Advisor, LLC, an affiliate of Bluerock, prior to our Recapitalization for $200,000 in October 2008 as our initial capitalization and subsequently distributed to Bluerock by our former advisor. Our Manager is controlled by Bluerock, which is indirectly controlled by Mr. Kamfar. Thus, Mr. Kamfar has the power to direct how each of our Manager and Bluerock votes its shares of common stock. In addition, as a result of the contribution transactions, our former advisor elected to receive an aggregate of 146,016 LTIP units in lieu of approximately $2.1 million in cash for acquisition fees under the initial advisory agreement. As a result of the contributions by Fund I, Fund II, Fund III and NPT in our contribution transactions, Bluerock and its affiliates elected to receive 72,515 shares of Class A common stock and 165,654 OP Units, in lieu of approximately $1.9 million in cash for disposition fees, which shares or OP Units would otherwise have been issued to each respective contributor in our contribution transactions. Amounts do not include (a) shares of Class A common stock owned by Fund II, or (b) unvested LTIP units, which will vest ratably on an annual basis over a three-year period that began on April 30, 2014.
(5)	Totals do not include (a) shares of Class A common stock owned by Fund II, or (b) unvested LTIP units, which will vest ratably on an annual basis over a three-year period that began on April 30, 2014.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws were filed as exhibits to our Registration Statement on Form S-11 (No. 333-192610) and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Additional Information.”

General

Our charter provides that we may issue up to 750,000,000 shares of common stock and 250,000,000 shares of preferred stock, both having par value $0.01 per share. Of our 750,000,000 authorized shares of common stock, 747,586,185 shares have been classified as Class A common stock, 804,605 shares have been classified as Class B-1 common stock, 804,605 shares have been classified as Class B-2 common stock, and 804,605 shares have been classified as Class B-3 common stock. As of         , 2014, we have       shares of our Class A common stock and 1,060,889 shares of our Class B common stock outstanding, and no outstanding shares of preferred stock. Upon completion of this offering,       shares of Class A common stock, 353,630 shares of Class B-1 common stock, 353,630 shares of Class B-2 common stock, and 353,629 shares of Class B-3 common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

Common Stock

The Class A common stock offered by this prospectus, when issued, will be duly authorized, fully paid and nonassessable. Class A common stock is not convertible or subject to redemption.

Holders of our common stock:

•	are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of preferred stock then outstanding;
•	in the event of any voluntary or involuntary liquidation or dissolution of our company, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities; and
•	do not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Shares of our Class A common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. American Stock Transfer & Trust Company, LLC acts as our registrar and as the transfer agent for our shares. Transfers can be effected simply by mailing to American Stock Transfer & Trust Company, LLC a transfer and assignment form, which will be provided to you at no charge upon written request.

Stockholder Voting

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, each share of common stock will have one vote per share on all matters voted on by stockholders, including election of directors. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors.

Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote in these situations. Our charter further provides that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Maryland law and our bylaws, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company, unless the action is advised, and submitted to the stockholders for approval, by our board of directors, in which case such action may be approved by the consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.

Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 250,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors approves. As of the date of this prospectus, there are no shares of preferred stock outstanding and we have no present plans to issue any preferred stock.

Issuance of Additional Securities and Debt Instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:

•	the total value of the outstanding shares of our capital stock; or
•	the total value or number (whichever is more restrictive) of outstanding shares of our common stock.

This limitation regarding the ownership of our shares is the “9.8% Ownership Limitation.” Further, our charter provides for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. This exception is the “Excepted Holder Ownership Limitation.” Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in preserving our status as a REIT, among other purposes, our charter also contains limitations on the ownership and transfer of shares of common stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our company being “closely held” under the federal income tax laws; and
•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trust will vote all shares-in-trust and, subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows. The prohibited owner generally will receive from the trust the lesser of:

•	the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or
•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or
•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. However, the ownership limit will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

Distributions

Some or all of our distributions have been paid and may continue to be paid from sources other than cash flow from operations, such as from the proceeds of our Continuous Registered Offerings, the IPO or this or any future offering, cash advances to us by our Manager, the sale of our assets, cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fully fund the payment of distributions therefrom. Generally, our policy is to pay distributions from cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may fund such distributions from third party borrowings, offering proceeds, sale proceeds, advances from our Manager or sponsors or from our Manager’s deferral of its base management fee. To the extent that we make payments or reimburse certain expenses to our Manager pursuant to our Management Agreement, our cash flow and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, will be negatively impacted. See “Our Manager and Related Agreements.” In addition, certain amounts we are required to pay to our Manager, including the base management fee, the incentive fee, and the termination fee, depend on stockholder equity, our AFFO and the weighted average of the issue price per share of our Class A common stock, and the base management fee and incentive fee earned during the 12-month period prior to termination, respectively, and therefore cannot be quantified or reserved for until such fees have been earned. See “Management Compensation.” In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties will not immediately generate operating cash flow, although we intend to structure many of these investments under our Invest-to-Own strategy providing for income to us during the development stage. Our ability to make distributions may be negatively impacted, especially during our early periods of operation.

Our board of directors intends to, on a quarterly basis, establish the distribution amount for our Class A common stock for each month during the quarter. The record date and payment date will be as determined by our board of directors in their sole discretion. We expect to declare distributions on a quarterly basis and to pay distributions to our stockholders on a monthly basis, in arrears. Distributions will be paid to stockholders as of the record dates for the periods selected by the directors.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, distributed income will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition. The board’s discretion will be directed, in substantial part, by its intention to cause us to continue to qualify as a REIT.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.

Under Maryland law, we may issue our own securities as stock dividends in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND
OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Maryland law, our charter and our bylaws in effect as of the date of this prospectus, copies of which are filed as an exhibit to the registration statement to which this prospectus relates and may also be obtained from us.

Our Charter and Bylaws

Stockholder rights and related matters are governed by the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

Stockholders’ Meetings

An annual meeting of our stockholders will be held each year on the date and at the time and place set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president, the chief executive officer, the chairman of the board, or our board of directors, and, subject to certain procedural requirements set forth in our bylaws, must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting. Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, at any meeting of the stockholders, each outstanding share of common stock entitles the owner of record thereof on the applicable record date to one vote on all matters submitted to a vote of stockholders. In general, the presence in person or by proxy of a majority of our outstanding shares of common stock entitled to vote constitutes a quorum, and the majority vote of our stockholders will be binding on all of our stockholders.

Our Board of Directors

A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause, and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Takeover Provisions of the MGCL

The following paragraphs summarize some provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our board of directors has opted out of these provisions of the MGCL provided that the business combination is first approved by our board of directors, in which case, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;
•	an officer of the corporation; or
•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the president, the chief executive officer, the chairman of the board or our board of directors, the request of stockholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our operating partnership has a perpetual existence.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

SHARES ELIGIBLE FOR FUTURE SALE

General

After giving effect to the completion of this offering, we will have       shares of Class A common stock outstanding. The       shares of Class A common stock sold in this offering (or       shares of Class A common stock if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter and except for any shares of Class A common stock purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

Prior to the IPO, there was no public market for our common stock. Although our Class A common stock is listed on the NYSE MKT, no assurance can be given as to (1) the likelihood that an active market for our shares of Class A common stock will continue, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our Class A common stock (including shares issued through our 2014 Incentive Plans or as payment as all or part of any fees that may be payable to our Manager pursuant to the terms of the Management Agreement), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock. See “Risk Factors — Risks Related to this Offering.”

For a description of certain restrictions on transfers of shares of our common stock, see “Description of Capital Stock.”

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Class A common stock or the average weekly trading volume of shares of our Class A common stock reported through the NYSE MKT during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

Subject to the lock-up agreements described below, upon closing of the IPO, Fund II and Fund III and their respective managers held 1,047,468 unregistered shares of Class A common stock. In connection with the completion of the IPO, we entered into a registration rights agreement with Fund II and Fund III and their respective managers, pursuant to which, subject to certain limitations set forth therein, (1) commencing six months after the date of the IPO and upon the one-time demand of such entities, we will be obligated to file a registration statement for the resale of up to 50%, but not less than 20%, of the shares of Class A common stock held by Fund II, Fund III and their managers as a result of the contribution transactions, and (2) commencing not later than nine months after the date of the IPO, we will be obligated to file a registration statement for the resale of any remaining shares held by Fund II, Fund III and their managers. Additionally, after six months from the date of the IPO and only in the event that a registration statement with respect to such securities is not on file and effective, Fund II, Fund III and their managers will also have piggyback registration rights to participate as selling stockholders in any follow-on public offering of at least $30.0 million, subject to customary underwriter cutbacks and conditions. We will agree to pay all of the expenses relating to such securities registrations. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Subject to the lock-up agreements described below, upon closing of the IPO, NPT and NPT Manager, the property manager, held 32,276 OP Units. In connection with the completion of the IPO, we entered into a registration rights agreement with NPT and NPT Manager, pursuant to which, subject to certain limitations set forth therein, commencing not later than one year after the date of the IPO, we will be obligated to file a registration statement for the resale of our Class A common stock into which such OP Units are redeemable. Additionally, NPT and NPT Manager will also have piggyback registration rights to participate as a selling stockholder in any follow-on public offering of at least $30.0 million, subject to customary underwriter cutbacks and conditions, if we fail to file or maintain the effectiveness of the registration statement. We have agreed to pay all of the expenses relating to such securities registrations. After registration of the shares of Class A common stock underlying the OP Units pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Pursuant to the terms of our operating partnership’s Limited Partnership Agreement, we have agreed to file, one year after the closing of the IPO, one or more registration statements registering the issuance or resale of the shares of Class A common stock issuable upon redemption of the OP Units issued upon conversion of LTIP units, which include those issued to our Manager and our former advisor. We have agreed to pay all of the expenses relating to such registration statements.

2014 Incentive Plans

Our 2014 Incentive Plans provide for the grant of equity-based awards to our officers, directors, employees and affiliates (including our Manager and officers and employees of our Manager and operating partnership). See “Management — 2014 Incentive Plans.” Upon completion of the IPO, we issued LTIP units to our executive officers and officers and employees of our Manager under the 2014 Incentive Plans. We do not intend to issue awards to employees and officers on account of their service on the board of directors. Each of our current independent directors previously received 5,000 shares of restricted stock in connection with the commencement of our Continuous Registered Offering, and 2,500 shares of restricted stock upon their annual re-election to the board, under our former Incentive Plan. Pursuant to the terms of our former Incentive Plan, the restricted stock vested 20% at the time of the grant, and vested or will vest 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock previously granted under our former Incentive Plan may receive distributions, whether vested or unvested. No additional grants of common stock or other equity-related awards will be made under our former Incentive Plan.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) Bluerock and our officers and directors, our Manager and its officers, the Bluerock Funds, their managers and our former advisor have agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any shares of common stock or securities convertible into shares of common stock owned by them upon the completion of this offering or thereafter acquired by them for a period of 120 days after the date of this prospectus without the prior consent of the underwriters, and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative of the underwriters for a period of 120 days after the date of this prospectus, subject to certain limited exceptions. See “Shares Eligible for Future Sale — Registration Rights.”

THE OPERATING PARTNERSHIP AGREEMENT

General

Bluerock Residential Holdings, L.P., which we refer to as our operating partnership, was formed as a Delaware limited partnership on August 8, 2008. Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership. Concurrently with the completion of the IPO, we entered into a second amended and restated limited partnership agreement, as amended, or the Limited Partnership Agreement. Pursuant to the Limited Partnership Agreement, we are the sole general partner of the operating partnership.

As the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, re-financings, select tenants for our properties, enter into leases for our properties, make distributions to partners, and cause changes in the operating partnership’s business activities.

Limited partners other than us currently own approximately 9.87% of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the sole general partner, control the assets and business of our operating partnership.

In the Limited Partnership Agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders, collectively. Neither us nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. We are not liable under the Limited Partnership Agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Classes of Partnership Units

Subject to our discretion as general partner to create additional classes of limited partnership interests, our operating partnership initially has two classes of limited partnership interests. These classes are the OP Units and the LTIP units. See “— LTIP Units” below. In calculating the percentage interests of our operating partnership’s partners, holders of LTIP units are treated as holders of OP Units and LTIP units are treated as OP Units.

We expect that our operating partnership will issue OP Units to limited partners, including us, in exchange for capital contributions of cash or property, and that our operating partnership will issue LTIP units, pursuant to our 2014 Incentive Plans, to persons who provide services to us, including our officers, directors and employees.

However, as general partner, we may cause our operating partnership to issue additional OP Units or LTIP units for any consideration, or we may cause the creation of a new class of limited partnership interests, at our sole and absolute discretion. As general partner, we may elect to issue LTIP units subject to vesting agreements, which may provide that a recipient’s rights in such LTIP units vest over time, vest based upon our company’s performance or vest based upon any other conditions that we determine. The only difference between vested and unvested LTIP units is that unvested LTIP units may not be converted into OP Units.

Taking these differences into account, when we refer to “partnership units,” we are referring to OP Units and vested and unvested LTIP units collectively.

Amendments to the Limited Partnership Agreement

Amendments to the Limited Partnership Agreement may be proposed by us, as general partner, or by limited partners holding 66 2/3% or more of all of the outstanding OP Units and LTIP units, if any, which we refer to collectively as partnership units, held by limited partners other than us.

Generally, the Limited Partnership Agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the Limited Partnership Agreement. As general partner, we will have the power to unilaterally make certain amendments to the Limited Partnership Agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;
•	reflect the issuance of additional partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Limited Partnership Agreement;
•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional partnership units issued by our operating partnership;
•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the Limited Partnership Agreement not inconsistent with law or with other provisions of the Limited Partnership Agreement, or make other changes concerning matters under the Limited Partnership Agreement that will not otherwise be inconsistent with the Limited Partnership Agreement or law;
•	reflect changes that are reasonably necessary for us, as general partner, to qualify and maintain our qualification as a REIT;
•	modify the manner in which capital accounts are computed;
•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or
•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with the transactions described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions,” below, must be approved by each limited partner that would be adversely affected by such amendment.

In addition, we, as general partner, may not do any of the following except as expressly authorized in the Limited Partnership Agreement:

•	without the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us, take any action in contravention of an express prohibition or limitation contained in the Limited Partnership Agreement;
•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;
•	acquire an interest in real or personal property other than through our operating partnership; or
•	except as described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” below, withdraw from our operating partnership or transfer any portion of our general partnership interest.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partnership interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all, or substantially all, of our assets in a transaction which results in a change of control of our company (as general partner) unless:

•	we receive the consent of limited partners holding more than 50% of the partnership units held by the limited partners (other than those held by us or our subsidiaries);
•	as a result of such a transaction, all limited partners (other than us or our subsidiaries) holding partnership units, will receive for each partnership unit an amount of cash, securities or other property equal in value to the amount of cash, securities or other property they would have received if their partnership units had been converted into shares of our common stock immediately prior to such transaction, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to, and accepted by, the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units (other than us or our subsidiaries) shall be given the option to exchange such OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or
•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge or consolidate with another entity, if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor in such merger or consolidation expressly agrees to assume all of our obligations under our Limited Partnership Agreement and such Limited Partnership Agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of conversion or redemption rights that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

Limited partners may not transfer their partnership units without our consent, as the operating partnership’s general partner.

Capital Contributions

We will contribute directly to our operating partnership substantially all of the net proceeds of this offering in exchange for additional OP Units, which will be held by our wholly owned subsidiary, Bluerock REIT Holdings, LLC; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. Prior to the completion of the IPO, we owned, directly and indirectly, 100% of the partnership interests in our operating partnership, and our operating partnership was a disregarded entity for federal income tax purposes and we were treated as owning all of our operating partnership’s assets and income for purposes of satisfying the asset and income tests for qualification as a REIT. Since completion of the contribution transactions in connection with the IPO, our operating partnership is treated as a partnership for federal income tax purposes, is treated as a partnership, and the REIT’s proportionate share of the assets and income of the operating partnership is deemed to be assets and income of the REIT for purposes of satisfying the asset and income tests for qualification as a REIT.

We are obligated to contribute the net proceeds of any future offering of shares, including this offering, as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional OP Units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. The Limited Partnership Agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from cash flow, borrowings by our operating partnership or capital contributions, we may borrow such funds from a financial institution or other lenders and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Limited Partnership Agreement, if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our operating partnership, we are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional shares of our common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

Our operating partnership may issue limited partnership interests that are OP Units, limited partnership interests that are preferred as to distributions and upon liquidation to our OP Units, LTIP units, and other types of units with such rights and obligations as may be established by us, as the sole general partner of our operating partnership, from time to time.

Redemption Rights

Pursuant to the Limited Partnership Agreement, any holders of OP Units, other than us or our subsidiaries, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP Units in exchange for cash or, at our option, shares of our Class A common stock. The cash redemption amount per share of Class A common stock will be based on the market price of our Class A common stock at the time of redemption, multiplied by the conversion ratio set forth in our Limited Partnership Agreement. Alternatively, we may elect to purchase the OP Units by issuing shares of our Class A common stock for OP Units, based on the conversion ratio set forth in our Limited Partnership Agreement.

The conversion ratio is initially one to one, but is adjusted based on certain events including: (i) a distribution in shares of our Class A common stock to holders of our outstanding Class A common stock, (ii) a subdivision of our outstanding Class A common stock, or (iii) a reverse split of our outstanding shares of Class A common stock into a smaller number of shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our Class A common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common stock in excess of the stock ownership limit in our charter;
•	result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);
•	result in our being “closely held” within the meaning of Section 856(h) of the Code;
•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;
•	cause us to fail to qualify as a REIT under the Code; or
•	cause the acquisition of our Class A common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive certain of these restrictions.

Subject to the foregoing, limited partners of our operating partnership holding OP Units may exercise their redemption rights at any time after one year following the date of issuance of their OP Units. However, a limited partner may not deliver more than two notices of redemption during each calendar year (subject to the terms of any agreement between us, as general partner, and a limited partner) and may not exercise its redemption right for less than 1,000 OP Units, unless such limited partner holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units. We do not expect to issue any shares of our Class A common stock offered hereby to limited partners of the operating partnership in exchange for their OP Units, if they elect to redeem their OP Units. Rather, in the event a limited partner of our operating partnership exercises its redemption rights, and we elect to redeem the OP Units by the issuance of shares of our Class A common stock, we expect to issue unregistered shares, or shares that shall have been registered after completion of the IPO in connection with any such redemption transaction.

No Removal of the General Partner

We may not be removed as general partner by the limited partners with or without cause.

Registration Rights

Pursuant to the terms of our operating partnership's Limited Partnership Agreement, one year after the closing of the IPO and subject to certain further conditions as set forth in the Limited Partnership Agreement, we are obligated to file a registration statement covering the issuance or resale of shares of Class A common stock received by limited partners upon redemption of their OP Units for holders of OP Units (including their transferees and assigns) as of the date of the Limited Partnership Agreement, including OP Units issued upon the conversion of LTIP units, under which we will agree:

•	to use our commercially reasonable efforts to have the registration statement declared effective;
•	to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as required by law;
•	to list our shares of Class A common stock issued pursuant to the exercise of redemption rights on any securities exchange or national market system upon which our shares of Class A common stock are then listed; and
•	to indemnify limited partners exercising redemption rights against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such limited partners.

As a condition to our obligations with respect to such registration, each limited partner agrees:

•	that no limited partner will offer or sell shares of Class A common stock that are issued upon redemption of their OP Units until such shares have been included in an effective registration statement;
•	that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each limited partner will be suspended until we notify such limited partners that suspension of their registration rights is no longer necessary (so long as we do not suspend their rights for more than 180 days in any 12-month period); and
•	that if we propose an underwritten public offering, each limited partner will agree not to effect any offer, sale or distribution of our shares of Class A common stock during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and to indemnify us and each of our officers, directors and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such limited partner.

Subject to certain exceptions, our operating partnership will pay all expenses in connection with the exercise of registration rights under our operating partnership's Limited Partnership Agreement.

LTIP Units

In general, LTIP units, a class of partnership units in our operating partnership, will receive the same per-unit distributions as the OP Units. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP Units with respect to liquidating distributions. However, our Limited Partnership Agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of the general partner’s OP Units in our operating partnership.

Our Limited Partnership Agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of the general partner’s OP Units, the LTIP units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP units would achieve full parity with the OP Units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluations to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our shares of Class A common stock.

Operations

Our Limited Partnership Agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for qualification as a REIT for tax purposes, (2) avoid any U.S. federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, generally we have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;
•	construct buildings and make other improvements on owned or leased properties;
•	authorize, issue, sell, redeem or otherwise purchase any OP Units or any securities of the partnership;
•	borrow or lend money;
•	make or revoke any tax election;
•	maintain insurance coverage in amounts and types as we determine is necessary;
•	retain employees or other service providers;
•	form or acquire interests in joint ventures; and
•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;
•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties or interests in subsidiaries that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities of the General Partner

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and our operating partnership’s limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or such limited partners. However, any such conflict that we determine cannot be resolved in a manner not adverse to either our stockholders or such limited partners shall be resolved in favor of our stockholders. The limited partners of our operating partnership will acknowledge expressly that in the event of such a determination by us, as the general partner of our operating partnership, we shall not be liable to such limited partners for losses sustained or benefits not realized in connection with, or as a result of, such a determination.

Distributions; Allocations of Profits and Losses

Our Limited Partnership Agreement provides that our operating partnership will distribute cash from operations at times and in amounts determined by us, as the sole general partner of our operating partnership, in our sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. We will cause our operating partnership to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our REIT taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our net taxable income, which we will then distribute to our stockholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Income, expenses, gains and losses of our operating partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in “— Distributions” above. Upon the occurrence of certain specified events, as described in “— LTIP Units” above, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of OP Units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with the IPO, or this or any future offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term and Termination

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);
•	the passage of 90 days after the sale or other disposition of all, or substantially all, of the assets of the partnership;
•	the redemption of all limited partnership interests (other than those held by us or our subsidiaries) unless we decide to continue the partnership by the admission of one or more limited partners; or
•	an election by us in our capacity as the general partner.

Tax Matters

Our Limited Partnership Agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of Class A common stock. Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);
•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR CLASS A COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2010. We believe that we have operated so as to qualify us as a REIT commencing with our taxable year ended December 31, 2010, and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, we will receive an opinion from Hunton & Williams LLP that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2010 through December 31, 2013, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2014 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, the conduct of our business and the value of our common stock, will not be binding upon the IRS or any court, and will speak as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, which generally results from owning stock in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	We will pay income tax at the highest corporate rate on:
•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and
•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.
•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.
•	We will be subject to a 100% excise tax on transactions with any TRSs we form in the future that are not conducted on an arm’s-length basis.
•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:
•	the amount of gain that we recognize at the time of the sale or disposition, and
•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”
•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for

U.S. federal income tax purposes. Moreover, as further described below, any TRSs we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We own limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures, and we intend to acquire similar interests in the future. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate assets;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness, or COD, income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.
•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.
•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.
•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

Our operating partnership and its subsidiaries generally lease substantially all our properties to tenants’ that are individuals. Our leases typically have a term of at least one year and require the tenant to pay fixed rent. We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or a TRS. Accordingly, we anticipate that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and
•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

In connection with development projects, we may originate mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that our mezzanine loans typically will not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties have been or will be held primarily for sale to customers and that all prior sales of our properties were not, and a sale of any of our properties in the future will not be in the ordinary course of our business. However, there can be no assurance that the IRS would not disagree with that belief. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. However, not all of our prior sales of properties have qualified for the safe-harbor provisions. In addition, we cannot assure you that we can comply with the safe-harbor provisions or that we have avoided and will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income.  Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

COD Income.  From time-to-time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs; and
•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•	Any loan to an individual or an estate;
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	Any obligation to pay “rents from real property”;
•	Certain securities issued by governmental entities;
•	Any security issued by a REIT;
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our holdings of assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although we anticipate that our mezzanine loans typically will not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. We intend to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

We will continue to monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of
•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
•	90% of our after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,
•	95% of our REIT capital gain net income for such year, and
•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

In order to satisfy the REIT distribution requirements, the dividends we pay must not be “preferential.” A dividend determined to be preferential will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of a class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class. For example, if certain stockholders receive a distribution that is more or less than the distributions received by other stockholders of the same class, the distribution will be preferential. If any part of a distribution is preferential, none of that distribution will be applied towards satisfying our REIT distribution requirements.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a beneficial owner of shares of our Class A common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our Class A common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our Class A common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (See — “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non REIT corporations, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Class A common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held shares of our Class A common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of Class A common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of Class A common stock as long-term capital gain, or short-term capital gain if the shares of the stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of our Class A common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our Class A common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of shares of our Class A common stock generally will be the type of gain that is subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Shares of our Class A Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of shares of our Class A common stock as long-term capital gain or loss if the U.S. stockholder has held shares of our Class A common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our Class A common stock may be disallowed if the U.S. stockholder purchases other shares of our Class A common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and
•	either:
•	one pension trust owns more than 25% of the value of our capital stock; or
•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a beneficial owner of shares of our Class A common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of shares of our Class A common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;
•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its Class A common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its Class A common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its Class A common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

However, if our Class A common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our Class A common stock at any time during the one-year period preceding the distribution. In such a case, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

We believe that our Class A common stock is regularly traded on an established securities market in the United States. If our Class A common stock is not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

A U.S. withholding tax at a 30% rate applies to dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our Class A common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are, and that we will continue to be, a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of shares of our Class A common stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

If our Class A common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our Class A common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we believe that our Class A common stock is regularly traded on an established securities market.

If the gain on the sale of shares of our Class A common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. stockholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our stock is sold and the non-U.S. stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of shares of our Class A common stock also may be required to withhold 10% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. stockholder.

With respect to individual non-U.S. stockholders, even if not subject to FIRPTA, capital gains recognized from the sale of shares of our Class A common stock will be taxable to such non-U.S. stockholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

A U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our Class A common stock received after December 31, 2016 by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of shares of our Class A common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

A U.S. withholding tax at a 30% rate applies to dividends received by U.S. stockholders who own shares of our Class A common stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our Class A common stock received after December 31, 2016 by U.S. stockholders who own shares of our Class A common stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and
•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Once our operating partnership is no longer treated as a disregarded entity, we intend for our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not cause our operating partnership to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership in which we own an interest currently qualifies for the private placement exclusion.

We have not requested and do not intend to request a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes once it is treated as having two or more partners for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such

Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT qualification. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in shares of our Class A common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in shares of our Class A common stock.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective purchaser, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

•	will be consistent with applicable fiduciary obligations;
•	will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;
•	in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;
•	will impair the liquidity of the Benefit Plan or Other Plan;
•	will result in unrelated business taxable income to the plan; and
•	will provide sufficient liquidity, as there may be only a limited market to sell or otherwise dispose of our stock.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies.

The regulations define a publicly-offered security as a security that is:

•	“widely-held;”
•	“freely-transferable;” and
•	either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or sold in connection with an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering occurred.

The regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. As of December 31, 2013, our common stock is held by 100 or more independent investors.

The regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. If a security is part of an offering in which the minimum investment is $10,000 or less, the regulations provide that certain restrictions ordinarily will not, alone or in combination, affect the determination of whether a security is freely transferable. The restrictions identified in the regulations which will not ordinarily prevent a security from being freely transferable include:

•	any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order;
•	any requirement that advance notice of a transfer or assignment be given to the issuer;
•	any administrative procedure that establishes an effective date, or an event, such as completion of an offering, prior to which a transfer or assignment will not be effective;
•	any restriction on or prohibition against any transfer or assignment to an ineligible or unsuitable investor; and
•	any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock should not prevent our common stock from being freely transferable for purposes of the Department of Labor plan asset regulations. However, no assurance can be given that the Department of Labor or the Treasury Department will not reach a contrary conclusion.

Our shares of common stock are being sold in connection with an effective registration statement under the Securities Act of 1933, are registered under Section 12(g) of the Securities Exchange Act of 1934, and our shares of Class A common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934 at the completion of this offering. We believe that registration under the Securities Exchange Act of 1934 on that basis should satisfy the requirements of the “publicly-offered securities” exception.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan stockholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan stockholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated as of the date of this prospectus, the underwriters named below, for whom Wunderlich Securities, Inc., or Wunderlich, is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Number of Shares of Class A Common Stock
Wunderlich Securities, Inc.

Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares of Class A common stock covered by the underwriters’ overallotment option described below.

The underwriters initially propose to offer the shares of Class A common stock to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $     per share. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an overallotment option, exercisable for 30 days from the date of this prospectus, to purchase up to additional       shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase their pro rata share of the additional shares of Class A common stock based on the number of shares of Class A common stock initially purchased by each underwriter as set forth in the table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional       shares of Class A common stock.

	Per share of Class A common stock		Total
	Without Overallotment	With Overallotment	Without Overallotment	With Overallotment
Public Offering Price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds before expenses	$	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $      million. We have agreed to reimburse all of Wunderlich’s reasonable out of pocket costs and expenses customarily borne by an issuer incident to the purchase, sale and delivery of the Class A common stock offered by the underwriters, including, all fees and expenses of filing with the SEC and FINRA

(plus all Blue Sky fees and expenses). Additionally, we have agreed to pay up to 250,000 in the aggregate of all actually and reasonably incurred costs and expenses of Wunderlich, including up to $175,000 in fees and expenses of underwriters’ counsel.

We have also agreed to issue to Wunderlich and its affiliates, in connection with certain advisory services provided to us in connection with this offering,     LTIP Units, which represents a fee equal to (I) 0.5% of the capital raised in this offering, divided by (II) the public offering price per share of Class A common stock sold in this offering.

Our Class A common stock offered by this prospectus is listed on the NYSE MKT under the trading symbol “BRG.” The representative of the underwriters has advised us that, following completion of the offering of shares of our Class A common stock, one or more underwriters intend to make a market in such shares after the offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the shares of our Class A common stock.

We, our directors, executive officers, the Bluerock Funds and their affiliates have agreed that, without the prior written consent of Wunderlich, on behalf of the underwriters, we and they will not, during the period ending 120 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or
•	file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of our common stock;

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

The 120-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 120-day restricted period, we issue an earnings release or announce material news or a material event; or
•	prior to the expiration of the 120-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 120-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

The restrictions described in the two immediately preceding paragraphs do not apply to:

•	the sale of shares of Class A common stock to the underwriters; or
•	our issuance of shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or
•	with respect to our directors and our officers, the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, for the transfer of shares of Class A common stock, provided that (i) such plan does not provide for the transfer of shares of Class A common stock during the applicable restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of Class A common stock may be made under such plan during the applicable restricted period.

In order to facilitate the offering of the shares of Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the overallotment option. The underwriters may also sell shares in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the shares of Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to the IPO, there was no public market for shares of our common stock. Since the completion of our IPO on April 2, 2014, our Class A common stock has been listed on the NYSE MKT. The offering price in this offering was determined by negotiations between us and the representative. Among the factors considered in determining the offering price were our future prospects and those of our industry in general, historical and current trading prices of our common stock on the NYSE MKT, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC. Kaplan Voekler Cunningham & Frank, PLC also provides legal services to Bluerock, Fund I, the Bluerock Funds and some of their affiliates. The statements under the caption “Material Federal Income Tax Considerations” as they relate to U.S. federal income tax matters have been reviewed by our special tax counsel, Hunton & Williams LLP, which will opine as to certain federal income tax matters relating to Bluerock Residential Growth REIT, Inc. Venable LLP will issue an opinion regarding certain matters of Maryland law, including the validity of the shares of Class A common stock offered hereby.

Certain legal matters will be passed upon for the underwriters by Bass, Berry & Sims PLC.

EXPERTS

The consolidated balance sheet of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.) and subsidiaries as of the years ended December 31, 2013 and 2012, and the consolidated statements of operations, stockholders’ equity, cash flow, and schedule III for each of the two years ended December 31, 2013 have been included in this prospectus in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenue in excess of certain expenses of Springhouse at Newport News for the years ended December 31, 2011 and 2010 have been included in this prospectus, in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The historical statement of revenues and certain direct operating expenses of Enders Place at Baldwin Park for the year ended December 31, 2011 included in this prospectus, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of MDA City Apartments for the year ended December 31, 2011 included in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Grove at Waterford for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Village Green of Ann Arbor for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Villas at Oak Crest for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of North Park Towers for the years ended December 31, 2013 and 2012 included in this prospectus, have been so included in reliance on the report of Plante Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Lansbrook Village for the year ended December 31, 2013 included in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11, as amended, of which this prospectus is a part under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such reference and the schedules and exhibits to this prospectus. For further information regarding our company and the shares offered by this prospectus, reference is made by this prospectus to the registration statement and such schedules and exhibits.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Bluerock Residential Growth REIT, Inc.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
PRO FORMA FINANCIAL INFORMATION:
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2014	F-1
Notes to Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2014	F-8
Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2014	F-0
Notes to Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2014	F-11
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013	F-0
Notes to Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013	F-0
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2013	F-0
Notes to Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2013	F-15
UNAUDITED FINANCIAL INFORMATION:
Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013	F-17
Consolidated Statements of Operations for the six months ended June 30, 2014 (unaudited) and 2013 (unaudited)	F-19
Consolidated Statement of Stockholders’ Equity for the six months ended June 30, 2014 (unaudited)	F-20
Consolidated Statements of Cash Flows for the six months ended June 30, 2014 (unaudited) and 2013 (unaudited)	F-21
Notes to Consolidated Financial Statements	F-23
AUDITED FINANCIAL INFORMATION:
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-48
Consolidated Statements of Operations for the years ended December 31, 2013 and 2012	F-49
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2013 and 2012	F-50
Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-51
Notes to Consolidated Financial Statements	F-53
FINANCIAL STATEMENT SCHEDULE:
Schedule III — Real Estate and Accumulated Depreciation for the year ended December 31, 2013	F-78
SPRINGHOUSE AT NEWPORT NEWS:
Independent Auditors’ Report	F-79
Statements of Revenues in Excess of Certain Expenses for the three months ended March 31, 2012 (unaudited) and for the years ended December 31, 2011 and 2010	F-80
Notes to the Springhouse at Newport News Statements of Revenues in Excess of Certain Expenses for the three months ended March 31, 2012 (unaudited) and for the years ended December 31, 2011 and 2010	F-81
ENDERS PLACE AT BALDWIN PARK:
Independent Auditors’ Report	F-83
Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-84

Page
Notes to Enders Place at Baldwin Park Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-85
MDA APARTMENTS:
Independent Auditors’ Report	F-86
Combined Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-87
Notes to MDA Apartments Combined Historical Statements of Revenues and Certain Direct Operating Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 and the nine months ended September 30, 2011 (unaudited)	F-88
GROVE AT WATERFORD:
Independent Auditor’s Report	F-89
Historical Statement of Revenues and Certain Direct Operating Expenses for the three months ended March 31, 2014 (unaudited) and for the years ended December 31, 2013 and 2012	F-90
Notes to Grove at Waterford Historical Statement of Revenues and Certain Direct Operating Expenses	F-91
VILLAS AT OAK CREST:
Independent Auditor’s Report	F-92
Historical Statement of Revenues and Certain Direct Operating Expenses for the three months ended March 31, 2014 (unaudited) and for the years ended December 31, 2013 and 2012	F-93
Notes to Villas at Oak Crest Historical Statement of Revenues and Certain Direct Operating Expenses	F-94
VILLAGE GREEN ANN ARBOR:
Independent Auditor’s Report	F-95
Historical Statement of Revenues and Certain Direct Operating Expenses for the three months ended March 31, 2014 (unaudited) and for the years ended December 31, 2013 and 2012	F-96
Notes to Village Green Ann Arbor Historical Statement of Revenues and Certain Direct Operating Expenses	F-97
NORTH PARK TOWERS:
Independent Auditor’s Report	F-98
Historical Statement of Revenues and Certain Direct Operating Expenses for the three months ended March 31, 2014 (unaudited) and for years ended December 31, 2013 and 2012	F-99
Notes to North Park Towers Historical Statement of Revenues and Certain Direct Operating Expenses	F-100
LANSBROOK VILLAGE:
Independent Auditor’s Report	F-101
Historical Statements of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and the three months ended March 31, 2014 and 2013	F-102
Notes to Lansbrook Village Historical Statements of Revenues and Certain Direct Operating Expenses	F-103

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Unaudited Pro Forma Condensed Consolidated Financial Statements Information

The following unaudited pro forma condensed consolidated financial statements of Bluerock Residential Growth REIT, Inc. (together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) should be read in conjunction with our historical audited consolidated financial statements for the year ended December 31, 2013, and our unaudited historical financial statements as of and for the six months ended June 30, 2014, and the related notes thereto, included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet, as of June 30, 2014 and statement of operations for the year ended December 31, 2013, and the six months ended June 30, 2014 have been prepared to provide pro forma financial information with regard to this offering (the “Offering”) and the use of proceeds therefrom as described under “Use of Proceeds,” as well as certain planned acquisitions. The unaudited pro forma financial information gives effect to:

(1)	Investment as a preferred member in UCF Orlando Apartments, which the Company expects to present under the equity method. The Company acquired preferred membership in exchange for $3,629,345 and will earn 15.00% annually.
(2)	Investment as a preferred member in Alexan CityCentre Apartments, which the Company expects to present under the equity method. The Company acquired preferred membership in exchange for $6,564,557 and will earn 15.00% annually.
(3)	Purchase of an additional 41.1% indirect interest in Enders Place, in which the Company already has a controlling interest. The Company plans to acquire the additional interests from the current joint venture partners in exchange for $4.44 million in cash in addition to $8.00 million from proceeds of obtaining a supplemental mortgage on the property.
(4)	Amendment to the Company’s Operating Partnership Agreement resulting from the issuance of that number of LTIP Units which is equal to (I) 0.5% of the capital raised in this offering, divided by (II) the public offering price per share of Class A common stock sold in the offering, paid to Wunderlich Securities, Inc. and its affiliates as fee payment for certain advisory services provided to us in connection with this offering.
(5)	The completion of this Offering and obtaining proceeds therefrom.
(6)	The sale of the Company’s 12.50% indirect equity interest in the Hillsboro property and the Company’s 24.70% indirect equity interest in the Creekside property.
(7)	The expected sale of the Company’s 25.00% indirect equity interest in the Estates at Perimeter property and the Company’s 100% direct interest in the North Park Towers property. The following pro forma financials do not reflect the anticipated net proceeds from the sale of these two assets and the subsequent reinvestment.

The pro forma condensed consolidated balance sheets assume that each of the transactions referred to above occurred on June 30, 2014. The pro forma consolidated statement of operations assume the transactions referred to above occurred on January 1, 2013. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The pro forma financial statements do not reflect the following:

•	the operations of the North Park Towers and Estates at Perimeter/Augusta properties in the statement of operations, as these assets are expected to be sold within the next twelve months;
•	anticipated net proceeds from the sale of the North Park Towers and Estates at Perimeter/Augusta properties; and
•	the investment of net proceeds from this offering.

As a result, our pro forma financial information, such as real estate assets, mortgages, revenues and expenses does not reflect potential income (or loss) from the reinvestment of the proceeds from the two asset sales and this offering in real estate assets.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Unaudited Pro Forma Condensed Consolidated Financial Statements Information
(Continued)

All completed and planned acquisitions are accounted for using the acquisition method of accounting. The total consideration is allocated to the assets acquired or ultimately acquired and the liabilities assumed or ultimately assumed at their respective fair values on the date of acquisition. The fair value of these assets and liabilities is allocated in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocations of the purchase price for each of the planned acquisitions reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of fair values, which is the best available information as of the date of this prospectus. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transactions are completed. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities for each of the planned acquisitions could change significantly from those used in the accompanying unaudited pro forma condensed consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.

`These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only. In management’s opinion, all material adjustments necessary to reflect the effects of the transactions referred to above, including the Offering, have been made. You should read the information below along with all the other financial information and analysis presented in this prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our pro forma condensed consolidated financial statements are based on assumptions and estimates considered appropriate by the Company’s management. However, they are not necessarily indicative of what our consolidated financial condition or results of operations actually would have been assuming the transactions referred to above had occurred as of the dates indicated, nor do they purport to represent our consolidated financial position or results of operations for future periods. The final valuation of assets and liabilities, allocation of the purchase price, timing of completion of the planned acquisitions and other changes to the acquisitions’ tangible and intangible assets and liabilities that occur prior to completion of the acquisitions, as well as the ability to satisfy other closing conditions, could cause material differences in the information presented.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2014

	Bluerock Residential Growth REIT, Inc. Historical (a)	Pro Forma Adjustments for				Pro Forma Total
		UCF Orlando (b)	Alexan CityCentre (c)	Disposals/ Held For Sale items (d)	Other items (e)
ASSETS
Real Estate
Land	$42,765,486	$—	$—	$(1,400,000)	$—	$41,365,486
Building and improvements	260,524,571	—	—	(13,085,628)	—	247,438,943
Construction in progress	4,464,449	—	—	—	—	4,464,449
Furniture, fixtures and equipment	8,076,983	—	—	(522,152)	—	7,554,831
Total Gross Operating Real Estate Investments	315,831,489	—	—	(15,007,780)	—	300,823,709
Accumulated depreciation	(7,725,767)	—	—	160,809	—	(7,564,958)
Total Net Operating Real Estate	308,105,722	—	—	(14,846,971)	—	293,258,751
Operating real estate held for sale, net	—	—	—	—	—	—
Total Net Real Estate Investments	308,105,722	—	—	(14,846,971)	—	293,258,751
Cash and cash equivalents	20,381,377	(3,629,345)	(6,564,557)	(22,436)	27,806,100	37,971,139
Restricted cash	4,925,222	—	—	(717,581)	—	4,207,641
Due from affiliates	37,082	—	—	—	—	37,082
Accounts receivables, prepaids and other assets	1,753,580	—	—	(107,110)	—	1,646,470
Investments in unconsolidated real estate joint ventures	4,255,162	3,629,345	6,564,557	(1,168,054)	—	13,281,010
In-place lease value, net	2,676,070	—	—	(374,956)	—	2,301,114
Deferred financing costs, net	2,136,686	—	—	(51,807)	—	2,084,879
Assets related to real estate held for sale	10,726	—	—	(10,726)	—	—
Total Assets	$344,281,627	$—	$—	$(17,299,641)	$27,806,100	$354,788,086
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Mortgage payable	$218,283,947	$—	$—	$(11,500,000)	$8,000,000	$214,783,947
Line of credit	—	—	—	—	—	—
Accounts payable	1,642,568	—	—	(181,177)	—	1,461,391
Other accrued liabilities	4,292,147	—	—	(325,979)	—	3,966,168
Due to affiliates	1,728,744	—	—	—	—	1,728,744
Distributions payable	595,948	—	—	—	—	595,948
Liabilities related to real estate held for sale	475,630	—	—	(475,630)	—	—
Total Liabilities	227,018,984	—	—	(12,482,786)	8,000,000	222,536,198

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET – (continued)
AS OF JUNE 30, 2014

	Bluerock Residential Growth REIT, Inc. Historical (a)	Pro Forma Adjustments for				Pro Forma Total
		UCF Orlando (b)	Alexan CityCentre (c)	Disposals/ Held For Sale items (d)	Other items (e)
Commitments and contingencies	—	—	—	—	—	—
Redeemable common stock	—	—	—	—	—	—
Stockholders’ Equity
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding	—	—	—	—	—	—
Class A common stock, $0.01 par value, 747,586,185 shares authorized; 4,495,744 shares issued and outstanding, pro forma	44,957	—	—	—	—	44,957
Class B-1 common stock, $0.01 par value, 804,605 shares authorized; 353,630 shares issued and outstanding, pro forma	3,536	—	—	—	—	3,536
Class B-2 common stock, $0.01 par value, 804,605 shares authorized; 353,630 shares issued and outstanding, pro forma	3,536	—	—	—	—	3,536
Class B-3 common stock, $0.01 par value, 804,605 shares authorized; 353,629 shares issued and outstanding, pro forma	3,536	—	—	—	—	3,536
Nonvoting convertible stock, $0.01 par value per share; 1,000 shares authorized, no shares issued and outstanding	—	—	—	—	—	—
Additional paid-in-capital, net of costs	84,530,961	—	—	—	26,985,971	111,516,932
Cumulative distributions and net losses	(17,414,040)	—	—	(4,720,419)	—	(22,134,459)
Total Stockholders’ Equity	67,172,486	—	—	(4,720,419)	26,985,971	89,438,038
Noncontrolling Interests
Operating Units	3,228,990	—	—	—	—	3,228,990
Partially Owned Properties	46,861,167	—	—	(96,436)	(7,179,871)	39,584,860
Total Noncontrolling interests	50,090,157	—	—	(96,436)	(7,179,871)	42,813,850
Total Equity	117,262,643	—	—	(4,816,855)	19,806,100	132,251,888
TOTAL LIABILITIES AND EQUITY	$344,281,627	$—	$—	$(17,299,641)	$27,806,100	$354,788,086

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2014

(a)	Historical consolidated financial information derived from the Company’s annual report on Form 10-Q as of June 30, 2014.
(b)	Represents the preferred investment in UCF Orlando Apartments, which the Company expects to record under the equity method on its balance sheet. The Company’s preferred investment was for $3,629,345 and will earn 15.00% annually.
(c)	Represents the preferred investment in Alexan CityCentre Apartments, which the Company expects to record under the equity method on its balance sheet. The Company’s preferred investment was for $6,564,557 and will earn 15.00% annually.
(d)	Reflects insignificant residual amounts remaining from the sale of the Company’s 12.50% indirect equity interest in the Hillsboro property, on September 30, 2013, that was accounted for under the equity method and the sale of the Company’s 24.70% indirect equity interests in the Creekside property, on March 28, 2014, to non-affiliated buyers, which was included in the Company’s historical consolidated balance sheet. Additionally reflects the expected sale of the Company’s 25.00% indirect equity interest in the Estates at Perimeter property that was accounted for under the equity method and the sale of the Company’s 100.00% direct equity interests in the North Park Towers property, to non-affiliated buyers, which was included in the Company’s historical consolidated balance sheet. The pro forma financials do not reflect the anticipated net proceeds from the sale of these two assets and the subsequent reinvestment.
(e)	Other items has been adjusted to reflect:
•	the $35 million in gross proceeds from this offering adjusted for $2.10 million in underwriting discounts and commissions (of which $1.93 million is expected to be paid in cash and $175,000 in exchange for operating units) and $0.83 million in offering costs.
•	the Company’s plans to purchase an additional 41.1% indirect interest in Enders Place, in which the Company already has a controlling interest. The Company plans to acquire the additional interests from the current joint venture partners in exchange for $4.44 million in cash in addition to $8.00 million from proceeds of obtaining a supplemental mortgage on the property.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2014

	Bluerock Residential Growth REIT, Inc. Historical (a)	Pro Forma Adjustments for											Pro Forma Total
		Village Green of Ann Arbor (b)		Villas at Oak Crest (c)	Grove at Waterford (d)		Lansbrook Village (e)		UCF Orlando (f)	Alexan CityCentre (g)	Discontinued Operations (h)	Other items (i)
Revenue
Net rental income	$10,568,978	$1,472,432		$—	$688,659		$2,962,390		$—	$—	$(868,565)	$—	$14,823,894
Other	421,953	121,115		—	66,607		156,372		—	—	(51,848)	—	714,199
Total revenues	10,990,931	1,593,547		—	755,266		3,118,762		—	—	(920,413)	—	15,538,093
Expenses
Property operating expenses	3,212,283	386,683		—	173,372		695,103		—	—	(370,577)	—	4,096,864
Management fees	385,971	57,845		—	27,193		112,604		—	—	(37,438)	—	546,175
Depreciation and amortization	4,947,354	(183,768	)(j)	—	(67,698	)(j)	653,823	(j)	—	—	(537,129)	—	4,812,582
General and administrative expenses	929,739	13,677		—	24,687		315,338		—	—	—	—	1,283,441
Asset management and oversight fees to affiliates	663,201	—		—	—		—		—	—	—	—	663,201
Real estate taxes and insurance	1,341,864	149,722		—	79,612		318,572		—	—	(107,061)	—	1,782,709
Acquisition costs	3,149,538	—		—	—		—		—	—	(554,394)	—	2,595,144
Total expenses	14,629,950	424,159		—	237,166		2,095,440		—	—	(1,606,599)	—	15,780,116
Other operating activities
Equity in earnings (loss) of unconsolidated joint ventures	80,706	—		106,688	—		—		272,201	492,342	33,169	—	985,106
Operating (loss) income	(3,558,313)	1,169,388		106,688	518,100		1,023,322		272,201	492,342	719,355	—	743,083
Other income (expense)
Equity in gain on sale of real estate asset of unconsolidated joint venture	—	—		—	—		—		—	—	—	—	—
Interest income	—	—		—	—		—		—	—	—	—	—
Interest expense	(3,137,798)	(460,068	)(k)	—	(191,615	)(l)	(799,517	)(m)	—	—	164,242	(200,400)	(4,625,156)
Other income	132,524	—		—	—		—		—	—	—	—	132,524
Total other (expense) income	(3,005,274)	(460,068)		—	(191,615)		(799,517)		—	—	164,242	(200,400)	(4,492,632)
Net income (loss) from continuing operations	(6,563,587)	709,320		106,688	326,485		223,805		272,201	492,342	883,597	(200,400)	(3,749,549)

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS – (continued)
FOR THE SIX MONTHS ENDED JUNE 30, 2014

	Bluerock Residential Growth REIT, Inc. Historical (a)	Pro Forma Adjustments for													Pro Forma Total
		Village Green of Ann Arbor (b)		Villas at Oak Crest (c)	Grove at Waterford (d)		Lansbrook Village (e)		UCF Orlando (f)		Alexan CityCentre (g)		Discontinued Operations (h)	Other items (i)
Discontinued operations
(Loss) income on operations of rental property	(117,851)	—		—	—		—		—		—		117,851	—	—
Loss on early extinguishment of debt	(879,583)	—		—	—		—		—		—		879,583	—	—
Gain on sale of joint venture interests	1,006,359	—		—	—		—		—		—		(1,006,359)	—	—
Gain (loss) from discontinued operations	8,925	—		—	—		—		—		—		(8,925)	—	—
Net (loss) income	(6,554,662)	709,320		106,688	326,485		223,805		272,201		492,342		874,672	(200,400)	(3,749,549)
Net (loss) income attributable to Noncontrolling Interest Operating Units	(204,619)	—		—	—		—		—		—		—	102,432	(102,187)
Partially Owned Properties	(767,304)	364,532	(n)	—	130,594	(n)	37,145	(n)	—		—		(65,847)	(69,032)	(369,912)
Net (loss) income attributable to Noncontrolling Interest	(971,923)	364,532		—	130,594		37,145		—		—		(65,847)	33,400	(472,099)
Net (loss) income attributable to common shareholders	$(5,582,739)	$344,788	(o)	$106,688	$195,891	(o)	$186,660	(o)	$272,201	(o)	$492,342	(o)	$940,519	$(233,800)	$(3,277,450)
Earnings (loss) per common share – continuing operations
Basic Income (Loss) Per Common Share	$(1.63)														$—
Diluted Income (Loss) Per Common Share	$(1.63)														$—
Earnings (loss) per common share – discontinued operations
Basic Income (Loss) Per Common Share	$—														$—
Diluted Income (Loss) Per Common Share	$—														$—
Weighted Average Basic Common Shares Outstanding	3,452,032
Weighted Average Diluted Common Shares Outstanding	3,452,032

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2014

(a)	Historical consolidated financial information derived from the Company’s quarterly report on Form 10-Q for the six months ended June 30, 2014.
(b)	Represents adjustments to historical operations of the Company to give effect to the purchase of an aggregate 48.61% indirect interest in the Village Green of Ann Arbor Property on April 2, 2014 as if the interest had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments for the six months ended June 30, 2014. Pro forma adjustments to historical included decreasing depreciation and amortization by $591,951 and increasing interest expense $36,708.
(c)	Represents the purchase of an aggregate 67.18% indirect interest in the Villas at Oak Crest Property on April 2, 2014 as if the interest had been acquired on January 1, 2013 and recorded under the equity method. Per the joint venture agreement, the interests the Company is acquiring from SOIF II earns a total 15.0% preferred return, calculated on the original $2.84 million contributed by SOIF II, compounded annually. Therefore, in accordance with the joint venture agreement the proforma was adjusted for the $106,688 of equity in earnings from unconsolidated joint ventures, for the six months ended June 30, 2014.
(d)	Represents adjustments to historical operations of the Company to give effect to the purchase of an aggregate 60% indirect interest in the Grove at Waterford Property on April 2, 2014 as if the interest had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments for the six months ended June 30, 2014. Pro forma adjustments to historical included decreasing depreciation and amortization by $67,968 and increasing interest expense by $11,218.
(e)	Represents adjustments to historical operations of the Company to give effect to the purchase of an aggregate 76.80% indirect interest in the Lansbrook Village Property on May 23, 2014 as if the interest had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments for the six months ended June 30, 2014. Pro forma adjustments to historical included increasing depreciation and amortization by $538,405 and increasing interest expense by $467,250.
(f)	Represents the preferred investment in the UCF Orlando Property on July 29, 2014 as if this investment had been acquired on January 1, 2013 and recorded under the equity method. Per the joint venture agreement, the interest the Company is acquiring earns a total 15.0% preferred return. Therefore, in accordance with the joint venture agreement the proforma was adjusted for the $272,201 of equity in earnings from unconsolidated joint ventures, for the six months ended June 30, 2014.
(g)	Represents the preferred investment in the Alexan CityCentre Property on July 1, 2014 as if this investment had been acquired on January 1, 2013 and recorded under the equity method. Per the joint venture agreement, the interest the Company is acquiring earns a total 15.0% preferred return. Therefore, in accordance with the joint venture agreement the proforma was adjusted for the $492,342 of equity in earnings from unconsolidated joint ventures, for the six months ended June 30, 2014.
(h)	Reflects the sale of the Company’s 12.5% indirect equity interest in the Hillsboro property on September 30, 2013 that was accounted for under the equity method and the sale of the Company’s 24.7% indirect equity interest in the Creekside property, on March 28, 2014, to non-affiliated buyers, which was included in the Company’s historical consolidated statement of operations. Additionally reflects the expected sale of the Company’s 25.0% indirect equity interest in the Estates at Perimeter property that was accounted for under the equity method and the expected sale of the Company’s 100.0% direct equity interest in the North Park Towers property to non-affiliated buyers, which was included in the Company’s historical consolidated statement of operations.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2014
(Continued)

(i)	Other items have been adjusted to reflect:
•	the Company’s plans to purchase an additional 41.1% indirect interest in Enders Place, which the Company already has a controlling interest in, as if this had been acquired on January 1, 2013.
•	the interest expense incurred on the supplemental Enders Place mortgage of $8.00 million which bears a fixed interest rate of 5.01% and matures on November 1, 2022. Pro forma adjustments to historical for the six months ended June 30, 2014 included increasing interest expense by $200,400.
•	the operating units’ interest in the consolidated property’s net income (loss).
(j)	Represents depreciation and amortization expense adjustment to historical for the six months ended June 30, 2014 based on the preliminary allocation of the purchase price. Depreciation expense is calculated using the straight-line method over the estimated useful life of 30 – 35 years for the building, 15 years for building and land improvements and five to seven years for furniture, fixtures and equipment. Amortization expense on identifiable intangible assets is recognized using the straight-line method over the life of the lease, which is generally less than one year. Amortization expense on the lender loan assumption fees have been recognized using the straight-line method over the life of the remaining term of the mortgages.
(k)	Represents interest expense incurred on a $41.82 million mortgage loan which bears a fixed interest rate of 4.40% that matures on October 1, 2022, based on the fair value of debt, calculated as if the loan were acquired on January 1, 2013. Amounts presented are at fair value.
(l)	Represents interest expense incurred on a $19.86 million mortgage loan which bears a fixed interest rate of 3.86% that matures on May 1, 2019, based on the fair value of debt, calculated as if the loan were acquired on January 1, 2013. Amounts presented are at fair value.
(m)	Represents interest expense estimated to have been incurred on the $42.00 million mortgage loan which bears a fixed interest rate of 4.45% that matures on March 31, 2018, calculated as if the loan were acquired on January 1, 2013. Amounts presented are at fair value.
(n)	Represents the noncontrolling interest in the consolidated property’s net income (loss).
(o)	Represents the Company’s interest in the consolidated property’s net income (loss).

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

	Bluerock Residential Growth REIT, Inc. (a)	Pro Forma Adjustments for												Pro Forma Total
		Village Green of Ann Arbor (b)		Villas at Oak Crest (c)		Grove at Waterford (d)		Lansbrook Village (e)		UCF Orlando (f)	Alexan CityCentre (g)	Discontinued Operations (h)	Other items (i)
Revenue
Net rental income	$11,674,662	$5,935,067		$—		$2,720,861		$6,623,216		$—	$—	$—	$—	$26,953,806
Other	540,425	565,328		—		310,541		416,230		—	—	—	—	1,832,524
Total revenues	12,215,087	6,500,395		—		3,031,402		7,039,446		—	—	—	—	28,786,330
Expenses
Property operating expenses	4,315,650	1,988,466		—		735,016		2,364,890		—	—	—	—	9,404,022
Management fees	475,124	221,883		—		107,340		271,654		—	—	—	—	1,076,001
Depreciation and amortization	5,151,912	3,130,741	(j)	—		1,522,777	(j)	3,691,894	(j)	—	—	—	—	13,497,324
General and administrative expenses	1,307,398	101,301		—		58,875		127,131		—	—	(610)	—	1,594,095
Asset management and oversight fees to affiliates	488,779	—		—		—		—		—	—	(70,430)	—	418,349
Real estate taxes and insurance	1,409,487	608,777		—		334,238		849,810		—	—	—	—	3,202,312
Acquisition costs	191,911	—	(k)	—	(k)	—	(k)	—	(k)	—	—	—	—	191,911
Total expenses	13,340,261	6,051,168		—		2,758,246		7,305,379		—	—	(71,040)	—	29,384,014
Other operating activities
Equity in earnings (loss) of unconsolidated joint ventures	(102,939)	—		426,750		—		—		544,402	984,684	102,939	—	1,955,836
Operating (loss) income	(1,228,113)	449,227		426,750		273,156		(265,933)		544,402	984,684	173,979	—	1,358,152
Other income (expense)
Equity in gain on sale of real estate asset of unconsolidated joint venture	1,604,377	—		—		—		—		—	—	(1,604,377)	—	—
Interest expense	(4,595,452)	(1,840,271	)(l)	—		(766,460	)(m)	(1,869,000	)(n)	—	—	—	(400,800)	(9,471,983)
Total other (expense) income	(2,991,075)	(1,840,271)		—		(766,460)		(1,869,000)		—	—	(1,604,377)	(400,800)	(9,471,983)
Net income (loss) from continuing operations	(4,219,188)	(1,391,044)		426,750		(493,304)		(2,134,933)		544,402	984,684	(1,430,398)	(400,800)	(8,113,831)
Discontinued operations
(Loss) income on operations of rental property	(194,365)	—		—		—		—		—	—	194,365	—	—
(Loss) income from discontinued operations	(194,365)	—		—		—		—		—	—	194,365	—	—
Net (loss) income	(4,413,553)	(1,391,044)		426,750		(493,304)		(2,134,933)		544,402	984,684	(1,236,033)	(400,800)	(8,113,831)

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS – (continued)
FOR THE YEAR ENDED DECEMBER 31, 2013

	Bluerock Residential Growth REIT, Inc. (a)	Pro Forma Adjustments for											Pro Forma Total
		Village Green of Ann Arbor (b)		Villas at Oak Crest (c)	Grove at Waterford (d)		Lansbrook Village (e)		UCF Orlando (f)	Alexan CityCentre (g)	Discontinued Operations (h)	Other items (i)
Net (loss) income attributable to Noncontrolling Interest Operating Units	—	—		—	—		—		—	—	—	(171,971)	(171,971)
Partially Owned Properties	(1,442,552)	(714,879	)(o)	—	(197,322	)(o)	(354,334	)(o)	—	—	119,656	(149,757)	(2,739,188)
Net (loss) income attributable to Noncontrolling Interest	(1,442,552)	(714,879)		—	(197,322)		(354,334)		—	—	119,656	(321,728)	(2,911,159)
Net (loss) income attributable to common shareholders	$(2,971,001)	$(676,165	)(p)	$426,750	$(295,982	)(p)	$(1,780,599	)(p)	$544,402	$984,684	$(1,355,689)	$(79,072)	$(5,202,672)
Earnings (loss) per common share – continuing operations
Basic Income (Loss) Per Common Share	$(1.18)												$—
Diluted Income (Loss) Per Common Share	$(1.18)												$—
Earnings (loss) per common share – discontinued operations
Basic Income (Loss) Per Common Share	$(0.09)												$—
Diluted Income (Loss) Per Common Share	$(0.09)												$—
Weighted Average Basic Common Shares Outstanding	2,348,849
Weighted Average Diluted Common Shares Outstanding	2,348,849

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

(a)	Historical consolidated financial information derived from the Company’s annual report on Form 10-K for the year ended December 31, 2013 as adjusted for reclassifying Enders Place from discontinued operations to continuing operations.
(b)	Represents adjustments to historical operations of the Company to give effect to the purchase of an aggregate 48.61% indirect interest in the Village Green of Ann Arbor Property on April 2, 2014 as if the interest had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments for the year ended December 31, 2013. Pro forma adjustments to historical included increasing depreciation and amortization by $1,537,809 and increasing interest expense by $123,311.
(c)	Represents the purchase of an aggregate 67.18% indirect interest in the Villas at Oak Crest Property on April 2, 2014 as if the interest had been acquired on January 1, 2013 and recorded under the equity method. Per the joint venture agreement, the interests the Company is acquiring from SOIF II earns a total 15.0% preferred return, calculated on the original $2.84 million contributed by SOIF II, compounded annually. Therefore, in accordance with the joint venture agreement the proforma was adjusted for the $426,750 of equity in earnings from unconsolidated joint ventures, for the year ended December 31, 2013.
(d)	Represents adjustments to historical operations of the Company to give effect to the purchase of an aggregate 60% indirect interest in the Grove at Waterford Property on April 2, 2014 as if the interest had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments for the year ended December 31, 2013. Pro forma adjustments to historical included increasing depreciation and amortization by $639,964 and increasing interest expense by $34,848.
(e)	Represents adjustments to historical operations of the Company to give effect to the purchase of an aggregate 76.80% indirect interest in the Lansbrook Village Property on May 23, 2014 as if the interest had been acquired on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments for the year ended December 31, 2013. Pro forma adjustments to historical included increasing depreciation and amortization by $3,691,894 and increasing interest expense by $1,869,000.
(f)	Represents the preferred investment in the UCF Orlando Property on July 29, 2014 as if this investment had been acquired on January 1, 2013 and recorded under the equity method. Per the joint venture agreement, the interest the Company is acquiring earns a total 15.0% preferred return. Therefore, in accordance with the joint venture agreement the proforma was adjusted for the $544,402 of equity in earnings from unconsolidated joint ventures, for the year ended December 31, 2013.
(g)	Represents the preferred investment in the Alexan CityCentre Property on July 1, 2014 as if this investment had been acquired on January 1, 2013 and recorded under the equity method. Per the joint venture agreement, the interest the Company is acquiring earns a total 15.0% preferred return. Therefore, in accordance with the joint venture agreement the proforma was adjusted for the $984,684 of equity in earnings from unconsolidated joint ventures, for the year ended December 31, 2013.
(h)	Reflects the sale of the Company’s 12.5% indirect equity interest in the Hillsboro property on September 20, 2013 that was accounted for under the equity method and the sale of the Company’s 24.7% indirect equity interest in the Creekside property, on March 28, 2014 to non-affiliated buyers, which was included in the Company’s historical consolidated statement of operations. Additionally reflects the expected sale of the Company’s 25.0% indirect equity interest in the Estates at Perimeter property that was accounted for under the equity method and the expected sale of the Company’s 100.0% direct equity interest in the North Park Towers property to non-affiliated buyers, which was included in the Company’s historical consolidated statement of operations.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(Continued)

(i)	Other items have been adjusted to reflect:
•	the Company’s plans to purchase an additional 41.1% indirect interest in Enders Place, which the Company already has a controlling interest in, as if this had been acquired on January 1, 2013.
•	the interest expense incurred on the supplemental Enders Place mortgage of $8.00 million which bears a fixed interest rate of 5.01% and matures on November 1, 2022. Pro forma adjustments to historical for the year ended December 31, 2013 included increasing interest expense by $400,800.
•	the operating units’ interest in the consolidated property’s net income (loss).
(j)	Represents depreciation and amortization expense for the year ended December 31, 2013 based on the preliminary allocation of the purchase price. Depreciation expense is calculated using the straight-line method over the estimated useful life of 30 – 35 years for the building, 15 years for building and land improvements and five to seven years for furniture, fixtures and equipment. Amortization expense on identifiable intangible assets is recognized using the straight-line method over the life of the lease, which is generally less than one year. Amortization expense on the lender loan assumption fees have been recognized using the straight-line method over the life of the remaining term of the mortgages.
(k)	Acquisition expenses and fees of $2.70 million related to the acquisitions of interests noted above have been excluded due to their nature of being nonrecurring charges. This includes the approximately $2.12 million in acquisition fees under the initial advisory agreement related to the acquisitions calculated based on 2.50% of the pro rata acquisition price, as well as approximately $579,447 in acquisition related expenditures calculated based on 0.50% of the pro rata acquisition price for Springhouse at Newport News, Village Green of Ann Arbor, Villas at Oak Crest, and Grove at Waterford properties, and 1.50% of the acquisition price for North Park Towers.
(l)	Represents interest expense incurred on a $41.82 million mortgage loan which bears a fixed interest rate of 4.40% that matures on October 1, 2022, based on the fair value of debt, calculated as if the loan were acquired on January 1, 2013. Amounts presented are at fair value.
(m)	Represents interest expense incurred on a $19.86 million mortgage loan which bears a fixed interest rate of 3.86% that matures on May 1, 2019, based on the fair value of debt, calculated as if the loan were acquired on January 1, 2013. Amounts presented are at fair value.
(n)	Represents interest expense estimated to have been incurred on the $42.00 million mortgage loan which bears a fixed interest rate of 4.45% that matures on March 31, 2018, calculated as if the loan were acquired on January 1, 2013. Amounts presented are at fair value.
(o)	Represents the noncontrolling interest in the consolidated property’s net income (loss).
(p)	Represents the Company’s interest in the consolidated property’s net income (loss).

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Net Real Estate Investments
Land	$42,765,486	$25,750,000
Buildings and improvements	260,524,571	102,760,752
Construction in progress	4,464,449	16,695,988
Furniture, fixtures and equipment	8,076,983	2,942,264
Total Gross Operating Real Estate Investments	315,831,489	148,149,004
Accumulated depreciation	(7,725,767)	(4,515,937)
Total Net Operating Real Estate Investments	308,105,722	143,633,067
Operating real estate held for sale, net	—	19,372,277
Total Net Real Estate Investments	308,105,722	163,005,344
Cash and cash equivalents	20,381,377	2,983,785
Restricted cash	4,925,222	2,002,117
Due from affiliates	37,082	514,414
Accounts receivable, prepaids and other assets	1,753,580	1,433,755
Investments in unconsolidated real estate joint ventures (Note 6)	4,255,162	1,254,307
In-place lease value, net	2,676,070	—
Deferred financing costs, net	2,136,686	761,515
Assets related to discontinued operations	10,726	570,855
Total Assets	$344,281,627	$172,526,092
LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages payable (Note 7)	$218,283,947	$96,534,338
Line of credit (Note 8)	—	7,571,223
Accounts payable	1,642,568	2,397,481
Other accrued liabilities	4,292,147	2,280,133
Due to affiliates	1,728,744	2,254,403
Distributions payable	595,948	143,463
Liabilities related to discontinued operations	475,630	15,262,832
Total Liabilities	227,018,984	126,443,873
Stockholders’ Equity
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding as of June 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value, no and 749,999,000 shares authorized as of June 30, 2014 and December 31, 2013, respectively; no and 2,413,811 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	—	24,138
Common stock – Class A, $0.01 par value, 747,586,185 and no shares authorized as of June 30, 2014 and December 31, 2013, respectively; 4,495,744 and no shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	44,957	—

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CONSOLIDATED BALANCE SHEETS — (Continued)

	June 30, 2014	December 31, 2013
	(Unaudited)
Common stock – Class B-1, $0.01 par value, 804,605 and no shares authorized as of June 30, 2014 and December 31, 2013, respectively; 353,630 and no shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	3,536	—
Common stock – Class B-2, $0.01 par value, 804,605 and no shares authorized as of June 30, 2014 and December 31, 2013, respectively; 353,630 and no shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	3,536	—
Common stock – Class B-3, $0.01 par value, 804,605 and no shares authorized as of June 30, 2014 and December 31, 2013, respectively; 353,629 and no shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	3,536	—
Nonvoting convertible stock, $0.01 par value per share; no shares authorized, issued or outstanding, as of June 30, 2014 and 1,000 shares authorized, issued and outstanding as of December 31, 2013	—	10
Additional paid-in-capital, net of costs	84,530,961	21,747,713
Cumulative distributions and net losses	(17,414,040)	(9,770,468)
Total Stockholders’ Equity	67,172,486	12,001,393
Noncontrolling Interests
Operating partnership units	3,228,990	—
Partially owned properties	46,861,167	34,080,826
Total Noncontrolling Interests	50,090,157	34,080,826
Total Equity	117,262,643	46,082,219
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$344,281,627	$172,526,092

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Net rental income	$7,438,799	$2,888,048	$10,568,978	$5,779,650
Other	325,910	90,771	421,953	155,493
Total revenues	7,764,709	2,978,819	10,990,931	5,935,143
Expenses
Property operating	2,157,722	940,107	3,212,283	1,654,874
Property management fees	266,756	111,275	385,971	218,799
Depreciation and amortization	3,839,383	1,311,332	4,947,354	3,027,208
General and administrative	399,498	378,757	929,739	829,932
Management fees to affiliates	546,740	117,955	663,201	243,786
Real estate taxes and insurance	935,001	348,262	1,341,864	701,185
Acquisition costs	3,135,729	65,462	3,149,538	143,018
Total expenses	11,280,829	3,273,150	14,629,950	6,818,802
Operating loss	(3,516,120)	(294,331)	(3,639,019)	(883,659)
Other income (expense)
Other income	132,524	—	132,524	—
Equity in operating earnings (loss) of unconsolidated joint ventures (Note 6)	86,557	(1,513)	80,706	52,694
Interest expense, net	(2,014,476)	(1,176,583)	(3,137,798)	(2,323,482)
Total other expense	(1,795,395)	(1,178,096)	(2,924,568)	(2,270,788)
Net loss from continuing operations	(5,311,515)	(1,472,427)	(6,563,587)	(3,154,447)
Discontinued operations
Loss on operations of rental property	(55,115)	(20,554)	(117,851)	(89,537)
Loss on early extinguishment of debt	—	—	(879,583)	—
Gain on sale of joint venture interest	—	—	1,006,359	—
(Loss) gain from discontinued operations	(55,115)	(20,554)	8,925	(89,537)
Net loss	(5,366,630)	(1,492,981)	(6,554,662)	(3,243,984)
Net loss attributable to Noncontrolling Interests
Operating partner units	(204,619)	—	(204,619)	—
Partially owned properties	(626,018)	(296,816)	(767,304)	(821,687)
Net loss attributable to noncontrolling interests	(830,637)	(296,816)	(971,923)	(821,687)
Net loss attributable to common stockholders	$(4,535,993)	$(1,196,165)	$(5,582,739)	$(2,422,297)
Loss per common share – continuing operations(1)
Basic Loss Per Common Share	$(0.78)	$(1.14)	$(1.63)	$(2.31)
Diluted Loss Per Common Share	$(0.78)	$(1.14)	$(1.63)	$(2.31)
Income (Loss) per common share – discontinued operations(1)
Basic Loss Per Common Share	$(0.01)	$(0.02)	$0.00	$(0.09)
Diluted Income (Loss) Per Common Share	$(0.01)	$(0.02)	$0.00	$(0.09)
Weighted Average Basic Common Shares Outstanding(1)	5,823,296	1,030,392	3,452,032	1,012,870
Weighted Average Diluted Common Shares Outstanding(1)	5,823,296	1,030,392	3,452,032	1,012,870

(1)	Share and per share amounts have been restated to reflect the effects of two reverse stock splits of the Company’s Class B common stock, which occurred during the first quarter of 2014. See Note 1, “Organization and Nature of Business” and Note 11, “Stockholders' Equity” for further discussion.

See Notes to Consolidated Financial Statements

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Nonvoting Convertible Stock		Common Stock		Class A Common Stock		Class B-1 Common Stock		Class B-2 Common Stock		Class B-3 Common Stock		Additional Paid-in Capital	Cumulative Distributions	Net Loss to Common Stockholders'	Noncontrolling Interests	Total Equity
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
Balance at December 31, 2013	1,000	10	2,413,811	24,138	—	—	—	—	—	—	—	—	21,747,713	(3,659,186)	(6,111,282)	34,080,826	46,082,219
Reverse stock-split effect (Note 11)	—	—	(2,413,811)	(24,138)	—	—	353,630	3,536	353,630	3,536	353,629	3,536	13,530	—	—	—	—
Issuance of Class A common stock, net	—	—	—	—	4,495,744	44,957	—	—	—	—	—	—	59,120,775	—	—	—	59,165,732
Issuance of common stock for compensation	—	—	—	—	—	—	—	—	—	—	—	—	25,000	—	—	—	25,000
Issuance of Operating Partnership (“OP”) units (Note 11)	—	—	—	—	—	—	—	—	—	—	—	—	666,391	—	—	3,433,609	4,100,000
Issuance of Long-Term Incentive Plan (“LTIP”) units (Note 11)	—	—	—	—	—	—	—	—	—	—	—	—	2,117,237	—	—	—	2,117,237
Issuance of LTIP units for compensation	—	—	—	—	—	—	—	—	—	—	—	—	340,676	—	—	—	340,676
Issuance of convertible stock, net	(1,000)	(10)	—	—	—	—	—	—	—	—	—	—	10	—	—	—	—
Contributions, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,281,250	4,281,250
Distributions declared	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,060,833)	—	—	(2,060,833)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,370,410)	(4,370,410)
Changes in additional-paid in capital due to acquisitions	—	—	—	—	—	—	—	—	—	—	—	—	499,629	—	—	—	499,629
Noncontrolling interest upon acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	13,636,805	13,636,805
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,582,739)	(971,923)	(6,554,662)
Balance at June 30, 2014	—	$—	—	$—	4,495,744	44,957	353,630	$3,536	353,630	$3,536	353,629	$3,536	$84,530,961	$(5,720,019)	$(11,694,021)	$50,090,157	$117,262,643

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(6,554,662)	$(3,243,984)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,130,990	3,355,419
Amortization of fair value adjustment	(157,939)	(485,131)
Equity in loss of unconsolidated joint ventures	(80,706)	(52,694)
Gain on sale of joint venture interests	(1,006,359)	—
Distributions from unconsolidated real estate joint ventures	40,377	208,850
Share-based compensation attributable to directors' stock compensation plan	25,000	37,500
Changes in operating assets and liabilities:
Due to affiliates	(150,893)	116,480
Accounts receivable, prepaids and other assets	(503,861)	192,011
Accounts payable and other accrued liabilities	1,819,724	1,586,888
Net cash (used in) provided by operating activities	(1,438,329)	1,715,339
Cash flows from investing activities:
Increase in restricted cash	(2,425,297)	(136,572)
Additions to consolidated real estate investments	(16,650,451)	(3,779,217)
Capital expenditures	(2,479,782)	(3,479,973)
Proceeds from sale of joint venture interests	4,985,424	—
Investment in unconsolidated joint venture	(2,960,525)	—
Net cash used in investing activities	(19,530,631)	(7,395,762)
Cash flows from financing activities:
Distributions on common stock	(1,608,348)	(488,927)
Distributions to noncontrolling interests	(4,370,410)	(477,410)
Noncontrolling equity interest additions to consolidated real estate investments	4,281,250	920,908
Borrowings on mortgages payable	5,497,215	3,214,087
Repayments on mortgages payable	(313,487)	(298,319)
(Repayments of) borrowings under line of credit	(7,571,223)	1,024,663
Payments of deferred financing fees, net	(1,525,884)	28,849
Net proceeds from issuance of common stock	43,977,439	793,624
Payments to redeem common stock	—	(98,425)
Net cash provided by financing activities	38,366,552	4,619,050
Net increase (decrease) in cash and cash equivalents	17,397,592	(1,061,373)
Cash and cash equivalents at beginning of period	2,983,785	2,789,163
Cash and cash equivalents at end of period	$20,381,377	$1,727,790
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, net of interest capitalized of $140,530 and no amount for the six months ended June 30, 2014 and 2013, respectively	$255,144	$399,132

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Supplemental Disclosure of Noncash Investing and Financing Activities:
Distributions payable	$595,948	$136,524
Redemptions payable	$—	$169,366
Accrued offering costs	$152,249	$725,691
Distributions paid to common stockholders through common stock issuances pursuant to the distribution reinvestment plan including none and $52,990 declared but not yet reinvested at June 30, 2014 and 2013, respectively	$—	$313,195
Receivable for common stock issuances pursuant to the distribution reinvestment plan	$—	$(52,990)
Mortgages assumed upon property acquisitions	$116,800,000	$—
Class A common stock issued upon property acquisitions	$15,188,293	$—
Operating partnership units issued for property acquisition	$4,100,000	$—

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business

Bluerock Residential Growth REIT, Inc., or the Company, was incorporated as a Maryland corporation on July 25, 2008. The Company’s objective is to maximize long-term stockholder value by acquiring well-located institutional-quality apartment properties in demographically attractive growth markets across the United States. The Company seeks to maximize returns through investments where it believes it can drive substantial growth in its funds from operations and net asset value through one or more of its Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

The Company conducts its operations through Bluerock Residential Holdings, L.P., its operating partnership, or Operating Partnership, of which the Company has a 95.41% ownership interest and is the sole general partner. The consolidated financial statements include the accounts of the Company and the Operating Partnership. The use of the words “we”, “us” or “our” refers to Bluerock Residential Growth REIT, Inc. and the Operating Partnership, except where the context requires otherwise. Bluerock Real Estate L.L.C., or Bluerock, is our sponsor.

The Company raised capital in a continuous registered offering, carried out in a manner consistent with offerings of non-listed REITs, from its inception until September 9, 2013, when it terminated the continuous registered offering in connection with the Board of Directors’ consideration of strategic alternatives to maximize value to its stockholders. Through September 9, 2013, the Company had raised an aggregate of $22.6 million in gross proceeds through its continuous registered offering, including its distribution reinvestment plan.

The Company subsequently determined to register shares of newly authorized Class A common stock that were to be offered in a firmly underwritten public offering, or the IPO, by filing a registration statement on Form S-11 (File No. 333-192610) with the U.S. Securities and Exchange Commission, or the SEC, on November 27, 2013. On March 28, 2014, the SEC declared the registration statement effective and we announced the pricing of the IPO of 3,448,276 shares of Class A common stock at a public offering price of $14.50 per share for total gross proceeds of $50.0 million. The net proceeds of the IPO, which closed on April 2, 2014, were approximately $44.4 million after deducting underwriting discounts and commissions and estimated offering costs.

In connection with the IPO, shares of our Class A common stock were listed on the NYSE MKT for trading under the symbol “BRG.” Pursuant to the second articles of amendment and restatement to our charter filed on March 26, 2014, or Second Charter Amendment, each share of our common stock outstanding immediately prior to the listing, including shares sold in our continuous registered offering, was changed into one-third of a share of each of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock. Following the filing of the Second Charter Amendment, we effected a 2.264881-to-1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock, and on March 31, 2014, we effected an additional 1.0045878-to-1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock.

As of March 31, 2014, we were externally managed by Bluerock Multifamily Advisor, LLC, an affiliate of Bluerock, or our Former Advisor, pursuant to an advisory agreement, or the Advisory Agreement. In connection with the completion of the IPO, we engaged BRG Manager, LLC, also an affiliate of Bluerock, or the Manager, to provide external management services to us under a new management agreement, or the Management Agreement, and terminated the Advisory Agreement with the Former Advisor.

Substantially concurrently with the completion of the IPO, we completed a series of related contribution transactions pursuant to which we acquired indirect equity interests in four apartment properties, and a 100% fee simple interest in a fifth apartment property for an aggregate asset value of $152.3 million (inclusive of Oak Crest which is accounted for under the equity method and Springhouse, which has been reported as consolidated for the periods presented). Since the completion of the IPO, the Company purchased an additional property for $58.6 million and made an aggregate of $10.2 million in preferred equity investments in two development projects. The total projected development cost for the two development projects, comprised of 636 units including land acquisition, is approximately $118.6 million.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business  – (continued)

As of June 30, 2014, the Company's portfolio consisted of interests in ten properties (nine operating properties and one development property), all but one acquired through joint ventures, which are located primarily in the Southeastern United States. These ten properties are comprised of an aggregate of 3,218 units, including a 266-unit development property that began delivering units for move-ins in November 2013. As of June 30, 2014, these properties, exclusive of our development property, were approximately 95% occupied.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The Company operates as an umbrella partnership REIT in which our subsidiary and Operating Partnership, Bluerock Residential Holdings, L.P., a Delaware limited partnership, or its wholly owned subsidiaries, owns substantially all of the property interests acquired on its behalf.

Because the Company is the sole general partner of its Operating Partnership and has unilateral control over its management and major operating decisions, the accounts of our Operating Partnership are consolidated in its consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation. The Company will consider future majority owned and controlled joint ventures for consolidation in accordance with the provisions of Topic 810, “Consolidation” of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Certain amounts in prior year presentations have been reclassified to conform with the current period presentation. Amounts associated with the Company's Enders Place at Baldwin Park property, which was classified as held for sale at December 31, 2013 in the consolidated balance sheet for that period have been reclassified to continuing operations, as the Company no longer has the intent to sell the property. Amounts associated with The Reserve at Creekside Village, a 192-unit garden-style apartment community located in Chattanooga, Tennessee, or the Creekside property, which was sold on March 28, 2014, in the statements of operations for the three and six months ended June 30, 2013 have been reclassified to discontinued operations as a result of the sale. See Note 3, “Real Estate Assets Held for Sale, Discontinued Operations and Sale of Joint Venture Equity Interests” for further explanation.

Interim Financial Information

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting, and the instructions to Form 10-Q and Article 10-1 of Regulation S-X. Accordingly, the financial statements for interim reporting do not include all of the information and notes or disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for interim periods should not be considered indicative of the operating results for a full year.

The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date, but does not include all of the information and disclosures required by GAAP for complete financial statements. For further information refer to the financial statements and notes thereto included in our audited consolidated financial statements for the year ended December 31, 2013 contained in the Annual Report on Form 10-K as filed with the SEC.

Readers should be aware that the financial position and operations of the Company have changed significantly at and as of June 30, 2014 from the prior comparable dates and periods due to the Company’s completion of the IPO on April 2, 2014 and the associated contribution transactions.

Summary of Significant Accounting Policies

There have been no significant changes to the Company’s accounting policies since it filed its audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2013.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. At the property level, these estimates include such items as purchase price allocations of real estate acquisitions, impairment of long-lived assets, depreciation and amortization, and allowance for doubtful accounts. Actual results could differ from those estimates.

New Accounting Pronouncements

In May 2014, FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”, (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance when it becomes effective on January 1, 2017. Early adoption is not permitted. ASU 2014-09 permits the use of either the retrospective or cumulative effect transition method. We have not yet selected a transition method and are evaluating the impact that ASU 2014-09 will have on our consolidated financial statements and related disclosures.

In April 2014, the FASB issued an update (“ASU 2014-08”) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity to ASC Topic 205, Presentation of Financial Statements and ASC Topic 360, Property Plant and Equipment. Under ASU 2014-08, only disposals that represent a strategic shift that will have a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. We are currently evaluating the impact of ASU 2014-08 on our consolidated financial statements.

Note 3 — Real Estate Assets Held for Sale, Discontinued Operations and Sale of Joint Venture Equity Interests

Real Estate Assets Held for Sale and Discontinued Operations

ASC Topic 360-10, Property, Plant and Equipment — Overall, requires a long-lived asset to be classified as “held for sale” in the period in which certain criteria are met. The Company classifies real estate assets as held for sale after the following conditions have been satisfied: (1) management, having the appropriate authority, commits to a plan to sell the asset, (2) the initiation of an active program to sell the asset, and (3) the asset is available for immediate sale and it is probable that the sale of the asset will be completed within one year.

The Company periodically classifies real estate assets as held for sale, and these assets and their liabilities are stated separately on the accompanying consolidated balance sheets. The Creekside property was classified as held for sale as of March 28, 2014, on which date the special purpose entity in which the Company holds a 24.706% indirect equity interest sold the Creekside property, as discussed below. As of June 30, 2014, the remaining assets and liabilities were classified as discontinued operations. Amounts associated with the Enders Place at Baldwin Park property, which was classified as held for sale at December 31, 2013 in the consolidated balance sheet for that period have been reclassified to continuing operations, as the Company no longer has the intent to sell the property.

The real estate assets and liabilities of the Creekside property presented as discontinued operations, as of June 30, 2014, were as follows:

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Real Estate Assets Held for Sale, Discontinued Operations and Sale of Joint Venture Equity Interests  – (continued)

Assets Related to Discontinued Operations June 30, 2014
Other assets	$10,726
Assets related to discontinued operations	$10,726

Liabilities Related to Discontinued Operations June 30, 2014
Other liabilities	$475,630
Liabilities related to discontinued operations	$475,630

The following is a summary of the results of operations of the Creekside property classified as discontinued operations at June 30, 2014, for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Total revenues	$—	$522,102	$508,114	$1,038,178
Expenses
Property operating	(49,931)	(158,595)	(165,256)	(318,090)
Management fees	(5,186)	(20,868)	(24,790)	(41,856)
Depreciation and amortization	—	(164,536)	(183,636)	(328,211)
General and administrative	—	—	—	—
Asset management and oversight fees to affiliates	—	(8,309)	(8,040)	(16,617)
Real estate taxes and insurance	—	(89,353)	(95,349)	(178,804)
Equity in operating (loss) earnings of unconsolidated joint ventures	—	20,957	—	—
Operating (Loss) Earnings	$(55,117)	$101,398	$31,043	$154,600
Gain on sale of joint venture interest	—	—	1,006,359	—
Loss on early extinguishment of debt	—	—	(879,583)	—
Interest, net	2	(121,952)	(148,894)	(244,137)
Loss from discontinued operations	$(55,115)	$(20,554)	$8,925	$(89,537)

Sale of Joint Venture Equity Interests

On March 28, 2014, BR Creekside, LLC, a special-purpose entity in which the Company holds a 24.706% indirect equity interest, sold the Creekside property to SIR Creekside, LLC, which is an unaffiliated third party, for $18,875,000, subject to certain prorations and adjustments typical in such real estate transactions. After deduction for payment of the existing mortgage indebtedness encumbering the Creekside property in the approximate amount of $13.5 million and payment of closing costs and fees, excluding disposition fees of approximately $69,946 deferred by the Former Advisor, the sale of the Creekside property generated net proceeds to the Company of approximately $1.2 million based on its proportionate ownership interest.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Consolidated Investments

As of June 30, 2014, the major components of our consolidated real estate properties, Springhouse at Newport News, Grove at Waterford, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, a mid-rise community in development known as 23Hundred @ Berry Hill, North Park Towers and Lansbrook Village, were as follows:

Property	Land	Building and Improvements	Construction in Progress	Furniture, Fixtures and Equipment	Totals
MDA	$9,500,000	$51,557,101	$—	$659,685	$61,716,786
Lansbrook	6,912,000	49,456,641	—	1,175,860	57,544,501
Village Green Ann Arbor	4,200,000	51,290,114	84,723	1,017,273	56,592,110
Springhouse	6,500,000	27,693,513	—	1,167,771	35,361,284
23Hundred@Berry Hill	5,000,000	20,738,728	4,377,453	1,529,487	31,645,668
Grove	3,800,000	24,594,797	2,273	827,780	29,224,850
Enders	5,453,486	22,108,049	—	1,176,975	28,738,510
North Park Towers	1,400,000	13,085,628	—	522,152	15,007,780
	$42,765,486	$260,524,571	$4,464,449	$8,076,983	$315,831,489
Less: Accumulated Depreciation	—	6,670,129	—	1,055,638	7,725,767
Totals	$42,765,486	$253,854,442	$4,464,449	$7,021,345	$308,105,722

Depreciation expense was $2,174,242 and $3,393,465 for the three and six months ended June 30, 2014, respectively and $1,067,163 and $2,130,930 for the three and six months ended June 30, 2013, respectively.

Costs of intangibles related to our consolidated investments in real estate consist of the value of in-place leases and deferred financing costs. In-place leases are amortized over the remaining term of the in-place leases, approximately a six-month term, and deferred financing costs are amortized over the life of the related loan. Amortization expense related to our in-place leases and deferred financing costs was $1,663,481 and $1,735,864 for the three and six months ended June 30, 2014, respectively. Amortization expense related to our in-place leases and deferred financing costs was $408,704 and $1,224,488 for the three and six months ended June 30, 2013, respectively.

Substantially concurrently with the completion of the IPO, we completed a series of related contribution transactions pursuant to which we acquired indirect equity interests in four apartment properties, and a 100% fee simple interest in a fifth apartment property for an aggregate asset value of $152.3 million (inclusive of Oak Crest which is accounted for under the equity method and Springhouse, which has been reported as consolidated for the periods presented). Since the completion of the IPO, the Company purchased an additional property for $58.6 million and made an aggregate of $10.2 million in preferred equity investments in two development projects. The total projected development cost for the two development projects, comprised of 636 units including land acquisition, is approximately $118.6 million.

Note 5 — Acquisition of Real Estate

The following describes the Company’s significant acquisition activity during 2014:

Acquisition of North Park Towers

On April 3, 2014, the Company, through BRG North Park Towers, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership, or BRG North Park Towers, acquired all of North Park Towers’, or NPT’s, right, title and interest in a 100% fee simple interest in a 313-unit multifamily property located in Southfield, Michigan, or the NPT Property, pursuant to a contribution agreement, or the NPT Contribution Agreement. As consideration for the 100% fee simple interest of NPT in the NPT Property, or the NPT Consideration, the Operating Partnership issued 282,759 units of limited partnership interest in the Operating Partnership, or OP Units, with an approximate value of $4.1 million (net

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Acquisition of Real Estate  – (continued)

of assumed mortgages) to NPT, which, subsequent to the one-year anniversary after their receipt by NPT, will be redeemable for cash or exchangeable at the Company’s option for shares of the Company’s Class A common stock on a one-for-one basis, subject to certain adjustments. The NPT Consideration was subject to certain prorations and adjustments typical in a real estate transaction and was based on the value of the equity interest of NPT in the NPT Property, which equity valuation was based on an independent third party appraisal of the NPT Property.

As further consideration for the 100% fee simple interest of NPT in the NPT Property, on April 3, 2014, the Company and the Operating Partnership entered into that certain Joinder By and Agreement of New Indemnitor, or NPT Joinder Agreement, with U.S. Bank National Association, as trustee for the benefit of the holders of COMM 2014-CCRE14 Mortgage Trust Commercial Mortgage Pass-Through Certificates, or the NPT Lender, pursuant to which R. Ramin Kamfar, the Company’s Chairman of the Board and Chief Executive Officer, was released from his obligations under that certain Guaranty of Recourse Obligations dated as of December 24, 2013, and that certain Environmental Indemnity Agreement dated as of December 24, 2013, both of which are related to approximately $11.5 million of indebtedness encumbering the NPT Property, and the Company and the Operating Partnership will serve as replacement guarantors and indemnitors.

In conjunction with the consummation of the NPT Contribution Agreement and the purchase and sale of the NPT Property, BPM received a disposition fee of approximately $468,000, which disposition fee was paid in the form of 32,276 OP Units, which OP Units which would have otherwise been paid to NPT. Additionally, the Former Advisor received an acquisition fee of approximately $390,000 under the Advisory Agreement, which acquisition fee was paid in the form of 26,897 LTIP Units. The Advisory Agreement was terminated in connection with the completion of the IPO.

Acquisition of Interest in Village Green of Ann Arbor

On April 2, 2014, the Company, through BRG Ann Arbor, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership, or BRG Ann Arbor, acquired all of Bluerock Special Opportunity + Income Fund II, LLC’s, or Fund II’s, right, title and interest in and to a 58.6084% limited liability company interest, or the Fund II VG Interest, in BR VG Ann Arbor JV Member, LLC, a Delaware limited liability company, or Ann Arbor JV Member, and all of Bluerock Special Opportunity + Income Fund III, LLC’s, or Fund III’s, right, title and interest in and to a 38.6084% limited liability company interest, or the Fund III VG Interest, in Ann Arbor JV Member, which is the owner and holder of a 50% limited liability company interest in Village Green of Ann Arbor Associates, LLC, a Michigan limited liability company, or VG Ann Arbor, which is the fee simple owner of a 520-unit multifamily property located in Ann Arbor, Michigan, or the Village Green Property. The acquisition of the Fund II VG Interest and the Fund III VG Interest, or collectively, the VG Interests, was made pursuant to a contribution agreement, or the VG Contribution Agreement.

As consideration for the Fund II VG Interest, the Company issued 293,042 unregistered shares of its Class A common stock with an approximate value of $4.2 million to Fund II, and as consideration for the Fund III VG Interest, the Company issued 193,042 unregistered shares of its Class A common stock with an approximate value of $2.8 million to Fund III, or collectively, the VG Consideration. The VG Consideration was subject to certain prorations and adjustments typical in a real estate transaction and was based on the value of the indirect equity interest of Fund II and Fund III in the Village Green Property, which indirect equity valuation was based on an independent third party appraisal of the Village Green Property.

As further consideration for the VG Interests, on April 2, 2014, the Company entered into that certain Consent Agreement with Deutsche Bank Trust Company Americas, as Trustee for the Registered Holders of Wells Fargo Commercial Mortgage Securities Inc. Multifamily Mortgage Pass-Through Certificates, Series 2013-K26, or the VG Lender, VG Ann Arbor, Fund II, Fund III, BRG Ann Arbor, the Operating Partnership and Jonathan Holtzman, which Consent Agreement released Fund II and Fund III from their

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Acquisition of Real Estate  – (continued)

obligations under that certain Guaranty entered into with the VG Lender, related to an approximate $43.2 million loan originally made by KeyCorp Real Estate Capital Markets, Inc., which loan encumbers the Village Green Property.

In conjunction with the consummation of the VG Contribution Agreement and the purchase and sale of the VG Interests, BR SOIF Manager II, LLC, or Fund II Manager, and BR SOIF III Manager, LLC, or Fund III Manager, received respective disposition fees of approximately $300,000 and $200,000 under the management agreements for Fund II and Fund III, respectively, which disposition fees were paid in the form of 23,322 and 11,523 unregistered shares of the Company’s Class A common stock, which would otherwise have been issued to Fund II and Fund III, respectively. Additionally, the Former Advisor received an acquisition fee of approximately $700,000 under the Advisory Agreement, which was paid in the form of 48,357 LTIP Units. The Advisory Agreement was terminated in connection with the completion of the IPO.

Acquisition of Additional Interest in Springhouse at Newport News

On April 2, 2014, the Company acquired through BEMT Springhouse, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership, all of Bluerock Special Opportunity + Income Fund, LLC's, or Fund I’s, right, title and interest in and to a 49% limited liability company interest, or the Springhouse Interest, in BR Springhouse Managing Member, LLC, a Delaware limited liability company, which is the owner and holder of a 75% limited liability company interest in BR Hawthorne Springhouse JV, LLC, a Delaware limited liability company, which is the sole owner and holder of 100% of the limited liability company interests in BR Springhouse, LLC, a Delaware limited liability company, which is the fee simple owner of a 432-unit multifamily property located in Newport News, Virginia, or the Springhouse Property, in which the Company previously owned a 38.25% indirect equity interest. The acquisition of the Springhouse Interest was made pursuant to a contribution agreement, or the Springhouse Contribution Agreement.

The Company purchased the Springhouse Interest from Fund I in exchange for approximately $3.5 million in cash, or the Springhouse Consideration. The Springhouse Consideration was subject to certain prorations and adjustments typical in a real estate transaction and was based on the value of the indirect equity interest of Fund I in the Springhouse Property, which indirect equity valuation was based on an independent third party appraisal of the Springhouse Property.

As further consideration for the Springhouse Interest, on April 2, 2014, the Company entered into that certain Indemnity Agreement with James G. Babb, III and R. Ramin Kamfar, pursuant to which, subject to certain exceptions, the Company agreed to indemnify and hold Mr. Babb and Mr. Kamfar, or collectively, the Guarantors, harmless from and against any loss, claim, liability or cost incurred by the Guarantors, or either of them, pursuant to the terms of those certain Guaranties provided by the Guarantors in conjunction with the indebtedness encumbering the Springhouse Property in the original principal amount of $23.4 million, or the Springhouse Loan, and the terms of that certain Backstop Agreement pursuant to which the Guarantors and other guarantors of the Springhouse Loan agreed to allocate amongst themselves liability which they might incur under the Guaranties or other guaranties provided in conjunction with the Springhouse Loan and to which the other guarantors are a party.

In conjunction with the consummation of the Springhouse Contribution Agreement and the purchase and sale of the Springhouse Interest, Bluerock received a disposition fee of approximately $350,000 under the management agreement for Fund I, which disposition fee was paid in cash and deducted from the Springhouse Consideration paid to Fund I. Additionally, the Former Advisor received an acquisition fee of approximately $300,000 under the Advisory Agreement, which acquisition fee was paid in the form of 20,593 LTIP Units. The Advisory Agreement was terminated in connection with the completion of the IPO.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Acquisition of Real Estate  – (continued)

Acquisition of Interest in Grove at Waterford

On April 2, 2014, the Company, through BRG Waterford, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership, acquired all of Fund I’s right, title and interest in and to a 10% limited liability company interest, or the Fund I Waterford Interest, in BR Waterford JV Member, LLC, a Delaware limited liability company, or Waterford JV Member, and all of Fund II’s right, title and interest in and to a 90% limited liability company interest, or the Fund II Waterford Interest, in Waterford JV Member, which is the owner and holder of a 60% limited liability company interest in Bell BR Waterford Crossing JV, LLC, a Delaware limited liability company, which is the fee simple owner of a 252-unit multifamily property located in Hendersonville, Tennessee, or the Waterford Property. The acquisition of the Fund I Waterford Interest and the Fund II Waterford Interest, or collectively, the Waterford Interests, was made pursuant to a contribution agreement, or the Waterford Contribution Agreement.

As consideration for the Fund I Waterford Interest, the Company paid approximately $600,000 in cash to Fund I, and as consideration for the Fund II Waterford Interest, the Company issued 361,241 unregistered shares of its Class A common stock with an approximate value of $5.2 million to Fund II, collectively, the Waterford Consideration. The Waterford Consideration was subject to certain prorations and adjustments typical in a real estate transaction and was based on the value of the indirect equity interest of Fund I and Fund II in the Waterford Property, which indirect equity valuation was based on an independent third party appraisal of the Waterford Property.

As further consideration for the Waterford Interests, the Company entered into that certain Assumption and Release Agreement, or the Release Agreement, related to approximately $20.1 million of indebtedness encumbering the Waterford Property, which Release Agreement provides for the assumption by the Company of the obligations of Fund I and Fund II under the terms of that certain Guaranty of Non-Recourse Obligations dated April 4, 2012, related to an approximate $20.1 million loan originally made by Walker & Dunlop, LLC, as subsequently assigned to Fannie Mae, which loan encumbers the Waterford Property.

In conjunction with the consummation of the Waterford Contribution Agreement and the purchase and sale of the Waterford Interests, Fund II Manager received a disposition fee of approximately $300,000 under the management agreement for Fund II, which disposition fee was paid in the form of 22,196 unregistered shares of the Company’s Class A common stock, which shares of Class A common stock would otherwise have been issued to Fund II. Further in connection with the Waterford Contribution Agreement and the purchase and sale of the Waterford Interests, Bluerock received a disposition fee of approximately $50,000 under the management agreement for Fund I, which disposition fee was paid in cash and deducted from the amount payable by the Company to Fund I. Additionally, the Former Advisor received an acquisition fee of approximately $450,000 under the Advisory Agreement, which acquisition fee was paid in the form of 30,828 LTIP Units. The Advisory Agreement was terminated in connection with the completion of the IPO.

Acquisition of Interest in Lansbrook Village

On May 23, 2014, Fund II, sold a 32.67% limited liability company interest in BR Lansbrook JV Member, LLC, or BR Lansbrook JV Member, to BRG Lansbrook, LLC, a wholly owned subsidiary of our Operating Partnership, for a purchase price of approximately $5.4 million in cash, and Fund III, sold a 52.67% limited liability company interest in BR Lansbrook JV Member to BRG Lansbrook, LLC, for a purchase price of approximately $8.8 million in cash. BR Lansbrook JV Member is the owner and holder of a 90% limited liability company interest in BR Carroll Lansbrook JV, LLC, which, as of June 30, 2014, owned 576 condominium units being operated as an apartment community within a 774-unit condominium property known as Lansbrook Village located in Palm Harbor, Florida, or the Lansbrook property. As further consideration for the Lansbrook acquisition, the Company was required to provide certain standard scope non-recourse carveout guarantees (and related hazardous materials indemnity agreements) related to approximately $42.0 million of indebtedness encumbering the Lansbrook property through a joinder to the loan agreement. The transaction was unanimously approved by the independent members of our Board. The

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Acquisition of Real Estate  – (continued)

purchase price paid for the acquired interest was based on the amounts capitalized by Fund II and Fund III in the Lansbrook property plus an 8% annualized return for the period they held their respective interests in BR Lansbrook JV Member. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $183,689. Fund II and Fund III will continue to own a 7.33% and 7.33%, respectively, limited liability interest in BR Lansbrook JV Member.

The above acquisitions have been accounted for as business combinations. The purchase prices were allocated to the acquired assets and liabilities based on their estimated fair values at the dates of acquisition. The preliminary measurements of fair value reflected below are subject to change. The Company expects to finalize the valuations and complete the purchase price allocations within one year from the dates of acquisition.

The following table summarizes the Company's preliminary allocations of the purchase prices of assets acquired and liabilities assumed during 2014 which have yet to be finalized:

Preliminary Purchase Price Allocation
Land	$16,252,000
Building	120,983,328
Building improvements	3,192,975
Land improvements	13,753,490
Furniture and fixtures	3,341,114
In-place leases	4,170,018
Total	$161,692,925

Note 6 — Equity Method Investments

Following is a summary of the Company’s ownership interest in the investments we report under the equity method of accounting, representative of The Estates at Perimeter/Augusta and the Villas at Oak Crest at June 30, 2014 and December 31, 2013.

Property	Joint Venture Interest	Managing Member LLC Interest	Indirect Equity Interest in Property
The Estates at Perimeter/Augusta	50.00%	50.00%	25.00%
Villas at Oak Crest	93.42%	71.90%	67.17%

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Equity Method Investments  – (continued)

The carrying amount of the Company’s investment in The Estates at Perimeter/Augusta and the Villas at Oak Crest unconsolidated joint ventures was $4,255,162 and $1,254,307 as of June 30, 2014 and December 31, 2013, respectively. Summary unaudited financial information for The Estates at Perimeter/Augusta and the Villas at Oak Crest Balance Sheets as of June 30, 2014 and December 31, 2013 and Operating Statements for the three and six months ended June 30, 2014 and 2013, is as follows:

	June 30, 2014	December 31, 2013
Balance Sheets:
Real estate, net of depreciation	$35,899,614	$22,188,399
Other assets	1,022,263	394,866
Total assets	$36,921,877	$22,583,265
Mortgage payable	$29,759,369	$17,600,839
Other liabilities	576,299	139,465
Total liabilities	$30,335,668	$17,740,304
Stockholders’ equity	6,586,209	4,842,961
Total liabilities and stockholders’ equity	$36,921,877	$22,583,265

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Statement:
Rental revenues	$1,189,189	$666,864	$1,822,946	$1,317,762
Operating expenses	(507,786)	(247,608)	(771,989)	(437,769)
Income before debt service, acquisition costs, and depreciation and amortization	681,403	419,256	1,050,957	879,993
Mortgage interest	(345,540)	(190,705)	(531,785)	(380,110)
Acquisition costs	—	—	—	—
Depreciation and amortization	(338,147)	(197,400)	(537,918)	(394,069)
Net income	(2,284)	31,151	(18,746)	105,814
Net loss attributable to JV partners	3,121	(28,720)	14,451	(86,951)
	837	2,431	(4,295)	18,863
Amortization of deferred financing costs paid on behalf of joint ventures	(321)	(321)	(642)	(642)
Equity in earnings (loss) of unconsolidated joint ventures	$516	$2,110	$(4,937)	$18,221

Acquisition of Interest in Villas at Oak Crest

On April 2, 2014, the Company, through BRG Oak Crest, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership, acquired all of Fund II’s right, title and interest in and to a 93.432% limited liability company interest, or the Oak Crest Interest, in BR Oak Crest Villas, LLC, a Delaware limited liability company, which is the owner and holder of a 71.9% limited liability company interest in Oak Crest Villas JV, LLC, a Delaware limited liability company, which is the owner and holder of 100% of the limited liability company interests in Villas Partners, LLC, a Delaware limited liability company, which is the fee simple owner of a 209-unit multifamily property located in Chattanooga, Tennessee, or the Oak Crest Property. The acquisition of the Oak Crest Interest was made pursuant to a contribution agreement, or the Oak Crest Contribution Agreement. The Oak Crest Interest is a preferred equity investment that earns a preferred return of 15%.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Equity Method Investments  – (continued)

As consideration for the Oak Crest Interest, the Company issued 200,143 unregistered shares of its Class A common stock, with an approximate value of $2.9 million, to Fund II, or the Oak Crest Consideration. The Oak Crest Consideration was subject to certain prorations and adjustments typical in a real estate transaction and was based on the value of the indirect equity interest of Fund II in the Oak Crest Property, which indirect equity valuation was based on an independent third party appraisal of the Oak Crest Property.

In conjunction with the consummation of the Oak Crest Contribution Agreement and the purchase and sale of the Oak Crest Interest, Fund II Manager received a disposition fee of approximately $200,000 under the management agreement for Fund II, which disposition fee was paid in the form of 15,474 unregistered shares of the Company’s Class A common stock, which shares of Class A common stock would otherwise have been issued to Fund II. Additionally, the Former Advisor received an acquisition fee of approximately $300,000 under the Advisory Agreement, which acquisition fee was paid in the form of 19,343 LTIP Units. The Advisory Agreement was terminated in connection with the completion of the IPO.

Note 7 — Mortgages Payable

The following table summarizes certain information as of June 30, 2014, with respect to the Company’s indebtedness:

Property	Outstanding Principal	Interest Rate	Fixed/Floating	Maturity Date
Springhouse at Newport News	$22,676,269	5.66%	Fixed	January 1, 2020
Enders Place at Baldwin Park	17,500,000	3.97%	Fixed	November 1, 2022
23Hundred@Berry Hill	22,940,368	3.00% (1)	Floating	September 30, 2015
MDA City Apartments	37,600,000	5.35%	Fixed	January 1, 2023
Village Green Ann Arbor	43,200,000	3.92%	Fixed	October 1, 2022
Grove at Waterford	20,100,000	3.59%	Fixed	May 1, 2019
North Park Towers	11,500,000	5.65%	Fixed	January 6, 2024
Lansbrook Village	42,000,000	4.45%	Fixed	March 31, 2018
Total	$217,516,637
FMV Adjustment	767,310
Total	$218,283,947

(1)	The construction loan is based on a floating rate, which is benchmarked to three-month Libor plus 2.75% during construction and three-month Libor plus 2.50% upon construction completion.

Note 8 — Line of Credit

As of December 31, 2013, the outstanding balance on the Company's working capital line of credit provided by Fund II and Fund III, both of which are affiliates of Bluerock, or the Fund LOC, was $7,571,223. On April 2, 2014, the Fund LOC was paid in full with the proceeds of the IPO and extinguished. As a result, there is no outstanding balance as of June 30, 2014.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value of Financial Instruments

As of June 30, 2014 and December 31, 2013, the Company believes the carrying values of cash and cash equivalents and receivables and payables from affiliates, accounts payable, accrued liabilities, distributions payable and mortgages payable approximate their fair values based on their highly-liquid nature and/or short-term maturities, including prepayment options. As of June 30, 2014, the carrying value and approximate fair value of the mortgages payables, as presented on the balance sheet, were $218.3 million and $219.7 million respectively. The fair value of mortgages payables is estimated based on the Company’s current interest rates (Level 3 inputs) for similar types of borrowing arrangements.

Note 10 — Related Party Transactions

In connection with the Company’s investments in the Enders Place at Baldwin Park, the Berry Hill and MDA Apartments properties, it entered into the Fund LOC with Fund II and Fund III. Cash payments by the Company on the Fund LOC for the three months ended March 31, 2014 were $186,688, including interest. At December 31, 2013 and March 31, 2014, the outstanding balance on the Fund LOC was $7,571,223. On April 2, 2014, the Fund LOC was paid in full with the proceeds of the IPO and extinguished.

In connection with the Company’s acquisition of an interest in the Villas at Oak Crest, the Company assumed a receivable of $302,763 from Fund II related to accrued interest on Fund II’s investment in the Villas at Oak Crest prior to the contribution of their interest to the Company. As of June 30, 2014, the Company has recorded a payable to Fund II for this amount.

As of March 31, 2014, we were externally managed by our Former Advisor pursuant to the Advisory Agreement. In connection with the completion of the IPO, we terminated our Advisory Agreement with our Former Advisor, and we entered into a new management agreement, or Management Agreement, with BRG Manager, LLC, an affiliate of Bluerock, or the Manager, on April 2, 2014. The disclosure below describes the terms and conditions of the Management Agreement, which became effective as of April 2, 2014, and the Advisory Agreement, which was effective for the reported periods prior to April 2, 2014.

Management Agreement

The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the investment guidelines and other policies that are approved and monitored by the Company’s board of directors, or the Board. The Manager’s role as manager will be under the supervision and direction of the Board. Specifically, the Manager will be responsible for (1) the selection, purchase and sale of the Company’s portfolio investments, (2) the Company’s financing activities, and (3) providing the Company with advisory services.

Pursuant to the terms of the Management Agreement, the Manager provides the Company with a management team, including a chief executive officer, president, chief accounting officer and chief operating officer, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company. None of the officers or employees of the Manager are dedicated exclusively to the Company.

We pay the Manager a base management fee in an amount equal to the sum of: (A) 0.25% of the Company’s stockholders’ existing and contributed equity prior to the IPO and in connection with our contribution transactions, per annum, calculated quarterly based on the Company’s stockholders’ existing and contributed equity for the most recently completed calendar quarter and payable in quarterly installments in arrears in cash, and (B) 1.5% of the equity per annum of the Company’s stockholders who purchase shares of the Company’s Class A common stock, calculated quarterly based on their equity for the most recently completed calendar quarter and payable in quarterly installments in arrears. The base management fee is payable independent of the performance of the Company’s investments. The base management fee expense accrued for the Manager for both the three and six months ended June 30, 2014 was $217,965.

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Note 10 — Related Party Transactions  – (continued)

The Company also pays the Manager an incentive fee with respect to each calendar quarter in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) the Company’s adjusted funds from operations, or AFFO, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in the IPO and in future offerings and transactions, multiplied by the weighted average number of all shares of the Company’s Class A common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of Class A common stock, LTIP Units, and other shares of common stock underlying awards granted under the Incentive Plans and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to the IPO, and (B) 8%, and (2) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the closing date of the IPO, whichever is less. For purposes of calculating the incentive fee during the first 12 months after completion of the IPO, AFFO will be determined by annualizing the applicable period following completion of the IPO. One half of each quarterly installment of the incentive fee will be payable in LTIP Units, calculated pursuant to the formula above. The remainder of the incentive fee will be payable in cash or in LTIP Units, at the election of the Board, in each case calculated pursuant to the formula above. Management fee expense of $340,676 was recorded for the three and six months ended June 30, 2014 related to the LTIP units granted in connection with the IPO. There were no incentive fees paid to the Manager during both the three and six months ended June 30, 2014.

The Company is also required to reimburse the Manager for certain expenses and pay all operating expenses, except those specifically required to be borne by the Manager under the Management Agreement.

The initial term of the Management Agreement expires on the third anniversary of the closing of the IPO and will be automatically renewed for a one-year term on each anniversary date thereafter unless previously terminated in accordance with the terms of the Management Agreement. Following the initial term of the Management Agreement, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of the Company’s independent directors, based upon (1) unsatisfactory performance that is materially detrimental to the Company, or (2) the Company’s determination that the fees payable to the Manager are not fair, subject to the Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the fees agreed to by at least two-thirds of the Company’s independent directors. The Company must provide 180 days’ prior notice of any such termination. Unless terminated for cause, as further described in the Management Agreement, the Manager will be paid a termination fee equal to three times the sum of the base management fee and incentive fee earned, in each case, by the Manager during the 12-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. The Company may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, for cause with 30 days’ prior written notice from the Board.

During the initial three-year term of the Management Agreement, the Company may not terminate the Management Agreement except as described above or in the following circumstance: At the earlier of (i) April 2, 2017, three years following the completion of the IPO, and (ii) the date on which the value of the Company’s stockholders’ equity exceeds $250 million, the Board may, but is not obligated to, internalize the Company’s management. The Manager may terminate the Management Agreement if it becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company would not be required to pay a termination fee. In addition, if the Company defaults in the performance of any material term of the Management Agreement and the default continues for a period of 30 days after written notice to the Company, the Manager

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Note 10 — Related Party Transactions  – (continued)

may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by the Manager upon a breach by the Company, the Company is required to pay the Manager the termination fee described above.

Advisory Agreement

Prior to the entry by the Company into the Management Agreement upon the completion of the IPO and the concurrent termination of the Advisory Agreement, the Former Advisor performed its duties and responsibilities as the Company’s fiduciary under the Advisory Agreement. The Advisory Agreement had a one-year term expiring October 14, 2014, and was renewable for an unlimited number of successive one-year periods upon the mutual consent of the Company and its Advisor. The Former Advisor conducted the Company’s operations and managed its portfolio of real estate investments under the terms of the Advisory Agreement.

The Former Advisor was entitled to receive a monthly asset management fee for the services it provided pursuant to the Advisory Agreement. On September 26, 2012, the Company amended the Advisory Agreement to reduce the monthly asset management fee from one-twelfth of 1.0% of the higher of the cost or the value of each asset to one-twelfth of 0.65% of the higher of the cost or the value of each asset, where (A) cost equals the amount actually paid, excluding acquisition fees and expenses, to purchase each asset it acquires, including any debt attributable to the asset (including any debt encumbering the asset after acquisition), provided that, with respect to any properties the Company develops, constructs or improves, cost will include the amount expended by the Company for the development, construction or improvement, and (B) the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee was based only on the portion of the cost or value attributable to our investment in an asset if the Company did not own all of an asset.

Pursuant to the Advisory Agreement, the Former Advisor was entitled to receive an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, the Company amended its Advisory Agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment was equal to the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment. The purchase price allocable for joint venture investments was equal to the product of (1) the purchase price of the underlying property and (2) the Company’s ownership percentage in the joint venture. Total acquisition and disposition expenses of $3,148,729 and $65,462 were incurred during the three months ended June 30, 2014 and June 30, 2013, respectively, of which $2,117,237 and none were for the Former Advisor for the three months ended June 30, 2014 and 2013, respectively. Total acquisition and disposition expenses of $3,967,789 and $143,018 were incurred during the six months ended June 30, 2014 and June 30, 2013, respectively, of which $2,187,183 and $77,556 were for the Former Advisor for the six months ended June 30, 2014 and 2013, respectively.

The Former Advisor was also entitled to receive a financing fee for any loan or line of credit, made available to the Company. The Former Advisor was entitled to re-allow some or all of this fee to reimburse third parties with whom it subcontracted to procure such financing for the Company. On October 21, 2013, the Company amended its Advisory Agreement to decrease the financing fee from 1.0% to 0.25% of any loan made to the Company. In addition, to the extent the Former Advisor provided a substantial amount of services in connection with the disposition of one or more of our properties or investments (except for securities traded on a national securities exchange), the Former Advisor would receive fees equal to the lesser of (A) 1.5% of the sales price of each property or other investment sold or (B) 50% of the selling commission that would have been paid to a third-party broker in connection with such a disposition. In no event were disposition fees paid to the Former Advisor or its affiliates and unaffiliated third parties to exceed in the aggregate 6% of the

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Note 10 — Related Party Transactions  – (continued)

contract sales price. On October 21, 2013, the Company amended its Advisory Agreement to change the disposition fee to only 1.5% of the sales price of each property or other investment sold, such that the disposition fee was no longer determined based on selling commissions payable to third-party sales brokers.

In addition to the fees payable to the Former Advisor, the Company reimbursed the Former Advisor for all reasonable expenses incurred in connection with services provided to the Company, subject to the limitation that it would not reimburse any amount that would cause the Company’s total operating expenses at the end of the four preceding fiscal quarters to exceed the greater of 2% of our average invested assets or 25% of its net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of our assets for the period. Notwithstanding the above, the Company was permitted to reimburse amounts in excess of the limitation if a majority of its independent directors determined such excess amount was justified based on unusual and non-recurring factors. If such excess expenses were not approved by a majority of the Company’s independent directors, the Former Advisor was required to reimburse us at the end of the four fiscal quarters the amount by which the aggregate expenses during the period paid or incurred by us exceeded the limitations provided above. The Company was not permitted to reimburse the Former Advisor for personnel costs in connection with services for which the Former Advisor received acquisition, asset management or disposition fees. Due to the limitation discussed above and because operating expenses incurred directly by the Company exceeded the 2% threshold, the Board of Directors, including all of its independent directors, reviewed the total operating expenses for the four fiscal quarters ended December 31, 2013 and the Company’s total operating expenses for the four fiscal quarters ended March 31, 2014 and unanimously determined the excess amounts to be justified because of the costs of operating a public company in its early stage of operation and the Company’s initial difficulties with raising capital, which are expected to be non-recurring. As the Board of Directors has previously approved such expenses, all operating expenses for the year ended 2013 and the three months ended March 31, 2014 have been expensed as incurred.

The Company issued 1,000 shares of convertible stock, par value $0.01 per share, to the Former Advisor. Pursuant to the Advisory Agreement, upon completion of the IPO, the convertible stock was convertible to shares of common stock if and when: (A) the Company has made total distributions on the then outstanding shares of its common stock equal to the original issue price of those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares or (B) subject to specified conditions, the Company listed its common stock for trading on a national securities exchange. We listed shares of our Class A common stock on the NYSE MKT on March 28, 2014. At that time, the terms for converting the convertible stock would not be achieved and we amended our charter on March 26, 2014 to remove the convertible stock as an authorized class of our capital stock.

In general, the Company contracts property management services for certain properties directly to non-affiliated third parties, in which event it was to pay the Former Advisor an oversight fee equal to 1% of monthly gross revenues of such properties.

All of the Company’s executive officers and some of its directors are also executive officers, managers and/or holders of a direct or indirect controlling interest in the Manager and other Bluerock-affiliated entities. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to the Company and its stockholders.

Some of the material conflicts that the Manager or its affiliates face are: 1) the determination of whether an investment opportunity should be recommended to us or another Bluerock-sponsored program or Bluerock-advised investor; 2) the allocation of the time of key executive officers, directors, and other real estate professionals among the Company, other Bluerock-sponsored programs and Bluerock-advised investors, and the activities in which they are involved; 3) the fees received by the Manager and its affiliates in

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Note 10 — Related Party Transactions  – (continued)

connection with transactions involving the purchase, management and sale of investments regardless of the quality of the asset acquired or the service provided us; and 4) the fees received by the Manager and its affiliates.

During the first quarter of 2014, the Company was reimbursed approximately $508,000 by our Former Advisor for certain organizational and offering costs related to the Company's continuous registered offering on Form S-11 (File No. 333-153135).

Pursuant to the terms of the Advisory Agreement and the Management Agreement, summarized below are the related party amounts payable to our Former Advisor and the Manager, as of June 30, 2014 and December 31, 2013.

	June 30, 2014	December 31, 2013
Amounts Payable to the Former Advisor under our Prior and Terminated Advisory Agreement
Asset management and oversight fees	$404,147	$966,396
Acquisition fees and disposition fees	739,978	801,169
Financing fees	35,670	35,670
Reimbursable operating expenses	3,178	295,146
Reimbursable offering costs	16,116	193,112
Reimbursable organizational costs	—	49,931
Total to the Former Advisor	$1,199,089	$2,341,424
Amounts Payable to the Manager under the New Management Agreement
Base management fee	217,965	—
Total related-party amounts payable to Former Advisor and Manager	$1,417,054	$2,341,424

As of June 30, 2014 and December 31, 2013, we had $311,690 and $17,748, respectively, in payables due to related parties other than our Manager and Former Advisor.

As of June 30, 2014 and December 31, 2013, we had $37,082 and $8,960, respectively, in receivables due to us from related parties other than our Manager and Former Advisor.

Note 11 — Stockholders’ Equity

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders, less dividends on restricted stock expected to vest plus gains on redemptions on common stock, by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the sum of the weighted average number of common shares outstanding and any potential dilutive shares for the period. Net income (loss) attributable to common stockholders is computed by adjusting net income (loss) for the non-forfeitable dividends paid on non-vested restricted stock.

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Note 11 — Stockholders’ Equity  – (continued)

The following table reconciles the components of basic and diluted net loss per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss from continuing operations attributable to common stockholders(3)	$(4,480,878)	$(1,175,611)	(5,573,814)	$(2,332,760)
Dividends on restricted stock expected to vest and operating partnership units(3)	(82,820)	(2,618)	(45,111)	(5,417)
Gain on redemption of common stock(2)	—	(300)	—	1,575
Basic net loss from continuing operations attributable to common stockholders(3)	$(4,563,698)	$(1,178,529)	$(5,618,925)	$(2,336,602)
Basic net (loss) income from discontinued operations attributable to common stockholders(3)	$(55,115)	$(20,554)	$8,925	$(89,537)
Weighted average common shares outstanding(3)	5,823,296	1,030,392	3,452,032	1,012,870
Potential dilutive shares(1)	—	—	—	—
Weighted average common shares outstanding and potential dilutive shares(4)	5,823,296	1,030,392	3,452,032	1,012,870
Basic loss from continuing operations per share(3)	$(0.78)	$(1.14)	$(1.63)	$(2.31)
Basic (loss) income from discontinued operations per share(3)	$(0.01)	$(0.02)	$0.00	$(0.09)
Diluted loss from continued operations per share(4)	$(0.78)	$(1.14)	$(1.63)	$(2.31)
Diluted (loss) income from discontinued operations per share(4)	$(0.01)	$(0.02)	$0.00	$(0.09)

The number of shares and per share amounts for the prior period have been retroactively restated to reflect the two reverse stock splits of the Class B common stock discussed below.

(1)	Excludes 5,933 and 6,199 shares of Class B common stock and 279,652 and 140,598 Operating Partnership units for the three and six months ended June 30, 2014, respectively, and 6,593 and 6,859 shares of Class B common stock for the three and six months ended June 30, 2013, respectively, related to non-vested restricted stock and Operating Partnership Units, as the effect would be anti-dilutive. Also excludes any potential dilution related to the 1,000 shares of convertible stock outstanding as of June 30, 2013, as there would be no conversion into common shares.
(2)	Represents the difference between the fair value and carrying amount of the common stock upon redemption.
(3)	For 2014, amounts relate to Class A, Class B-1, B-2, B-3 common shares and Long-Term Incentive Plan Units outstanding. For 2013, amounts relate to common shares outstanding.
(4)	For 2014, amounts relate to Class A, Class B-1, B-2, B-3 common shares and Operating Partnership and Long-Term Incentive Plan Units outstanding. For 2013, amounts relate to common shares outstanding.

Common Stock

The Company raised capital in a continuous registered offering, carried out in a manner consistent with offerings of non-listed REITs, from its inception until September 9, 2013, when it terminated the continuous registered offering in connection with the Board of Directors’ consideration of strategic alternatives to

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Note 11 — Stockholders’ Equity  – (continued)

maximize value to its stockholders. Through September 9, 2013, the Company had raised an aggregate of $22.6 million in gross proceeds through its continuous registered offering, including its distribution reinvestment plan.

On January 23, 2014, the Company's stockholders approved the second articles of amendment and restatement to our charter, or Second Charter Amendment, that provided, among other things, for the designation of a new share class of Class A common stock, and for the change of each existing outstanding share of our common stock into:

•	1/3 of a share of our Class B-1 common stock; plus
•	1/3 of a share of our Class B-2 common stock; plus
•	1/3 of a share of our Class B-3 common stock.

This transaction was effective upon filing the Second Charter Amendment with the State Department of Assessments and Taxation of the State of Maryland on March 26, 2014. Immediately following the filing of the Second Charter Amendment, we effectuated a 2.264881 to 1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock, and on March 31, 2014, we effected an additional 1.0045878 to 1 reverse stock split of our outstanding shares of Class B-1 common stock, Class B-2 common stock and Class B-3 common stock.

We refer to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as “Class B” common stock. We listed our Class A common stock on the NYSE MKT on March 28, 2014. Our Class B common stock is identical to our Class A common stock, except that (i) we do not intend to list our Class B common stock on a national securities exchange, and (ii) shares of our Class B common stock will convert automatically into shares of Class A common stock at specified times, as follows:

•	March 23, 2015, in the case of our Class B-1 common stock;
•	September 19, 2015, in the case of our Class B-2 common stock; and
•	March 17, 2016, in the case of our Class B-3 common stock.

Operating Partnership and Long-Term Incentive Plan Units

On April 2, 2014, concurrently with the completion of the IPO, the Company entered into the Second Amended and Restated Agreement of Limited Partnership, or the Partnership Agreement Amendment, of its Operating Partnership, Bluerock Residential Holdings, L.P. Pursuant to the Partnership Agreement Amendment, the Company is the sole general partner of the Operating Partnership and may not be removed as general partner by the limited partners with or without cause. The limited partners of the Operating Partnership, which are also parties to the Partnership Agreement Amendment, are Bluerock REIT Holdings, LLC, our Manager, BR-NPT Springing Entity, LLC, or NPT, Bluerock Property Management, LLC, or BPM, and the Company’s former advisor, Bluerock Multifamily Advisor, LLC, or our Former Advisor, all of which are affiliates of the Company.

Prior to the completion of the IPO, the Company owned, directly and indirectly, 100% of the limited partnership units in the Operating Partnership. Effective as of the completion of the IPO, limited partners other than the Company now own approximately 9.87% of the Operating Partnership.

The Partnership Agreement Amendment provides, among other things, that the Operating Partnership initially has two classes of limited partnership interests, which are units of limited partnership interest, or OP Units, and the Operating Partnership’s long-term incentive plan units, or LTIP Units. In calculating the percentage interests of the partners of the Operating Partnership, holders of LTIP Units are treated as holders of OP Units and LTIP Units are treated as OP Units. In general, LTIP Units will receive the same per-unit distributions as the OP Units. Initially, each LTIP unit will have a capital account balance of zero and,

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Note 11 — Stockholders’ Equity  – (continued)

therefore, will not have full parity with OP Units with respect to liquidating distributions. However, the Partnership Agreement Amendment provides that “book gain,” or economic appreciation, in the Company’s assets realized by the Operating Partnership as a result of the actual sale of all or substantially all of the Operating Partnership’s assets or the revaluation of the Operating Partnership’s assets as provided by applicable U.S. Department of Treasury regulations will be allocated first to the holders of LTIP Units until the capital account per unit of LTIP unit holders is equal to the average capital account per-unit of the Company’s OP Units in the Operating Partnership. We expect that the Operating Partnership will issue OP Units to limited partners, including the Company, in exchange for capital contributions of cash or property, and will issue LTIP Units pursuant to the Company’s 2014 Equity Incentive Plan for Individuals and 2014 Equity Incentive Plan for Entities, or collectively the Incentive Plans, to persons who provide services to the Company, including the Company’s officers, directors and employees.

Pursuant to the Partnership Agreement Amendment, any holders of OP Units other than the Company or its subsidiaries, will receive redemption rights, which, subject to certain restrictions and limitations, will enable them to cause the Operating Partnership to redeem their OP Units in exchange for cash or, at the Company’s option, shares of the Company’s Class A common stock. The Company has agreed to file, not earlier than one year after the closing of the IPO, one or more registration statements registering the issuance or resale of shares of its Class A common stock issuable upon redemption of the OP Units issued upon conversion of LTIP Units, which include those issued to the Manager and the Former Advisor. Subject to certain exceptions, the Operating Partnership will pay all expenses in connection with the exercise of registration rights under the Partnership Agreement Amendment.

Share Repurchase Plan and Redeemable Common Stock

On June 27, 2013, following a meeting of its Board of Directors, the Company decided to explore strategic alternatives to enhance the growth of its portfolio. In anticipation of its review of strategic alternatives, the Board of Directors, including all of the Company’s independent directors, voted to suspend the Company’s share repurchase plan as of June 27, 2013 through the third quarter of 2013. In addition, the Company’s Board of Directors, including all of the Company’s independent directors, voted to suspend payment of pending repurchase requests under the share repurchase plan that were queued as of June 27, 2013 for repurchase.

On August 23, 2013, the Company’s Board of Directors, including all of the Company’s independent directors, voted to terminate the Company’s Distribution Reinvestment Plan, or the (“DRP”). The termination of the DRP eliminated the source of proceeds for the repurchase of shares under the share repurchase plan and, therefore, the Company’s Board of Directors, including all of the Company’s independent directors, voted to terminate the share repurchase plan, effective as of September 9, 2013.

The aggregate amount of any accrued redemptions and redeemable common stock were reclassified back to additional paid-in capital at that time.

Stock-based Compensation for Independent Directors

Prior to the Company’s IPO on April 2, 2014, the Company’s independent directors received an automatic grant of 5,000 shares of restricted stock on the initial effective date of the continuous registered offering and received an automatic grant of 2,500 shares of restricted stock when such directors were reelected at each annual meeting of the Company’s stockholders thereafter through the 2013 annual meeting on August 5, 2013. To the extent allowed by applicable law, the independent directors were required to pay any purchase price for these grants of restricted stock. The restricted stock vested 20% at the time of the grant and 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock receive distributions, whether vested or unvested. The value of the restricted stock granted was determined at the date of grant. Commencing with the Company’s IPO, the Directors will no longer receive automatic grants upon appointment or reelection at each annual meeting of the Company’s stockholders.

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Note 11 — Stockholders’ Equity  – (continued)

A summary of the status of the Company’s non-vested shares as of June 30, 2014, and changes during the six months ended June 30, 2014, is as follows:

Non Vested shares	Shares(1)	Weighted average grant-date fair value(1)
Balance at January 1, 2014	6,593	$150,000
Granted	—	—
Vested	(659)	(15,000)
Forfeited	—	—
Balance at June 30, 2014	5,934	$135,000

(1)	The number of shares and per share amounts for the prior period have been retroactively restated to reflect the two reverse stock splits of the Class B common stock discussed above.

At June 30, 2014, there was $93,750 of total unrecognized compensation cost related to unvested restricted stocks granted under the independent director compensation plan. The original cost is expected to be recognized over a period of four years. The total fair value of shares vested during the six months ended June 30, 2014 was $15,000.

The Company currently uses authorized and unissued shares to satisfy share award grants.

Distributions

On December 27, 2013, the Company's Board of Directors authorized, and the Company declared, distributions on its common stock, for the month of January 2014 at a rate of $0.05945211 per share to stockholders of record at the close of business on January 31, 2014. Distributions payable to each stockholder of record were paid in cash on February 3, 2014.

On March 13, 2014, the Company's Board of Directors authorized, and the Company declared, distributions on its common stock, for the month of February 2014, at a rate of $0.05369868 per share for stockholders of record at the end of business on February 28, 2014. Distributions payable to each stockholder of record were paid in cash on or before the 15th day of the following month.

On April 8, 2014, the Company's Board of Directors declared monthly distributions for the second quarter of 2014 equal to a quarterly rate of $0.29 per share on both the Company’s Class A common stock and Class B common stock, payable to the stockholders of record as of April 25, 2014, May 25, 2014 and June 25, 2014, which will be paid in cash on May 5, 2014, June 5, 2014 and July 5, 2014, respectively. Holders of OP and LTIP units are entitled to receive “distribution equivalents” at the same time as dividends are paid to holders of the Company's Class A common stock.

The declared dividends equal a monthly distributions on the Class A common stock and the Class B common stock as follows: $0.096666 per share for the distributions paid to stockholders of record as of April 25, 2014, $0.096667 per share for the distributions paid to stockholders of record as of May 25, 2014, and $0.096667 per share for the distributions paid to stockholders of record as of June 25, 2014. A portion of each distributions may constitute a return of capital for tax purposes. There is no assurance that the Company will continue to declare distributions or at this rate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

Distributions for the six months ended June 30, 2014 were as follows:

	Distributions
2014	Declared	Paid
First Quarter
Common Stock	$273,028	$416,491
Class A Common Stock	—	—
Class B-1 Common Stock	—	—
Class B-2 Common Stock	—	—
Class B-3 Common Stock	—	—
OP Units	—	—
LTIP units	—	—
Total	$273,028	$416,491
Second Quarter
Common Stock	$—	$—
Class A Common Stock	1,303,740	869,150
Class B-1 Common Stock	102,549	68,365
Class B-2 Common Stock	102,549	68,365
Class B-3 Common Stock	102,549	68,365
OP Units	82,000	54,667
LTIP units	94,418	62,945
Total	$1,787,805	$1,191,857

Note 12 — Commitments and Contingencies

The Company is subject to various legal actions and claims arising in the ordinary course of business. Although the outcome of any legal matter cannot be predicted with certainty, management does not believe that any of these legal proceedings or matters will have a material adverse effect on the consolidated financial position or results of operations or liquidity of the Company.

Note 13 — Economic Dependency

The Company is dependent on its Manager, an affiliate of Bluerock, to provide external management services for certain services that are essential to the Company, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of its real estate portfolio; and other general and administrative responsibilities. In the event that the Manager or its affiliates are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Note 14 — Subsequent Events

The Company has performed an evaluation of subsequent events through the date the Company’s consolidated financial statements were issued. No material subsequent events, other than the items disclosed below, have occurred that required recognition or disclosure in these consolidated financial statements.

Investment in Alexan CityCentre Property

On July 1, 2014, through a wholly-owned subsidiary of our Operating Partnership, we made a convertible preferred equity investment in a multi-tiered joint venture along with Bluerock Growth Fund, LLC (“BGF”), Fund II and Fund III (collectively, the “BRG Co-Investors”), which are affiliates of our Manager, and an affiliate of Trammell Crow Residential (“TCR”), to develop a 340-unit class A, apartment community located

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

in Houston, Texas, to be known as Alexan CityCentre (the “Alexan CityCentre Property”). The material features of the investment in the joint venture and the development project are described below.

For development of the Alexan CityCentre Property and funding of any required reserves, the Company has made a capital commitment of $6,564,557, to acquire 100% of the preferred membership interests in BR T&C BLVD Member, LLC (“BR Alexan Member”) through a wholly-owned subsidiary of the Company’s Operating Partnership, BRG T&C BLVD Houston, LLC (“BRG Alexan”). The BRG Co-Investors’, holders of common membership interest, budgeted development-related capital commitments are as follows: BGF, $6.500 million; Fund II, $6.274 million; and Fund III, $4.360 million, to acquire 37.93%, 36.62% and 25.45% of the common membership interests in the BR Alexan Member, respectively.

Under the operating agreement for BR Alexan Member, our preferred membership interest earns and shall be paid on a current basis a preferred return at the annual rate of 15.0% times the outstanding amount of our capital contributions made pursuant to our capital commitment. To date (i) we have funded $4,382,974 of our capital commitment leaving $2,181,583 remaining to be funded and (ii) the BRG Co-Investors have funded $14,480,886 with $2,653,114 remaining to be funded. BR Alexan Member may call for capital contributions in accordance with the requirements of the development budget for the Alexan CityCentre Property and we are obligated to fund our share of them (limited by the amount of our capital commitment) within ten (10) days of our receipt of written notice of any such capital call, or the preferred return on our outstanding capital contributions shall be reduced to 7.0% annually.

BR Alexan Member is required to redeem our preferred membership interests on the earlier of the date which is six (6) months following the maturity of the construction loan (including any extensions thereof but excluding refinancing), or any acceleration or due date of the construction loan. On the redemption date, BR Alexan Member is required to pay us an amount equal to our outstanding net capital contributions to BR Alexan Member plus any accrued but unpaid preferred return. If BR Alexan Member does not redeem our preferred membership interest in full on the required redemption date, then any of our net capital contributions remaining outstanding shall accrue a preferred return at the rate of 20.0% per annum.

We have the right, in our sole discretion, to convert our preferred membership interest in BR Alexan Member into a common membership interest for a period of six months from and after the date upon which 70% of the units in the Alexan CityCentre Property have been leased (the “Conversion Trigger Date”). Assuming that we and the BRG Co-Investors have made all of our budgeted development-related capital contributions as required, and all accrued preferred returns have been paid to us, upon conversion we will receive a common membership interest of 18.5% of the aggregate common membership interest in BR Alexan Member (the “Expected Interest”), and the membership percentages of the BRG Co-Investors shall be adjusted accordingly. If the facts as of the Conversion Trigger Date are substantially different from the capital investment assumptions resulting in our receipt of the Expected Interest, then we and the BRG Co-Investors are required to confer and determine in good faith a new common membership interest percentage relative to our conversion.

Prior to the exercise of the conversion right, BGF, Fund II and Fund III shall be the managers of BR Alexan Member, and shall have the power and authority to govern the business of BR Alexan Member, subject to the approval of certain “major decisions” by members holding a majority of the membership interests and subject to the further requirement that our economic interests and other rights in and to the Alexan CityCentre Property may not be diluted or altered without our prior written consent.

Investment in UCF Orlando Property

On July 30, 2014, through a wholly owned subsidiary of our Operating Partnership, we made a convertible preferred equity investment in a multi-tiered joint venture along with Fund I, an affiliate of our Manager, and CDP UCFP Developer, LLC, a Georgia limited liability company, a non-affiliated entity, to develop a 296-unit class A apartment community located in Orlando, Florida, located in close proximity to the

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

University of Central Florida and Central Florida Research Park, and will be a featured component of a master-planned, Publix-anchored retail development known as Town Park (the “UCF Orlando Property”). The material features of the investment in the joint venture and the development project are described below.

For development of the UCF Orlando Property and funding of any required reserves, the Company has made a capital commitment of $3,629,345 to acquire 100% of the preferred membership interests in BR Orlando UCFP, LLC (“BR Orlando JV Member”) through a wholly-owned subsidiary of our Operating Partnership, BRG UCFP Investor, LLC.

Under the limited liability company agreement for BR Orlando JV Member, our preferred membership interest earns and shall be paid on a current basis a preferred return at the annual rate of 15.0% on the outstanding amount of our capital contributions made pursuant to our capital commitment. To date (i) we have fully funded our $3,629,345 capital commitment and (ii) Fund I has funded $4,885,290.

We are not required to make any additional capital contributions beyond our capital commitment. However, if BR Orlando JV Member makes an additional capital call and Fund I does not fully fund it, then we may elect to fund such shortfall as an additional capital contribution, in which case those contributions will accrue a preferred return at the annual rate of 20.0% on the outstanding amount of such capital contributions.

BR Orlando JV Member is required to redeem our preferred membership interests on the earlier of the date which is six (6) months following the maturity of the construction loan (including any extensions thereof but excluding refinancing), or any acceleration of the construction loan. On the redemption date, BR Orlando JV Member is required to pay us an amount equal to our outstanding net capital contributions to BR Orlando JV Member plus any accrued but unpaid preferred return. If BR Orlando JV Member does not redeem our preferred membership interest in full on the required redemption date, then any of our net capital contributions remaining outstanding shall accrue preferred return at the rate of 20.0% per annum.

We have the right, in our sole discretion, to convert our preferred membership interest in BR Orlando JV Member into a common membership interest for a period of six (6) months from and after the date upon which 70% of the units in the UCF Orlando Property have been leased (the “Conversion Trigger Date”). Assuming that we and Fund I have made all capital contributions as required, and all accrued preferred returns have been paid to us, upon conversion we will receive a common membership interest of 31% of the aggregate common membership interest in BR Orlando JV Member (the “Expected Interest”), and the membership percentage of Fund I shall be adjusted accordingly. If the facts as of the Conversion Trigger Date are substantially different from the capital investment assumptions resulting in our receipt of the Expected Interest, then we and Fund I are required to confer and determine in good faith a new common membership interest percentage relative to our conversion.

Prior to the exercise of the conversion right, Fund I shall be the manager of BR Orlando JV Member, and shall have the power and authority to govern the business of BR Orlando JV Member, subject to the approval of certain “major decisions” by members holding a majority of the membership interests and subject to the further requirement that our economic interests and other rights in and to the UCF Orlando Property may not be diluted or altered without our prior written consent.

Declaration of Dividends

On July 10, 2014, the Company's Board of Directors declared monthly dividends for the third quarter of 2014 equal to a quarterly rate of $0.29 per share on the Company’s Class A common stock and $0.29 per share on the Company’s Class B common stock, payable to the stockholders of record as of July 25, 2014, August 25, 2014 and September 25, 2014, which will be paid in cash on August 5, 2014, September 5, 2014 and October 5, 2014, respectively. Holders of OP and LTIP units are entitled to receive `distribution equivalents` at the same time as dividends are paid to holders of the Company's Class A common stock.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096667 per share for the dividend paid to stockholders of record as of July 25, 2014, $0.096667 per share for the dividend paid to stockholders of record as of August 25, 2014, and $0.096666 per share for the dividend paid to stockholders of record as of September 25, 2014. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that the Company will continue to declare dividends or at this rate.

Distributions Paid

The following distributions were paid to the Company's holders of Class A, Class B-1, Class B-2 and B-3 common stock as well as holders of OP and LTIP units subsequent to June 30, 2014.

Shares	Declaration Date	Record Date	Date Paid	Distributions per Share	Total Distribution
Class A Common Stock	April 8, 2014	June 25, 2014	July 5, 2014	$0.096667	$434,590
Class B-1 Common Stock	April 8, 2014	June 25, 2014	July 5, 2014	$0.096667	$34,184
Class B-2 Common Stock	April 8, 2014	June 25, 2014	July 5, 2014	$0.096667	$34,184
Class B-3 Common Stock	April 8, 2014	June 25, 2014	July 5, 2014	$0.096667	$34,184
OP Units	April 8, 2014	June 25, 2014	July 5, 2014	$0.096667	$27,333
LTIP Units	April 8, 2014	June 25, 2014	July 5, 2014	$0.096667	$31,473
Class A Common Stock	July 10, 2014	July 25, 2014	August 5, 2014	$0.096667	$434,590
Class B-1 Common Stock	July 10, 2014	July 25, 2014	August 5, 2014	$0.096667	$34,184
Class B-2 Common Stock	July 10, 2014	July 25, 2014	August 5, 2014	$0.096667	$34,184
Class B-3 Common Stock	July 10, 2014	July 25, 2014	August 5, 2014	$0.096667	$34,184
OP Units	July 10, 2014	July 25, 2014	August 5, 2014	$0.096667	$27,333
LTIP Units	July 10, 2014	July 25, 2014	August 5, 2014	$0.096667	$31,473
Total					$1,191,896

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying consolidated balance sheets of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc.) and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bluerock Residential Growth REIT, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

Memphis, Tennessee
February 14, 2014, except Schedule III, which is as of February 24, 2014.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Real Estate
Land	$21,000,000	$27,670,000
Building and improvements	83,498,339	117,634,275
Construction in progress	16,695,988	—
Furniture, fixtures and equipment	2,033,859	2,436,135
Total Gross Operating Real Estate Investments	123,228,186	147,740,410
Accumulated depreciation	(3,680,868)	(1,150,477)
Total Net Operating Real Estate	119,547,318	146,589,933
Operating real estate held for sale, net	43,458,027	—
Total Net Real Estate Investments	163,005,345	146,589,933
Cash and cash equivalents	2,983,785	2,789,163
Restricted cash	1,615,609	2,290,387
Due from affiliates	511,472	5,024
Accounts receivable, prepaids and other assets	1,265,549	547,600
Investments in unconsolidated real estate joint ventures (Note 5)	1,254,307	2,398,902
In-place leases, net	—	1,195,490
Deferred financing costs, net	437,240	814,932
Assets related to real estate held for sale	1,452,785	—
Total Assets	$172,526,092	$156,631,431
LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage payable (Note 7)	$79,034,338	$96,099,690
Line of credit (Note 8)	7,571,223	11,935,830
Accounts payable	2,397,495	747,339
Other accrued liabilities	2,115,496	2,412,376
Due to affiliates	1,954,208	1,822,567
Distributions payable	143,463	129,656
Liabilities related to real estate held for sale	33,227,650	—
Total Liabilities	126,443,873	113,147,458
Commitments and contingencies (Note 12)
Redeemable common stock	—	372,581
Stockholders’ Equity
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 749,999,000 shares authorized; 2,413,811 and 2,219,432 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	24,138	22,194
Nonvoting convertible stock, $0.01 par value per share; 1,000 shares authorized, issued and outstanding	10	10
Additional paid-in-capital, net of costs	21,747,713	16,157,954
Cumulative distributions and net losses	(9,770,468)	(5,142,197)
Total Stockholders’ Equity	12,001,393	11,037,961
Noncontrolling interest	34,080,826	32,073,431
Total Equity	46,082,219	43,111,392
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$172,526,092	$156,631,431

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012
Revenues
Net rental income	$8,429,512	$2,136,089
Other	455,234	435,326
Total revenues	8,884,746	2,571,415
Expenses
Property operating expenses	$2,602,150	$649,647
Management fees	347,547	91,557
Depreciation and amortization	4,104,689	1,547,781
General and administrative expenses	2,123,260	1,715,675
Asset management and oversight fees to affiliates	361,816	258,257
Real estate taxes and insurance	823,310	241,493
Acquisition costs	191,277	2,154,533
Total expenses	10,554,049	6,658,943
Other operating activities
Equity in operating (loss) earnings of unconsolidated joint ventures (Note 5)	(102,939)	13,435
Operating loss	(1,772,242)	(4,074,093)
Other (expense) income
Gain on business combinations	—	10,927,042
Gain on sale of joint venture interests	—	2,014,533
Equity in gain on sale of real estate asset of unconsolidated joint venture	1,604,377	—
Interest expense, net	(3,889,142)	(781,359)
Total other (expense) income	(2,284,765)	12,160,216
Net (loss) income from continuing operations	(4,057,007)	8,086,123
Discontinued operations
Loss on operations of rental property	(356,546)	(720,815)
Loss from discontinued operations	(356,546)	(720,815)
Net (loss) income	(4,413,553)	7,365,308
Net (loss) income attributable to noncontrolling interest	(1,442,552)	3,444,467
Net (loss) income attributable to common shareholders	(2,971,001)	3,920,841
Earnings (loss) per common share – continuing operations
Basic Income (Loss) Per Common Share	$(1.18)	$2.22
Diluted Income (Loss) Per Common Share	$(1.18)	$2.20
Earnings (loss) per common share – discontinued operations
Basic Income (Loss) Per Common Share	$(0.09)	$0.11
Diluted Income (Loss) Per Common Share	$(0.09)	$0.11
Weighted Average Basic Common Shares Outstanding	2,348,849	1,679,778
Weighted Average Diluted Common Shares Outstanding	2,348,849	1,696,253

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY TRUST, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Nonvoting Convertible Stock		Common Stock		Additional Paid-in Capital	Cumulative Distributions	Net Income (Loss) to Common Stockholders	Noncontrolling Interests	Total (Deficit) Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, January 1, 2012	1,000	$10	$1,113,968	$11,140	$7,475,175	$(810,088)	$(7,061,122)	$—	$(384,885)
Issuance of restricted stock, net	—	—	7,500	75	81,175	—	—	—	81,250
Issuance of common stock, net	—	—	1,127,089	11,251	9,056,044	—	—	—	9,067,295
Redemptions of common stock	—	—	(29,125)	(272)	272	—	—	—	—
Transfers to redeemable common stock	—	—	—	—	(454,712)	—	—	—	(454,712)
Distributions declared	—	—	—	—	—	(1,191,828)	—	—	(1,191,828)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(398,116)	(398,116)
Noncontrolling interests upon acquisition	—	—	—	—	—	—	—	29,027,080	29,027,080
Net income	—	—	—	—	—	—	3,920,841	3,444,467	7,365,308
Balance at December 31, 2012	1,000	10	2,219,432	22,194	16,157,954	(2,001,916)	(3,140,281)	32,073,431	43,111,392
Issuance of restricted stock, net	—	—	9,000	90	88,660	—	—	—	88,750
Issuance of common stock, net	—	—	195,379	1,952	1,504,453	—	—	—	1,506,405
Redemptions of common stock	—	—	(10,000)	(98)	98	—	—	—	—
Transfers to redeemable common stock	—	—	—	—	(441,269)	—	—	—	(441,269)
Transfers from redeemable common stock	—	—	—	—	738,550	—	—	—	738,550
Gain on partial sale of controlling interests	—	—	—	—	3,699,267	—	—	—	3,699,267
Distributions declared	—	—	—	—	—	(1,657,270)	—	—	(1,657,270)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(1,153,982)	(1,153,982)
Noncontrolling interests upon acquisition or addition	—	—	—	—	—	—	—	4,603,929	4,603,929
Net loss	—	—	—	—	—	—	(2,971,001)	(1,442,552)	(4,413,553)
Balance at December 31, 2013	1,000	$10	2,413,811	$24,138	$21,747,713	$(3,659,186)	$(6,111,282)	$34,080,826	$46,082,219

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(4,413,553)	$7,365,308
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,812,776	2,836,042
Amortization of fair value adjustment	(725,031)	(245,231)
Equity loss (income) of unconsolidated joint ventures	102,939	(13,435)
Gain on sale of joint venture interests	—	(2,014,533)
Equity in gain on sale of real estate asset of unconsolidated joint ventures	(1,686,877)	—
Gain on revaluation of equity on business combinations	—	(12,170,005)
Distributions from unconsolidated real estate joint ventures	289,329	607,477
Share-based compensation attributable to director’s stock compensation plan	88,750	81,250
Changes in operating assets and liabilities:
Due to affiliates	(232,532)	367,353
Accounts receivable, prepaids and other assets	(1,006,554)	249,357
Accounts payable and other accrued liabilities	2,015,017	887,933
Net cash provided by (used in) operating activities	244,264	(2,048,484)
Cash flows from investing activities:
Restricted cash	(209,538)	(96,663)
Cash acquired in excess of acquisition of consolidated real estate investments	—	(12,417,078)
Additions to consolidated real estate investments	(20,773,995)	(1,289,149)
Proceeds from sale of joint venture interests	4,439,244	2,957,622
Investment in unconsolidated real estate joint ventures	—	(6,457)
Net cash used in investing activities	(16,544,289)	(10,851,725)
Cash flows from financing activities:
Distributions on common stock	(1,152,639)	(695,466)
Distributions to noncontrolling interests	(1,153,982)	(398,116)
Noncontrolling equity interest additions to consolidated real estate investments	1,040,100
Proceeds from notes payable	—	—
Repayment on notes payable	—	(3,834,578)
Borrowings (repayment) of mortgages payable	15,885,844	(239,434)
Borrowings from line of credit	1,159,805	11,935,830
Deferred financing fees	(205,286)	(123,618)
Issuance of common stock, net	1,019,230	8,895,956
Payments to redeem common stock	(98,425)	(271,772)
Net cash provided by financing activities	16,494,647	15,268,802
Net increase (decrease) in cash and cash equivalents	194,622	2,368,593
Cash and cash equivalents at beginning of period	2,789,163	420,570
Cash and cash equivalents at end of period	$2,983,785	$2,789,163
Supplemental Disclosure of Cash Flow Information – Interest Paid	$933,487	$209,585

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2013	2012
Supplemental Disclosure of Noncash Transactions:
Distributions payable	$143,463	$129,656
Redemptions payable	$—	$23,125
Accrued offering costs	$954,294	$559,818
Distributions to common stockholders through common stock issuances pursuant to the distribution reinvestment plan including no amount and $49,556 declared but not yet reinvested in 2013 and 2012, respectively	$441,269	$454,712
Receivable for common stock issuances pursuant to the distribution reinvestment plan	$—	$(49,556)
Line of credit and extension fee	$175,356	$—
Reduction of line of credit balance in exchange for sale of joint venture equity interest	$5,524,412	$—
Net assets acquired	$—	$26,283,000

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business

Bluerock Residential Growth REIT, Inc. (the “Company”), formerly known as Bluerock Multifamily Growth REIT, Inc., was incorporated on July 25, 2008 under the laws of the state of Maryland. The Company has elected to be treated, and currently qualifies, as a real estate investment trust or REIT for Federal income tax purposes. The Company was incorporated to raise capital and acquire a diverse portfolio of residential real estate assets. The Company’s day-to-day operations are managed by Bluerock Multifamily Advisor, LLC (the “Advisor”), under an advisory agreement (the “Advisory Agreement”). The Advisory Agreement has a one-year term expiring October 14, 2014, and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the Advisor and the Company. Substantially all of the Company’s business is conducted through its wholly owned subsidiary and operating partnership, Bluerock Residential Holdings, LP, a Delaware limited partnership (our “Operating Partnership”). Bluerock Real Estate, L.L.C. is the Company’s sponsor (the “Sponsor”).

On August 22, 2008, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of $1,000,000,000 in shares of its common stock in a primary offering, at an offering price of $10.00 per share, with discounts available for certain categories of purchasers and up to $285,000,000 in shares pursuant to its distribution reinvestment plan at $9.50 per share (the “Continuous Registered Offering”). The SEC declared the Company’s registration statement effective on October 15, 2009. As of May 20, 2010, the Company had received gross offering proceeds sufficient to satisfy the minimum offering amount for the Continuous Registered Offering. Accordingly, the Company broke escrow with respect to subscriptions received from all states in which the shares were then being offered. On September 20, 2012, the Company filed a registration statement on Form S-11 with the SEC, to register $500.0 million in shares of its common stock (exclusive of shares to be sold pursuant to the Company’s distribution reinvestment program) at a price of $10.00 per share (subject to certain volume discounts described in the prospectus), and $50.0 million in shares of its common stock to be sold pursuant to the Company’s distribution reinvestment plan at $9.50 per share, pursuant to a follow-on offering to the Continuous Registered Offering (the “Continuous Follow-On Offering,” and together with the Continuous Registered Offering, the “Continuous Registered Offerings”). As permitted by Rule 415 under the Securities Act, the Company continued the Continuous Registered Offering until April 12, 2013, the date the SEC declared the registration statement for the Continuous Follow-On Offering effective, which terminated the Company’s Continuous Registered Offering. As of April 12, 2013, the Company had accepted aggregate gross offering proceeds in its Continuous Registered Offering of $22,231,406.

After consideration by the Company’s Board of Directors of strategic alternatives to enhance the growth of the Company’s portfolio and the slow rate at which the Company raised funds in its Continuous Registered Offerings, on August 23, 2013, at the recommendation of the Advisor and following the approval of the Board of Directors, the Company terminated its Continuous Follow-On Offering, effective September 9, 2013. As of September 9, 2013, the Company had accepted aggregate gross proceeds in the Continuous Follow-On Offering of approximately $330,251 and aggregate gross distribution reinvestment plan proceeds in the Continuous Follow-On Offering of approximately $275,848. As of December 31, 2013, the Company had redeemed a total of 45,850 shares sold in the Continuous Registered Offering for $433,532. In conjunction with the termination of the Continuous Follow-On Offering, the Company also terminated its dealer manager agreement, effective September 9, 2013.

On November 27, 2013, subsequent to the termination of the Continuous Follow-On Offering, the Company filed a registration statement on Form S-11 (No. 333-192610) with the SEC to sell shares of its Class A common stock in an underwritten public offering, with these shares being immediately listed on a national securities exchange at the closing of the offering. There can be no assurance that the Company will be able to complete the underwritten offering or attendant listing. While the registration statement has been filed with the SEC, it has not yet been declared effective by the SEC. The Class A common stock to be registered pursuant to the registration statement may not be sold nor may offers to buy be accepted prior to

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business  – (continued)

the time the registration statement becomes effective. Any disclosure concerning the underwritten offering is neither an offer nor a solicitation to purchase the Company’s securities.

The Company’s ongoing operating expenses exceed the cash flow received from its investments in real estate joint ventures. The Company could not rely on raising offering proceeds in the Continuous Follow-On Offering to meet its liquidity needs and has a limited amount of cash resources. The Company must seek other sources of funding to address short and long-term liquidity requirements. The Company anticipated that the sale of its indirect equity investment in The Estates at Perimeter in Augusta, Georgia would generate sufficient cash to support its short-term liquidity requirements; however, the purchaser terminated the membership interest purchase agreement on June 18, 2013. To address short-term liquidity needs, on August 13, 2013, following the approval of the Board of Directors, the Company sold a 10.27% indirect equity interest in the 23Hundred@Berry Hill development project located in Nashville, Tennessee to Bluerock Growth Fund, LLC, an affiliate of the Advisor, with the Company retaining an approximate 53.46% indirect equity interest in the project. The transaction generated proceeds to the Company of approximately $2,000,040, excluding disposition fees of approximately $69,470 deferred by the Advisor. Further, on August 29, 2013, the Company transferred an additional 28.36% indirect equity interest in the Berry Hill property (the “Additional Berry Hill Interest”) to Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III”), an affiliate of the Advisor, in exchange for a $5,524,412 reduction of the outstanding principal balance of a working capital line of credit provided by Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”) and SOIF III (the “SOIF LOC”), both of which are affiliates of the Company’s Sponsor, which was based on a third party appraisal, excluding a disposition fee of approximately $191,886 deferred by the Advisor. If necessary, to meet additional short-term liquidity requirements, the Company may seek to sell assets selectively. The Company can provide no assurances that any such sale or sales will be consummated. The Company will also seek to utilize credit facilities obtained from affiliates or unaffiliated third parties when possible and also seek to extend its existing affiliate working line of credit, which matures in April 2014 but may be extended at our election for an additional six months. To date, the Company has relied on borrowing from affiliates to help finance its business activities. However, there are no assurances that the Company will be able to continue to borrow from affiliates or extend the maturity date of its existing affiliated line of credit. The Company can make no assurances any of these funding arrangements or strategic transactions will occur or be successful.

The Company’s Sponsor has agreed to provide financial support to the Company sufficient for the Company to satisfy in the ordinary course of business its obligations and debt service requirements, including those related to the filing of the registration statement to sell shares of its Class A common stock in an underwritten public offering, if the Company is unable to satisfy those expenses as they ordinarily come due after the Company has expended best efforts to satisfy those expenses by means available to the Company, and satisfy all liabilities and obligations of the Company that it is unable to satisfy when due after the Company has expended best efforts to satisfy those expenses by means available to it through and including the earlier of (1) February 15, 2015 or (2) the initial closing date of an underwritten public offering to sell shares of its Class A common stock. The Sponsor has deferred payment by the Company as needed of asset management fees, acquisition fees and organizational and offering costs incurred by the Company and has deferred current year reimbursable operating expenses, though the Sponsor is not currently advancing cash on its behalf. During the year ended December 31, 2013, the Company paid the Advisor approximately $645,000 of its outstanding accounts payable.

As a result of these circumstances and unless the Company is able to locate alternative sources of financing as discussed above, the Company expects that it will continue to generate negative cash flow as its general and administrative costs will remain higher relative to the size of the Company’s portfolio, and that its portfolio will not be as diversified as it otherwise would be if the Company had been able to raise capital successfully through its Continuous Registered Offerings.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The Company operates as an umbrella partnership REIT in which the Operating Partnership, or its wholly owned subsidiaries, owns substantially all of the property interests acquired on its behalf.

Because the Company is the sole general partner of its Operating Partnership and has unilateral control over its management and major operating decisions (even if additional limited partners are admitted to the Operating Partnership), the accounts of the Operating Partnership are consolidated in its consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation. The Company will consider future majority owned and controlled joint ventures for consolidation in accordance with the provisions required by the Consolidation Topic 810 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. At the property level, these estimates include such items as purchase price allocation of real estate acquisitions, impairment of long-lived assets, depreciation and amortization and allowance for doubtful accounts. Actual results could differ from those estimates.

Fair Value Measurements

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;
•	Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and
•	Level 3 – Prices or valuation techniques where little or no market data is available that requires inputs that are significant to the fair value measurement and unobservable.

If the inputs used to measure the fair value fall within different levels of the hierarchy, the fair value is determined based upon the lowest level input that is significant to the fair value measurement. Whenever possible, the Company uses quoted market prices to determine fair value. In the absence of quoted market prices, the Company uses independent sources and data to determine fair value.

Accounting for Joint Ventures

The Company first analyzes its investments in joint ventures to determine if the joint venture is a variable interest entity (a “VIE”) in accordance with ASC 810 and if so, whether the Company is the primary beneficiary requiring consolidation. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change with changes in the fair value of the VIE’s net assets. The Company continuously re-assesses at each level of the joint venture whether the entity is (i) a VIE, and (ii) if the Company is the primary beneficiary of the VIE. If it was determined an entity in which the Company holds a joint venture interest qualified as a VIE and the Company was the primary beneficiary, it would be consolidated.

After consideration of the VIE accounting literature and the Company has determined that VIE accounting is not applicable to the joint ventures accounting the Company assesses consolidation under all other provisions of ASC 810. These provisions provide for consolidation for majority-owned entities through majority voting interest in the Company providing control, or through determination of control by the Company being the general partner in a limited partnership or the controlling member of a limited liability company.

In assessing whether the Company is in control of and requiring consolidation of the limited liability company and partnership venture structures the Company evaluates the respective rights and privileges afforded each member or partner (collectively referred to as “member”). The Company’s member would not be deemed to control the entity if any of the other members have either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the managing member or general partner without cause or (ii) has substantive participating rights in the entity. Substantive participating rights (whether granted by contract or law) provide for the ability to effectively participate in significant decisions of the entity that would be expected to be made in the ordinary course business.

If it has been determined that the Company does not have control under any of the above described circumstances, but does have substantive participating rights, the Company generally accounts for these unconsolidated investments under the equity method. The equity method of accounting requires these investments to be initially recorded at cost and subsequently increased (decreased) for the Company’s share of net income (loss), including eliminations for the Company’s share of inter-company transactions, and increased (decreased) for contributions (distributions). The proportionate share of the results of operations of these investments is recorded in the Company’s earnings or losses.

Real Estate Assets

Development, Improvements, Depreciation and Amortization

Real estate costs related to the development and improvement of properties will be capitalized. Repair and maintenance and tenant turnover costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repair and maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life and anticipates the estimated useful lives of assets by class to be generally as follows:

Buildings	30 – 35 years
Building improvements	15 years
Land improvements	15 years
Furniture, fixtures and equipment	5 – 7 years
In-place leases	6 months

Real Estate Purchase Price Allocation

The Company records the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition date fair values. Acquisition costs are expensed as incurred.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

Intangible assets include the value of in-place leases, which represents the estimated fair value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The Company amortizes the value of in-place leases to expense over the remaining non-cancelable term of the respective leases, which is on average six months.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods and the number of years the property will be held for investment. The use of inappropriate assumptions could result in an incorrect valuation of acquired tangible assets, identifiable intangible assets and assumed liabilities, which could impact the amount of the Company’s net income (loss).

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of the Company’s real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company records an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. If any assumptions, projections or estimates regarding any asset changes in the future, the Company may have to record an impairment to reduce the net book value of such individual asset.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash is comprised of lender impound reserve accounts on the Company’s borrowings for escrow deposits and amounts set aside for real estate taxes and insurance.

Concentration of Credit Risk

The Company maintains cash balances with high quality financial institutions and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Rents and Other Receivables

The Company will periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of tenants in developing these estimates.

Deferred Financing Fees

Deferred financing fees, paid by the Company on behalf of its unconsolidated joint ventures, are recorded at cost within investments in unconsolidated real estate joint ventures and are amortized to equity in income

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

of unconsolidated joint ventures using a straight-line method that approximates the effective interest method over the life of the related joint venture debt.

Deferred financing fees, paid by the Company on behalf of its consolidated joint ventures, such as commitment fees, legal fees and other third party costs associated with obtaining commitments for financing, are capitalized on the balance sheet. The Company amortizes these costs over the terms of the respective financing agreements using the interest method.

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in the joint ventures in multifamily communities that the Company consolidates. The Company reports its joint venture partners’ interest in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss or equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder based on its economic ownership percentage.

Revenue Recognition

Rental income related to leases is recognized on an accrual basis when due from residents, generally on a monthly basis. Any deferred revenue is recorded as a liability within deferred lease revenues and other related liabilities.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of the Stock Compensation Topic of the FASB ASC. This topic established a fair value based method of accounting for stock-based compensation and requires the fair value of stock-based compensation awards to amortize as an expense over the vesting period.

Distribution Policy

The Company has elected to be taxed as a REIT, to operate as a REIT and has qualified since its taxable year ending December 31, 2010. To maintain its qualification as a REIT, the Company is required to make distributions each taxable year equal to at least 90% of its REIT annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). The Company expects to authorize and declare regular cash distributions to its stockholders.

Distributions to stockholders will be determined by the Company’s Board of Directors and will be dependent upon a number of factors relating to the Company, including funds available for the payment of distributions, financial condition, the timing of property acquisitions, capital expenditure requirements, and annual distribution requirements in order to maintain the Company’s status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) and other considerations as the Board of Directors may deem relevant.

Related Party Transactions

Pursuant to the advisory agreement, the Company is obligated to pay the Advisor specified fees upon the provision of certain services related to, the investment of funds in real estate investments, management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). The Company is also obligated to reimburse the Advisor for organization and offering costs incurred by the Advisor on the Company’s behalf, and is obligated to reimburse the Advisor for acquisition expenses and

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

certain operating expenses incurred on its behalf or incurred in connection with providing services to the Company. The Company records all related party fees as incurred, subject to any limitations described in the advisory agreement.

Selling Commissions and Dealer Manager Fees

The Company pays the dealer manager up to 7% and 2.6% of the gross offering proceeds from the primary offering as selling commissions and dealer manager fees, respectively. A reduced sales commission and dealer manager fee is paid with respect to certain volume discount sales. No sales commission or dealer manager fee is paid with respect to shares issued through the distribution reinvestment plan. The dealer manager may re-allow all or a portion of sales commissions earned to participating broker-dealers. The dealer manager may re-allow, in its sole discretion, to any participating broker-dealer a portion of its dealer manager fee as a marketing fee. For the years ended December 31, 2013 and 2012, the Company has incurred $2,137,994 and $1,994,749, respectively, of selling commissions and dealer manager fees. The dealer manager agreement was terminated in conjunction with the termination of the Continuous Follow-On Offering, September 9, 2013.

Acquisition and Disposition Fees

The Company pays the Advisor an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, the Company amended its advisory agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment will equal the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment.

The Company pays the Advisor a fee for its services in connection with the disposition of a property or investment equal to the lesser of (A) 1.5% of the sales price of each property or other investment sold, or (B) 50% of the selling commission that would have been paid to a third-party sales broker in connection with such disposition. On October 21, 2013, the Company amended its advisory agreement to only to allow a disposition fee of 1.5% of the sales price of each property or other investment sold. Acquisition and disposition fees of $274,411 and $3,426,267 were paid during the years ended December 31, 2013 and 2012, respectively.

Asset Management Fee

With respect to investments in real estate, the Company pays the Advisor a monthly asset management fee. On September 26, 2012, the Company amended its advisory agreement to decrease the asset management fee from one-twelfth of 1% to one-twelfth of 0.65% of the amount paid or allocated to acquire the investment excluding acquisition fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment. For the years ended December 31, 2013 and 2012, the Company had incurred approximately $522,012 and $315,696, respectively, of asset management fees.

Financing Fee

The Company pays the Advisor a financing fee equal to 1% of the amount, under any loan or line of credit, made available to us. On October 21, 2013, the Company amended its advisory agreement to decrease the financing fee from 1% to 0.25% of any loan made to the Company. For the year ended December 31, 2012, the Company incurred $5,891 of financing fees. The Company did not incur any financing fees for the year ended December 31, 2013.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

Independent Director Compensation

The Company pays each of its independent directors an annual retainer of $25,000. In addition, the independent directors are paid for attending meetings as follows: (i) $2,500 for each Board meeting attended, (ii) $2,000 for each committee meeting attended, (iii) $1,000 for each teleconference Board meeting attended, and (iv) $1,000 for each teleconference committee meeting attended. All directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. In addition 5,000 shares of restricted stock were granted upon initial election to the Board and 2,500 shares of restricted stock will be granted upon re-election to the Board. Director compensation is an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 10, “Related Party Transactions.”

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and has qualified since the taxable year ended December 31, 2010. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to continue to organize and operate in such a manner as to remain qualified for treatment as a REIT.

For the years ended December 31, 2013 and 2012, all distributions received by the shareholders were classified as return of capital for tax purposes due to the net loss recorded by the Company.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. If any income tax exposure was identified, the Company would recognize an estimated liability for income tax items that meet the criteria for accrual. Neither the Company nor its subsidiaries have been assessed interest or penalties by any major tax jurisdictions. If any interest and penalties related to income tax assessments arose, the Company would record them as income tax expense. The Company’s evaluations were performed for the tax years ending December 31, 2013 and 2012. As of December 31, 2013, returns for the calendar years 2009 through 2012 remain subject to examination by major tax jurisdictions. Management has considered all positions taken on the 2009 through 2012 tax returns (where applicable) and those positions expected to be taken on the 2013 tax returns.

Reportable Segment

The Company’s current business consists of investing in and operating multifamily communities. Substantially all of its consolidated net loss is from investments in real estate properties that the Company owns through co-investment ventures which it either consolidates or accounts for under the equity method of accounting. The Company evaluates operating performance on an individual property level and views its real estate assets as one industry segment, and, accordingly, its properties will be aggregated into one reportable segment.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies – (continued)

Recent Accounting Pronouncements Not Yet Adopted

There has been no issued accounting guidance not yet adopted by the Company that it believes is material or potentially material to the Company’s Consolidated Financial Statements.

Note 3 — Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests

Real Estate Assets Held for Sale

ASC Topic 360-10, Property, Plant and Equipment — Overall, requires a long-lived asset to be classified as “held for sale” in the period in which certain criteria are met. The Company classifies real estate assets as held for sale after the following conditions have been satisfied: (1) management, having the appropriate authority, commits to a plan to sell the asset, (2) the initiation of an active program to sell the asset, and (3) the asset is available for immediate sale and it is probable that the sale of the asset will be completed within one year.

The Company periodically classifies real estate assets as held for sale, and these assets and their liabilities are stated separately on the accompanying consolidated balance sheets. The real estate assets held for sale and the liabilities related to real estate assets held for sale, representative of the Creekside property and Enders property, as of December 31, 2013, were as follows:

Real Estate Assets Held for Sale
December 31, 2013
Operating properties held for sale	$43,458,027
Other assets	1,452,785
Assets held for sale	$44,910,812

Liabilities Related to Real Estate Assets Held for Sale
December 31, 2013
Property indebtedness	$32,226,165
Other liabilities	1,001,485
Liabilities related to assets held for sale	$33,227,650

The following is a summary of results of operations of the properties classified as discontinued operations for the years ended December 31, 2013 and 2012:

	For the Years Ended December 31,
	2013	2012
Total revenues	$5,446,465	$1,954,242
Expenses
Property operating expenses	(1,299,145)	(434,773)
Management fees	(213,387)	(84,656)
Depreciation and amortization	(1,708,087)	(1,288,261)
General and administrative expenses	(198,806)	(148,179)
Asset management and oversight fees to affiliates	(160,196)	(57,439)
Real estate taxes and insurance	(973,402)	(345,443)
Acquisition costs	(635)	(1,132,518)
Operating Loss	$892,807	$(1,537,027)
Gain on business combination	—	1,242,964
Interest exp, net	(1,249,353)	(426,752)
Loss from discontinued operations	$(356,546)	$(720,815)

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests  – (continued)

Sale of Joint Venture Equity Interests

On September 30, 2013, the Company, through its indirect joint venture equity interest in Bell BR Hillsboro Village JV, LLC (the “Hillsboro Managing Member JV Entity”), sold the underlying real estate asset to an unaffiliated third party for $44,000,000. The sale generated proceeds to the Company of approximately $2,439,204 based on its proportionate ownership, after closing costs and reserves and excluding a disposition fee of $82,500 payable per the Advisory Agreement between the Company and its Advisor and deferred by the Advisor. The Company recognized a gain of $1,686,877 through its proportionate share of the equity interest in the property.

On August 13, 2013, the Company sold a 10.27% indirect joint venture equity interest in a to-be developed class A, mid-rise apartment community known as 23Hundred @ Berry Hill (the “Berry Hill property”) pursuant to the terms of a Membership Interest Purchase and Sale Agreement (the “MIPA”) with Bluerock Growth Fund, LLC, a Delaware limited liability company and an affiliate of the Sponsor, with the Company retaining an approximate 53.46% indirect equity interest in the Berry Hill property. The sale generated proceeds to the Company of $2,000,040, excluding a disposition fee of approximately $69,470 payable per the Advisory Agreement between the Company and its Advisor and deferred by the Advisor, and subject to certain prorations and adjustments typical in a real estate transaction. The Company recognized a gain on the sale of $971,699, net of disposition fees. The sale price in the transaction was determined based on an MAI, independent appraisal dated August 2013 for the Berry Hill property underlying the subject joint venture.

On August 29, 2013, the Company sold an additional 28.36% indirect joint venture equity interest in the Berry Hill property to SOIF III, an affiliate of the Company, in exchange for a $5,524,412 reduction of the outstanding principal balance of the SOIF LOC. The consideration for the Berry Hill Interest was based on the proportionate share of the appraised value of the Berry Hill property as determined by an MAI, independent appraisal dated August 2013 for the Berry Hill property, excluding a disposition fee of approximately $191,886 payable per the Advisory Agreement between the Company and the Advisor, and deferred by the Advisor, and was subject to certain prorations and adjustments typical in a real estate transaction. The Company recognized a gain on the sale of $2,727,568, net of disposition fees. As this partial sale of the Company’s controlling interest did not result in a change of control, the gain has been recorded as an adjustment to additional paid-in capital and the proportionate carrying value of the partial interest has been reclassified to noncontrolling interests.

Following these transactions, the Company owns a 25.1% indirect joint venture equity interest in the Berry Hill property.

In June 2012, the Company sold all of its joint venture interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”), the entity through which the Company indirectly invested in the Meadowmont property, for an aggregate sale price of $3,113,581, excluding closing costs and a disposition fee paid to an affiliate of the Advisor of $136,216 and recognized a gain on the sale of $2,014,533, net of disposition fees.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Investments in Real Estate

As of December 31, 2013, the Company was invested in five operating real estate properties and one development property through joint venture partnerships. The following table provides summary information regarding the Company’s in-service investments ($in thousands), which are either consolidated or presented on the equity method of accounting.

					Joint Venture Equity Investment Information
Multifamily Community Name/Location	Rentable Square Footage	Number of Units	Date Acquired	Property Acquisition Cost(1)	Gross Amount of Our Investment	Our Ownership Interest in Property Owner	Average Effective Monthly Rent Per Unit(2)	% Occupied as of December 31, 2013(3)
Springhouse at Newport News/ Newport News, Virginia	310,826	432	12/3/2009	$29,250	$2,670	38.25%	$800	92%
The Reserve at Creekside Village/ Chattanooga, Tennessee	211,632	192	3/31/2010	$14,250	$717	24.70%	$978	92%
The Estates at Perimeter/ Augusta, Georgia	266,148	240	9/1/2010	$24,950	$1,931	25.00%	$957	88%
Enders Place at Baldwin Park/ Orlando, Florida	234,600	198	10/02/2012	$25,100	$4,599	48.40%	$1,446	95%
MDA Apartments/Chicago, Illinois(4)	160,290	190	12/17/2012	$54,900	$6,098	35.31%	$2,152	89%
Total/Average	1,183,496	1,252		$148,450	$16,015		$6,333	91%

(1)	Property Acquisition Cost excludes acquisition fees and closing costs.
(2)	Average effective monthly rent per unit is equal to the average of (i) the contractual rent for commenced leases as of December 31, 2013 minus any tenant concessions over the term of the lease, divided by (ii) the number of units under commenced leases as of December 31, 2013. Total concessions for the year ended December 31, 2013 amounted to approximately $617,000.
(3)	Percent occupied is calculated as (i) the number of units occupied as of December 31, 2013, divided by (ii) total number of units, expressed as a percentage.
(4)	The rentable square footage for the MDA Apartments includes 8,200 square feet of retail space.

Consolidation of Previously Unconsolidated Properties

In June 2012, the Company entered into a Membership Interest Purchase and Sale Agreement pursuant to which the Company completed the purchase of an additional 1.0% joint venture equity interest in BR Springhouse Managing Member, LLC (the “Springhouse Managing Member JV Entity”), the entity through which the Company indirectly invested in the Springhouse property, and an additional 2.0% joint venture equity interest in BR Creekside Managing Member, LLC (the “Creekside Managing Member JV Entity”), the entity through which the Company indirectly invests in the Creekside property, for an aggregate purchase price of $202,532, excluding closing costs. The Company recognized a gain of $3,450,460, net of acquisition costs, related to the revaluation of its equity interest for the difference between its carrying value in the unconsolidated real estate joint ventures and the fair value of its ownership interests at acquisition. The fair value was derived from the price terms of the purchase agreement, which were determined based on Member Appraisal Institute (“MAI”), independent appraisals dated May 2012. The purchases closed at the end of June 2012.

As a result of the closings of the interest purchases, the Company’s joint venture interests in the Springhouse Managing Member JV Entity increased from 50% to 51% and the Company’s joint venture interests in the Creekside Managing Member JV Entity increased from 33.33% to 35.33%. In addition, the related joint venture operating agreements were modified to grant the Company sole control of the operations of both properties. As such, the Company began to consolidate these entities upon taking control.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Investments in Real Estate  – (continued)

Acquisition of Joint Venture Equity Interests

On December 17, 2012, through a wholly-owned subsidiary, the Company entered into a joint venture investment along with Bluerock Special Opportunity + Income Fund, LLC (“SOIF I”) and BR MDA Investors, LLC, both of which are affiliates of its Sponsor, to acquire a 190 unit apartment complex commonly known as “MDA Apartments,” located in Chicago, Illinois. The Company invested $6,098,306 to acquire a 35.31% indirect interest in MDA Apartments. The Company recognized a gain of $7,297,942, net of acquisition costs, as the fair value of the complex exceeded the cost of its initial investment. The gain is recorded in “Gain on business combinations” in the Company’s Consolidated Statements of Operations.

In 2012, through a wholly-owned subsidiary, the Company entered into a joint venture investment along with SOIF III, an affiliate of the Company’s Sponsor, and an affiliate of Stonehenge Real Estate Group, LLC, an unaffiliated entity, to develop a 266-unit, class A, mid-rise apartment community in Nashville, Tennessee, to be known as 23Hundred @ Berry Hill. On October 18, 2012, the Company acquired a 58.575% indirect equity interest and, on December 17, 2012, the Company acquired an additional 5.158% indirect equity interest in the Berry Hill property, for a total investment of $4,157,759. Subsequently, the Company has partially disposed of its indirect equity interest, as described in Note 3, “Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests” above. The Berry Hill property is anticipated to consist of approximately 194,275 rentable square. First move-ins began in November 2013. The total projected development cost is approximately $33.7 million, or $126,579 per unit. As of December 31, 2013, $27.7 million in development costs had been incurred by the Berry Hill property joint venture, of which the Company has funded its proportionate share of the equity in the amount of $8.3 million.

On October 2, 2012, through a wholly-owned subsidiary, the Company entered into a joint venture investment along with SOIF III, and Waypoint Residential, LLC, an unaffiliated entity, to acquire 198 units of a 220-unit multifamily housing community commonly known as “Enders Place,” located in Orlando, Florida. The Company invested $4,716,846 to acquire a 48.4% indirect interest in the Enders property.

Note 5 — Consolidated Investments

As of December 31, 2013, the major components of the Company’s consolidated real estate properties, Springhouse at Newport News, The Reserve at Creekside Village, Enders Place at Baldwin Park, 23Hundred @ Berry Hill and MDA Apartments, were as follows:

Property	Land	Building and Improvements	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Springhouse	$6,500,000	$27,663,473	$—	$1,107,824	$35,271,297
Creekside	1,920,000	17,953,935	—	491,111	20,365,046
Enders	4,750,000	19,262,413	—	908,405	24,920,818
Berry Hill	5,000,000	4,286,905	16,695,988	310,055	26,292,948
MDA	9,500,000	51,547,961	—	615,980	61,663,941
	$27,670,000	$120,714,687	$16,695,988	$3,433,375	$168,514,050
Less: Accumulated Depreciation	—	(4,807,728)	—	(700,977)	(5,508,705)
Totals	$27,670,000	$115,906,959	$16,695,988	$2,732,398	$163,005,345

Depreciation expense was $4,358,584 and $1,150,477 for the years ended December 31, 2013 and 2012, respectively.

Costs of intangibles related to the Company’s consolidated investments in real estate consist of the value of in-place leases and deferred financing costs. In-place leases are amortized over the remaining term of the in-place leases, approximately a six-month term, and deferred financing costs are amortized over the life of

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Consolidated Investments  – (continued)

the related loan. Amortization expense related to the Company’s in-place leases and deferred financing costs was $1,454,192 and $1,685,593 for the years ended December 31, 2013 and 2012, respectively.

Operating Leases

The Company’s real estate assets are leased to tenants under operating leases for which the terms and expirations vary. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the consolidated real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit. Amounts required as a security deposit vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $234,184 and $234,370 as of December 31, 2013 and 2012, respectively, for the Company’s consolidated real estate properties. No individual tenant represents over 10% of the Company’s annualized base rent for the consolidated real estate properties.

Note 6 — Equity Method Investments

Following is a summary of the Company’s ownership interest by property, for investments the Company reports under the equity method of accounting at December 31, 2013 and 2012.

Property	Joint Venture Interest	Managing Member LLC Interest	Indirect Equity Interest in Property
Augusta	50.00%	50.00%	25.00%

The carrying amount of the Company’s investments in unconsolidated joint ventures was $1,212,456 and $1,297,946 as of December 31, 2013 and 2012, respectively. Summary financial information for Augusta Balance Sheets as of December 31, 2013 and 2012 and Operating Statements for the years ended December 31, 2013 and 2012, is as follows:

	December 31, 2013	December 31, 2012
Balance Sheet:
Real estate, net of depreciation	$22,188,399	$22,873,918
Other assets	394,866	341,334
Total assets	$22,583,265	$23,215,252
Mortgage payable	$17,600,839	$17,896,524
Other liabilities	139,465	155,151
Total liabilities	$17,740,304	$18,051,675
Stockholders’ equity	4,842,961	5,163,577
Total liabilities and stockholders’ equity	$22,583,265	$23,215,252

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Equity Method Investments  – (continued)

	For the Years Ended December 31,
	2013	2012
Operating Statements:
Rental revenues	$2,670,382	$2,662,547
Operating expenses	(980,362)	(1,014,131)
Income before debt service, acquisition costs, and depreciation and amortization	1,690,020	1,648,416
Mortgage interest	(763,363)	(774,973)
Acquisition costs	—	—
Depreciation and amortization	(792,069)	(781,965)
Net income (loss)	134,588	91,478
Net (income) loss attributable to JV partners	(109,900)	(72,336)
	24,688	19,142
Amortization of deferred financing costs paid on behalf of joint ventures	(1,284)	(1,284)
Equity in earnings (loss) of unconsolidated joint ventures	$23,404	$17,858

Note 7 — Mortgages Payable

Springhouse Mortgage Payable

On December 3, 2009, the Company, through an indirect subsidiary (the “Springhouse Borrower”), entered into a loan with CWCapital LLC, a Massachusetts limited liability company, for an amount of $23,400,000 (the “Springhouse Senior Loan”), which loan is secured by the Springhouse property. The loan was subsequently sold to the Federal Home Loan Mortgage Corporation (Freddie Mac). The Springhouse Senior Loan matures on January 1, 2020 and bears interest at a fixed rate of 5.660% per annum. Monthly payments were interest-only for the first two years of the Springhouse Senior Loan. Yield maintenance payments will be required to the extent prepaid before the sixth month prior to the maturity date; during the period from the sixth month prior to the maturity date to the third month prior to the maturity date, a prepayment premium of 1% of the loan amount will be required, and thereafter the loan may be prepaid without penalty. The Springhouse Senior Loan is nonrecourse to the Springhouse Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the Springhouse Borrower, or any of its officers, members, managers or employees.

Creekside Mortgage Payable

On October 13, 2010, the Company, through an indirect subsidiary (the “Creekside Borrower”), entered into a U.S. Department of Housing and Urban Development (HUD) loan agreement with Walker & Dunlop, LLC, a Delaware limited liability company, for an amount of $12,972,200 (the “Creekside Senior Loan”), which loan is secured by the Creekside property. The Creekside Senior Loan matures on November 1, 2050 and bears interest at a fixed rate of 4.60% per annum. Prepayment of the Creekside Senior Loan was prohibited before December 1, 2012. On or after December 1, 2012 until November 30, 2020 a prepayment premium equal to a percentage of the principal balance would be due. The prepayment premium is 8% on December 1, 2012 and reduces by 1% every December 1 until December 1, 2020 when the Creekside Senior Loan can be prepaid without penalty. The Creekside Senior Loan is nonrecourse to the Creekside Borrower, subject to certain provisions in the HUD Regulatory Agreement, which states that the Creekside Borrower and all of its existing and future members will be liable for any funds or property which they receive but are not entitled to and for acts and deeds by themselves or others which they have authorized in violation of the provisions of the Regulatory Agreement.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Mortgages Payable  – (continued)

Enders Mortgage Payable

On October 2, 2012, the Company, through an indirect subsidiary (the “Enders Borrower”), entered into a loan with Jones Lang LaSalle Operations, LLC, an Illinois limited liability company, for an amount of $17,500,000 (the “Enders Senior Loan”), which loan is secured by the Enders property. The loan was subsequently assigned to Freddie Mac. The Enders Senior Loan matures on November 1, 2022 and bears interest at a fixed rate of 3.97% per annum, with interest-only payments for the first two years and fixed monthly payments of approximately $83,245 based on a 30-year amortization schedule thereafter. Yield maintenance payments will be required to the extent prepaid before the sixth month prior to the maturity date; during the period from the sixth month prior to the maturity date to the third month prior to the maturity date, a prepayment premium of 1% of the loan amount will be required, and thereafter the loan may be prepaid without penalty. The Enders Senior Loan is nonrecourse to the Enders Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the Enders Borrower, or any of its officers, members, managers or employees.

MDA Mortgage Payable

On December 17, 2012, the Company, through an indirect subsidiary (the “MDA Borrower”), entered into a loan with MONY Life Insurance Company for an amount of $37,600,000 (the “MDA Senior Loan”), which loan is secured by the MDA property. The MDA Senior Loan matures on January 1, 2023 and bears interest at a fixed rate of 5.35% per annum, with three years interest only and thereafter fixed monthly payments of approximately $209,964 based on a 30-year amortization schedule thereafter. The MDA Senior Loan may be prepaid, in full, at any time beginning in the third year of the term on at least 30 business days prior notice and the payment of a prepayment premium equal to the greater of (a) 1% of the principal balance and (b) a yield maintenance amount determined under the promissory note. The MDA Senior Loan is nonrecourse to the MDA Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the MDA Borrower, or any of its officers, members, managers or employees.

Berry Hill Mortgage Payable

On October 18, 2012, the Company, through an indirect subsidiary (the “Berry Hill Borrower”), entered into a loan with Fifth Third Bank for an amount of $23,569,000 (the “Berry Hill Senior Loan”), which loan is secured by the Berry Hill property. The Berry Hill Senior Loan matures on September 30, 2015 and bears interest at a floating rate, which is benchmarked to three-month LIBOR plus 2.75% during construction and three-month LIBOR plus 2.50% upon construction completion. In the event that LIBOR becomes unavailable, the interest rate will become the prime rate plus the applicable spread. The interest rate as of December 31, 2013 was 3.0%. The Berry Hill Senior Loan is subject to two one-year extensions. The Berry Hill Senior Loan is nonrecourse to the Berry Hill Borrower with recourse carve-outs for certain deeds, acts or failures to act on the part of the Berry Hill Borrower, or any of its officers, members, managers or employees.

As of December 31, 2013, contractual principal payments for the five subsequent years and thereafter are as follows:

Year	Total
2014	$511,600
2015	17,194,592
2016	1,675,851
2017	1,710,374
2018	1,745,595
Thereafter	83,731,979
$106,569,991
Add: Unamortized fair value debt adjustment	4,690,512
Total	$111,260,503

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Line of Credit

On October 2, 2012, the Company entered into the SOIF LOC, a working capital line of credit provided by SOIF II and SOIF III, both of which are affiliates of our Sponsor, pursuant to which it could borrow up to $12.5 million. The SOIF LOC may be prepaid without penalty. Under the original terms of the line of credit, the SOIF LOC was to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 7.50%, annualized for three months, and thereafter to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50% for the remainder of the initial term. As described below, beginning October 3, 2013, the SOIF LOC began bearing interest at a rate of 10.0% per annum. Interest on the SOIF LOC will be paid on a current basis from cash flow distributed to the Company from its real estate assets and, if necessary, sales of real estate assets on a selective basis. The SOIF LOC is secured by a pledge of the Company’s unencumbered real estate assets, including those of its wholly owned subsidiaries. On March 4, 2013, the working capital line of credit was amended by increasing the commitment amount thereunder to $13.5 million and extending the initial 6-month term by six months to October 2, 2013, from the original maturity date of April 2, 2013. On August 13, 2013, the working capital line of credit was further amended in connection with the Company’s sale of the partial interest in our Berry Hill property, to, among other things, remove the revolving feature of the line of credit such that the Company may not borrow any further under the SOIF LOC. Further, SOIF II and SOIF III required that the principal amount outstanding under the SOIF LOC be increased $100,000 upon the release of the lien, and that this increase must be paid at the earlier of our next sale of an asset or the maturity date under the SOIF LOC in October 2013. On August 29, 2013, the SOIF LOC was further amended in consideration for a paydown and in exchange for payment of a 1% extension fee in the amount of $75,356 and an increase in the interest rate to 10% per annum, effective beginning on October 3, 2013, to extend the maturity date for an additional six months to April 2, 2014, with an additional option to further extend the term an additional six months for an additional 1% extension fee. All other terms remain unchanged. At December 31, 2013 and 2012, the outstanding balance on the SOIF LOC was $7,571,223 and $11,935,830, respectively, and no amount and $564,170 was available for borrowing, respectively.

Note 9 — Fair Value Measurement Financial Instruments

As of December 31, 2013 and 2012, the Company believes the carrying values of cash and cash equivalents and receivables and payables from affiliates, accounts payable, accrued liabilities, distribution payable and notes payable approximate their fair values based on their highly-liquid nature and/or short-term maturities, including prepayment options. As of December 31, 2013, the carrying value and approximate fair value of the mortgage payables, as presented on the balance sheet, were $111.3 million and $111.0 million, respectively. The fair value of mortgage payables is estimated based on the Company’s current interest rates (Level 3 inputs) for similar types of borrowing arrangements. The only nonrecurring fair value measurements during the years ended December 31, 2013 and 2012 were in connection with the consolidation of previously unconsolidated properties, as discussed in Note 3, “Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests.”

Note 10 — Related Party Transactions

In connection with the Company’s investments in Enders, Berry Hill and the MDA Apartments, it entered into the SOIF LOC with SOIF II and SOIF III, the terms of which are described above in Note 8 — Line of Credit. Cash payments by the Company on the SOIF LOC as of the year ended December 31, 2013 were $1,949,038, including interest. The Company also paid down an additional $5,524,412 in exchange for selling part of its joint venture interest in Berry Hill to SOIF III, as discussed in Note 3, “Real Estate Assets Held for Sale and Sale of Joint Venture Equity Interests” above.

As of December 31, 2013, $2,396,605 of organizational and offering costs have been incurred on the Company’s behalf by the Advisor since inception. The Company is liable to reimburse these costs to the Advisor only to the extent selling commissions, the dealer manager fee and other organization and offering

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions  – (continued)

costs do not exceed 15% of the gross proceeds of the applicable offering. In 2010, the Company reimbursed the Advisor for approximately $508,000 of these costs. When recorded by the Company, organizational costs are expensed and third-party offering costs are charged to stockholders’ equity. As of December 31, 2013, $3,622,471 of offering costs have been charged to stockholders’ equity and, in 2010, $49,931 of organizational costs were expensed. The organizational and offering costs exceed the 15% threshold discussed above, and given the termination of the Continuous Registered Offering in April 2013 and the Continuous Follow-On Offering in September 2013, the Company has recorded a receivable of approximately $508,000 due from the Advisor for the previously reimbursed organizational and offering costs, which remains due as of December 31, 2013. There were no amounts receivable from the Advisor as of December 31, 2012.

The Advisor performs its duties and responsibilities as the Company’s fiduciary under an Advisory Agreement. The Advisory Agreement has a one-year term expiring October 14, 2014, and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the Company and its Advisor. The Advisor conducts the Company’s operations and manages its portfolio of real estate investments under the terms of the Advisory Agreement. Certain of the Company’s affiliates will receive fees and compensation in connection with the acquisition, management and sale of its real estate investments.

The Advisor is entitled to receive a monthly asset management fee for the services it provides pursuant to the Advisory Agreement. On September 26, 2012, the Company amended the Advisory Agreement to reduce the monthly asset management fee from one-twelfth of 1.0% of the higher of the cost or the value of each asset to one-twelfth of 0.65% of the higher of the cost or the value of each asset, where (A) cost equals the amount actually paid, excluding acquisition fees and expenses, to purchase each asset it acquires, including any debt attributable to the asset (including any debt encumbering the asset after acquisition), provided that, with respect to any properties the Company develops, constructs or improves, cost will include the amount expended by the Company for the development, construction or improvement, and (B) the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee will be based only on the portion of the cost or value attributable to the Company’s investment in an asset if the Company does not own all of an asset.

Pursuant to the Advisory Agreement, the Advisor is entitled to receive an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, the Company amended its Advisory Agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment will equal the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment. The purchase price allocable for joint venture investments will equal the product of (1) the purchase price of the underlying property and (2) the Company’s ownership percentage in the joint venture. Acquisition and disposition fees of $274,411 and $3,426,267 were incurred during the years ended December 31, 2013 and 2012, respectively.

The Advisor is also entitled to receive a financing fee for any loan or line of credit, made available to the Company. The Advisor may re-allow some or all of this fee to reimburse third parties with whom it may subcontract to procure such financing for the Company. On October 21, 2013, the Company amended its Advisory Agreement to decrease the financing fee from 1.0% to 0.25% of any loan made to the Company. In addition, to the extent the Advisor provides a substantial amount of services in connection with the disposition of one or more of the Company’s properties or investments (except for securities that are traded on a national securities exchange), the Advisor will receive fees equal to the lesser of (A) 1.5% of the sales price of each property or other investment sold or (B) 50% of the selling commission that would have been paid to a third-party broker in connection with such a disposition. In no event may disposition fees paid to the Advisor or its affiliates and unaffiliated third parties exceed in the aggregate 6% of the contract sales price. On

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions  – (continued)

October 21, 2013, the Company amended its Advisory Agreement to change the disposition fee to only 1.5% of the sales price of each property or other investment sold, such that the disposition fee is no longer determined based on selling commissions payable to third-party sales brokers.

In addition to the fees payable to the Advisor, the Company reimburses the Advisor for all reasonable expenses incurred in connection with services provided to the Company, subject to the limitation that it will not reimburse any amount that would cause the Company’s total operating expenses at the end of the four preceding fiscal quarters to exceed the greater of 2% of the Company’s average invested assets or 25% of its net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of the Company’s assets for the period. Notwithstanding the above, the Company may reimburse amounts in excess of the limitation if a majority of its independent directors determines such excess amount was justified based on unusual and non-recurring factors. If such excess expenses are not approved by a majority of the Company’s independent directors, the Advisor must reimburse the Company at the end of the four fiscal quarters the amount by which the aggregate expenses during the period paid or incurred by the Company exceeded the limitations provided above. The Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition, asset management or disposition fees. Due to the limitation discussed above and because operating expenses incurred directly by the Company exceeded the 2% threshold, the Board of Directors, including all of its independent directors, reviewed the total operating expenses for the four fiscal quarters ended December 31, 2012 and the Company’s total operating expenses for the four fiscal quarters ended December 31, 2013 and unanimously determined the excess amounts to be justified because of the costs of operating a public company in its early stage of operation and the Company’s initial difficulties with raising capital, which are expected to be non-recurring. As the Board of Directors has previously approved such expenses, all operating expenses for the years ended December 31, 2013 and 2012 have been expensed as incurred. Reimbursable operating expenses of $539,990 and $295,069 were incurred during the years ended December 31, 2013 and 2012, respectively.

The Company has issued 1,000 shares of convertible stock, par value $0.01 per share, to the Company’s Advisor. The convertible stock will convert to shares of common stock if and when: (A) the Company has made total distributions on the then outstanding shares of its common stock equal to the original issue price of those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares or (B) subject to specified conditions, the Company lists its common stock for trading on a national securities exchange. A “listing” will be deemed to have occurred on the effective date of any merger of the Company in which the consideration received by the holders of its common stock is the securities of another issuer that are listed on a national securities exchange. Upon conversion, each share of convertible stock will convert into a number of shares of common stock equal to 1/1000 of the quotient of (A) 15% of the excess of (1) the Company’s “enterprise value” (as defined in the Company’s charter) plus the aggregate value of distributions paid to date on the outstanding shares of its common stock over the (2) aggregate purchase price paid by the stockholders for those shares plus an 8% cumulative, non-compounded, annual return on the original issue price of those shares, divided by (B) the Company’s enterprise value divided by the number of outstanding shares of common stock, in each case calculated as of the date of the conversion. If an event triggering the conversion occurs after the Advisory Agreement with the Advisor is not renewed or terminates (other than because of a material breach by the Advisor), the number of shares of common stock the Advisor will receive upon conversion will be prorated to account for the period of time the Advisory Agreement was in force.

In general, the Company contracts property management services for certain properties directly to non-affiliated third parties, in which event it will pay the Advisor an oversight fee equal to 1% of monthly gross revenues of such properties.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions  – (continued)

All of the Company’s executive officers and some of its directors are also executive officers, managers and/or holders of a direct or indirect controlling interest in the Advisor and other Bluerock-affiliated entities. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to the Company and its stockholders.

Some of the material conflicts that the Advisor or its affiliates face are: 1) the determination of whether an investment opportunity should be recommended to us or another Bluerock-sponsored program or Bluerock-advised investor; 2) the allocation of the time of key executive officers, directors, and other real estate professionals among the Company, other Bluerock-sponsored programs and Bluerock-advised investors, and the activities in which they are involved; 3) the fees received by the Advisor and its affiliates in connection with transactions involving the purchase, management and sale of investments regardless of the quality of the asset acquired or the service provided us; and 4) the fees received by the Advisor and its affiliates.

Pursuant to the terms of the Advisory Agreement, summarized below are the related party amounts payable to the Advisor, as well as other affiliates, as of December 31, 2013 and 2012. During the year ended December 31, 2013, the Company paid the Advisor approximately $645,000 of its outstanding accounts payable and has recorded a receivable of approximately $508,000 due from the Advisor for previously reimbursed organizational and offering costs.

	December 31, 2013	December 31, 2012
Asset management and oversight fees	$966,396	$426,938
Acquisition fees	801,169	322,440
Financing fees	35,670	5,891
Reimbursable operating expenses	295,146	431,850
Reimbursable offering costs	193,112	197,300
Reimbursable organizational costs	49,931	49,931
Other	17,748	388,217
Total related-party amounts payable	$2,359,172	$1,822,567

As of December 31, 2013 and 2012, the Company had $8,960 and $5,024, respectively, in receivables due to the Company from related parties other than the Advisor.

Note 11 — Stockholders’ Equity

Net (Loss) Income Per Common Share

Basic net (loss) income per common share is computed by dividing net (loss) income attributable to common shareholders, less dividends on restricted stock expected to vest plus gains on redemptions on common stock, by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share is computed by dividing net (loss) income attributable to common shareholders by the sum of the weighted average number of common shares outstanding and any potential dilutive shares for the period. Under the two-class method of computing earnings per share, net (loss) income attributable to common shareholders is computed by adjusting net loss for the non-forfeitable dividends paid on non-vested restricted stock.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

The following table reconciles the components of basic and diluted net (loss) income per common share:

	For the Year Ended December 31,
	2013	2012
Net (loss) income from continuing operations attributable to common shareholders	$(2,751,129)	$3,732,285
Dividends on restricted stock expected to vest	(11,136)	(11,564)
Gain on redemption of common stock(2)	1,575	4,018
Basic net (loss) income from continuing operations attributable to common shareholders	$(2,760,690)	$3,724,739
Net loss from discontinued operations	$(356,546)	$(720,815)
Net loss from discontinued operations attributable to noncontrolling interest	(136,674)	(909,371)
Basic net (loss) income from discontinued operations attributable to common shareholders	$(219,872)	$188,556
Weighted average common shares outstanding	2,348,849	1,679,778
Potential dilutive shares(1)	—	16,475
Weighted average common shares outstanding and potential dilutive shares	2,348,849	1,696,253
Basic (loss) income from continuing operations per share	$(1.18)	$2.22
Basic (loss) income from discontinued operations per share	$(0.09)	$0.11
Diluted (loss) income from continued operations per share	$(1.18)	$2.20
Diluted (loss) income from discontinued operations per share	$(0.09)	$0.11

(1)	Excludes 15,908 shares related to non-vested restricted stock for the year ended December 31, 2013, as the effect would be anti-dilutive. Also excludes any dilution related to the 1,000 shares of convertible stock as the conversion would be anti-dilutive and currently there would be no conversion into common shares.
(2)	Represents the difference between the fair value and carrying amount of the common stock upon redemption.

Common Stock

Pursuant to its Continuous Registered Offering, the Company offered to the public up to $1 billion in shares of its common stock (exclusive of shares to be sold pursuant to the Company’s distribution reinvestment plan) for $10.00 per share, with discounts available for certain categories of purchasers, and up to $28.5 million in shares of common stock to be issued pursuant to the Company’s distribution reinvestment plan at $9.50 per share. On September 20, 2012, the Company filed a registration statement on Form S-11 with the SEC, to register $500.0 million in shares of its common stock (exclusive of shares to be sold pursuant to the Company’s distribution reinvestment plan) at a price of $10.00 per share (subject to certain volume discounts described in the prospectus), and $50.0 million in shares of its common stock to be sold pursuant to the Company’s distribution reinvestment plan at $9.50 per share, pursuant to the Continuous Follow-On Offering. As permitted by Rule 415 under the Securities Act, the Company continued the Continuous Registered Offering until April 12, 2013, the date the SEC declared the registration statement for the Continuous Follow-On Offering effective, which terminated the Continuous Registered Offering. As of April 12, 2013, the Company had accepted aggregate gross offering proceeds in its Continuous Registered

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

Offering of $22,231,406. On August 23, 2013, at the recommendation of its Advisor and following the approval of its Board of Directors, the Company terminated its Continuous Follow-On Offering, effective September 9, 2013. As of September 9, 2013, the Company had accepted aggregate gross offering proceeds in its Continuous Follow-On Offering of $330,251, excluding shares sold pursuant to the Company’s distribution reinvestment plan.

Convertible Stock

The Company has issued to its Advisor 1,000 shares of its convertible stock for an aggregate purchase price of $1,000. Upon certain conditions, the convertible stock will convert to shares of common stock with a value equal to 15% of the excess of (i) the Company’s enterprise value (as defined in our charter) plus the aggregate value of distributions paid to stockholders over (ii) the aggregate purchase price paid by stockholders for shares in the Company plus a 8% cumulative, non-compounded, annual return on the original issue price paid for those outstanding shares

Share Repurchase Plan and Redeemable Common Stock

The Company has previously adopted a share repurchase plan that enabled stockholders to sell their shares to the Company in limited circumstances.

There were several limitations on the Company’s ability to repurchase shares under the share repurchase plan:

•	The Company could not repurchase shares until the stockholder had held the shares for one year.
•	During any calendar year, the share repurchase plan limited the number of shares the Company was allowed to repurchase to those that the Company could purchase with the net proceeds from the sale of shares under the distribution reinvestment plan during the previous fiscal year.
•	During any calendar year, the Company was not allowed to repurchase in excess of 5% of the number of shares of common stock outstanding as of the same date in the prior calendar year.

Pursuant to the terms of the Company’s share repurchase plan, the purchase price for shares repurchased under the share repurchase plan reflected the Company’s estimated value per share of $10.04 as of December 17, 2012. Except in the instance of a stockholder’s death or qualifying disability, the Company was able to repurchase shares at the lesser of (1) 100% of the average price per share the original purchaser paid to the Company for all of the shares (as adjusted for any stock distributions, combinations, splits, recapitalizations, special distributions and the like with respect to the Company’s common stock), or (2) $9.04 per share (i.e., 90% of the Company’s estimated net asset value per share of $10.04). Repurchases sought upon a stockholder’s death or “qualifying disability”, as that term is defined in the Company’s share repurchase plan, were to be made at a repurchase price of $10.04 per share. Shares subject to repurchase must have been held for at least one year. The Company had no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

The Company’s Board of Directors was allowed to amend or modify any provision of the plan at any time in its discretion without prior notice to participants. In the event that the Company’s Board of Directors amended, suspended or terminated the share repurchase plan, however, the Company was required to send stockholders notice of the change(s) following the date of such amendment, suspension or modification, and to disclose the change(s) in a report filed with the SEC on either Form 8-K, Form 10-Q or Form 10-K, as appropriate.

The Company recorded amounts that were redeemable under the share repurchase plan as redeemable common stock in the accompanying consolidated balance sheets because the shares were redeemable at the option of the holder and, therefore, their redemption was outside the Company’s control. The maximum

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

amount redeemable under the Company’s share repurchase plan was limited to the number of shares the Company could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan during the prior fiscal year. However, because the amounts that could be repurchased in future periods was determinable and only contingent on an event that was likely to occur (e.g., the passage of time), the Company presented the net proceeds from the current dividend reinvestment plan, net of current year redemptions, as redeemable common stock in the accompanying consolidated balance sheets.

The Company classified financial instruments that represent a mandatory obligation to the Company to repurchase shares as liabilities. When the Company determined it had a mandatory obligation to repurchase shares under the share repurchase plan, the Company would reclassify such obligations from temporary equity to a liability based upon their respective settlement values. In addition, upon reclassification of such obligation to a liability, the difference between the fair value of the instrument and the carrying amount was added to (or subtracted from) net earnings available to common shareholders in the calculation of earnings per share.

The Company limited the dollar value of shares that may be repurchased under the program as described above.

During the year ended December 31, 2013, the Company redeemed $98,425 of common stock as a result of redemption requests. Proceeds from the Company’s distribution reinvestment plan for the year ended December 31, 2012 were $454,711, which under the Company’s share redemption plan established the maximum amount of redemption requests the Company could satisfy during the year ended December 31, 2013, subject to exceptional circumstances as determined by the Board of Directors. In September 2012, $59,005 of shares were repurchased based on extraordinary circumstances, leaving $395,706 available to fulfill redemption requests in 2013. As of December 31, 2013, the Company received a total of nine redemption requests during the year ended December 31, 2013 for an aggregate of 25,129 shares, not including the partially deferred redemption request from the year ended December 31, 2012 in the amount of $23,125. The Company honored the deferred redemption requests from 2012 in full. Of the remaining redemption requests, the Company honored a total of 7,500 shares aggregating $75,300. The average redemption price for the fulfilled redemptions during the year ended December 31, 2013 was $9.84 per share. Funds for the payment of redemption requests were derived from the proceeds of the Company’s distribution reinvestment plan.

On June 27, 2013, following a meeting of its Board of Directors, the Company decided to explore strategic alternatives to enhance the growth of its portfolio. In anticipation of its review of strategic alternatives, the Board of Directors, including all of the Company’s independent directors, voted to suspend the Company’s share repurchase plan as of June 27, 2013 through the third quarter of 2013. In addition, the Company’s Board of Directors, including all of the Company’s independent directors, voted to suspend payment of pending repurchase requests under the share repurchase plan that were queued as of June 27, 2013 for repurchase.

On August 23, 2013, the Company’s Board of Directors, including all of the Company’s independent directors, voted to terminate the Company’s Distribution Reinvestment Plan (“DRP”). The termination of the DRP eliminated the source of proceeds for the repurchase of shares under the share repurchase plan and, therefore, the Company’s Board of Directors, including all of the Company’s independent directors, voted to terminate the share repurchase plan, effective as of September 9, 2013.

As a result of the termination of the share repurchase program, the repurchase requests received from stockholders during the second quarter of 2013, with respect to 17,629 shares aggregating $169,366, will not be fulfilled. As the Company does not intend to fulfill any requests in the future, the aggregate amount of any accrued redemptions and redeemable common stock has been reclassified back to additional paid-in capital as of December 31, 2013.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

Equity Compensation Plan

The Company previously adopted the Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc.) Long Term Incentive Plan (the “Former Incentive Plan”), in order to enable the Company to (1) provide an incentive to the Company’s employees, officers, directors, and consultants and employees and officers of the Advisor to increase the value of the Company’s common stock, (2) give such persons a stake in the Company’s future that corresponds to the stake of each of its stockholders, and (3) obtain or retain the services of these persons who are considered essential to the Company’s long-term success, by offering such persons an opportunity to participate in the Company’s growth through ownership of its common stock or through other equity-related awards. The Company had reserved and authorized an aggregate number of 2,000,000 shares of its common stock for issuance under the Former Incentive Plan.

Stock-based Compensation for Independent Directors

The Company’s independent directors received an automatic grant of 5,000 shares of restricted stock on the effective date of the Initial Public Offering and will receive an automatic grant of 2,500 shares of restricted stock when such directors are reelected at each annual meeting of the Company’s stockholders thereafter. Each person who thereafter is elected or appointed as an independent director will receive an automatic grant of 5,000 shares of restricted stock on the date such person is first elected as an independent director and an automatic grant of 2,500 shares of restricted stock when such director is reelected at each annual meeting of the Company’s stockholders thereafter. To the extent allowed by applicable law, the independent directors will not be required to pay any purchase price for these grants of restricted stock. The restricted stock will vest 20% at the time of the grant and 20% on each anniversary thereafter over four years from the date of the grant. All restricted stock may receive distributions, whether vested or unvested. The value of the restricted stock to be granted is not determinable until the date of grant.

On August 5, 2013, the Company’s three independent directors received an automatic grant of 2,500 shares each of restricted stock after their re-election to the Board of Directors at the Company’s annual meeting.

A summary of the status of the Company’s non-vested shares as of December 31, 2013 and 2012, is as follows:

Non Vested shares	Shares	Weighted average grant-date fair value
Balance at January 1, 2012	16,500	165,000
Granted	7,500	75,000
Vested	(7,500)	(75,000)
Forfeited	—	—
Balance at December 31, 2012	16,500	165,000
Granted	7,500	75,000
Vested	(9,000)	(90,000)
Forfeited	—	—
Balance at December 31, 2013	15,000	$150,000

At December 31, 2013, there was $118,750 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a period of four years. The total fair value of shares vested during the year ended December 31, 2013, was $90,000.

The Company currently uses authorized and unissued shares to satisfy share award grants.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity  – (continued)

Distributions

Distributions, including distributions paid by issuing shares under the distribution reinvestment plan, for the year ended December 31, 2013 were as follows:

	Distributions
2013	Declared	Paid
First Quarter	$393,291	$385,167
Second Quarter	412,265	413,477
Third Quarter	426,066	423,134
Fourth Quarter	425,648	421,686
	$1,657,270	$1,643,464

Distributions were calculated based on stockholders of record per day during the period. Cash distributions were calculated at a rate of $0.00191781 per share of common stock per day, which would equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. Stock distributions were calculated at a rate of $0.00219178 per share of common stock per day, which would equal a daily amount that, if paid each day for a 365-day period, would equal an 8.0% annualized rate based on a purchase price of $10.00 per share.

Note 12 — Commitments and Contingencies

The Company is subject to various legal actions and claims arising in the ordinary course of business. Although the outcome of any legal matter cannot be predicted with certainty, management does not believe that any of these legal proceedings or matters will have a material adverse effect on the consolidated financial position or results of operations or liquidity of the Company.

Note 13 — Economic Dependency

The Company is dependent on the Advisor for certain services that are essential to the Company, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of its real estate portfolio; and other general and administrative responsibilities. In the event that the Advisor or its affiliates are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Note 14 — Subsequent Events

The Company has performed an evaluation of subsequent events through the date the Company’s consolidated financial statements were issued. No material subsequent events, other than the items disclosed below, have occurred that required recognition or disclosure in these financial statements.

Termination of Creekside Purchase and Sale Agreement

As previously disclosed, on December 12, 2013, BR Creekside, LLC, or BR Creekside, a special-purpose entity in which the Company holds a 24.706% indirect equity interest, entered into an Agreement of Purchase and Sale, or Purchase Agreement, with Prominent Realty Group of Georgia, Inc., or PRG, an unaffiliated third party, for the sale of BR Creekside’s entire interest in The Reserve at Creekside Village, a 192-unit garden-style apartment community located in Chattanooga, Tennessee (the “Creekside property”). The sale price for the Creekside property was to be $19,600,000, subject to deduction for the existing mortgage indebtedness on the Creekside property in the approximate amount of $12,600,000 and to certain prorations and adjustments typical in a real estate transaction. The net proceeds to the Company, after payment of closing costs and fees, were expected to be approximately $1,350,000.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
(FORMERLY BLUEROCK MULTIFAMILY GROWTH REIT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

The Purchase Agreement provided PRG with a period of time to inspect the Creekside property (the “Inspection Period”), which Inspection Period was extended to January 17, 2014 pursuant to an amendment to the Purchase Agreement. PRG ultimately was not comfortable with the size and dynamics of the Chattanooga, Tennessee market and exercised its right to terminate the Purchase Agreement prior to the expiration of the Inspection Period by delivering written notice of termination of the Purchase Agreement to BR Creekside on January 16, 2014 and the Purchase Agreement was effectively terminated as of January 16, 2014. In connection with the termination of the Purchase Agreement, PRG received a return of its earnest money in the amount of $250,000.

Distributions Paid

The following distributions have been declared and paid subsequent to December 31, 2013:

Distributions Declared Daily For Month Listed	Date Paid	Total Cash Distribution
December 2013	January 2, 2014	$143,504
January 2014	February 3, 2014	$143,504

Stockholder Approval of 2014 Individuals Plan and 2014 Entities Plan; Termination of Former Incentive Plan

On December 16, 2013, the Board adopted, and on January 23, 2014 the stockholders approved, the 2014 Individuals Plan and the 2014 Equity Incentive Plan for Entities (the “2014 Entities Plan”). Upon the approval by the stockholders of the 2014 Individuals Plan and the 2014 Entities Plan, the Former Incentive Plan was terminated. The 2014 Individuals Plan provides for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards. Going forward, members of the Board are eligible to receive grants under the 2014 Individuals Plan as determined by the Board or compensation committee established by the Board.

Sponsor’s Agreement to Provide Us Financial Support and to Defer Payment of Certain Fees

On February 12, 2014, the Company’s Sponsor, Bluerock Real Estate, LLC, confirmed its agreement to provide financial support to the Company sufficient for it to satisfy in the ordinary course of business its obligations and debt service requirements, including those related to the filing of the registration statement to sell shares of its Class A common stock in an underwritten public offering, if the Company is unable to satisfy those expenses as they ordinarily come due after it has expended best efforts to satisfy those expenses by means available to it, and satisfy all liabilities and obligations of the Company that it is unable to satisfy when due, after it has expended best efforts to satisfy those expenses by means available to it, through the earlier of (1) February 15, 2015 or (2) the initial closing date of an underwritten public offering to sell shares of the Company’s Class A common stock. In addition, the Company’s Sponsor has agreed to defer payment of property and asset management fees and operating expenses that are allocated to it, acquisition fees, property and asset management fees and other costs, and operating expenses which have been accrued as of December 31, 2013, and offering costs advanced on the Company’s behalf.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION
SCHEDULE III
DECEMBER 31, 2013

			Initial cost to company
Property name	Location	Encumbrances	Land	Building and improvements	Total	Costs capitalized subsequent to acquisition	Furniture & fixtures	Gross amount at which carried at close of period	Accumulated depreciation	Year built/renovated	Date acquired	Depreciable lives in years
Real estate:
Springhouse at Newport News	Newport News, VA	$25,398,583	$6,500,000	$27,481,311	$33,981,311	$182,162	$1,107,824	$35,271,297	$1,766,597	1986	Dec. 2009 / Jun. 2012	5 – 30
MDA City Apartments	Chicago, IL	37,600,000	9,500,000	50,814,244	60,314,244	733,717	615,980	61,663,941	1,892,943	1926/2007	Dec. 2012	5 – 30
Total operating real estate		$62,998,583	$16,000,000	$78,295,555	$94,295,555	$915,879	$1,723,804	$96,935,238	$3,659,540
Land held under development:
23Hundred	Nashville, TN	$16,035,755	$5,000,000	$2,206,265	$7,206,265	$18,776,628	$310,055	$26,292,948	$21,328	2013/2014	Oct. 2012	NA
Total land held under development		$16,035,755	$5,000,000	$2,206,265	$7,206,265	$18,776,628	$310,055	$26,292,948	$21,328
Real estate held for sale:
The Reserve at Creekside Village	Chattanooga, TN	14,726,165	1,920,000	17,919,495	19,839,495	34,440	491,111	20,365,046	992,768	2004	Mar. 2010 / Jun. 2013	5 – 35
Enders Place at Baldwin Park	Orlando, FL	17,500,000	4,750,000	19,166,705	23,916,705	95,708	908,405	24,920,818	835,069	2003	Oct. 2012	5 – 35
Total real estate held for sale		$32,226,165	$6,670,000	$37,086,200	$43,756,200	$130,148	$1,399,516	$45,285,864	$1,827,837
Total consolidated real estate assets(1)		$111,260,503	$27,670,000	$117,588,020	$145,258,020	$19,822,655	$3,433,375	$168,514,050	$5,508,705
Reconciliation of real estate owned:
Balance at January 1, 2013	$147,740,410
Additions/improvements	20,773,995
Reduction – other	(355)
Balance at December 31, 2013	168,514,050
Reconciliation of accumulated depreciation:
Balance at January 1, 2013	$1,150,477
Depreciation expense	4,358,584
Reduction – other	(356)
Balance at December 31, 2013	5,508,705

(1)	Total excludes the unconsolidated joint venture of Estates at Perimeter, which had encumbrances of $17.6 million, gross real estate assets of $24.7 million and accumulated depreciation of $2.5 million as of December 31, 2013.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Bluerock Enhanced Multifamily Trust, Inc.:

We have audited the accompanying statements of revenues in excess of certain expenses (the Statements) of Springhouse at Newport News (Springhouse) for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of Springhouse’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Form 8-K of Bluerock Enhanced Multifamily Trust, Inc., as described in note 2 to the Statements. It is not intended to be a complete presentation of Springhouses’ revenue and expenses.

In our opinion, the Statements referred to above present fairly, in all material respects, the revenues in excess of certain expenses, as described in note 2, of Springhouse for the years ended December 31, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Indianapolis, IN
June 28, 2012

SPRINGHOUSE AT NEWPORT NEWS

STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES

	Three Months Ended March 31, 2012	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
	(Unaudited)
Revenues
Rental revenue	$954,814	$3,721,795	$3,704,869
Tenant reimbursements and other income	83,235	342,561	298,787
Total revenues	1,038,049	4,064,356	4,003,656
Certain Expenses
Property operating expenses	277,568	1,098,030	1,169,830
Property taxes and insurance	106,263	420,023	442,370
Management and oversight fees	53,252	165,424	176,217
Total certain expenses	437,083	1,683,477	1,788,417
Revenues in excess of certain expenses	$600,966	$2,380,879	$2,215,239

See accompanying notes to statements of revenues in excess of over certain expenses.

SPRINGHOUSE AT NEWPORT NEWS

NOTES TO STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES
For the Three Months Ended March 31, 2012 (unaudited) and the
Years Ended December 31, 2011 and 2010

Note 1 — Description of Real Estate Property

On December 3, 2009, through BEMT Springhouse, Bluerock Enhanced Multifamily Trust, Inc. (“the Company”) formed a joint venture along with Bluerock Special Opportunity + Income Fund, LLC, an affiliate of the Company’s advisor (“BEMT Co-Investor”), and Hawthorne Springhouse, LLC, an unaffiliated party, to acquire a 432-unit garden-style community known as Springhouse at Newport News, located in Newport News, Virginia. Prior to the consummation of the transactions described above, the Company held a 50% equity interest in the Springhouse Managing Member JV Entity through BEMT Springhouse, and BEMT Co-Investor held the remaining 50% equity interest in the Springhouse Managing Member JV Entity. The Springhouse Managing Member JV Entity holds a 75% equity interest in BR Hawthorne Springhouse JV, LLC (the “Springhouse JV Entity”) and acts as the manager of the Springhouse JV Entity. Hawthorne Springhouse, LLC, an unaffiliated third party (“Hawthorne Springhouse”) holds the remaining 25% interest in the Springhouse JV Entity. The Springhouse JV Entity is the sole owner of BR Springhouse, LLC, a special-purpose entity that holds title to the Springhouse property (“BR Springhouse”).

Purchase of Additional Interest in Springhouse Managing Member JV Entity by the Company

Pursuant to the Membership Interest Purchase and Sale Agreement (“MIPA”), BEMT Co-Investor sold a 1.0% equity interest in the Springhouse Managing Member JV Entity to BEMT Springhouse for $93,000 in cash, such that the Company now holds a 51.0% equity interest in the Springhouse Managing Member JV Entity through BEMT Springhouse and BEMT Co-Investor holds the remaining 49.0% equity interest. The Company funded the purchase price with a portion of the net proceeds of the disposition of its joint venture equity interest in the Meadowmont Managing Member JV Entity. The purchase price was determined by an MAI, independent appraisal of the Springhouse property dated May 2012, and reflects the indirect equity interest’s proportionate share of the appraised value of the Springhouse property.

Additionally, in connection with the MIPA, modifications were made to the governance rights with respect to the Springhouse Managing Member JV Entity, including BEMT Springhouse becoming the sole manager of the Springhouse Managing Member JV Entity and having control rights over daily administration of the Springhouse Managing Member JV and certain property-level decisions of the Springhouse Managing Member JV at the Springhouse JV Entity, including through its control of the management committee.

These changes will result in the Company having sufficient control over the Springhouse Managing Member JV Entity such that the Company would expect to consolidate all of the Springhouse Managing Member JV Entity on the Company’s financial statements. Investments reported on a consolidated basis will reflect gross amounts of assets, liabilities and noncontrolling interests in the balance sheet and gross amounts of revenues and expenses in the statement of operations. Prior to the transactions described herein, the Company’s investment in the Springhouse Managing Member JV Entity was reported on an unconsolidated basis under the equity method.

As a result of the structure described above, the Company holds a 38.25% indirect equity interest in the Springhouse property, BEMT Co-Investor holds a 36.75% indirect equity interest in the Springhouse property, and Hawthorne Springhouse holds the remaining 25% indirect equity interest. The Company, BEMT Co-Investor and Hawthorne each receive current distributions from the operating cash flow generated by the Springhouse property in proportion to these respective percentage equity interests.

The Springhouse Property

The Springhouse property is comprised of 432 units, featuring one- and two-bedroom layouts in 24, 2-story garden-style apartment buildings surrounding a centralized lake. The property contains approximately 310,826 rentable square feet and the average unit size is 728 square feet. Newport News, VA is part of the Virginia Beach-Norfolk-Newport News, VA-NC MSA. The community features include clubhouse, fitness center, swimming pool, tennis court, volleyball court, picnic area and private lake with gazebo. The Springhouse property is encumbered by a $23.4 million senior mortgage loan made to BR Springhouse.

SPRINGHOUSE AT NEWPORT NEWS

NOTES TO STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES
For the Three Months Ended March 31, 2012 (unaudited) and the
Years Ended December 31, 2011 and 2010

Note 2 — Basis of Presentation

The accompanying Statements of Revenues in Excess of Certain Expenses (the “Historical Summaries”) have been prepared for the purpose of complying with the provisions of Article 8-06 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summaries include the historical revenue and certain expenses of the Springhouse property, exclusive of interest income, interest expense, and depreciation and amortization, which may not be comparable to the proposed future operations of the Springhouse property.

Unaudited Interim Financial Information

The Statement of Revenues in Excess of Certain Expenses and notes thereto for the three months ended March 31, 2012, included in this report, are unaudited. In the opinion of the Company’s management, the Statement of Revenues in Excess of Certain Expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period.

Subsequent Events

In preparation of the accompanying Historical Summaries, subsequent events were evaluated for recognition or disclosure through June 28, 2012, which is the date the financial statements were issued.

Note 3 — Summary of Significant Accounting Policies

Revenue Recognition

The Springhouse property operations consist of rental income earned from its tenants under lease agreements with terms of one year or less. Rental income is recognized when earned. This policy effectively results in income recognition on the straight-line method over the related terms of the leases Tenant reimbursements and other income consist of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Use of Estimates

The preparation of the Historical Summaries in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Note 4 — Related Party Transactions

The Springhouse property pays a monthly property management fee of 3.0% of the annual gross revenue collected to Hawthorne Springhouse. In addition, the Springhouse property pays a monthly oversight fee to Bluerock Enhanced Multifamily Advisor, LLC, our Advisor, of 1.0% of annual gross revenue collected.

Note 5 — Commitment and Contingencies

Litigation

The Springhouse Property may be subject to legal claims that arise in the ordinary course of business. Management is not aware of any legal proceedings of which the outcome is reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

Other Matters

The Springhouse Property is subject to various environmental laws of federal, state and local governments. The Company is not aware of any material environmental liabilities related to the Springhouse Property that could have a material adverse effect on its financial condition or results of operations presented.

Independent Auditors’ Report

Board of Directors and Stockholders
Bluerock Enhanced Multifamily Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of Enders Place at Baldwin Park (the “Property”) acquired pursuant to the purchase agreement between Enders Holdings, LLC and Waypoint Enders Owner, LLC. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenues and certain direct operating expenses described in Note 2 of the financial statement for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Nashville, TN
December 17, 2012

ENDERS PLACE AT BALDWIN PARK

HISTORICAL STATEMENTS OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
		(Unaudited)	(Unaudited)
Revenues
Rental income	$2,825	$2,272	$2,095
Other revenue	116	119	85
Total revenues	2,941	2,391	2,180
Certain direct operating expenses
Property operating expenses	339	239	248
Property taxes	505	369	379
Homeowners’ association dues	544	364	408
Management fees	81	66	60
Total certain direct operating expenses	1,469	1,038	1,095
Revenues in excess of certain direct operating expenses	$1,472	$1,353	$1,085

See accompanying notes to historical financial statements.

ENDERS PLACE AT BALDWIN PARK

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN
DIRECT OPERATING EXPENSES

Note 1 — Business

The Enders Place at Baldwin Park (the “Property”) acquisition from Enders Holdings, LLC consists of 198 units of a 220-unit community located in Orlando, Florida.

Note 2 — Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 3-14 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statements, subsequent events were evaluated for recognition or disclosure through December 17, 2012, which is the date the financial statements were issued.

Note 3 — Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2012 and 2011.

Note 4 — Revenues

The Property contains multifamily housing units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other income consists of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and is recognized when earned.

Note 5 — Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, utilities, landscaping, insurance, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

Independent Auditors’ Report

Board of Directors and Stockholders
Bluerock Multifamily Growth REIT, Inc.

We have audited the accompanying Combined Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of MDA Apartments (the “Property”). This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenues and certain direct operating expenses described in Note 2 of the financial statement for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA LLP

Nashville, Tennessee
March 4, 2013

MDA APARTMENTS

COMBINED HISTORICAL STATEMENTS OF REVENUES AND
CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
		(Unaudited)	(Unaudited)
Revenues
Rental income	$4,116	$3,229	$3,060
Other rental revenue	193	218	151
Total revenues	4,309	3,447	3,211
Certain direct operating expenses
Property operating expenses	1,238	946	909
Property taxes and insurance	292	228	219
Management fees	129	96	97
Total certain direct operating expenses	1,659	1,270	1,225
Revenues in excess of certain direct operating expenses	$2,650	$2,177	$1,986

See accompanying notes to combined historical financial statements.

MDA APARTMENTS

NOTES TO COMBINED HISTORICAL STATEMENTS OF REVENUES AND
CERTAIN DIRECT OPERATING EXPENSES

Note 1 — Business

MDA Apartments (the “Property”) is a 190 unit apartment complex located in Chicago, Illinois. The financial information above combines the financial results of MDA City Apartments, LLC, MDA Master Tenant, LLC and MDA Master Tenant Commercial, LLC.

Note 2 — Basis of Presentation

The accompanying Combined Historical Statements of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 3-14 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Combined Historical Statements of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through March 4, 2013, which is the date the financial statements were issued.

Note 3 — Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2012 and 2011.

Note 4 — Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note 5 — Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

Note 6 — Commitment and Contingencies

From time to time, MDA Apartments may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

Management is not aware of any material environmental liabilities relating to MDA Apartments that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations or other environmental conditions with respect to MDA Apartments could result in future environmental liabilities.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Grove at Waterford (the “Property”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

GROVE AT WATERFORD

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2013	For the Three Months Ended March 31, 2014
			(unaudited)
Revenues
Rental income	$2,576	$2,721	$689
Other rental revenue	251	310	67
Total revenues	2,827	3,031	756
Certain direct operating expenses
Property operating expenses	792	780	198
Property taxes and insurance	328	334	80
Management fees	99	107	27
Total certain direct operating expenses	1,219	1,221	305
Revenues in excess of certain direct operating expenses	$1,608	$1,810	$451

See accompanying notes to historical financial statements.

Grove at Waterford

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

Grove at Waterford (the “Property”) is a 252 unit apartment complex located in Hendersonville, Tennessee.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through May 28, 2014, which is the date the financial statements were issued.

3. Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the three months ended March 31, 2014.

4. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

5. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

6. Related Party Transaction

The Property incurred management fees of $107,340 and $77,000 during the years ended December 31, 2013 and 2012, respectively, to a management company affiliated with the Property. During the unaudited interim period ended March 31, 2014, the Property incurred management fees of $27,193 to the aforementioned management company.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Villas at Oak Crest (the “Property”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

VILLAS AT OAK CREST

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2012	For the Year Ended December 31 2013	For the Three Months Ended March 31, 2014
			(unaudited)
Revenues
Rental income	$1,700	$1,903	$477
Other rental revenue	186	153	43
Total revenues	1,886	2,056	520
Certain direct operating expenses
Property operating expenses	574	621	161
Property taxes and insurance	236	340	85
Management fees	55	62	16
Total certain direct operating expenses	865	1,023	262
Revenues in excess of certain direct operating expenses	$1,021	$1,033	$258

See accompanying notes to historical financial statements.

Villas at Oak Crest

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

Villas at Oak Crest (the “Property”) is a 209 unit apartment complex located in Chattanooga, Tennessee. The financial information above contains the financial results of Villas Partners, LLC. The property was placed in service at the end of January 2012.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through May 28, 2014, which is the date the financial statements were issued.

3. Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the three months ended March 31, 2014.

4. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

5. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Village Green of Ann Arbor (the “Company”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Company’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

VILLAGE GREEN ANN ARBOR

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2013	For the Three Months Ended March 31, 2014
			(unaudited)
Revenues
Rental income	$5,655	$5,935	$1,473
Other rental revenue	561	565	121
Total revenues	6,216	6,500	1,594
Certain direct operating expenses
Property operating expenses	2,021	2,066	400
Property taxes and insurance	618	606	150
Management fees	289	222	58
Total certain direct operating expenses	2,928	2,894	608
Revenues in excess of certain direct operating expenses	$3,288	$3,606	$986

See accompanying notes to historical financial statements.

Village Green of Ann Arbor

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

Village Green of Ann Arbor (the “Property”) is a 520 unit apartment complex located in Ann Arbor, Michigan. The financial information above contains the financial results of Village Green of Ann Arbor.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through May 28, which is the date the financial statements were issued.

3. Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the three months ended March 31, 2014.

4. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

5. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

6. Related Party Transactions

The Property incurred management fees of approximately $221,900 and $289,000 during the years ended December 31, 2013 and 2012, respectively, to a management company affiliated with the member. During the unaudited interim period ended March 31, 2014, the Property incurred management fees of $57,800 to the aforementioned management company.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of North Park Towers (the “Property”) for the years ended December 31, 2013 and 2012 and related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Plante Moran, PLLC

East Lansing, Michigan
February 21, 2014

NORTH PARK TOWERS

HISTORICAL STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2013	For the Three Months Ended March 31, 2014
			(unaudited)
Revenues
Rental income	$3,271	$3,442	$843
Other rental revenue	455	467	104
Total revenues	3,726	3,909	947
Certain direct operating expenses
Property operating expenses	1,978	1,954	675
Property taxes and insurance	438	450	114
Management fees	146	151	40
Total certain direct operating expenses	2,562	2,555	829
Revenues in excess of certain direct operating expenses	$1,164	$1,354	$118

See accompanying notes to historical financial statements.

North Park Towers

Notes to Historical Statement of Revenues and
Certain Direct Operating Expenses

1. Business

North Park Towers (the “Property”) is a 313 unit apartment complex located in Southfield, Michigan.

2. Basis of Presentation

The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 8-06 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses, subsequent events were evaluated for recognition or disclosure through May 28, 2014, which is the date the financial statements were issued.

3. Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the three months ended March 31, 2014.

4. Revenues

The Property contains apartment units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other rental income consists of charges billed to tenants for utilities reimbursements, administrative, application and other fees and is recognized when earned.

5. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

6. Related Party Transaction

The Property incurred management fees of $151,000 and $146,000 during the years ended December 31, 2013 and 2012, respectively, to a management company affiliated with a member of the entity that owns the Property. During the unaudited interim period ended March 31, 2014, the Property incurred management fees of $40,000 to the aforementioned management company.

Independent Auditor’s Report

Board of Directors and Stockholders
Bluerock Residential Growth REIT, Inc.
New York, New York

We have audited the accompanying Historical Statements of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 of Lansbrook Village (the “Property”) acquired pursuant to the purchase agreement between Bluerock Residential Holdings, L.P. (Bluerock Residential Growth REIT, Inc.’s operating partnership) and Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC.

Management’s Responsibility for the Historical Statements

Management is responsible for the preparation and fair presentation of the Historical Statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Historical Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Historical Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Historical Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Historical Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Historical Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Historical Statements.

Opinion

In our opinion, the Historical Statements referred to above present fairly, in all material respects, the Revenues and certain direct operating expenses of Lansbrook Village for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Historical Statements were prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X, as described in Note 2, and is not intended to be completed presentation of Lansbrook Village’s revenues and expenses. Our opinion is not modified with respect to this matter.

Troy, Michigan
July 2, 2014

LANSBROOK VILLAGE

HISTORICAL STATEMENTS OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES
(Dollars in thousands)

	YearEnded December 31, 2013	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
		(unaudited)	(unaudited)
Revenues
Rental income	$6,623	$1,718	$1,596
Other rental revenue	416	107	99
Total Revenues	7,039	1,825	1,695
Certain Direct Operating Expenses
Property operating expenses	1,493	417	348
Property taxes	648	140	148
Homeowners’ association dues	1,200	268	296
Management fees	272	75	66
Total Certain Direct Operating Expenses	3,613	900	858
Revenues in Excess of Certain Direct Operating Expenses	$3,426	$925	$837

See accompanying notes to historical financial statements.

Lansbrook Village

Notes to Historical Statements of Revenues and
Certain Direct Operating Expenses

1. Business

Lansbrook Village (the “Property”) consists of 574 units of a 774-unit condominium community located in Palm Harbor, Florida.

2. Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 3-14 of the United States Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Property’ revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

In preparation of the accompanying Historical Statements, subsequent events were evaluated for recognition or disclosure through July 2, 2014, which is the date the financial statements were issued.

3. Unaudited Interim Information

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the three month periods ended March 31, 2014 and 2013.

4. Revenues

The Property contains multifamily housing units occupied under various lease agreements with tenants. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Other income consists of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and is recognized when earned.

5. Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, utilities, landscaping, insurance, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the financial statements.

BLUEROCK
RESIDENTIAL GROWTH REIT, INC.

          Shares

Class A Common Stock

PRELIMINARY PROSPECTUS

Wunderlich Securities

             , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Securities and Exchange Commission Registration Fee	$0
FINRA Filing Fee	$500
NYSE MKT Filing Fee	$45,000
Printing and Engraving Expenses	$60,000
Legal Fees and Expenses	$465,000
Accounting Fees and Expenses	$131,000
Transfer Agent and Registrar Fees	$10,000
Miscellaneous	$115,000
Total	$826,500

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

Pursuant to a contribution agreement by and between our company and Bluerock Special Opportunity + Income Fund, LLC, or Fund I, our company paid to Fund I $3.5 million in cash subject to adjustment as described below, as consideration for the contribution by Fund I of an additional 36.8% indirect interest in Springhouse at Newport News, located in Newport News, Virginia, in the contribution transactions. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, received approximately $0.3 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor agreed to receive those fees in the form of 19,906 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution transaction, Bluerock received approximately $0.3 million in disposition fees under the management agreement for Fund I, which was payable in cash and deducted from the amount payable in cash to Fund I.

Pursuant to a contribution agreement by and between Bluerock Residential Holdings, L.P., or our operating partnership, and BR-NPT Springing Entity, LLC, or NPT, our operating partnership issued to NPT 273,333 units of limited partnership interest in our operating partnership, or OP Units, with an approximate value of $4.1 million, based on the estimated IPO price per share of $14.50, as consideration for the contribution by NPT of the North Park Towers property, located in Southfield, Michigan, in the contribution transactions. NPT is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such OP Units was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, received approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor agreed to receive those fees in the form of 26,000 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, Bluerock Property Management, LLC, the property manager of the North Park Towers property, or NPT Manager, an affiliate of Bluerock, received approximately $0.5 million in disposition fees under the property management agreement for NPT. In lieu of cash, NPT Manager agreed to receive $0.5 million of those fees in the form of 31,200 OP Units, which OP Units would otherwise have been issued to NPT in our contribution transactions. NPT Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such OP Units to NPT Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Pursuant to a contribution agreement between and among our company, Fund I, and Bluerock Special Opportunity + Income Fund II, LLC, or Fund II, our company paid to Fund I $582,000 in cash, and issued to Fund II 349,200 shares of Class A common stock with an approximate value of $5.2 million based on the estimated IPO price per share of $14.50, in each case, as consideration for the contribution by Fund I and Fund II of an aggregate 60% indirect equity interest in Grove at Waterford Apartments, located in Hendersonville, Tennessee, in the contribution transactions. Fund II has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, received approximately $0.4 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor agreed to receive those fees in the form of 29,800 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, the manager of Fund II, BR SOIF II Manager, LLC, or Fund II Manager, an affiliate of Bluerock, received approximately $0.3 million in disposition fees under the management agreement for Fund II and Bluerock received approximately $0.1 million in disposition fees under the management agreement for Fund I, which amount was deducted from the amount payable in cash to Fund I. In lieu of cash, Fund II Manager has agreed to receive $0.3 million of those fees in the form of 21,456 shares of Class A common stock, which shares would otherwise have been issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager were payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Pursuant to a contribution agreement by and between our company and Fund II, our company issued to Fund II 193,472 shares of Class A common stock with an approximate value of $2.9 million based on the IPO price per share of $14.50, as consideration for the contribution by Fund II of an aggregate 67.2% indirect equity interest in Villas at Oak Crest Apartments, located in Chattanooga, Tennessee, in the contribution transactions. Fund II has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, received approximately $0.3 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor agreed to receive those fees in the form of 18,698 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, Fund II Manager, an affiliate of Bluerock, received approximately $0.2 million in disposition fees under the management agreement for Fund II. In lieu of cash, Fund II Manager agreed to receive $0.2 million of those fees in the form of 14,958 shares of Class A common stock, which shares would otherwise have been issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II

Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager were payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Pursuant to a contribution agreement between and among our company, Fund II and Bluerock Special Opportunity + Income Fund III, LLC, or Fund III, our company issued to Fund II 283,274 shares of Class A common stock with an approximate value of $4.2 million, and issued to Fund III 186,607 shares of Class A common stock with an approximate value of $2.8 million, in each case based on the IPO price per share of $14.50, as consideration for the contribution by Fund II and Fund III of an aggregate 48.6% indirect equity interest in Village Green Apartments, located in Ann Arbor, Michigan, in the contribution transactions. Fund II has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Fund III has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund III was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. In connection with this contribution agreement, our former advisor, an affiliate of Bluerock, received approximately $0.7 million in acquisition fees under the initial advisory agreement. In lieu of cash, our former advisor agreed to receive those fees in the form of 46,745 LTIP units. Our former advisor has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our former advisor was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Also in connection with this contribution agreement, Fund II Manager, an affiliate of Bluerock, received approximately $0.3 million in disposition fees under the management agreement for Fund II. In lieu of cash, Fund II Manager agreed to receive those fees in the form of 22,545 shares of Class A common stock, which shares would otherwise have been issued to Fund II in our contribution transactions, so long as the ownership of our common stock by Fund II Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund II Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund II Manager were payable in cash to the extent necessary to avoid such violation. Fund II Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund II Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. Further in connection with this contribution agreement, the manager of Fund III, BR SOIF III Manager, LLC, or Fund III Manager, an affiliate of Bluerock, received approximately $0.2 million in disposition fees under the management agreement for Fund III. In lieu of cash, Fund III Manager agreed to receive those fees in the form of 11,139 shares of Class A common stock, which shares would otherwise have been issued to Fund III in our contribution transactions, so long as the ownership of our common stock by Fund III Manager would not result in a violation of the stock ownership limits set forth in our charter. To the extent that payment of such fees to Fund III Manager in shares of common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of such fees payable to Fund III Manager were payable in cash to the extent necessary to avoid such violation. Fund III Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such shares of Class A common stock to Fund III Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Upon the completion of the IPO, our company issued to our Manager an aggregate of $2,621,756 in LTIP units under our 2014 Equity Incentive Plan for Entities, or the 2014 Entities Plan, equal to an aggregate of 174,784 shares of Class A common stock on a fully-diluted basis based on the IPO price per share of $14.50. Such initial awards of LTIP units will vest ratably on an annual basis over a three-year period that commenced on April 30, 2014, and once vested, may convert to OP Units upon reaching capital account equivalency with the OP Units held by our company, and may then be settled in shares of our Class A common stock. Our Manager has a substantive, pre-existing relationship with our company and is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of such LTIP units to our Manager was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

On August 15, 2008, our operating partnership was capitalized with the issuance to Bluerock Multifamily Advisor, LLC of 22,727 OP Units for $200,000. The OP Units were purchased for investment. Our operating partnership issued these units in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act.

On October 20, 2008, the operating partnership redeemed the 22,727 OP Units held by Bluerock Multifamily Advisor, LLC in exchange for $200,000 in cash.

On October 20, 2008, our former advisor purchased 22,100 shares of our common stock in exchange for $200,000. We issued these shares in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act. On July 1, 2010, our former advisor distributed by dividend all 22,100 shares of our common stock to Bluerock, and our former advisor no longer directly owns any of our common stock or stock.

On October 20, 2008, we capitalized Bluerock REIT Holdings, LLC, our wholly owned subsidiary, with $200,000 in exchange for all of its membership interests.

On October 20, 2008, Bluerock REIT Holdings, LLC purchased 22,727 OP Units for $200,000. We issued these OP Units in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act. At the time of issuance, Bluerock REIT Holdings, LLC was the sole limited partner of the operating partnership.

On October 15, 2009, upon effectiveness of our initial public offering, each of our non-employee directors received an automatic grant of 5,000 shares of restricted common stock pursuant to the Bluerock Residential Growth REIT, Inc. Independent Directors Compensation Plan (the “Plan”).

On March 15, 2010, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

On August 8, 2011, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

On August 7, 2012, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

On August 5, 2013, upon their respective re-elections to our board of directors, each of our non-employee directors received an automatic grant of 2,500 shares of restricted common stock pursuant to the Plan. All such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 34. Indemnification of Directors and Officers

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation may limit the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision eliminating such liability to the maximum extent permitted by Maryland law.

In addition, the MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our directors and our executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or executive officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

Except as described below, our directors and executive officers will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or in our right and the director or executive officer is adjudged to be liable to us;
•	if the director or executive officer is adjudged to be liable on the basis that personal benefit was improperly received; or
•	in any proceeding brought by the director or executive officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement and, except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement to which we are a party approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines the director or executive officer is entitled to indemnification as described in the following paragraph, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or
•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer (i) has met the standards of conduct set forth above or (ii) has been adjudged liable for receipt of an “improper personal benefit”; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with our without prejudice.

In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

Item 35. Treatment of Proceeds from Stock Being Registered

None.

Item 36. Financial Statements and Exhibits

Effective February 22, 2013, Bluerock Enhanced Multifamily Trust, Inc. changed its name to Bluerock Multifamily Growth REIT, Inc. Effective November 19, 2013, Bluerock Multifamily Growth REIT, Inc. changed its name to Bluerock Residential Growth REIT, Inc. Effective February 27, 2013, Bluerock Enhanced Multifamily Advisor, LLC and Bluerock Enhanced Multifamily Holdings, L.P. changed their names to Bluerock Multifamily Advisor, LLC and Bluerock Multifamily Holdings, L.P., respectively. Effective November 19, 2013, Bluerock Multifamily Holdings, L.P. changed its name to Bluerock Residential Holdings, L.P. With respect to documents executed prior to the name change, the following Exhibit List refers to the entity names used prior to the name changes in order to accurately reflect the names of the entities that appear on such documents.

(a) The following financial statements are filed as part of this Registration Statement and included in the Prospectus:

•	The consolidated balance sheets of Bluerock Residential Growth REIT, Inc. as of the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2014 and the two-year period ended December 31, 2013.

•	The financial statements of Springhouse at Newport News and the related pro forma financial statements of Bluerock Enhanced Multifamily Trust, Inc.
•	The financial statements of Estates at Perimeter and the related pro forma financial statements of Bluerock Enhanced Multifamily Trust, Inc.
•	The financial statements of Enders Place at Baldwin Park and the related pro forma financial statements of Bluerock Enhanced Multifamily Trust, Inc.
•	The financial statements of MDA City Apartments and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of Grove at Waterford and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of Village Green and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of Villas at Oak Crest and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of North Park Towers and the related pro forma financial statements of Bluerock Multifamily Growth REIT, Inc.
•	The financial statements of Lansbrook Village and the related pro forma financial statements of Bluerock Residential Growth REIT, Inc.

(b) See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this Registration Statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the provisions referred to in Item 34 of this registration statement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of September, 2014.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

/s/ R. Ramin Kamfar

By: R. Ramin Kamfar,
        Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned directors and officers of Bluerock Residential Growth REIT, Inc. (the “Company”), and each of us, do hereby constitute and appoint R. Ramin Kamfar, our true and lawful attorney-in-fact and agent, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney-in-fact or agent may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-11, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on September 15, 2014.

Signature	Title	Date
/s/ R. Ramin Kamfar R. Ramin Kamfar	Chief Executive Officer, President (Principal Executive Officer) and Chairman of the Board of Directors	September 15, 2014
/s/ Christopher J. Vohs Christopher J. Vohs	Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 15, 2014
/s/ Gary T. Kachadurian Gary T. Kachadurian	Director	September 15, 2014
/s/ Brian D. Bailey Brian D. Bailey	Director	September 15, 2014
/s/ I. Bobby Majumder I. Bobby Majumder	Director	September 15, 2014
/s/ Romano Tio Romano Tio	Director	September 15, 2014

EXHIBIT INDEX

Effective February 22, 2013, Bluerock Enhanced Multifamily Trust, Inc. changed its name to Bluerock Multifamily Growth REIT, Inc. Effective November 19, 2013, Bluerock Multifamily Growth REIT, Inc. changed its name to Bluerock Residential Growth REIT, Inc. Effective February 27, 2013, Bluerock Enhanced Multifamily Advisor, LLC and Bluerock Enhanced Multifamily Holdings, L.P. changed their names to Bluerock Multifamily Advisor, LLC and Bluerock Multifamily Holdings, L.P., respectively. Effective November 19, 2013, Bluerock Multifamily Holdings, L.P. changed its name to Bluerock Residential Holdings, L.P. With respect to documents executed prior to the name change, the following Exhibit List refers to the entity names used prior to the name changes in order to accurately reflect the names of the entities that appear on such documents.

Exhibit Number	Description
1.1*	Underwriting Agreement by and among Wunderlich Securities, Inc., as representative of the several underwriters named in Schedule A attached thereto, Bluerock Residential Growth REIT, Inc., Bluerock Residential Holdings, L.P. and BRG Manager, LLC, dated , 2014
3.1	Articles of Amendment and Restatement of the registrant, incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
3.2	Articles of Amendment of the registrant, incorporated by reference to Exhibit 3.3 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-184006)
3.3	Second Articles of Amendment and Restatement of the registrant, incorporated by reference to Exhibit 3.3 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
3.4	Amended and Restated Bylaws of the registrant, incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
3.5	Second Amended and Restated Bylaws of the registrant, incorporated by reference to Exhibit 3.5 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
3.6	Articles of Amendment to the Second Articles of Amendment and Restatement of the registrant, dated March 26, 2014, incorporated by reference to Exhibit 3.6 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
3.7	Articles of Amendment to the Second Articles of Amendment and Restatement of the registrant, dated March 26, 2014, incorporated by reference to Exhibit 3.7 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
3.8	Articles of Amendment to the Second Articles of Amendment and Restatement of the registrant, dated March 31, 2014, incorporated by reference to Exhibit 3.3 to the registrant’s Current Report on Form 8-K filed April 1, 2014
3.9	Articles of Amendment to the Second Articles of Amendment and Restatement of the registrant, dated March 31, 2014, incorporated by reference to Exhibit 3.4 to the registrant’s Current Report on Form 8-K filed April 1, 2014
4.1	LTIP Unit Vesting Agreement, between and among the registrant, Bluerock Residential Holdings, L.P. and BRG Manager, LLC, dated April 2, 2014, incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.2	Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., dated April 2, 2014, incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)

Exhibit Number	Description
4.3	Registration Rights Agreement by and among Bluerock Special Opportunity + Income Fund II, LLC, Bluerock Special Opportunity + Income Fund III, LLC, BR SOIF II Manager, LLC, BR SOIF III Manager, LLC and the registrant, dated April 2, 2014, incorporated by reference to Exhibit 10.11 to the registrant’s Current Report on Form 8-K filed on April 8, 2014
4.4	Registration Rights Agreement among BR-NPT Springing Entity, LLC, BR-North Park Towers, LLC and the registrant, dated April 2, 2014, incorporated by reference to Exhibit 10.12 to the registrant’s Current Report on Form 8-K filed on April 8, 2014
4.5	Tax Protection Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and BR-NPT Springing Entity, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.13 to the registrant’s Current Report on Form 8-K filed on April 8, 2014
4.6	Lock-Up Agreement by Bluerock Multifamily Advisor, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.7	Lock-Up Agreement by Bluerock Property Management, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.3 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.8	Lock-Up Agreement by Bluerock Real Estate, L.L.C. in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.4 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.9	Lock-Up Agreement by Bluerock REIT Holdings, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.5 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.10	Lock-Up Agreement by the registrant in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.6 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.11	Lock-Up Agreement by Bluerock Residential Holdings, L.P. in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.7 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.12	Lock-Up Agreement by Bluerock Special Opportunity + Income Fund II, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.8 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.13	Lock-Up Agreement by Bluerock Special Opportunity + Income Fund III, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.9 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.14	Lock-Up Agreement by BR SOIF II Manager, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.10 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
4.15	Lock-Up Agreement by BR SOIF III Manager, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.11 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.16	Lock-Up Agreement by BRG Manager, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.12 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.17	Lock-Up Agreement by BR-NPT Springing Entity, LLC in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.13 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.18	Lock-Up Agreement by James G. Babb, III in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.14 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.19	Lock-Up Agreement by Brian D. Bailey in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.15 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.20	Lock-Up Agreement by Gary T. Kachadurian in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.16 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.21	Lock-Up Agreement by R. Ramin Kamfar in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.17 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.22	Lock-Up Agreement by Michael L. Konig in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.18 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.23	Lock-Up Agreement by Ryan S. MacDonald in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.19 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.24	Lock-Up Agreement by I. Bobby Majumder in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.20 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.25	Lock-Up Agreement by Jordan B. Ruddy in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.21 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.26	Lock-Up Agreement by Romano Tio in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 201, incorporated by reference to Exhibit 4.22 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
4.27	Lock-Up Agreement by Christopher J. Vohs in favor of Wunderlich Securities, Inc. as representative of the several underwriters identified therein, dated March 28, 2014, incorporated by reference to Exhibit 4.23 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
4.28	Indemnification Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and R. Ramin Kamfar, dated April 2, 2014, incorporated by reference to Exhibit 10.14 to the registrant’s Current Report on Form 8-K filed April 8, 2014
4.29	Indemnification Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and Gary T. Kachadurian, dated April 2, 2014, incorporated by reference to Exhibit 10.15 to the registrant’s Current Report on Form 8-K filed April 8, 2014
4.30	Indemnification Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and Michael L. Konig, dated April 2, 2014, incorporated by reference to Exhibit 10.16 to the registrant’s Current Report on Form 8-K filed April 8, 2014
4.31	Indemnification Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and Christopher J. Vohs, dated April 2, 2014, incorporated by reference to Exhibit 10.17 to the registrant’s Current Report on Form 8-K filed April 8, 2014
4.32	Indemnification Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and I. Bobby Majumder, dated April 2, 2014, incorporated by reference to Exhibit 10.18 to the registrant’s Current Report on Form 8-K filed April 8, 2014
4.33	Indemnification Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and Brian D. Bailey, dated April 2, 2014, incorporated by reference to Exhibit 10.19 to the registrant’s Current Report on Form 8-K filed April 8, 2014
4.34	Indemnification Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and Romano Tio, dated April 2, 2014, incorporated by reference to Exhibit 10.20 to the registrant’s Current Report on Form 8-K filed April 8, 2014
5.1*	Opinion of Venable LLP as to the legality of the securities being registered
8.1	Opinion of Hunton & Williams LLP regarding certain federal income tax considerations
10.1	Management Agreement by and among registrant, Bluerock Residential Holdings, L.P. and BRG Manager, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on April 8, 2014
10.2	Third Amended and Restated Advisory Agreement between Bluerock Multifamily Advisor, LLC, Bluerock Multifamily Holdings, L.P. and the registrant dated February 27, 2013, incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-184006)
10.3	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant dated February 12, 2014, incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.4	Investment Allocation Agreement between Bluerock Real Estate, L.L.C., BRG Manager, LLC, and the registrant, dated April 2, 2014, incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on April 8, 2014
10.5	Registrant’s 2014 Equity Incentive Plan for Individuals, incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 29, 2014
10.6	Registrant’s 2014 Equity Incentive Plan for Entities, incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on January 29, 2014
10.7	Bluerock Enhanced Multifamily Trust, Inc. Long Term Incentive Plan, incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)

Exhibit Number	Description
10.8	Bluerock Enhanced Multifamily Trust, Inc. Independent Directors Compensation Plan, incorporated by reference to Exhibit 10.6 to Pre-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.9	Limited Liability Company/Joint Venture Agreement of BR Springhouse Managing Member, LLC, dated as of December 3, 2009, incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.10	Limited Liability Company/Joint Venture Agreement of BR Hawthorne Springhouse JV, LLC, dated as of December 3, 2009, incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.11	Property Management Agreement by and between BR Springhouse, LLC and Hawthorne Residential Partners, LLC, dated as of December 3, 2009, incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.12	Multifamily Deed of Trust, Assignment of Rents and Security Agreement by BR Springhouse, LLC for the benefit of CW Capital, LLC, dated December 3, 2009, incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.13	Amended and Restated Limited Liability Company Agreement of BR Creekside Managing Member, LLC, dated as of March 31, 2010, incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010
10.14	Amended and Restated Limited Liability Company Agreement of BR Hawthorne Creekside JV, LLC, dated as of March 31, 2010, incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010
10.15	Property Management Agreement by and between BR Creekside, LLC and Hawthorne Residential Partners, LLC, dated as of March 31, 2010, incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010
10.16	General Warranty Deed from the Reserve at Creekside Limited Partnership to BR Creekside LLC, incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 3 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.17	Amended and Restated Limited Liability Company Agreement of BR Augusta JV Member, LLC, dated as of September 1, 2010, incorporated by reference to Exhibit 10.27 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.18	Limited Liability Company Agreement of BSF/BR Augusta JV, LLC, dated as of July 29, 2010, incorporated by reference to Exhibit 10.28 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.19	Multifamily Note by and between BSF/BR Augusta, LLC and CWCapital, LLC dated September 1, 2010, incorporated by reference to Exhibit 10.31 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.20	Property Management Agreement by and between BSF-St. Andrews, LLC and Hawthorne Residential Partners, LLC dated as of September 7, 2010, incorporated by reference to Exhibit 10.32 to Post-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-153135).
10.21	Deed of Trust Note between BR Creekside, LLC and Walker & Dunlop, LLC, dated October 14, 2010, incorporated by reference to Exhibit 10.38 to the registrant’s Current Report on Form 8-K filed on October 20, 2010

Exhibit Number	Description
10.22	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant, dated March 28, 2011, incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2011
10.23	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant dated March 13, 2012, incorporated by reference to Exhibit 10.51 to Post-Effective Amendment No. 10 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.24	First Amendment to Amended and Restated Limited Liability Company Agreement of BR Creekside Managing Member, LLC, dated as of June 27, 2012, incorporated by reference to Exhibit 10.53 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.25	First Amendment to Limited Liability Company Agreement of BR Springhouse Managing Member, LLC, dated as of June 27, 2012, incorporated by reference to Exhibit 10.54 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.26	Limited Liability Company Agreement of BR Enders Managing Member, LLC, dated as of October 2, 2012, incorporated by reference to Exhibit 10.59 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.27	Limited Liability Company Agreement of Waypoint Bluerock Enders JV, LLC, dated as of October 2, 2012, incorporated by reference to Exhibit 10.60 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.28	Amended and Restated Limited Liability Company Agreement of Waypoint Enders Owner, LLC, dated as of October 2, 2012, incorporated by reference to Exhibit 10.61 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.29	Multifamily Note — CME by and between Waypoint Enders Owner, LLC and Jones Lang LaSalle Operations, L.L.C., dated October 2, 2012, incorporated by reference to Exhibit 10.62 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.30	Multifamily Loan and Security Agreement — CME by and among Waypoint Enders Owner, LLC and Jones Lang LaSalle Operations, L.L.C., dated October 2, 2012, incorporated by reference to Exhibit 10.63 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.31	Backstop Agreement by and among Robert C. Rohdie, Waypoint Enders Investors, LP, Waypoint Enders GP, LLC and BR Enders Managing Member, LLC, dated October 2, 2012, incorporated by reference to Exhibit 10.64 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.32	Property Management Agreement by and among Waypoint Enders Owner, LLC and Bridge Real Estate Group, LLC d/b/a Waypoint Management, dated October 2, 2012, incorporated by reference to Exhibit 10.65 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.33	Asset Management Agreement by and among Waypoint Enders Owner, LLC and Waypoint Residential, LLC dated October 2, 2012, incorporated by reference to Exhibit 10.66 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)

Exhibit Number	Description
10.34	Line of Credit and Security Agreement by and among Bluerock Enhanced Multifamily Trust, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated October 12, 2012, incorporated by reference to Exhibit 10.67 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.35	Promissory Note by and between Bluerock Enhanced Multifamily Trust, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated October 2, 2012, incorporated by reference to Exhibit 10.68 to Post-Effective Amendment No. 12 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.36	Construction Loan Agreement by and among Fifth Third Bank and 23Hundred, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.69 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.37	First Amendment to Construction Loan Agreement by and among Fifth Third Bank and 23Hundred, LLC, dated as of November 20, 2012, incorporated by reference to Exhibit 10.70 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.38	Promissory Note by 23Hundred, LLC in favor of Fifth Third Bank, dated as of October 18, 2012, incorporated by reference to Exhibit 10.71 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.39	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by 23Hundred, LLC in favor of Jeff King, Trustee, for the use and benefit of Fifth Third Bank, dated as of October 18, 2012, incorporated by reference to Exhibit 10.72 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.40	Operating Agreement of BR Stonehenge 23Hundred JV, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.73 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.41	Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.74 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.42	Development Agreement by and between 23Hundred, LLC and Stonehenge Real Estate Group, LLC, dated as of October 18, 2012, incorporated by reference to Exhibit 10.75 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.43	Amended and Restated Note by MDA City Apartments, LLC in favor of MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.76 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.44	Amended and Restated Mortgage, Security Agreement and Fixture Filing by MDA City Apartments, LLC in favor of MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.77 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.45	Sixth Loan Modification Agreement by and among MDA City Apartments, LLC, Jonathan Holtzman, Bluerock Special Opportunity + Income Fund, LLC and MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.78 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)

Exhibit Number	Description
10.46	Guaranty of Note and Mortgage by MDA City Apartments, LLC, Jonathan Holtzman and Bluerock Special Opportunity + Income Fund, LLC to and for the benefit of MONY Life Insurance Company, dated as of December 17, 2012, incorporated by reference to Exhibit 10.79 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.47	Limited Liability Company Agreement of BR MDA Investors, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.80 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.48	Limited Liability Company Agreement of BR VG MDA JV Member, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.81 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.49	Amended and Restated Operating Agreement of MDA City Apartments, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.82 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.50	Asset Management Agreement by and among MDA City Apartments, LLC and Holtzman Interests #17A, LLC, dated as of December 17, 2012, incorporated by reference to Exhibit 10.83 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.51	Management Agreement by and among MDA City Apartments, LLC and Village Green Management Company LLC, dated as of December 14, 2012, incorporated by reference to Exhibit 10.84 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.52	Membership Interest Purchase Agreement by and among BEMT Berry Hill, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated December 17, 2012, incorporated by reference to Exhibit 10.85 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.53	First Amendment to Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated December 17, 2012, incorporated by reference to Exhibit 10.86 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.54	Assignment of Membership Interest (BR Berry Hill Managing Member, LLC), dated as of December 17, 2012, incorporated by reference to Exhibit 10.87 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.55	Amended and Restated Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated December 26, 2012, incorporated by reference to Exhibit 10.88 to Post-Effective Amendment No. 14 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)
10.56	Line of Credit and Security Agreement Modification Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated as of March 4, 2013, incorporated by reference to Exhibit 10.87 to Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-11 (No. 333-184006)
10.57	Promissory Note Modification Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated as of March 4, 2013, incorporated by reference to Exhibit 10.88 to Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-11 (No. 333-184006)

Exhibit Number	Description
10.58	Letter Agreement between Bluerock Real Estate, L.L.C. and the registrant, dated March 13, 2013, incorporated by reference to Exhibit 10.89 to Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-11 (No. 333-184006)
10.59	Second Amendment to Line of Credit and Security Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 13, 2013, incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.60	Replacement Promissory Note by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 13, 2013, incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.61	Membership Interest Purchase Agreement by and among BEMT Berry Hill, LLC and Bluerock Growth Fund, LLC, dated August 9, 2013, incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.62	First Amendment to Amended and Restated Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated August 13, 2013, incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.63	Assignment of Membership Interest (BR Berry Hill Managing Member, LLC), dated as of August 9, 2013, incorporated by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.64	Membership Interest Purchase Agreement by and among BEMT Berry Hill, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.6 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.65	Second Amended and Restated Limited Liability Company Agreement of BR Berry Hill Managing Member, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.66	Assignment of Membership Interest (BR Berry Hill Managing Member, LLC), dated as of August 29, 2013, incorporated by reference to Exhibit 10.8 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.67	Third Amendment to Line of Credit and Security Agreement by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.68	Replacement Promissory Note by and among Bluerock Multifamily Growth REIT, Inc., Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, dated August 29, 2013, incorporated by reference to Exhibit 10.10 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.69	Purchase and Sale Agreement between Bell BR Hillsboro Village JV, LLC and Nicol Investment Company, LLC, dated July 26, 2013, incorporated by reference to Exhibit 10.11 to the registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013
10.70	First Amendment to Limited Liability Company Agreement of BR Meadowmont Managing Member, LLC, dated as of June 27, 2012, incorporated by reference to Exhibit 10.55 to Post-Effective Amendment No. 11 to the registrant’s Registration Statement on Form S-11 (No. 333-153135)

Exhibit Number	Description
10.71	First Amendment to Third Amended and Restated Advisory Agreement between Bluerock Multifamily Advisor, LLC, Bluerock Multifamily Holdings, L.P. and the registrant dated October 14, 2013, incorporated by reference to Exhibit 10.83 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.72	Agreement of Purchase and Sale between BR Creekside LLC and Prominent Realty Group of Georgia, Inc. dated December 12, 2013, incorporated by reference to Exhibit 10.84 to Pre-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.73	Contribution Agreement by and between BR-NPT Springing Entity, LLC and Bluerock Residential Holdings, L.P., effective as of March 10, 2014, incorporated by reference to Exhibit 10.91 to Pre-Effective Amendment No. 5 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.74	Contribution Agreement by and among Bluerock Special Opportunity + Income Fund II, LLC, Bluerock Special Opportunity + Income Fund III, LLC and the registrant, effective as of March 10, 2014, incorporated by reference to Exhibit 10.92 to Pre-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.75	Contribution Agreement by and between Bluerock Special Opportunity + Income Fund II, LLC and the registrant, effective as of March 10, 2014, incorporated by reference to Exhibit 10.93 to Pre-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.76	Contribution Agreement by and among Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC and the registrant, effective as of March 10, 2014, incorporated by reference to Exhibit 10.94 to Pre-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.77	Contribution Agreement by and between Bluerock Special Opportunity + Income Fund, LLC and the registrant, effective as of March 10, 2014, incorporated by reference to Exhibit 10.95 to Pre-Effective Amendment No. 4 to the registrant’s Registration Statement on Form S-11 (No. 333-192610)
10.78	Pledge Agreement by and among the registrant and Bluerock Special Opportunity + Income Fund II, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.79	Pledge Agreement by and among the registrant and BR-NPT Springing Entity, LLC dated April 2, 2014, incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.80	Pledge Agreement by and among the registrant and Bluerock Special Opportunity + Income Fund, LLC dated April 2, 2014, incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.81	Pledge Agreement by and among the registrant and Bluerock Special Opportunity + Income Fund III, LLC dated April 2, 2014, incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.82	Pledge Agreement by and among the registrant and Bluerock Special Opportunity + Income Fund II, LLC dated April 2, 2014, incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.83	Pledge Agreement by and among the registrant and Bluerock Special Opportunity + Income Fund, LLC dated April 2, 2014, incorporated by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K filed April 8, 2014

Exhibit Number	Description
10.84	Pledge Agreement by and among the registrant and Bluerock Special Opportunity + Income Fund II, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.85	Second Amendment to Third Amended and Restated Advisory Agreement by and among the registrant, Bluerock Residential Holdings, L.P. and Bluerock Multifamily Advisor, LLC dated March 26, 2014, incorporated by reference to Exhibit 10.21 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.86	Joinder By and Agreement of New Indemnitor by and among the registrant, Bluerock Residential Holdings, L.P. and U.S. Bank National Association, as trustee for the benefit of the holders of COMM 2014-CCRE14 Mortgage Trust Commercial Mortgage Pass-Through Certificates, dated April 2, 2014, incorporated by reference to Exhibit 10.22 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.87	Indemnity Agreement by and among the registrant, James G. Babb, III and R. Ramin Kamfar, dated April 2, 2014, incorporated by reference to Exhibit 10.23 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.88	Assumption and Release Agreement (Guarantor Transfer) by and among the registrant, Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC, Bell Partners, Inc., Bell HNW Nashville Portfolio, LLC, Bell BR Waterford Crossing JV, LLC and Fannie Mae, dated April 2, 2014, incorporated by reference to Exhibit 10.24 to the registrant’s Current Report on Form 8-K filed April 8, 2014
10.89	Purchase and Sale Agreement and Joint Escrow Instructions by and between BR Creekside LLC and Steadfast Asset Holdings, Inc., dated February 24, 2014, incorporated by reference to Exhibit 10.8 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014
10.90	Reinstatement and First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions between BR Creekside LLC and Steadfast Asset Holdings, Inc., dated March 12, 2014, incorporated by reference to Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014
10.91	Assignment of Membership Interest in BR VG Ann Arbor JV Member, LLC by and between Bluerock Special Opportunity + Income Fund II, LLC and BRG Ann Arbor, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.92	Assignment of Membership Interest in BR VG Ann Arbor JV Member, LLC by and between Bluerock Special Opportunity + Income Fund III, LLC and BRG Ann Arbor, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.93	Assignment of Membership Interest in BR Oak Crest Villas, LLC by and between Bluerock Special Opportunity + Income Fund II, LLC and BRG Oak Crest, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.16 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.94	Assignment of Membership Interest in BR Waterford JV Member, LLC by and between Bluerock Special Opportunity + Income Fund, LLC and BRG Waterford, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.41 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.95	Assignment of Membership Interest in BR Waterford JV Member, LLC by and between Bluerock Special Opportunity + Income Fund II, LLC and BRG Waterford, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.42 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.96	Membership Interest Purchase and Sale Agreement between and among Bluerock Special Opportunity + Income Fund II, LLC, Bluerock Special Opportunity + Income Fund III, LLC and Bluerock Residential Holdings, L.P., effective as of May 15, 2014, incorporated by reference to Exhibit 10.52 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.97	Membership Interest Purchase Agreement between and among Waypoint Enders Investors, LP, Waypoint Enders GP, LLC, and Waypoint Bluerock Enders JV, LLC, effective as of May 28, 2014, incorporated by reference to Exhibit 10.96 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.98	Amended and Restated Limited Liability Company/Joint Venture Agreement of BR VG Ann Arbor JV Member, LLC, between and among BRG Ann Arbor, LLC, Dr. Reza Kamfar and Forough Kamfar, as joint tenants with rights of survivorship, Susan Kamfar and Stephanie Kamfar, effective as of April 2, 2014, incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.99	Second Amended and Restated Operating Agreement of Village Green of Ann Arbor Associates, LLC, between and among BR VG Ann Arbor JV Member, LLC, Holtzman Equities # 11 Limited Partnership and JH Village Green LLC, dated September 12, 2012, incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.100	Management Agreement between and among Village Green Management Company LLC, and Village Green of Ann Arbor Associates, LLC, dated September 12, 2012, incorporated by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.101	Limited Liability Company Agreement of BR Oak Crest Villas, LLC, by Bluerock Special Opportunity + Income Fund II, LLC, dated December 12, 2011, incorporated by reference to Exhibit 10.12 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.102	First Amendment to Limited Liability Company Agreement of BR Oak Crest Villas, LLC between and among BRG Oak Crest, LLC, Dr. Reza Kamfar and Forough Kamfar, as joint tenants with rights of survivorship, Susan Kamfar and Stephanie Kamfar, effective as of April 2, 2014, incorporated by reference to Exhibit 10.13 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.103	Limited Liability Company Agreement of Villas Partners, LLC by and between Oak Crest Villas JV, LLC, Ryan L. Hanks and Jordan Ruddy, effective as of November 18, 2011, incorporated by reference to Exhibit 10.15 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.104	Amended and Restated Limited Liability Company Agreement of BR-NPT Springing Entity, LLC by BR-North Park Towers, LLC, dated April 30, 2013, incorporated by reference to Exhibit 10.21 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.105	First Amendment to Amended and Restated Limited Liability Company Agreement for BR-NPT Springing Entity, LLC by BR-North Park Towers, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.22 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.106	Second Amendment to Amended and Restated Limited Liability Company Agreement of BR-NPT Springing Entity, LLC by BR-North Park Towers, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.23 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.107	Property Management Agreement by and between Bluerock Property Management, LLC and BR-NPT Springing Entity, LLC, dated April 30, 2013, incorporated by reference to Exhibit 10.25 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.108	Limited Liability Company/Joint Venture Agreement of BR Waterford JV Member, LLC by and between Bluerock Special Opportunity + Income Fund, LLC and Bluerock Special Opportunity + Income Fund II, LLC, dated February 23, 2012, incorporated by reference to Exhibit 10.36 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.109	First Amendment to Limited Liability Company/Joint Venture Agreement of BR Waterford JV Member, LLC by BRG Waterford, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.37 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.110	Limited Liability Company/Joint Venture Agreement of Agreement of Bell BR Waterford Crossing JV, LLC, by and between BR Waterford JV Member, LLC and Bell HNW Nashville Portfolio, LLC, dated March 29, 2012, incorporated by reference to Exhibit 10.38 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.111	First Amendment to Limited Liability Company/Joint Venture Agreement for Bell BR Waterford Crossing JV, LLC, by and between BR Waterford JV Member, LLC and Bell HNW Nashville Portfolio, LLC, dated April 2, 2014, incorporated by reference to Exhibit 10.39 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.112	Property Management Agreement by and between Bell BR Waterford Crossing JV, LLC and Bell Partners, Inc., dated March 29, 2012, incorporated by reference to Exhibit 10.40 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.113	Limited Liability Company Agreement of Oak Crest Villas JV, LLC by and between BR Oak Crest Villas, LLC and Oak Crest Investors, LLC, dated January 31, 2012, incorporated by reference to Exhibit 10.14 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.114	Apartment Management Agreement by and between Villas Partners, LLC, and Brookside Properties, Inc., dated March 27, 2012, incorporated by reference to Exhibit 10.17 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.115	Operating Agreement of NPT Investors, LLC by and among Bluerock Real Estate, L.L.C., the persons set forth on Schedule A thereto and Bluerock Special Opportunity + Income Fund III, LLC, dated April 30, 2013, incorporated by reference to Exhibit 10.24 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.116	Consent Agreement by and among the registrant, Village Green of Ann Arbor Associates, LLC, Bluerock Special Opportunity + Income Fund II, LLC, Bluerock Special Opportunity + Income Fund Ill, LLC, BRG Ann Arbor LLC, Bluerock Residential Holdings, L.P., Jonathan Holtzman, and Deutsche Bank Trust Company Americas, as Trustee for the Registered Holders of Wells Fargo Commercial Mortgage Securities Inc. Multifamily Mortgage Pass-Through Certificates, Series 2013-K26, dated April 2, 2014, incorporated by reference to Exhibit 10.6 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.117	Multifamily Loan and Security Agreement by and between Village Green of Ann Arbor Associates, LLC and Keycorp Real Estate Capital Markets, Inc., dated September 12, 2012, incorporated by reference to Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.118	Multifamily Note by and between Village Green of Ann Arbor Associates, LLC and Keycorp Real Estate Capital Markets, Inc., dated September 12, 2012, incorporated by reference to Exhibit 10.8 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.119	Multifamily Mortgage by and between Village Green of Ann Arbor Associates, LLC and Keycorp Real Estate Capital Markets, Inc., dated September 12, 2012, incorporated by reference to Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.120	Guaranty by Jonathan Holtzman, Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC in favor of Keycorp Real Estate Capital Markets, Inc., dated September 12, 2012, incorporated by reference to Exhibit 10.10 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.121	Assignment of Security Instrument by Keycorp Real Estate Capital Markets, Inc. to Federal Home Loan Mortgage Corporation, dated September 12, 2012, incorporated by reference to Exhibit 10.11 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.122	Multifamily Note (CME) by and between Villas Partners, LLC, and CBRE Capital Markets, Inc. dated January 31, 2012, incorporated by reference to Exhibit 10.18 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.123	Allonge to Multifamily Note (CME) by and between Villas Partners, LLC, and CBRE Capital Markets, Inc. dated January 31, 2012, made by Federal Home Loan Mortgage Corporation to U.S. Bank National Association as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc. Multifamily Mortgage Pass-Through Certificates, Series 2012-K709, incorporated by reference to Exhibit 10.19 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.124	Consent and Modification Agreement Regarding Transfer of Interests by and among Villas Partners, LLC, Ryan Hanks, and U.S. Bank National Association as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Multifamily Mortgage Pass-Through Certificates, Series 2012-K709, dated April 2, 2014, incorporated by reference to Exhibit 10.20 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.125	Note and Mortgage Assumption Agreement by and between U.S. Bank National Association, as trustee for the benefit of the holders of COMM 2014-CCRE14 Mortgage Trust Commercial Mortgage Pass-Through Certificates, BR-NPT Springing Entity, LLC and BRG North Park Towers, LLC, dated April 3, 2014, incorporated by reference to Exhibit 10.26 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.126	Joinder By and Agreement of Original Indemnitor by R. Ramin Kamfar in favor of U.S. Bank National Association, as trustee for the benefit of the holders of COMM 2014-CCRE14 Mortgage Trust Commercial Mortgage Pass-Through Certificate, dated December 24, 2013, incorporated by reference to Exhibit 10.27 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.127	Joinder By and Agreement of Property Manager by Bluerock Property Management, LLC in favor of U.S. Bank National Association, as trustee for the benefit of the holders of COMM 2014-CCRE14 Mortgage Trust Commercial Mortgage Pass-Through Certificate, dated December 24, 2013, incorporated by reference to Exhibit 10.28 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.128	Loan Agreement by and between BR-NPT Springing Entity, LLC and Arbor Commercial Mortgage, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.29 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.129	Mortgage by and between BR-NPT Springing Entity, LLC and Arbor Commercial Mortgage, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.30 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.130	Promissory Note by and between BR-NPT Springing Entity, LLC and Arbor Commercial Mortgage, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.31 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.131	Guaranty of Recourse Obligations by and between R. Ramin Kamfar for the benefit of Arbor Commercial Mortgage, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.32 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.132	Environmental Indemnity Agreement by and between BR-NPT Springing Entity, LLC and R. Ramin Kamfar in favor of Arbor Commercial Mortgage, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.33 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.133	Assignment of Leases and Rents by and between BR-NPT Springing Entity, LLC and Arbor Commercial Mortgage, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.34 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.134	Assignment of Management Agreement and Subordination of Management Fees by and between BR-NPT Springing Entity, LLC and Bluerock Property Management, LLC for the benefit of Arbor Commercial Mortgage, LLC, dated December 24, 2013, incorporated by reference to Exhibit 10.35 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.135	First Amendment to Multifamily Loan and Security Agreement by and between Bell BR Waterford Crossing JV, LLC, and Fannie Mae, dated April 2, 2014, incorporated by reference to Exhibit 10.43 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.136	Multifamily Loan and Security Agreement by and between Bell BR Waterford Crossing JV, LLC and CWCapital LLC, now known as Walker & Dunlop, LLC, dated April 4, 2012, incorporated by reference to Exhibit 10.44 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.137	Multifamily Note by and between Bell BR Waterford Crossing JV, LLC and CWCapital LLC, now known as Walker & Dunlop, LLC, dated April 4, 2012, incorporated by reference to Exhibit 10.45 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.138	Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by and between Bell BR Waterford Crossing JV, LLC and CWCapital LLC, now known as Walker & Dunlop, LLC, dated April 4, 2012, incorporated by reference to Exhibit 10.46 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.139	Assignment of Collateral Agreements and Other Loan Documents by and between Bell BR Waterford Crossing JV, LLC and CWCapital LLC, now known as Walker & Dunlop, LLC, dated April 4, 2012, incorporated by reference to Exhibit 10.47 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.140	Assignment of Management Agreement by and among Bell BR Waterford Crossing JV, LLC, CWCapital LLC, now known as Walker & Dunlop, LLC, and Bell Partners Inc., dated April 4, 2012, incorporated by reference to Exhibit 10.48 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.141	Assignment of Security Instrument (Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing) by CWCapital LLC, now known as Walker & Dunlop, LLC, to Fannie Mae, dated April 4, 2012, incorporated by reference to Exhibit 10.49 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.142	Environmental Indemnity Agreement by Bell BR Waterford Crossing JV, LLC in favor of CWCapital LLC, now known as Walker & Dunlop, LLC, dated April 4, 2012, incorporated by reference to Exhibit 10.50 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.143	Guaranty of Non-Recourse Obligations by Bell Partners Inc., Bell HNW Nashville Portfolio, LLC, Bluerock Special Opportunity + Income Fund, LLC and Bluerock Special Opportunity + Income Fund II, LLC in favor of CWCapital LLC, now known as Walker & Dunlop, LLC, dated April 4, 2012, incorporated by reference to Exhibit 10.51 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.144	Limited Liability Company Agreement of BR Carroll Lansbrook JV, LLC by and between BR Lansbrook JV Member, LLC and Carroll Lansbrook JV Member, LLC, dated February 12, 2014, incorporated by reference to Exhibit 10.53 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.145	Amended and Restated Limited Liability Company Agreement of BR Lansbrook JV Member, LLC by and among BRG Lansbrook, LLC, Bluerock Special Opportunity + Income Fund II, LLC, and Bluerock Special Opportunity + Income Fund III, LLC, dated May 15, 2014, incorporated by reference to Exhibit 10.54 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.146	First Amendment to Limited Liability Company Agreement of BR Carroll Lansbrook JV, LLC by and between BR Lansbrook JV Member, LLC and Carroll Lansbrook JV Member, LLC, dated March 21, 2014, incorporated by reference to Exhibit 10.55 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.147	Property Management Agreement by and between BR Carroll Lansbrook, LLC and Carroll Management Group, LLC, dated March 21, 2014, incorporated by reference to Exhibit 10.56 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.148	Subordination of Property Management Agreement by and among BR Carroll Lansbrook, LLC, Carroll Management Group, LLC and General Electric Capital Corporation, dated March 21, 2014, incorporated by reference to Exhibit 10.57 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.149	Loan Agreement by and between BR Carroll Lansbrook, LLC and General Electric Capital Corporation, dated March 21, 2014, incorporated by reference to Exhibit 10.58 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.150	Promissory Note made by Waterton Lansbrook Venture, L.L.C. to the order of Bank of America, N.A., dated September 28, 2012, incorporated by reference to Exhibit 10.59 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.151	Allonge by Bank of America, N.A. to General Electric Capital Corporation, dated March 19, 2014, incorporated by reference to Exhibit 10.60 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.152	Hazardous Materials Indemnity Agreement by BR Carroll Lansbrook, LLC for the benefit of General Electric Capital Corporation, dated March 21, 2014, incorporated by reference to Exhibit 10.61 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.153	Amended, Restated and Renewal Promissory Note by BR Carroll Lansbrook, LLC in favor of General Electric Capital Corporation, dated March 21, 2014, incorporated by reference to Exhibit 10.62 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.154	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing by and between Waterton Lansbrook Venture, L.L.C. and Bank of America, N.A., dated September 28, 2012, incorporated by reference to Exhibit 10.63 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.155	Amendment to Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, Notice of Future Advance and Spreader Agreement by Waterton Lansbrook Venture, L.L.C. to and in favor of Bank of America, N.A., dated June 17, 2013, incorporated by reference to Exhibit 10.64 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.156	Second Amendment to Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, Notice of Future Advance and Spreader Agreement by Waterton Lansbrook Venture, L.L.C. to and in favor of Bank of America, N.A. dated December 30, 2013, incorporated by reference to Exhibit 10.65 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.157	Amended and Restated Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing by BR Carroll Lansbrook, LLC for the benefit of General Electric Capital Corporation, dated March 21, 2014, incorporated by reference to Exhibit 10.66 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.158	Assignment of Mortgage by Bank of America, N.A. to General Electric Capital Corporation, dated March 21, 2014, incorporated by reference to Exhibit 10.67 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.159	Assumption Agreement by and between General Electric Capital Corporation and BR Carroll Lansbrook, LLC, dated March 21, 2014, incorporated by reference to Exhibit 10.68 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.160	Limited Liability Company Agreement of BRG T&C BLVD Houston, LLC, by and between BRG T&C BLVD Houston, LLC and Bluerock Residential Holdings, L.P., dated June 30, 2014, incorporated by reference to Exhibit 10.69 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.161	Limited Liability Company Agreement of BR T&C BLVD JV Member, LLC by and among BRG T&C BLVD Houston, LLC, Bluerock Special Opportunity + Income Fund II, LLC, and Bluerock Special Opportunity + Income Fund III, LLC, and Bluerock Growth Fund, LLC, dated June 30, 2014
10.162	Limited Liability Company Agreement of BR T&C BLVD., LLC, by and between HCH 106 Town and County L.P. and BR T&C BLVD JV Member, LLC, dated June 30, 2014, incorporated by reference to Exhibit 10.71 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.163	Development Agreement by and between BR T&C BLVD., LLC and Maple Multi-Family Operations, L.L.C., dated June 30, 2014, incorporated by reference to Exhibit 10.72 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.164	Owner-Contractor Construction Agreement by and between BR T&C Blvd., LLC and Maple Multi-Family TX Contractor, L.L.C., dated June 30, 2014, incorporated by reference to Exhibit 10.73 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.165	Construction Loan Agreement by and between BR T&C BLVD., LLC, Compass Bank, and the lenders that are or become a signatory thereto, dated July 1, 2014
10.166	Guaranty Agreement by and between CFP Residential, L.P. CFH Maple Residential Investor, L.P., VF MultiFamily Holdings, Ltd. VF Residential, Ltd., and Maple Residential, L.P. in favor of Compass Bank and the lenders that are or become a signatory to the Loan Agreement, dated July 1, 2014
10.167	Environmental Indemnity Agreement by and between BR T&C BLVD., LLC, Compass Bank, and the lenders that are or become a signatory to the Loan Agreement, dated July 1, 2014
10.168	Promissory Note by and between BR T&C BLVD, LLC and Compass Bank, dated July 1, 2014
10.169	Promissory Note by and between BR T&C BLVD, LLC and Patriot Bank, dated July 1, 2014
10.170	Assignment and Subordination of Development Agreement by and between BR T&C BLVD., LLC and Maple Multi-Family Operations, L.L.C. for the benefit of Compass Bank and the lenders that are or become a signatory to the Loan Agreement, dated July 1, 2014
10.171	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by and between BR T&C BLVD., LLC to Lee Q. Vardaman, Trustee for the benefit of Compass Bank as administrative agent for the lenders that are or become a signatory to the Loan Agreement, dated July 1, 2014
10.172	Senior Secured Credit Facility Fee Letter by and between BR T&C BLVD., LLC and Compass Bank as administrative agent for the lenders that are or become a signatory to the Loan Agreement, dated July 1, 2014
10.173	Membership Interest Purchase Agreement by and between Catalyst Development Partners II, LLC and TriBridge Residential, LLC, dated December 31, 2013, incorporated by reference to Exhibit 10.82 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.174	Membership Interest Purchase Agreement by and between BR/CDP UCFP Venture, LLC and Catalyst Development Partners II, LLC, dated December 31, 2013, incorporated by reference to Exhibit 10.83 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.175	Amended and Restated Limited Liability Company Agreement of BR Orlando UCFP, LLC, by and between BRG UCFP Investor, LLC and Bluerock Special Opportunity + Income Fund, LLC, dated July 30, 2014, incorporated by reference to Exhibit 10.84 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.176	Development Agreement by and between UCFP Owner, LLC and CDP Developer I, LLC, dated January 31, 2014, incorporated by reference to Exhibit 10.85 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.177	Operating Agreement of BR/CDP UCFP Venture, LLC, by and between CDP UCFP Developer, LLC and BR Orlando UCFP, LLC, dated January 15, 2014, incorporated by reference to Exhibit 10.86 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.178	Limited Liability Company Agreement of BRG UCFP Investor, LLC, by Bluerock Residential Holdings, L.P., dated July 30, 2014, incorporated by reference to Exhibit 10.87 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.179	Assignment, Consent and Subordination of Development Agreement by and among CDP Developer I, LLC, and UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated as of December 15, 2013, and KeyBank National Association, dated as of May 14, 2014, incorporated by reference to Exhibit 10.88 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014

Exhibit Number	Description
10.180	Construction Loan Agreement by and between UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, and KeyBank National Association, dated as of May 14, 2014, incorporated by reference to Exhibit 10.89 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.181	Promissory Note by and between UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, for the benefit of KeyBank National Association, dated May 14, 2014, incorporated by reference to Exhibit 10.90 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.182	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing by and between UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, for the benefit of KeyBank National Association, dated May 14, 2014, incorporated by reference to Exhibit 10.91 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.183	Assignment of Leases and Rents by and between UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, in favor of KeyBank National Association, dated May 14, 2014, incorporated by reference to Exhibit 10.92 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.184	Assignment of Construction Documents by and between UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, in favor of KeyBank National Association, dated May 14, 2014, incorporated by reference to Exhibit 10.93 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.185	Environmental and Hazardous Substances Indemnity Agreement by and between UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013 and such other unaffiliated third parties as provided therein, for the benefit of KeyBank National Association, dated May 14, 2014, incorporated by reference to Exhibit 10.94 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
10.186	Subordination Agreement by and between UCFP Owner, LLC as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, such other unaffiliated third parties as provided therein, and KeyBank National Association, dated May 14, 2014, incorporated by reference to Exhibit 10.95 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014
21.1*	List of Subsidiaries
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.4	Consent of KPMG LLP
23.5	Consent of BDO USA, LLP
23.6	Consent of Plante Moran, PLLC
24.1	Power of Attorney (included on the signature page hereto)

*	to be filed by amendment